    As filed with the Securities and Exchange Commission on June 25, 1999
                                               Registration No. 333-78801
===============================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                              PRE-EFFECTIVE AMENDMENT NO. 1
                                        TO
                                       FORM S-4

                                REGISTRATION STATEMENT
                           UNDER THE SECURITIES ACT OF 1933
                            OLD KENT FINANCIAL CORPORATION
                (Exact Name of Registrant as Specified in its Charter)

          MICHIGAN                          6711                   38-1986608
(State or Other Jurisdiction      (Primary Standard Industrial   (IRS Employer
of Incorporation or Organization)  Classification Code Number)   Identification
                                                                       No.)

                                 111 LYON STREET N.W.
                             GRAND RAPIDS, MICHIGAN 49503
                                    (616) 771-5000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                    MARY E. TUUK
                          SENIOR VICE PRESIDENT AND SECRETARY
                             OLD KENT FINANCIAL CORPORATION
                                 111 LYON STREET N.W.
                              GRAND RAPIDS, MICHIGAN 49503
                                   (616) 771-5272
      (Name, Address, Including Zip Code, and Telephone Number, Including Area
                               Code, of Agent For Service)

                        WITH COPIES OF COMMUNICATIONS TO:

          GORDON R. LEWIS, ESQ.                RICHARD W. BURKE, ESQ.
       WARNER NORCROSS & JUDD LLP      BURKE, WARREN, MACKAY & SERRITELLA, P.C.
     111 LYON STREET N.W., SUITE 900           IBM PLAZA, 22ND FLOOR
    GRAND RAPIDS, MICHIGAN 49503-2487         330 NORTH WABASH AVENUE
              (616) 752-2752                CHICAGO, ILLINOIS 60611-3607
                                                   (312) 840-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance
with General Instruction G, check the following box.   [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.   [ ]

                      CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------
    Title of Each            Amount to       Proposed Maximum   Proposed Maximum      Amount of
Class of Securities      be Registered<F1>    Offering Price   Aggregate Offering   Registration
  to be Registered                            Per Share<F2>        Price <F2>       Fee<F2><F4>
------------------------------------------------------------------------------------------------
Common Stock, $1.00
par value<F3>             5,659,432 Shares         N/A           $228,339,296.55    $63,478.32
------------------------------------------------------------------------------------------------

<F1> Plus such additional shares as may be issued pursuant to the terms of the Agreement and Plan of Merger to prevent dilution resulting from stock splits, stock dividends, or similar transactions covered by Rule 416(a).

<F2> The registration fee has been computed pursuant to Rule
     457(f)(1). Pursuant to that rule, the Maximum Aggregate Offering Price is based on the market value of Pinnacle Banc Group, Inc., Common Stock, $3.12 par value per share, as of May 18, 1999.

<F3> Includes the Series C Preferred Stock Purchase Rights (the
     "Rights") attached to each share of Common Stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates representing the Registrant's Common Stock, and may be transferred only with such shares of the Registrant's Common Stock.

<F4> Registration fee previously paid.

                       -------------------------

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


===============================================================================

[Pinnacle Banc Group, Inc. Logo]                                [Old Kent Logo]




                      PROSPECTUS AND PROXY STATEMENT

                    SPECIAL MEETING OF STOCKHOLDERS OF

                         PINNACLE BANC GROUP, INC.

                  IN CONNECTION WITH AN OFFERING OF UP TO
                    5,569,432 SHARES OF COMMON STOCK OF

                      OLD KENT FINANCIAL CORPORATION

     The Board of Directors of Pinnacle Banc Group, Inc. is furnishing this prospectus and proxy statement to you as a stockholder of Pinnacle to solicit your proxy to vote at a special meeting of Pinnacle stockholders to be held on August 10, 1999 and at any adjournment or postponement of that meeting. At the special meeting, Pinnacle stockholders will vote upon approval and adoption of an Agreement and Plan of Merger with Old Kent Financial Corporation.

     If the merger is completed as proposed, Old Kent will acquire Pinnacle. Old Kent will issue 0.75285 shares of Old Kent common stock in exchange for each share of Pinnacle common stock. Old Kent will also pay cash for fractional shares.

     The Board of Directors of Pinnacle has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation, Pinnacle's financial advisor, that the consideration to be received by the holders of Pinnacle common stock in the merger is fair, from a financial point of view, to Pinnacle's stockholders.

        AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THE MERGER TO BE ADVISABLE AND IN THE BEST INTERESTS OF PINNACLE
   STOCKHOLDERS.  THE BOARD OF DIRECTORS OF PINNACLE UNANIMOUSLY RECOMMENDS
      THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The merger cannot be completed unless, among other conditions, Pinnacle stockholders approve and adopt the Merger Agreement by at least a two-thirds vote of the shares outstanding and Old Kent obtains regulatory approval of the merger.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

     Old Kent's common stock is quoted on the New York Stock Exchange under the symbol "OK." Old Kent common stock is not a savings account, deposit, or other obligation of any bank or nonbank subsidiary of Old Kent and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

   -------------------------------------------------------------------------
   Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities nor passed upon the adequacy or accuracy of this prospectus and proxy statement. Any representation to the contrary is a criminal offense.
   -------------------------------------------------------------------------

                               July 2, 1999

                             TABLE OF CONTENTS


SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     The Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     Recent Developments in Old Kent's Business. . . . . . . . . . . . . .4

SELECTED FINANCIAL DATA (UNAUDITED). . . . . . . . . . . . . . . . . . . .5
     Historical Selected Financial Data. . . . . . . . . . . . . . . . . .5
     Unaudited Pro Forma Combined Condensed Financial Information. . . . .6
     Comparative Per Share Information . . . . . . . . . . . . . . . . . .7
     Historical Trading Range of Old Kent Common Stock . . . . . . . . . .8

THE SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     Date, Time and Place of the Special Meeting . . . . . . . . . . . . .8
     Purpose of the Special Meeting. . . . . . . . . . . . . . . . . . . .8
     Stockholder Record Date for the Special Meeting . . . . . . . . . . .9
     Vote of Pinnacle Stockholders Required for Approval and
       Adoption of the Merger Agreement. . . . . . . . . . . . . . . . . .9
     Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

THE MERGER AND MERGER AGREEMENT. . . . . . . . . . . . . . . . . . . . . 10
     What You Will Receive . . . . . . . . . . . . . . . . . . . . . . . 10
     Structure of the Merger . . . . . . . . . . . . . . . . . . . . . . 11
     Background of the Merger. . . . . . . . . . . . . . . . . . . . . . 11
     Merger Recommendation and Reasons for the Merger  . . . . . . . . . 13
     Opinion of Pinnacle's Financial Advisor . . . . . . . . . . . . . . 13
     Stock Price Condition . . . . . . . . . . . . . . . . . . . . . . . 20
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . 20
     Effective Time of the Merger. . . . . . . . . . . . . . . . . . . . 20
     Bank Consolidation. . . . . . . . . . . . . . . . . . . . . . . .   21
     Distribution of Old Kent Common Stock . . . . . . . . . . . . . . . 21
     Exclusive Commitment to Old Kent. . . . . . . . . . . . . . . . .   22
     Conduct of Pinnacle Pending the Completion of the Merger. . . . . . 22
     Insurance and Indemnification . . . . . . . . . . . . . . . . . .   25
     Management of Old Kent After the Merger . . . . . . . . . . . . . . 25
     Conditions to Closing the Merger. . . . . . . . . . . . . . . . . . 25
     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     Description of Old Kent Capital Stock. . . . . . . . . . . . . . .  28
     Stock Option Agreement. . . . . . . . . . . . . . . . . . . . . . . 29
     Comparison of Rights of Old Kent's and Pinnacle's Stockholders . . .32
     Restrictions on Pinnacle Affiliates . . . . . . . . . . . . . . . . 38
     Material Federal Income Tax Consequences . . . . . . . . . . . .    39
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . .   40

DISSENTER'S RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

VOTING AND MANAGEMENT INFORMATION. . . . . . . . . . . . . . . . . . . . 41
     Voting Securities and Principal Stockholders of Pinnacle . . . . . .41
     Interests of Certain Persons in the Merger . . . . . . . . . . . . .44

GENERAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     Independent Public Accountants. . . . . . . . . . . . . . . . . . . 45
     Stockholder Proposals . . . . . . . . . . . . . . . . . . . . . . . 45
     Legal Opinions. . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     Sources of Information. . . . . . . . . . . . . . . . . . . . . . . 46

WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . . . . . . 46

FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . 47

AGREEMENT AND PLAN OF MERGER   . . . . . . . . . . . . . . . . . Appendix A
STOCK OPTION AGREEMENT . . . . . . . . . . . . . . . . . . . . . Appendix B
   OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES
CORPORATION. . . . . . . . . . . . . . . . . . . . . . . . . . . Appendix C
OLD KENT'S 1998 ANNUAL REPORT. . . . . . . . . . . . . . . . . . Appendix D
EXCERPTS FROM OLD KENT'S 1999 FIRST QUARTER REPORT . . . . . . . Appendix E
SECTIONS 11.65 AND 11.70 OF THE ILLINOIS BUSINESS CORPORATION
  ACT (DISSENTER'S RIGHTS) . . . . . . . . . . . . . . . . . . . Appendix F

                                SUMMARY

     This summary highlights selected information from this prospectus and proxy statement and may not contain all of the information that is important to you. To best understand Old Kent's acquisition of Pinnacle and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents that are incorporated by reference in this document. In this prospectus and proxy statement, "you" and "your" refer to each stockholder of Pinnacle.

     On June 21, 1999, Old Kent's Board of Directors declared a 5% stock dividend on Old Kent common stock, payable July 19, 1999, to Old Kent's shareholders of record on June 29, 1999 (the "Old Kent stock dividend"). The Old Kent stock dividend resulted in an adjustment to the amount of Old Kent common stock that Pinnacle stockholders would be entitled to receive in the merger. Share and per share data in this prospectus and proxy statement have been adjusted to reflect the Old Kent stock dividend except as otherwise indicated. However, the text of the Merger Agreement attached as Appendix A, the section "The Merger and Merger Agreement--Opinion of Pinnacle's Financial Advisor," and data in earlier dated documents incorporated by reference in this Prospectus and Proxy Statement have not been so adjusted.


                             THE COMPANIES

OLD KENT FINANCIAL CORPORATION
111 Lyon Street N.W.
Grand Rapids, Michigan 49503
(616) 771-5000

Old Kent Financial Corporation is a financial services organization that operates as a bank holding company headquartered in Grand Rapids, Michigan. Old Kent's principal markets for financial services presently are the Michigan and Northeastern Illinois communities in which Old Kent Bank is located and the areas immediately surrounding those communities. At March 31, 1999, Old Kent had, on a consolidated basis, assets of $15.9 billion, deposits of $12.5 billion, a net loan portfolio of $9.1 billion, and shareholders' equity of $1.1 billion.

   Old Kent's principal banking subsidiary, Old Kent Bank, serves more than 100 communities through over 230 banking offices in Michigan, Illinois, and Indiana. Old Kent also has one other bank subsidiary and seven non-bank subsidiaries. Subsidiaries of Old Kent Bank include Old Kent Mortgage Company, an originator of residential mortgages; Old Kent Insurance Group, Inc., an insurance agency; Old Kent Brokerage Services, Inc., a securities brokerage firm, and Lyon Street Asset Management Company, an investment advisor.

   The services offered by Old Kent's subsidiaries cover a wide range of banking, fiduciary, and other financial services. These include commercial, mortgage, and retail loans, business and personal checking accounts, savings and retirement accounts, time deposit instruments, ATMs, debit cards and other electronically accessed banking services, money transfer services, safe deposit facilities, cash management, real estate and lease financing, international banking services, investment management and trust services, personal investment and related advisory services, brokerage and investment advisory services, and access to insurance products.

PINNACLE BANC GROUP, INC.
2215 York Road, Suite 306
Oak Brook, Illinois 60523
(630) 574-3350

   Pinnacle Banc Group, Inc. is a multi-bank holding company that engages in the business of banking through the ownership of its subsidiary banks, Pinnacle Bank and Pinnacle Bank of the Quad-Cities. Pinnacle's subsidiaries have 13 banking locations in the metropolitan areas of Chicago and three locations in the Quad Cities area of Western
Illinois. At March 31, 1999, Pinnacle had total consolidated assets of $1.045 billion, total loans of $551 million, total deposits of $872 million, and total stockholders' equity of $109 million.

Pinnacle Bank and Pinnacle Bank of the Quad-Cities are full service commercial banks encompassing most of the usual functions of commercial and savings banking including commercial, consumer, and real estate lending; installment credit lending; collections; safe deposit operations; and other services tailored for individual customer needs. Both banks also offer a full range of deposit services to individuals and businesses, including demand, savings and time deposits, as well as trust services. Each bank provides nondeposit-based products, including mutual funds and annuities through an affiliation with an independent broker.

                              THE MERGER

   WHAT YOU WILL RECEIVE (SEE PAGE 10)

   If the merger is completed as planned, you will receive 0.75285 shares of Old Kent common stock for each share of Pinnacle common stock that you own. This number has been adjusted to reflect the Old Kent stock dividend and will be further adjusted if either Old Kent or Pinnacle declares a stock split, stock dividend, or other stock distribution before the completion of the merger. No fractional shares will be issued. Instead, you will receive a check in payment for any fractional shares based on the market value of the Old Kent common stock.

   EXAMPLE: IF YOU OWN 100 SHARES OF PINNACLE STOCK, YOU WILL RECEIVE 75 SHARES OF OLD KENT COMMON STOCK. IN ADDITION, YOU WILL RECEIVE A
CHECK EQUAL TO 0.285 (YOUR FRACTIONAL SHARE) MULTIPLIED BY THE AVERAGE CLOSING PRICE OF OLD KENT COMMON STOCK FOR THE TEN TRADING DAY PERIOD ENDING 11 BUSINESS DAYS BEFORE THE CLOSING OF THE MERGER.

You should not send in your stock certificates until instructed to do so by Old Kent after the merger is completed.

RECOMMENDATION TO PINNACLE STOCKHOLDERS TO APPROVE THE MERGER

After careful consideration, your Board of Directors unanimously determined the merger to be advisable to, and in the best interests of, Pinnacle stockholders. The Board of Directors of Pinnacle unanimously recommends that you vote FOR the proposal to approve and adopt the Merger Agreement.

   PINNACLE'S FINANCIAL ADVISOR'S OPINION THAT THE CONSIDERATION IS FAIR (SEE PAGE 13)

   In deciding to approve the merger, Pinnacle's Board of Directors considered the opinion of its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, that the consideration to be received by the holders of Pinnacle common stock is fair to Pinnacle's stockholders from a financial point of view. Donaldson, Lufkin & Jenrette's written opinion is attached as Appendix C to this prospectus and proxy statement. You are encouraged to read it.

   TIME AND LOCATION OF THE PINNACLE STOCKHOLDER MEETING (SEE PAGE 8)

Pinnacle will hold a special meeting of its stockholders to vote on the approval and adoption of the Merger Agreement. The special meeting of Pinnacle stockholders will be held:

                       Tuesday, August 10, 1999
                        10:00 a.m. local time

                     Drake Oak Brook Office Plaza
                            2215 York Road
                          Oak Brook, Illinois

   To adopt the Merger Agreement, at least two-thirds of the 7,399,343 shares of Pinnacle common stock outstanding as of July 1, 1999 must vote FOR approval and adoption of the Merger Agreement.

   As of July 1, 1999, Pinnacle's directors, executive officers, and their affiliates beneficially owned 43% of Pinnacle common stock (excluding stock options). They are expected to vote in favor of approval and adoption of the Merger Agreement.

   As of April 19, 1999, neither Old Kent nor any of Old Kent's directors, executive officers, or their affiliates owned any Pinnacle common stock. No approval of Old Kent's stockholders is required to complete the merger.

   PROCEDURE FOR CASTING YOUR VOTE (SEE PAGE 8)

Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares of Pinnacle common stock may be represented at the special meeting. If you do not include instructions on how to vote your properly executed proxy, your shares will be voted FOR approval and adoption of the Merger Agreement.

   PROCEDURE FOR CASTING YOUR VOTE IF YOUR SHARES ARE HELD BY A BROKER IN STREET NAME

If your shares are held by your broker or other nominee in street name, your broker may vote your shares only if you provide instructions on how you want to vote. If you do not provide your broker with voting instructions, your shares will not be voted at the special meeting and it will have the same effect as voting against approval and adoption of the Merger Agreement.

   PROCEDURE FOR CHANGING YOUR VOTE (SEE PAGE 10)

If you want to change your vote, just send the Secretary of Pinnacle a later-dated, signed proxy card before the special meeting or attend the special meeting in person. You may also revoke your proxy by sending written notice to the Secretary of Pinnacle before the special meeting.

   PINNACLE'S RIGHT TO TERMINATE THE MERGER IF OLD KENT'S STOCK PRICE FALLS BY A CERTAIN RELATIVE AMOUNT (SEE PAGE 20)

   Pinnacle will have the right to terminate the Merger Agreement if, after Old Kent and Pinnacle have scheduled a closing of the merger, the "Final Old Kent Price" of Old Kent's common stock as reported on the New York Stock Exchange is less than $36.43 per share AND the price of Old Kent common stock has declined by 15% or more relative to the stock prices of an index of bank holding company stocks identified in the Merger Agreement. The "Final Old Kent Price" of Old Kent's common stock is determined by taking the average of the per share closing prices on the ten trading days ending on the 11th business day prior to the date of the scheduled closing.

   For information regarding other circumstances in which Old Kent or Pinnacle may have the right to terminate the Merger Agreement, see the discussion under the caption "Termination" on page 27.

   BANK REGULATORS MUST APPROVE THE MERGER (SEE PAGE 20)

   The Board of Governors of the Federal Reserve System, referred to as the Federal Reserve Board, must approve the merger. Old Kent filed its application for approval with the Federal Reserve Board on June 10, 1999.

   CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 25)

There are a number of conditions that must be met before Old Kent and Pinnacle will be required to complete the merger. These conditions include the following, among others:

     - Pinnacle's stockholders must approve and adopt the Merger Agreement by a vote of two-thirds of the shares outstanding;

     -    The Federal Reserve Board must approve the merger;

     - Old Kent's tax counsel must provide a tax opinion that the merger will be a tax-free reorganization; and

     - Old Kent's independent public accountant must advise Old Kent that the merger should qualify to be treated as a pooling-of-interests for accounting purposes.

Some of these and other conditions to the merger may be waived by the party for whose benefit they are provided.

   FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 39)

The merger is structured so that you are not expected to recognize any gain or loss for federal income tax purposes in the merger. HOWEVER, DUE TO THE COMPLEXITIES OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS, YOU ARE STRONGLY RECOMMENDED TO CONSULT YOUR OWN TAX ADVISORS
CONCERNING THE TAX CONSEQUENCES TO YOU OF THE MERGER.

   YOUR RIGHT TO DISSENT (SEE PAGE 40)

You have the right to dissent from the merger and obtain an estimated fair market value for your Pinnacle stock in cash upon the consummation of the merger. If you dissent and you do not agree with Old Kent as to the fair value of your Pinnacle stock, then the Illinois Business Corporation Act provides for a judicial determination of such value. However, to exercise your dissenter's rights, certain procedures set forth in Section 11.65 and 11.70 of the Illinois Business Corporation Act must be followed closely. For your reference, a copy of these sections are attached as Appendix F.

   INTERESTS OF PINNACLE'S OFFICERS AND DIRECTORS IN THE MERGER
(SEE PAGE 44)

   Certain directors and officers of Pinnacle, Pinnacle Bank, and Pinnacle Bank of the Quad Cities may be deemed to have certain interests in the merger in addition to their interests generally as stockholders of Pinnacle. Such interests include the right of certain executive officers to receive change-in-control payments pursuant to the terms of their existing employment agreements, the right of directors and officers to receive continuing indemnification and insurance coverage, and the right of officers to receive severance benefits.

   In addition, under the terms of Pinnacle's stock option plan as amended by the Merger Agreement, any unvested options will vest upon the completion of the merger. Those options will convert into options to purchase shares of Old Kent common stock on equivalent terms. The number of shares of Pinnacle common stock subject to the unvested options held by senior officers and directors totaled 55,341 as of July 1, 1999.

   ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 40)

Old Kent and Pinnacle expect the merger to qualify as a "pooling-of-interests" for accounting and financial reporting purposes.

COMPARATIVE MARKET PRICES OF OLD KENT AND PINNACLE STOCK

Old Kent common stock is traded on the New York Stock Exchange under the symbol "OK." Pinnacle common stock is traded on The Nasdaq Stock Market under the symbol "PINN".

   The following table sets forth the closing prices per share of Old Kent common stock and of Pinnacle common stock on (1) March 18,1999, the business day preceding public announcement that Old Kent and Pinnacle had entered into the Merger Agreement, and (2) June 24, 1999, the last full trading day for which closing prices were available at the time of the printing of this prospectus and proxy statement.

   In addition, the following table sets forth the equivalent price per share of Old Kent common stock and shares of Pinnacle common stock on the dates indicated. The equivalent price per share is equal to the closing price of a share of Old Kent common stock on that date multiplied by 0.75285, the number of shares of Old Kent common stock to be issued in exchange for each share of Pinnacle common stock.

                             OLD KENT         PINNACLE
                            COMMON STOCK    COMMON STOCK       EQUIVALENT
DATE                        CLOSING PRICE    CLOSING PRICE       PER SHARE
Mar. 18, 1999                $42.86<F*>        $27.19            $32.27
June 24, 1999                $40.24<F*>        $29.75            $30.29

------------------
<F*> Adjusted to reflect the Old Kent stock dividend.


   This equivalent price per share reflects the approximate market value of the Old Kent common stock you would receive for each share of your Pinnacle common stock if the merger were completed on either of these dates.

RECENT DEVELOPMENTS IN OLD KENT'S BUSINESS

   On February 24, 1999, Old Kent signed an agreement with CFSB Bancorp, Inc. under which Old Kent will acquire CFSB. As a result of the CFSB merger, outstanding shares of CFSB's common stock will be converted into a total of approximately 5,377,353 shares of Old Kent common stock. It is anticipated that the CFSB merger will be completed on July 9, 1999 and treated as a pooling-of-interests for accounting and financial reporting purposes.

   As of March 31, 1999, CFSB had (on a consolidated basis) approximate total assets of $889 million, total net loans of $790 million, total deposits of $580 million, and total stockholders' equity of $71 million. CFSB provides banking services in the greater Lansing, Michigan area through 16 offices in Ingham, Clinton, Eaton, and Ionia counties.

                             SELECTED FINANCIAL DATA (UNAUDITED)

       The following financial information is provided to aid you in your analysis of the financial aspects of the merger.  This information is derived from Old Kent's and Pinnacle's audited financial statements for 1994 through 1998 and their unaudited financial statements for the three months ended
March 31, 1999.  This information is only a summary.  You should read it in conjunction with the historical financial statements (and related notes) contained in or incorporated by reference in Old
Kent's and Pinnacle's annual reports on Form 10-K and other information filed with the Securities and Exchange Commission, which is incorporated by reference in this prospectus and proxy statement.
Old Kent's 1998 Annual Report and excerpts from Old Kent's 1999 First Quarter Report have been attached as Appendix D and Appendix E, respectively, for your convenience.  See "Where You Can Find
More Information" below.

HISTORICAL SELECTED FINANCIAL DATA
                                    THREE MONTHS ENDED                      YEAR ENDED DECEMBER 31,
                                                        -------------------------------------------------------------------------
                                      MARCH 31, 1999        1998          1997            1996            1995          1994
                                      --------------        ----          ----            ----            ----          ----
                                                                   (dollars in thousands)
OLD KENT FINANCIAL CORPORATION
       Income Statement Data:
     Net interest income               $   148,618      $   587,882    $   582,708     $   551,873     $   536,390   $   518,505
     Provision for credit losses             6,866           46,828         46,977          35,636          21,666        22,465
     Net income                             58,603          198,798        198,418         179,393         162,044       157,499
  Balance Sheet Data (period end):
     Assets                            $15,911,816      $16,588,858    $15,706,615     $14,556,841     $13,891,172   $13,349,745
     Deposits                           12,490,645       12,939,418     11,928,907      11,775,994      11,019,312    11,123,954
     Loans                               9,306,484        8,883,716      9,144,497       8,715,751       7,961,051     7,333,613
     Long-term debt(1)                     200,000          200,000        200,000         100,000         100,000             0
          Shareholders' equity           1,098,996        1,135,110      1,225,595       1,180,197       1,189,754     1,053,461

PINNACLE BANC GROUP, INC.
  Income Statement Data:
     Net interest income               $     8,564      $    32,440    $    33,358     $    27,156     $    27,558   $    26,280
     Provision for credit losses                 0                0              0               0               0           900
     Net income                              2,021           14,681         14,429           7,127          12,493         2,255
  Balance Sheet Data (period end):
     Assets                            $ 1,044,645      $ 1,146,065    $ 1,034,811     $ 1,048,376     $   818,697   $   684,892
     Deposits                              872,007          883,806        846,469         877,552         712,805       599,879
     Loans                                 550,938          541,356        510,207         525,069         309,600       248,404
     Notes Payable                          24,250           20,750         20,000          32,800          20,600         5,400
     Shareholders' equity                  108,928          117,376        115,458         100,824          78,961        68,836

(See footnotes beginning on the following page.)

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

        Old Kent and Pinnacle expect that the merger will be accounted for as a pooling-of-interests. This means that, for accounting and financial reporting purposes, Old Kent will treat the companies as if they had always been combined. For a more detailed description of pooling-of-interests accounting, see "The Merger and Merger Agreement--Accounting Treatment" below.

        The following unaudited pro forma financial information reflects the pooling-of-interests method of accounting and is intended to give you a picture of what Old Kent and Pinnacle might have looked like had they been combined at the dates and for the periods presented. It does not reflect Old Kent's pending acquisition of CFSB. The pro forma income statement and balance sheet were prepared by adding or combining the historical accounts of each company. The companies may have performed differently if they had been combined. You should not rely on the pro forma information as showing the historical results that Old Kent and Pinnacle would have had if combined or the future results that they will report after the merger.

                                   THREE MONTHS ENDED         YEAR ENDED DECEMBER 31,
                                     MARCH 31, 1999     1998           1997           1996
                                     --------------     ----           ----           ----
                                                      (dollars in thousands)
Income Statement Data:
        Net interest income          $   157,182      $   620,322     $   616,066     $   579,029
        Provision for credit losses        6,866           46,828          46,977          35,636
        Net income                        60,624          213,479         212,847         186,520
Balance Sheet Data (period end)<F2>:
        Assets                       $16,956,461      $17,734,923     $16,741,426     $15,605,217
        Deposits                      13,362,652       18,823,224      12,775,376      12,653,546
        Loans                          9,857,422        9,425,072       9,654,704       9,240,820
        Notes Payable                     24,250           20,750          20,000          32,800
        Long-term debt<F1>               200,000          200,000         200,000         100,000
        Shareholders' equity           1,207,924        1,252,486       1,341,053       1,281,021

_______________________
<F1> Includes $100 million guaranteed preferred beneficial interests in Old Kent's junior subordinated debentures, for the three months ended March 31, 1999 and the years ended 1998 and 1997.

<F2> The pro forma combined balance sheet data assumes the issuance of 5,570,595 shares of Old Kent common stock in exchange for all of the outstanding shares of Pinnacle common stock, assuming an exchange ratio of 0.75285 shares of Old Kent common stock for each share of Pinnacle common stock.

     Under the "risk-based" capital guidelines presently in effect for banks and bank holding companies, minimum capital levels are based on the perceived risk in the various asset categories. Certain off-balance-sheet instruments, such as loan commitments and letters of credit, require capital allocations. Bank holding companies are required to maintain minimum risk-based capital ratios. Old Kent's and Pinnacle's ratios are above the regulatory minimum guidelines and each of their subsidiary banks met the regulatory criteria to be categorized as "well-capitalized" institutions at March 31, 1999. The "well-capitalized" classification may permit financial institutions to minimize the cost of Federal Deposit Insurance Corporation insurance assessments by being charged a lesser rate than those that do not meet this definition. Designation as a "well-capitalized" institution does not constitute a recommendation by federal bank regulators. The following table shows capital ratios and requirements as of March 31, 1999:

                                                                              RISK-BASED CAPITAL
                                                                         ---------------------------
                                                                         LEVERAGE   TIER 1     TOTAL
                                                                         --------   ------     -----
        Old Kent's capital ratios                                           6.65 %   9.23 %    11.35 %
        Pinnacle's capital ratios                                           7.87    15.20      16.45
        Pro forma combined capital ratios                                   6.72     9.50      11.58
        Regulatory capital ratios - "well-capitalized" definition           5.00     6.00      10.00
        Regulatory capital ratios - minimum requirement                     3.00     4.00       8.00

COMPARATIVE PER SHARE INFORMATION

          The following summarizes the per share information for Old Kent and Pinnacle on a historical, unaudited pro forma combined, and equivalent pro forma basis. The Pinnacle per share "Equivalent pro forma" values are calculated by multiplying the comparable Old Kent pro forma per share amounts by 0.75285. Pinnacle stockholders will receive 0.75285 shares of Old Kent common stock in exchange for each share of Pinnacle common stock.

          The pro forma data does not show the results of future operations or the actual results that would have occurred had the merger occurred at the beginning of the period presented. The pro forma financial data have been included in accordance with the rules of the Securities and Exchange Commission and are provided for comparative purposes only. The information presented below has been restated to reflect stock dividends and stock splits.

                                      THREE MONTHS ENDED        YEAR ENDED DECEMBER 31,
                                                           -------------------------------
                                        MARCH 31, 1999     1998         1997          1996
                                        --------------     ----         ----          ----
OLD KENT COMMON STOCK
Earnings per share - Basic<F1>:
            Historical . . . . . . . .   $       0.54   $     1.77    $   1.68     $    1.48
            Pro forma<F2>. . . . . . .           0.53         1.81        1.72          1.48

Earnings per share - Diluted<F1>:
            Historical . . . . . . . .   $       0.53   $     1.75    $   1.67     $    1.47
            Pro forma<F2>. . . . . . .           0.52         1.79        1.71          1.47

Cash dividends declared per share:
             Historical  . . . . . . .   $       0.19   $    0.688    $  0.610     $   0.549

Book value per share - End of period:
            Historical . . . . . . . .   $      10.14   $    10.35    $  10.59     $   10.04
            Pro forma<F3>. . . . . . .          10.60        10.86


                                      THREE MONTHS ENDED          YEAR ENDED DECEMBER 31,
                                                             -------------------------------
                                        MARCH 31, 1999        1998         1997          1996
                                        --------------        ----         ----          ----
PINNACLE COMMON STOCK
Earnings per share - Basic<F1>:
            Historical . . . . . . . .    $       0.27    $     1.96    $   1.91     $     1.05
            Equivalent pro forma<F4>              0.40          1.36        1.29           1.11

Earnings Per Share - Diluted<F1>:
            Historical                    $       0.27    $     1.95    $   1.91     $     1.04
            Equivalent pro forma<F4>              0.39          1.35        1.28           1.10

Cash dividends declared per share:
            Historical                    $       0.25    $     0.92    $   0.88     $     0.83
            Equivalent pro forma<F4>              0.14          0.52        0.46           0.41

Book value per share - End of period:
            Historical                    $      14.72    $    15.73    $  15.39     $    13.23
            Equivalent pro forma<F4>              7.98          8.18
                                      -11-

_________________
<F1> Earnings per share were calculated using income from continuing operations. In calculating pro forma earnings per share, no adjustments to the pro forma amounts have been made to reflect potential expense reductions or revenue enhancements that may result from the merger or the effect of repurchases of Old Kent common stock or Pinnacle common stock subsequent to the stated period.

<F2> Gives effect to the merger as if it had occurred at the beginning of each period presented.

<F3> Gives effect to the merger as if it had occurred at the end of the period. The March 31, 1999 pro forma book value per share does not include the impact of an anticipated $16 million of restructuring and merger-related charges.

<F4> The equivalent pro forma computations assume that for each share of
     Pinnacle common stock outstanding, Pinnacle stockholders would receive
     0.75285 shares of Old Kent common stock.


   As of June 17, 1999, there were 102,519,251 shares of Old Kent common stock issued and outstanding(which is equivalent to approximately 107,645,214 shares after giving effect to the Old Kent stock dividend) held by approximately 15,808 holders of record. As of July 1, 1999, there were 7,399,343 shares of Pinnacle common stock issued and outstanding held by approximately 550 holders of record and approximately 2,900 beneficial stockholders.

HISTORICAL TRADING RANGE OF OLD KENT COMMON STOCK

     Old Kent common stock is traded on the New York Stock Exchange under the symbol "OK." The following table sets forth the range of closing prices for Old Kent common stock for the periods indicated, adjusted for stock dividends and a stock split. (Prices for periods prior to December 2, 1998, represent bid quotations on The NASDAQ Stock Market. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions).

                                     1999                      1998                         199
                               ----------------         -----------------             -----------------
                               HIGH         LOW         HIGH          LOW             HIGH          LOW
                               ----------------         -----------------             -----------------
First Quarter                 $45.00       $39.52      $37.19       $32.66          $22.57        $20.35
Second Quarter                $46.31<F*>   $40.24<F*>   37.58        33.95           25.10         20.09
Third Quarter                                           37.86        27.50           31.07         24.31
Fourth Quarter                                          44.29        27.74           38.21         27.94

---------------------
<F*> Through June 24, 1999.


                          THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The special meeting of stockholders of Pinnacle is scheduled to be held as follows:

                            August 10, 1999
                        10:00 a.m., local time
                      Drake Oak Brook Office Plaza
                            2215 York Road
                         Oak Brook, Illinois

PURPOSE OF THE SPECIAL MEETING

     The special meeting is being held so that stockholders of Pinnacle may consider and vote upon a proposal to approve and adopt the Merger Agreement between Pinnacle, Old Kent and a wholly owned subsidiary of Old Kent and to transact any other business that properly comes before the special meeting or any adjournment of the meeting. Approval and adoption of the Merger Agreement will also constitute approval of the merger and the other transactions contemplated by the Merger Agreement. If there is an affirmative vote of at least two-thirds of Pinnacle's common stock outstanding approving and adopting the Merger Agreement and Old Kent acquires Pinnacle, then you will receive 0.75285 of a share of Old Kent common stock for each share of Pinnacle common stock you hold plus cash (without interest) in lieu of a fractional share of Old Kent common stock.

STOCKHOLDER RECORD DATE FOR THE SPECIAL MEETING

     Pinnacle's Board of Directors has fixed the close of business on July 1, 1999, as the record date for determination of Pinnacle stockholders entitled to notice of and entitled to vote at the special meeting. On the record date, there were 7,399,343 shares of Pinnacle common stock outstanding, held by approximately 550 holders of record and approximately 2,900 beneficial stockholders.

VOTE OF PINNACLE STOCKHOLDERS REQUIRED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

     A majority of the outstanding shares of Pinnacle common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of at least two-thirds of Pinnacle's common stock outstanding and entitled to vote at the special meeting is required to approve and adopt the Merger Agreement. You are entitled to one vote for each share of Pinnacle common stock held by you on the record date.

     As of the record date for the special meeting, directors and executive officers of Pinnacle and their affiliates beneficially owned approximately 3,203,089 shares of Pinnacle common stock (excluding options), which stock represented approximately 43% of all outstanding shares of Pinnacle common stock entitled to vote at the special meeting.

PROXIES

     All shares of Pinnacle common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on the proxy cards. If a properly executed proxy is returned and no instructions are indicated, the Pinnacle common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote, and will be voted FOR the approval and adoption of the Merger Agreement. You are urged to mark the box on the proxy to indicate how to vote your shares.

     If a properly executed proxy is returned and the stockholder has specifically abstained from voting on the approval and adoption of the Merger Agreement, the Pinnacle common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of the approval and adoption of the Merger Agreement. Similarly, if an executed proxy is returned by a broker holding shares of Pinnacle common stock in street name that indicates that the broker does not have discretionary authority to vote on the approval and adoption of the Merger Agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum and calculating the vote, but will not be considered to have been voted for the approval and adoption of the Merger Agreement. Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

     Because the approval and adoption of the Merger Agreement requires the affirmative vote of at least two-thirds of Pinnacle's common stock outstanding as of the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against the approval and adoption of the Merger Agreement.

     Pinnacle does not expect that any matter other than the approval and adoption of the Merger Agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will (subject to applicable law) vote in accordance with their judgment with respect to those matters. You may revoke your proxy at any time before it is voted by:

     -     Notifying in writing the Secretary of Pinnacle;

     -     Granting a subsequent proxy; or

     -     Appearing in person and voting at the special meeting.

Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

     Proxies to vote at the special meeting are being solicited by Pinnacle's Board of Directors. In addition, officers and employees of Pinnacle and its subsidiaries, and if requested by Pinnacle, officers and employees of Old Kent and its subsidiaries, may solicit proxies personally or by telephone or other electronic means. Such individuals will not receive any additional compensation for doing so. Pinnacle and Old Kent will each, respectively, bear their own costs of soliciting proxies.

     YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXIES. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE EXCHANGE OF YOUR PINNACLE STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.


                    THE MERGER AND MERGER AGREEMENT

     THE MERGER AGREEMENT, ATTACHED AS APPENDIX A, AND THE STOCK OPTION AGREEMENT, ATTACHED AS APPENDIX B, ARE INCORPORATED IN THIS PROSPECTUS

AND PROXY STATEMENT BY REFERENCE AND SHOULD BE CAREFULLY CONSIDERED. CERTAIN PROVISIONS OF THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENT HAVE BEEN SUMMARIZED IN THIS PROSPECTUS AND PROXY STATEMENT FOR YOUR INFORMATION. HOWEVER, THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENT, NOT THIS SUMMARY, ARE THE DEFINITIVE STATEMENTS OF THE TERMS OF THE MERGER.

WHAT YOU WILL RECEIVE

     If Pinnacle stockholders approve and adopt the Merger Agreement and the merger is completed, Old Kent will acquire Pinnacle and as a result, will own all the assets of Pinnacle, including Pinnacle Bank and Pinnacle Bank of the Quad Cities (these banks are collectively referred to as the "Pinnacle Banks"). In exchange, you will receive 0.75285 shares of Old Kent common stock for each of your shares of Pinnacle (the "Exchange Ratio"), unless you properly exercise your dissenter's rights (see "Dissenter's Rights" below). Old Kent will not issue fractional shares of Old Kent common stock in the merger. Instead, if you would otherwise be entitled to receive a fraction of a share of Old Kent common stock, you will receive an amount of cash determined by multiplying the amount of the fractional share by the Final Old Kent
Price (defined as the average closing price of Old Kent common stock for the ten trading day period ending on the 11th business day prior to the date of the scheduled closing of the merger).

     Attached to each share of Old Kent common stock that you will receive in the merger will be a fraction of an associated Old Kent Series C Preferred Stock Purchase Right (a "Right"). Each Right represents a right to purchase 1/100 of a share of Old Kent's Series C Preferred Stock. However, until the occurrence of certain events generally involving a change of control of Old Kent, the Rights are not exercisable, are evidenced by the certificates representing the Old Kent common stock, and may be transferred only with such shares of Old Kent common stock. In this prospectus and proxy statement, the term "Old Kent common stock" includes both Old Kent's common stock and these Rights. See "--Description of Old Kent Capital Stock" and "--Comparison of Rights of Old Kent's and Pinnacle's Stockholders" below for a more detailed discussion of the Rights.

     The Exchange Ratio is subject to certain upward or downward adjustments based upon the occurrence of certain events between the date of this prospectus and proxy statement and the completion of the merger that result in or would result in changes in the number of shares of Old Kent or Pinnacle common stock outstanding. The purpose of any such adjustment is to prevent dilution of the interests of the respective stockholders of Old Kent and Pinnacle. The Exchange Ratio has been adjusted to 0.75285 to reflect the 5% stock dividend. If another stock dividend is declared and the record date of the stock dividend occurs prior to the

Effective Time (see "-- Effective Time of Merger" below), the Exchange Ratio will be adjusted by (1) multiplying it by the total number of shares of Old Kent common stock that are outstanding as of the record date for such stock dividend plus the additional number of shares to be issued as part of the stock dividend, and (2) dividing it by the total number of shares of Old Kent common stock outstanding as of the stock dividend's record date. Old Kent and Pinnacle do not expect that any other events necessitating an adjustment to the Exchange Ratio will occur.

     The Merger Agreement also provides that the Exchange Ratio may be adjusted for other transactions such as a recapitalization, reclassification, subdivision, or combination that would substantially change the number and value of outstanding shares of Old Kent common stock, a distribution of warrants or rights with respect to Old Kent common stock, or any other transaction that would have a substantially similar effect. If one of these types of transactions occurs, Pinnacle stockholders will be entitled to adjustment in the consideration and Exchange Ratio such that it is equitable under the circumstances.

STRUCTURE OF THE MERGER

     To facilitate the consummation of the acquisition of Pinnacle, Old Kent has formed a wholly owned subsidiary solely for purposes of the transaction. The subsidiary will be merged into Pinnacle and Pinnacle will thereafter become a wholly owned subsidiary of Old Kent in accordance with the Merger Agreement, the Michigan Business Corporation Act, and the Illinois Business Corporation Act. Following the merger, Old Kent will immediately liquidate and dissolve Pinnacle so that the assets of Pinnacle will be owned directly by Old Kent and the Pinnacle Banks will be consolidated with and into Old Kent Bank.

BACKGROUND OF THE MERGER

     From time to time since Pinnacle became a publicly-held company in 1988, Pinnacle's Board of Directors and management have reviewed Pinnacle's strategic alternatives for enhancing profitability and maximizing stockholder value, particularly in view of the changes and ongoing consolidation that has occurred in the financial services industry. On a regular basis, Pinnacle has consulted with its financial consultants and legal advisors regarding the state of the financial institutions mergers and acquisitions market. In recent years, however, Pinnacle has been focused on maximizing stockholder value through implementing its strategic plan of both external growth through acquisition and internal growth through increased efficiency and productivity.

     In late 1997, as market multiples in combinations for financial institutions continued to increase, management evaluated Pinnacle's future growth and profitability prospects, in comparison to the stockholder value that could be generated through being acquired by or merged with a larger banking entity. As part of this evaluation, management engaged in discussions with Donaldson, Lufkin and Jenrette Securities Corporation ("DLJ") for the purpose of obtaining assistance in regards to Pinnacle's strategic options, including expansion of the company through acquisitions, a merger with a similarly sized financial institution, or a transaction with a larger banking entity.

     On several occasions beginning in late 1997 and continuing in 1998, DLJ and Pinnacle's legal advisors addressed management on the issues of strategic alliances for Pinnacle, including stock-for-stock mergers and sales of control, and contrasted these options with the alternative of Pinnacle remaining independent. Pinnacle's stock price and financial performance were reviewed, as was its strategic plan, and these were compared to the performance of various peer groups. An analysis of other financial institution merger transactions was made with a specific focus on bank and thrift transactions in the Midwest. The financial multiples in these transactions were applied to a hypothetical transaction involving Pinnacle and its likely partners in a combination. At each quarterly meeting of the Board of Directors, Pinnacle's Chief Executive Officer, John J. Gleason, Jr., reported to the Board on the current corporate activities, including current projections for earnings growth, possible acquisition candidates, and the fact that options for enhancing stockholder value were being explored.

     During this process of exploring Pinnacle's options to enhance stockholder value, management and DLJ identified several financial institutions in the Midwest, including Old Kent, that they believed would have the most significant strategic interest in Pinnacle and financial capacity to offer favorable terms to merge with or acquire Pinnacle. Management determined that it would be advisable for DLJ to contact these financial institutions on a confidential basis to explore their interest in a combination with Pinnacle. This process continued into early 1999.

     On February 4, 1999, Mr. J. Gleason, Jr. and William P. Gleason, Pinnacle's President, met with representatives of Old Kent and DLJ to discuss the current and future prospects of Pinnacle and Old Kent, including a general discussion of Old Kent's strategic objectives in regards to expansion in the Chicago area and the possible role of Pinnacle in such expansion. On February 24, 1999, Old Kent indicated to DLJ an interest in pursuing discussions with Pinnacle and confidential information was provided to Old Kent on March 3, 1999.

     During the period from March 3, 1999 to March 9, 1999, Pinnacle, with the assistance of its legal and financial advisors, entered into prolonged and serious negotiations with Old Kent and its representatives with respect to a business combination transaction. Old Kent and Pinnacle discussed an exchange ratio for each share of Pinnacle common stock in a stock-for-stock exchange that, based on the then trading value of Old Kent stock, approximated $33.00 for each share of Pinnacle common stock. The specific pricing criteria would be agreed upon in the ongoing negotiations over the succeeding days. Old Kent undertook a comprehensive due diligence of Pinnacle commencing on March 15 and ending on March 17, 1999.

     On March 17, 1999, Pinnacle's Board of Directors held a special meeting. During this meeting, Mr. J. Gleason, Jr. explained to the Board of Directors that Pinnacle was in discussions with Old Kent with respect to a potential business combination transaction. Mr. J. Gleason, Jr. explained the sequence of events that lead up to such discussions and the status of such discussions. At this meeting, DLJ provided the Board with a comprehensive analysis of the proposed transaction with Old Kent. The proposed combination with Old Kent was contrasted with Pinnacle's future prospects on a stand-alone basis. An extensive discussion ensued regarding the Old Kent proposal, Pinnacle's future prospects on a stand-alone basis, and other available options.

     Pinnacle's legal advisors then reviewed with the Board the proposed Merger Agreement, including the Stock Option Agreement, and the other legal issues to be considered in connection with the merger. The Board of Directors decided not to take a vote on the merger at this meeting, but rather to reconvene the next day so as to allow further discussions and give the directors time to analyze the proposed merger and its implications.

     On March 18, 1999, the Board of Directors reconvened and further discussed the Old Kent proposal, Pinnacle's future prospects on a stand-alone basis, and other available options. DLJ further elaborated on its presentation given the prior day and concluded by stating to the Board that it would render an opinion that the consideration to be received by Pinnacle's stockholders in the proposed merger with Old Kent was fair to Pinnacle stockholders from a financial point of view. See - "Opinion of Pinnacle's Financial Advisor" for a more complete description of the basis for this opinion. After such discussions, Pinnacle's Board of Directors unanimously approved the proposed Merger Agreement and the acquisition by Old Kent. Pinnacle's Board of Directors authorized Pinnacle's executive officers to negotiate the final outstanding terms
of the Merger Agreement.   Through the late evening hours of March 18,
1999, the final terms of the Merger Agreement were negotiated and finalized and the Merger Agreement was executed. A joint press release regarding the merger was issued prior to the opening of the stock market on Friday, March 19, 1999.

     On April 20, 1999, Old Kent and Pinnacle amended and restated the Merger Agreement to modify the structure of the merging entities. In so doing, Old Kent and Pinnacle reaffirmed and ratified all of the ancillary agreements to the original Merger Agreement, including the Stock Option Agreement and amendments to the employment agreements of Messrs. J. Gleason Jr., W. Gleason, and Glenn M. Mazade. However, Old Kent and Pinnacle agreed that if any of the conditions to Pinnacle's and Old Kent's obligations under the amended and restated Merger Agreement cannot be fulfilled prior to the closing but would be capable of fulfillment under the terms of the original Merger Agreement, then the amended and restated Merger Agreement will be null and void and the original Merger Agreement will be reinstated according to its original terms. The amendment and restatement of the Merger Agreement did not affect the amount of Old Kent stock you will receive in the merger or its tax-free nature to Pinnacle's stockholders.

MERGER RECOMMENDATION AND REASONS FOR THE MERGER

PINNACLE

     In approving the Merger Agreement, Pinnacle's Board of Directors considered the form and the value of the consideration to be paid to Pinnacle's stockholders by Old Kent, Pinnacle's current performance and future prospects on a stand-alone basis, and certain related factors. Pinnacle's Board of Directors believes that the merger with Old Kent will be beneficial to Pinnacle's stockholders, as well as to its customers, and will enhance the services provided to the communities served by Pinnacle. Pinnacle's Board believes the merger will benefit Pinnacle's stockholders by giving them the opportunity to participate in the future growth and success of a much larger bank holding company that has a 40-year history of consecutive annual increases in per share earnings and dividends. Pinnacle's customers will have greater access and more convenience through the larger number of branches and will be provided with the opportunity to utilize certain banking products and services not currently offered by Pinnacle. Pinnacle's Board of Directors also considered the opinion of DLJ that the consideration offered under the Merger Agreement was fair to Pinnacle's stockholders from a financial point of view. Pinnacle's Board of Directors believes that these factors, combined with Old Kent's financial strength, indicate that Old Kent is likely to have the resources and ability to respond to the ongoing changes in the highly-competitive financial services industry.

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS
     UNANIMOUSLY DETERMINED THE MERGER TO BE ADVISABLE AND IN THE
     BEST INTERESTS OF PINNACLE STOCKHOLDERS.  THE BOARD OF
     DIRECTORS OF PINNACLE UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OLD KENT

     While Old Kent's presence has historically centered on Michigan, opportunities to expand by acquisition have consistently been reviewed and prospective acquisition opportunities have been evaluated. As part of its evaluation of expansion opportunities in Illinois, Old Kent was familiar with Pinnacle and the banking market served through Pinnacle Bank and Pinnacle Bank of the Quad Cities. In particular, the suburban Chicago banking market has been viewed by Old Kent as an attractive market extension because of the economic and demographic characteristics of the area. Old Kent believes the proposed merger will enable Old Kent to improve its geographic diversification by further expanding Old Kent's presence in the metropolitan Chicago, Illinois area. In addition, Old Kent believes that the merger will permit the achievement of certain economies of scale with respect to Old Kent's business conducted in Illinois and elsewhere.

OPINION OF PINNACLE'S FINANCIAL ADVISOR

     BECAUSE THIS SECTION DESCRIBES AN HISTORICAL ANALYSIS AND PRESENTA-TION, THE STOCK PRICES AND EXCHANGE RATIOS DESCRIBED IN THIS SECTION
ARE THE ACTUAL VALUES AT THE RELEVANT DATE. THESE VALUES HAVE NOT BEEN ADJUSTED FOR THE OLD KENT STOCK DIVIDEND.

     At a meeting of Pinnacle's Board of Directors on March 18, 1999, at which the terms of the proposed merger were discussed and considered, DLJ rendered an oral opinion to the Pinnacle Board, which it subsequently confirmed in writing, that, as of the date of such opinion, based upon and subject to certain assumptions, limitations and qualifications, the consideration to be received by the holders of Pinnacle common stock was fair to the holders of Pinnacle common stock from a financial point of view. DLJ has delivered a written opinion to the Pinnacle Board dated the date of this prospectus and proxy statement stating that, as of the date of this prospectus and proxy statement and subject to the assumptions, limitations, and qualifications set forth in such opinion, the consideration to be received by the holders of Pinnacle common stock is fair to the holders of Pinnacle common stock from a financial point of view.

     THE FULL TEXT OF DLJ'S OPINION DATED THE DATE HEREOF IS INCLUDED AS APPENDIX C TO THIS PROSPECTUS AND PROXY STATEMENT. PINNACLE STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITS OF THE REVIEW UNDERTAKEN BY DLJ. THE SUMMARY OF THE DLJ OPINION SET FORTH IN THIS PROSPECTUS AND PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     DLJ's opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Pinnacle common stock and does not address Pinnacle's underlying business decision to proceed with the merger. The opinion is directed only to the consideration to be received by the holders of Pinnacle common stock and does not constitute a recommendation to any holder of Pinnacle capital stock as to how such holder should vote with respect to the Merger Agreement. DLJ's opinion is based on the economic, market, financial, and other conditions as they existed on the date of the opinion, and on the information made available to DLJ as of the date of the opinion. Although subsequent developments may affect DLJ's opinion, DLJ is not obligated to update, revise, or reaffirm its opinion.

     The Pinnacle Board of Directors selected DLJ as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger and is familiar with Pinnacle and the financial services industry in general. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

     In arriving at its opinion, DLJ reviewed the financial terms and provisions of the Merger Agreement. DLJ also reviewed financial and other information that was publicly available or furnished by Pinnacle and Old Kent including information provided during discussions with their respective managements. Included in the information provided during discussions with Pinnacle's management were certain financial projections of Pinnacle for the period beginning January 1, 1999 and ending December 31, 2003 (net income was projected by Pinnacle assuming a redeployment of Pinnacle's investment portfolio into a portfolio of mortgage-backed securities). DLJ used estimates published by Institutional Brokerage Estimating Services ("I/B/E/S") for financial projections of Old Kent for the period beginning January 1, 1999 and ending December 31, 2003. In addition, DLJ compared certain financial and securities data of Pinnacle and Old Kent with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Pinnacle common stock and Old Kent common stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as deemed appropriate for purposes of this opinion.

     In rendering its opinion, DLJ relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information that was available from public sources, that was provided to DLJ by Pinnacle and Old Kent or their respective representatives, or that was otherwise reviewed by DLJ. In particular,

DLJ relied upon information provided by the management of Old Kent concerning the operating synergies expected to be achievable following the merger and upon discussion of such synergies with the management of Pinnacle. With respect to the financial projections used in DLJ's analysis, DLJ assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Pinnacle and Old Kent as to the future operating and financial performance of Pinnacle and Old Kent, respectively. Additionally, DLJ relied as to legal matters involving the merger on advice of counsel to Pinnacle.

     DLJ is not an expert in the evaluation of loan portfolios or allowances for loan and real estate owned losses. DLJ relied upon Pinnacle's management's valuation of the loan portfolio and loan allowances. DLJ did not independently verify and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Pinnacle and Old Kent at December 31, 1998 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. DLJ was not retained to and DLJ did not conduct a physical inspection of any of the properties or facilities of Pinnacle or Old Kent, and did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Pinnacle or Old Kent, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. In rendering its opinion, DLJ was advised by Pinnacle and Old Kent and assumed that there were no other factors that would delay or subject to adverse conditions any necessary regulatory or governmental approval for the merger, and that all conditions to the merger will be satisfied and not waived.

     The following is a brief summary of the analysis presented by DLJ to the Pinnacle Board of Directors in connection with DLJ's written opinion to the Pinnacle Board dated as of March 18, 1999. For purposes of this summary, "Pinnacle Peer Group" means F&M Bancorporation, Inc., First Merchants Corporation, Independent Bank Corporation, Irwin Financial Corporation, National City Bancshares, Inc., Old Second Bancorp, Inc., and Shoreline Financial Corporation, and "Old Kent Peer Group" means Associated Banc-Corp, AmSouth Bancorporation, First American Corporation, Fifth Third Bancorp, Firstar Corporation, First Tennessee National Corporation, Huntington Bancshares Incorporated, and Zions Bancorporation. In connection with its analysis, DLJ used pro forma data reflecting Old Kent's pending acquisition of CFSB Bancorp, Inc. In connection with its written opinion dated the date of this prospectus and proxy statement, DLJ performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. In updating in opinion, DLJ did not utilize any methods of analysis in addition to those described below.

     HISTORICAL FINANCIAL PERFORMANCE.   DLJ analyzed the historical
financial performance of Pinnacle and Old Kent from 1994 through 1998, including analyses of each company's return on average assets ("ROAA"); return on average equity ("ROAE"); net interest margin; non-interest income/total revenues ratio; efficiency ratio; EPS growth rate; nonperforming assets ("NPAs")/total loans and other real estate owned ("OREO") ratio; and leverage ratio. Pinnacle's average performance or compounded annual growth for 1994 through 1998 for each of the foregoing
indicators of financial performance was: ROAA   1.10%; ROAE   12.0%; net
interest margin -- 3.75%; non-interest income/total revenues ratio -- 19.5%; efficiency ratio -- 61.5%; NPAs/total loans and OREO -- 1.40%; and leverage ratio -- 7.4%. Old Kent's average performance or compounded annual growth for 1994 through 1998 for each of the foregoing
indicators of financial performance was: ROAA   1.26%; ROAE   15.7%; net
interest margin -- 4.31%; non-interest income/total revenues ratio -- 27.8%; efficiency ratio -- 57.9%; EPS growth rate -- 8.7%; NPAs/total loans and OREO -- 0.74%; and leverage ratio -- 7.6%. Additionally, DLJ analyzed the fiscal year 1998 and fourth quarter 1998 historical financial performance of Old Kent and the Old Kent Peer Group, including analyses of net interest margin, non-interest income/total revenue ratio, non-interest expense/average earning assets ratio, efficiency ratio, ROAA (core income basis); ROAE (core income basis); NPAs and loans 90 days and over delinquent/total loans and OREO, net charge-offs/average loans, loan loss reserves/total loans, and loan loss reserves/non-performing loans and loans 90 days and over delinquent.

     STOCK TRADING HISTORY. DLJ examined the history of trading prices and volume for Pinnacle common stock and Old Kent common stock from January 2, 1996 through March 17, 1999 and the relationship between the movements of such trading prices to movements of the Standard & Poor's Regional Bank Index and of the trading prices of the common stocks of the companies in the Pinnacle Peer Group and the Old Kent Peer Group. Additionally, DLJ examined the history of price to earnings per share ratios and price to book value per share ratios for Pinnacle common stock and Old Kent common stock and the relationship between the movements of such ratios to each of the Pinnacle Peer Group and Old Kent Peer Group, respectively, from January 2, 1996 through March 17, 1999.

     DLJ computed implied values per share of Pinnacle common stock and Old Kent common stock by applying the average price/LTM earnings, price/book value and price/tangible book value multiples of Pinnacle common stock and Old Kent common stock for the three years ended December 31, 1998 to the earnings per share, book value per share and tangible book value per share of Pinnacle common stock and Old Kent common stock, respectively, at or for the twelve months ended December 31, 1998. The implied values of Pinnacle common stock derived from Pinnacle's historical trading multiples ranged from $23.57 to $29.35 per share. The value of the per share consideration of Pinnacle common stock based on the exchange ratio derived from the closing price of Old

Kent common stock on March 17, 1999, was $31.37. The implied value of Old Kent common stock derived from Old Kent's historical trading multiples ranged from $31.25 to $32.50. The closing price of Old Kent common stock on March 17, 1999 was $43.75.

     DLJ also noted that the annualized historical returns on Pinnacle common stock (assuming reinvestment of dividends) for the five-, three- and one-year periods ending on March 17, 1999 were 8.1%, 11.6% and (17.7)%, respectively. The annualized historical returns on Old Kent common stock (assuming reinvestment of dividends) for the five-, three- and one-year periods ending on March 17, 1999 were 31.4%, 39.4% and 20.8%, respectively.

     COMPARISON WITH SELECTED COMPANIES.   DLJ compared selected
financial ratios (at or for the twelve months ended December 31, 1998) and trading multiples (as of March 17, 1999) for Pinnacle and Old Kent to the corresponding ratios and multiples of the Pinnacle Peer Group and the Old Kent Peer Group, respectively. DLJ also calculated implied values for Pinnacle common stock and Old Kent common stock based on the median trading multiples for the Pinnacle Peer Group and the Old Kent Peer Group. In connection with this analysis, DLJ used median projected earnings estimates as published by I/B/E/S for Old Kent, the Pinnacle Peer Group and the Old Kent Peer Group. I/B/E/S is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. Additionally, in connection with this analysis, DLJ used Pinnacle management estimates for Pinnacle's last twelve months and projected earnings; these estimates were computed assuming a "redeployment" of Pinnacle's investment portfolio into a portfolio of mortgage-backed securities. Unless otherwise noted, all reference to Pinnacle's EPS are assumed to be computed on this "redeployed" basis.

     The trading multiples used in calculating the implied values of Pinnacle common stock were market prices as a multiple of: (1) EPS for the twelve months ended December 31, 1998 (which was 18.2x for Pinnacle as compared to an average of 16.2x for the Pinnacle Peer Group);
(2) 1999 estimated EPS (which was 18.0x for Pinnacle using the I/B/E/S 1999 earnings estimate as compared to an average of 14.9x for the Pinnacle Peer Group); (3) 2000 estimated EPS (which was 24.5x for Pinnacle using the I/B/E/S 2000 earnings estimate as compared to an average of 13.4x for the Pinnacle Peer Group); (4) book value (which was 1.72x for Pinnacle as compared to an average of 2.24x for the Pinnacle Peer Group); and (5) tangible book value (which was 2.08x for Pinnacle as compared to an average of 2.68x for the Pinnacle Peer Group).

     The implied values of Pinnacle common stock derived from the Pinnacle Peer Group's earnings multiples ranged from $22.78 to $24.04 per share. The implied values of Pinnacle common stock derived from the

Pinnacle Peer Group's book value multiples ranged from $34.78 to $35.31 per share.

     The trading multiples used in calculating the implied values of Old Kent common stock were market price as a multiple of: (1) EPS for the twelve months ended December 31, 1998 (which was 23.6x for Old Kent as compared to an average of 28.6x for the Old Kent Peer Group); (2) 1999 estimated EPS (which was 19.4x for Old Kent as compared to an average of 21.0x for the Old Kent Peer Group); and (3) book value (which was 3.99x for Old Kent as compared to an average of 4.26x for the Old Kent Peer Group). In connection with this analysis, DLJ used pro forma data reflecting Old Kent's pending acquisition of CFSB Bancorp assuming no cost savings from this acquisition.

     The implied values of Old Kent common stock derived from the Old Kent Peer Group's earnings multiples ranged from $46.85 to $53.17 per share. The implied values of Old Kent common stock derived from the Old Kent Peer Group's book value multiples ranged from $46.71 to $51.86 per share.

     DISCOUNTED CASH FLOW ANALYSIS.   Using discounted cash flow
analysis, DLJ estimated the future dividend streams that Pinnacle could produce over the period from January 1, 1999 through December 31, 2003, if Pinnacle performed in accordance with forecasts provided by management of Pinnacle and assuming a minimum required tangible equity level of 6.0% of tangible total assets, 7.0% cost of debt, and a 37.5% marginal tax rate. DLJ also estimated the terminal value of Pinnacle common stock as of December 31, 2003 by applying multiples of 19.0x to 22.0x to Pinnacle's projected 2003 earnings. DLJ selected the range of terminal multiples on the basis of past and current trading multiples for Pinnacle and other comparable commercial banks. The dividend streams and terminal value were discounted to present values as of December 31, 1998 using discount rates ranging from 12.0% to 14.0%, which reflect different assumptions regarding the required rates of return of holders and prospective buyers of Pinnacle common stock. The range of present values per fully diluted share of Pinnacle common stock resulting from this analysis was $28.37 to $33.75. DLJ also performed a discounted cash flow analysis with cost savings assumptions resulting from the merger of 15.0% in 1999 and 30% through 2003 of Pinnacle's non-interest expense base. Assuming a discount rate of 13.0%, the analysis resulted in a range of present values per fully diluted share of Pinnacle common stock of $30.44 to $37.07. The analysis reflects a per-share accretion to the holders of Pinnacle common stock of $2.07 to $3.32.

     Using discounted cash flow analysis, DLJ estimated the future dividend streams that Old Kent could produce over the period January 1, 1999 through December 31, 2003, if Old Kent performed in accordance with I/B/E/S earnings estimates and I/B/E/S long term growth estimates and assuming a minimum required tangible equity level of 6.0% of tangible total assets, 7.0% cost of debt, and a 37.5% marginal tax rate. DLJ also estimated the terminal value of the Old Kent common stock as of December 31, 2003 by applying multiples of 19.0x to 22.0x to Old Kent's projected 2003 earnings. DLJ selected the range of terminal multiples on the basis of past and current trading multiples for Old Kent and other comparable commercial banks. The dividend streams and terminal value were discounted to present values as of December 31, 1998 by using discount rates ranging from 12.0% to 14.0%, which reflect different assumptions regarding the required rates of return of holders and prospective buyers of Old Kent common stock. The range of present values per fully diluted share of Old Kent common stock resulting from this analysis was $40.98 to $49.87.

     DLJ performed a pro forma discounted cash flow analysis for the combined company to reflect the effects of the merger on the holders of Old Kent common stock. The analysis resulted in a range of pro forma values per fully diluted share for holders of Old Kent common stock of $42.46 to $51.70, which reflects a per-share accretion to the holders of Old Kent common stock of $1.48 to $1.82.

     ANALYSIS OF SELECTED MERGERS.   As part of its analyses, DLJ
reviewed nine regional mergers and acquisitions of commercial banks announced from January 1, 1997 to March 17, 1999 in which the total assets of the acquired company were between $500 million and $2.0 billion. The nine transactions involved the following pairs of institutions (acquiror / acquiree): Old Kent Financial Corporation / CFSB Bancorp, Inc., Anchor BanCorp Wisconsin Inc. / FCB Financial Corp., Mercantile Bancorporation Inc. / First Financial Bancorporation, Old Kent Financial Corporation / First Evergreen Corporation, Union Planters Corporation / AMBANC Corp., St. Paul Bancorp, Inc. / Beverly Bancorporation, Inc., First Midwest Bancorp, Inc. / Heritage Financial Services, Inc., Marshall & Ilsley Corporation / Advantage Bancorp, Inc., and Citizens Banking Corporation / CB Financial Corporation. For each transaction, DLJ calculated the multiple of the offer value to the acquired company's (1) market price per share one month prior to the announcement of the merger ("Market Price"); (2) EPS for the last twelve months preceding announcement of the Merger ("LTM EPS"), (3) LTM EPS adjusted to exclude gains on sale of securities ("Adjusted LTM EPS");
(4) estimated EPS for the fiscal year following the year in which the announcement of the transaction occurred ("Forward EPS"); (5) book value per share; and (6) tangible book value per share. DLJ also calculated the offer value as a percentage of the acquired company's (i) total assets and (ii) total loans, and calculated the tangible book premium of the offer value as a percentage of (i) total deposits and (ii) total loans.

     The calculations for the foregoing nine transactions yielded a range of multiples of offer value to (1) Market Price of 1.12x to 1.46x with a median of 1.24x compared to 1.16x for the merger; (2) LTM EPS of 20.5x to 26.7x, with a median of 24.3x compared to 21.2x for the merger;
(3) Adjusted LTM EPS of 20.5x to 27.9x, with a median of 25.2x compared to 32.3x for the merger; (4) Forward EPS of 18.8x to 23.6x, with a median of 21.7x compared to 20.2x for the merger; (5) book value of 1.70x to 3.38x, with a median of 2.43x compared to 1.99x for the merger;
(6) tangible book value of 1.92x to 3.94x, with a median of 2.48x compared to 2.42x for the merger. The foregoing nine transactions yielded a range of offer values as a percentage of the acquired company's (1) total assets of 16.8% to 32.7% with a median of 27.1% compared to 20.3% for the merger; and (2) total loans of 21.6% to 70.3% with a median of 39.9% compared to 43.1% for the merger. The foregoing nine transactions yielded a range of percentages of tangible book value premium of the offer value to (1) total deposits of 9.4% to 30.8% with a median of 20.2% compared to 15.4% for the merger; and (2) total loans of 10.5% to 43.4% with a median of 24.3% compared to 25.2% for the merger.

     DLJ used these comparable transaction multiples and percentages to calculate implied values for Pinnacle common stock in the merger based on the median multiples and percentages of the nine regional transactions set forth above. In calculating the implied median valuation, DLJ used the closing price per share of Pinnacle common stock on March 17, 1999, Pinnacle's LTM EPS, Pinnacle's Adjusted LTM EPS, Pinnacle's Forward EPS, Pinnacle's book value per share, tangible book value per share and total assets, total loans, and total deposits as of December 31, 1998. DLJ calculated that the implied value per share of Pinnacle common stock, based on the relevant multiples from the nine comparable transactions set forth above, was $33.36 based on Pinnacle's market price per share on March 17, 1999, $35.90 based on Pinnacle's LTM EPS, $24.40 based on Pinnacle's Adjusted LTM EPS, $33.69 based on Pinnacle's Forward EPS, $38.30 based on Pinnacle's book value per share, $32.11 based on Pinnacle's tangible book value per share, $41.44 based on Pinnacle's total assets, $28.72 based on Pinnacle's total loans, $36.59 based on the tangible book value premium of the offer value over Pinnacle's total deposits, and $30.36 based on the tangible book value premium of the offer value over Pinnacle's total loans.

     DLJ analyzed premiums offered in six recent announced or completed acquisitions of commercial banking institutions by Old Kent. The institutions acquired by Old Kent were CFSB Bancorp Inc., First Evergreen Corp., Seaway Financial Corp., First National Bancorp, Edgemark Financial, and University Financial Corp. The aggregate value of such transactions ranged from $13.2 million to $482.3 million compared to approximately $233.1 million for the merger. The foregoing six transactions yielded a range of multiples of offer value to (1) Market Price of 1.21x to 1.31x, with a median of 1.22x, compared to 1.16x for the merger; (2) LTM EPS of 11.9x to 26.7x, with a median of 17.9x, compared to 21.2x for the merger; (3) Adjusted LTM EPS of 11.9x to 27.9x, with a median of 17.8x, compared to 32.3x for the merger; (4)

Forward EPS of 18.8x to 18.8x, with a median of 18.8x, compared to 20.2x for the merger; (5) book value of 0.95x to 3.34x, with a median of 2.08x, compared to 1.99x for the merger; (6) tangible book value of 1.17x to 4.09x, with a median of 2.33x, compared to 2.42x for the merger. The foregoing six transactions yielded a range of offer values as a percentage of the acquired company's (1) total assets of 4.8% to 27.1%, with a median of 19.3%, compared to 20.3% for the merger;
(2) total loans of 17.9% to 70.3%, with a median of 30.5%, compared to 43.1% for the merger. The foregoing six transactions yielded a range of tangible book value premium of the offer value to (1) total deposits of 7.9% to 28.9%, with a median of 11.1%, compared to 15.4% for the merger; and (2) total loans of 11.4% to 41.9%, with a median of 18.1%, compared to 25.2% for the merger.

     No company used in the above analyses as a comparison is identical to Pinnacle, nor is any transaction used in the above analyses as a comparison identical to the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

     PRO FORMA MERGER ANALYSIS.   DLJ conducted an analysis of the pro
forma impact of the merger on the combined entity based on an exchange ratio of 0.717 and with estimated cost savings of 7.5% in 1999 and 30.0% in 2000. DLJ estimated that the merger would be approximately (1) 1.6% accretive to Old Kent's 1999 estimated EPS; (2) 2.9% accretive to Old Kent's 2000 estimated EPS; (3) 4.8% accretive to Old Kent's book value;
(4) 3.8% accretive to Old Kent's tangible book value; and (5) 42.6% dilutive to Pinnacle's dividend per share.

     The summary set forth above describes the material elements of the presentation made by DLJ to the Pinnacle Board on March 18, 1999. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions.

     In performing its analyses, DLJ made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Pinnacle and Old Kent. The analyses performed by DLJ are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of DLJ's analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of Pinnacle common stock. The analyses do not purport to be appraisals or to reflect the prices at which a company or its securities may actually be bought or sold. DLJ used in its analyses various projections prepared in consultation with the management of Pinnacle and Old Kent. Neither Pinnacle nor Old Kent publicly discloses internal management projections of the type prepared in consultation with DLJ in connection with its review. Such projections were not prepared for, or with a view toward, public disclosure. In addition, such projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, many of which are beyond the control of the managements of Pinnacle and Old Kent. Accordingly, actual results could vary significantly from those set forth in such projections.

     Pursuant to the terms of a letter agreement dated March 17, 1999, for DLJ's services in connection with the merger, including the rendering of its opinions, Pinnacle (1) paid DLJ $500,000 at the time DLJ delivered its opinion to the Board of Directors of Pinnacle, which payment was not conditioned on the conclusions reached in the opinion and (2) is obligated to pay DLJ upon consummation of the merger additional cash compensation in an amount equal to 0.95% of the aggregate value of outstanding Pinnacle common stock (treating any shares issuable upon exercise of options, warrants or other rights of conversion as outstanding) less the amounts paid to Pinnacle described in the immediately preceding clause (1) of this paragraph. Pinnacle has also agreed under the letter agreement to reimburse DLJ for all reasonable out-of-pocket expenses, including reasonable fees and expenses of counsel, and has agreed to indemnify DLJ against certain expenses and liabilities incurred in connection with its engagement, including liabilities under federal securities law.

     In the past, DLJ has provided other financial advisory services to Pinnacle. Pursuant to the terms of a prior letter agreement dated October 29, 1997, Pinnacle engaged and paid to DLJ a retainer fee of $75,000 to review and analyze financial and structural alternatives available to Pinnacle with a view to meeting Pinnacle's long term strategic objectives.

     DLJ, in the ordinary course of its business, actively trades equity securities of Pinnacle and Old Kent for its own account or for the accounts of customers and thus may hold long or short positions in such securities at any time.

     DLJ has performed investment banking and other services for Pinnacle and Old Kent in the past and has been compensated for such services. These relationships are considered by Pinnacle to be in the ordinary course of business and to be immaterial to DLJ's engagement relative to the merger.

STOCK PRICE CONDITION

     Pinnacle has the right to terminate the Merger Agreement and not complete the merger if (1) the Final Old Kent Price is less than $36.43, and (2) the number determined by dividing the Final Old Kent Price by $42.86 is less than the number obtained by subtracting 0.15 from the quotient obtained by dividing the average of the average closing prices per share of each of the common stocks for the 26 bank holding companies (as specified in Exhibit B of the Merger Agreement attached as Appendix A to this prospectus and proxy statement) (the "Index Companies") by the average of the closing prices per share of each of the common stocks of those same companies as of March 18, 1999. In other words, if the average of the per share closing prices of Old Kent common stock on the ten trading days ending on the 11th business day prior to the date of the scheduled closing of the merger is less than $36.43 and there is a decline of approximately 15% in the trading price of Old Kent relative to the Index Companies as calculated above, Pinnacle has the right (but not the obligation) to terminate the Merger Agreement. You should note that this right to terminate the Merger Agreement is only available to Pinnacle after the Final Old Kent Price has been determined, which will only be determinable once the closing of the merger is scheduled. In addition, these Old Kent prices -- the $36.43 Old Kent "floor price" and the $42.86 "initial price" -- may be adjusted if, between the date of this prospectus and proxy statement and the completion of the merger, the number of shares of Old Kent common stock changes as a result of a stock split, stock dividend, or other stock distribution.

     Old Kent and Pinnacle have agreed to schedule the closing of the merger on a mutually agreed upon date. If they cannot agree upon a date, either party may schedule the closing by giving the other party ten business days' prior written notice of the desired closing date. However, neither party may give such notice unless and until (1) all applicable government approvals of the merger have been obtained (including the expiration of any applicable waiting periods), and
(2) the Pinnacle stockholders have adopted the Merger Agreement.

REGULATORY APPROVALS

     Before Old Kent and Pinnacle may complete the merger, Old Kent must receive the approval of the Federal Reserve Board. In addition, if and when the Federal Reserve Board approves the merger, Old Kent and Pinnacle must wait an additional 30 days before completing the merger to allow the U.S. Department of Justice to take further action to delay or block the merger. However, if the Department of Justice does not issue adverse comments during the first 15 days of this period, Old Kent and Pinnacle may complete the merger at that time. Old Kent filed its application to approve the merger with the Federal Reserve Board on June 10, 1999. While Old Kent expects to receive the Federal Reserve Board's approval, no assurance can be made as to whether or when the approval will be given.

EFFECTIVE TIME OF THE MERGER

     The "Effective Time" of the merger -- that is, the date and time following the closing that the merger is legally completed -- will be as of the time and date to be elected by Old Kent and specified in the Certificates of Merger filed with the states of Michigan and Illinois, but not later than the first business day of the next month following the month in which the closing occurs. Old Kent and Pinnacle anticipate that the closing will occur September 3, 1999 and the Effective Time will be September 7, 1999.

BANK CONSOLIDATION

     Old Kent anticipates that shortly after the Effective Time, when Pinnacle Bank, Pinnacle Bank of the Quad Cities, and Old Kent Bank are wholly owned subsidiaries of Old Kent, Old Kent will consolidate (I.E., merge) Pinnacle Bank and Pinnacle Bank of the Quad Cities into Old
Kent Bank. Pinnacle has agreed to assist Old Kent prior to the Effective Time in connection with obtaining any necessary regulatory approvals for this bank consolidation. However, such approvals are not required prior to the completion of the acquisition of Pinnacle by Old Kent.

DISTRIBUTION OF OLD KENT COMMON STOCK

     As of the Effective Time, you will cease to be a stockholder of Pinnacle. Certificates that represented your shares of Pinnacle common stock outstanding immediately prior to the Effective Time (referred to as "Old Certificates") will then represent the right to receive (1) shares of Old Kent common stock having all of the voting and other rights of shares of Old Kent common stock, and (2) cash in lieu of fractional shares; provided, each outstanding share of Pinnacle common stock as to which a legally sufficient demand has been made in accordance with 11.70 of the Illinois Business Corporation Act (a copy of which is attached as Appendix F and incorporated in this prospectus and proxy statement by reference) and that has not been voted in favor of approval of the Plan of Merger, will, after the Effective Time, represent only the rights of a dissenting stockholder under the Illinois Business Corporation Act, including the right to obtain payment from Old Kent for the estimated fair value of the shares, plus accrued interest. (See "Dissenter Rights" below).

     If Old Kent declares a dividend on Old Kent common stock payable to stockholders of record of Old Kent as of a record date at or after the Effective Time you will be entitled to receive that dividend. However, you will not actually receive dividends payable to holders of record of Old Kent common stock after the Effective Time until you physically exchange your Old Certificates for new Old Kent common stock certificates. Upon physical exchange of your Old Certificates, you will be entitled to receive from Old Kent an amount equal to all such dividends (without interest and less the amount of any taxes, if any, that may have been imposed or paid) declared and paid with respect to those shares.

     As soon as practicable after the Effective Time, Old Kent will cause Old Kent Bank or such other bank or trust company as Old Kent may designate (the "Exchange Agent") to send you transmittal materials to be used to exchange Old Certificates for stock certificates representing shares of Old Kent common stock. The transmittal materials will contain instructions with respect to the surrender of Old Certificates. In addition, Old Kent will deliver to the Exchange Agent that number of shares of Old Kent common stock issuable in the merger and the amount of cash payable for fractional shares in the merger.

     Promptly after you deliver your Old Certificates to the Exchange Agent, the Exchange Agent will deliver new Old Kent stock certificates to you. The Exchange Agent will deliver certificates in the name and to the address appearing on Pinnacle's stock records as of the Effective Time or in such other name or to such other address as you may specify in the transmittal documents received by the Exchange Agent. The Exchange Agent will not be required to issue and deliver certificates to you until it has received all of your Old Certificates (or an affidavit of loss and indemnity bond for such certificate or certificates), together with properly executed transmittal materials. Such Old Certificates, transmittal materials, and affidavits must be in a form and condition reasonably acceptable to Old Kent and the Exchange Agent. The Exchange Agent will have discretion to determine reasonable rules and procedures relating to the issuance and delivery of certificates of Old Kent common stock and the payment for fractional shares.

     After the Effective Time, Old Kent will not transfer on the stock transfer books of Pinnacle any shares of Pinnacle common stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, a former Pinnacle stockholder properly presents Old Certificates to the Exchange Agent for transfer, the Exchange Agent will cancel and exchange the Old Certificates for stock certificates representing shares of Old Kent common stock as provided in the Merger Agreement. After the Effective Time, ownership of shares represented by Old Certificates may be transferred only on the stock transfer records of Old Kent.

EXCLUSIVE COMMITMENT TO OLD KENT

BOARD RECOMMENDATION

     In the Merger Agreement, the Board of Directors of Pinnacle has agreed, except in the case of a "Fiduciary Event" that has occurred and is continuing, to recommend the approval and adoption of the Merger Agreement to Pinnacle's stockholders. A "Fiduciary Event" will be deemed to have occurred if and when Pinnacle's Board of Directors has:

   - Received in writing a "Superior Proposal" (see below) that is then still pending;

   - Determined in good faith (based upon the advice of legal counsel) that the failure to withdraw, modify, or change its recommendation would cause the Pinnacle Board of Directors to breach its fiduciary duties to Pinnacle's stockholders under applicable law; and

   - Determined to accept and recommend the Superior Proposal to Pinnacle's stockholders.

A "Superior Proposal" is defined to mean any bona fide unsolicited offer, proposal, solicitation, or expression of interest in Pinnacle made by a third party on terms that the Pinnacle Board of Directors determines in good faith, based on the written advice of DLJ or another financial advisor of nationally recognized reputation, to be more financially favorable to Pinnacle's stockholders than the Merger Agreement.

     The withdrawal, modification, or change of the Pinnacle Board's recommendation of the acquisition by Old Kent, if a Fiduciary Event has occurred, will not be a breach of the Merger Agreement, provided that Pinnacle provides Old Kent at least two business days advance notice. However, Old Kent will retain its rights under the Stock Option Agreement (see "--Stock Option Agreement" below).

NO NEGOTIATIONS WITH THIRD PARTIES

     In addition to the Pinnacle Board of Director's commitment to recommend the acquisition by Old Kent to its stockholders, Pinnacle has agreed that it (along with its directors, officers, employees, attorneys, investment bankers, and other representatives) will not directly or indirectly solicit or otherwise encourage any other party to make any proposal involving the sale of Pinnacle or any of Pinnacle's subsidiaries. Further, Pinnacle has agreed not to negotiate with any other party regarding a possible sale of Pinnacle, except only in the event of what would otherwise constitute a Fiduciary Event but for the fact that Pinnacle's Board has yet to accept and recommend the Superior Proposal. Finally, again except as otherwise required by law, or if a Fiduciary Event has occurred and continues, or in the case of what would otherwise be a Fiduciary Event but for the fact that Pinnacle's Board has yet to accept and recommend the Superior Proposal, Pinnacle has agreed that it (along with its directors, officers, employees, attorneys, investment bankers, and other representatives) will not provide any non-public information about itself or any of Pinnacle's subsidiaries to any party other than Old Kent. When Pinnacle is required to disclose information to a party other than Old Kent as required by law or by the Merger Agreement, Pinnacle must obtain a confidentiality agreement with similar restrictions as the confidentiality agreement between Old Kent and Pinnacle, and Pinnacle can only provide information that has been previously disclosed to Old Kent.

CONDUCT OF PINNACLE PENDING THE COMPLETION OF THE MERGER

     In the Merger Agreement, Pinnacle made certain covenants to Old Kent. These covenants, which remain in effect until the Effective Time or until the Merger Agreement has been terminated, are summarized next.

ORDINARY COURSE OF BUSINESS

     Pinnacle has agreed to conduct its business and manage its property only in the usual, regular, and ordinary course in substantially the same manner as prior to the execution of the Merger Agreement. In particular, Pinnacle has agreed, among other things, to: (1) refrain from taking any action that would be inconsistent with or contrary to the Merger Agreement; (2) comply in all material respects with all laws, regulations and court and administrative codes; (3) make no change in its articles of incorporation, bylaws, or capital stock (except as contemplated by the Stock Option Agreement); (4) use all reasonable efforts to preserve its business organization intact; (5) charge off loans and maintain its allowance for loan losses in accordance with its prior practices and regulatory and accounting standards; (6) except to reelect incumbent directors; not increase the number of directors or fill any other vacancy on the Board of Directors or elect or appoint any person to an executive office; (7) take no action to increase, or agree to increase, the salary, severance, or other compensation payable to, or fringe benefits of, or pay or agree to pay any bonus to, any officer or director, or any other class or group of employee as a class or group, except for: (a) increases, agreements, or payments that are reasonable in amount, consistent with the prior year, announced or made only after first advising Old Kent, and which will not exceed eight percent 8% in any individual instance or an average of 4% for all employees collectively; (b) previously planned salary increases that have been disclosed in writing to Old Kent prior to March 18, 1999; and (c) incentive compensation plan awards, as mutually agreed by Pinnacle and Old Kent; each of which will be paid or become effective, as the case may be, not later than the Effective Time; (8) refrain from introducing or changing any pension, profit-sharing, employee benefit plan, fringe benefit plan or any other similar type of plan; (9) make no contribution to any pension plan other than profit sharing contributions to the Pinnacle Banc Group, Inc. Profit Sharing Plan and Trust and matching employer contributions to the plan as mutually agreed by Pinnacle and Old Kent; (10) take no action to enter into any employment agreement that is not terminable by Pinnacle or any of Pinnacle's subsidiaries without cost or penalty upon 60 days' or less notice, except as contemplated by the Merger Agreement; (11) notify Old Kent of the threat or commencement of any lawsuit or other proceeding against or relating to Pinnacle or Pinnacle's subsidiaries, their directors, officers, or employees in their capacities as such, or the merger or the Merger Agreement; (12) neither make nor renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except for contributions that, in the aggregate, will have a fair market value not greater than $100,000 prorated for the year 1999 through the Effective Time; (13) take no action to pay, agree to pay, or incur any liability, except for liabilities already accruing on Pinnacle's books as the date of the Merger Agreement, for the purchase or lease of any item of real property, fixtures, equipment or other capital asset in excess of $50,000 individually or in excess of $100,000 in the aggregate with respect to Pinnacle, except for prior commitments disclosed in Pinnacle's disclosure statement; (14) refrain from entering any new service agreements that are not terminable by Pinnacle without penalty upon 60 days or less notice, except for contracts for services which do not exceed $50,000 in aggregate excepting contracts for services relating to the merger; and (15) take no action to open, enlarge or materially remodel any bank or other facility and not lease, purchase or otherwise acquire any real property for use as a branch bank, or apply for regulatory approval of any new branch bank, excepting prior commitments made by Pinnacle that are disclosed in Pinnacle's disclosure statement.

DIVIDENDS

     Pinnacle will not pay or make any dividend or purchase or redeem any shares of common stock other than the regular quarterly cash dividends in an amount not to exceed $0.25 per quarter per share of Pinnacle common stock, in a manner consistent with past practice. Old

Kent and Pinnacle have agreed that they will cooperate to assure that, during any calendar quarter, there will not be a duplication of payment of dividends to stockholders of Pinnacle.

     If Pinnacle's payment of the cash dividend is not made or is reduced because it would disqualify the merger from being treated as a pooling-of-interests for accounting purposes, Old Kent and Pinnacle have agreed to make an equitable adjustment to the Exchange Ratio to the extent that a portion of the dividend cannot be paid.

ENVIRONMENTAL INVESTIGATION

     Pinnacle has agreed to permit Old Kent to conduct an environmental assessment of each parcel of Pinnacle's currently owned real property, any other real estate formerly owned by Pinnacle or its subsidiaries, and any real estate acquired by Pinnacle's subsidiaries in satisfaction of a debt previously contracted.

     If Old Kent discovers any facts or conditions that, in its reasonable discretion, it believes could potentially pose a current or future risk of a material liability, interfere with use, or cause material diminution of value of the property, then Old Kent will identify that risk to Pinnacle, identify the facts or conditions underlying that risk, and provide Pinnacle with a copy of the environmental assessment for that property. In addition, Old Kent will obtain an estimate of the proposed scope of work and maximum foreseeable cost of any further environmental investigation, remediation, or other follow-up work it reasonably deems necessary or appropriate to assess and, if necessary or appropriate, clean-up the environmental risk.

     All work plans for any investigation and clean-up must be mutually satisfactory to both Old Kent and Pinnacle.

     If Old Kent and Pinnacle are unable to agree upon a course of action to promptly complete any investigation and clean-up and/or a mutually acceptable modification to the Merger Agreement, and Old Kent cannot be reasonably assured that the after-tax cost of the sum of
(1) the actual cost of all investigative and remedial or other corrective actions or measures undertaken by Pinnacle, (2) the estimated cost of all investigative and remedial or other corrective actions or measures not undertaken by Pinnacle but required by law or necessary to avoid future exposure to material liability, and (3) all decreases in the value of such properties, in the aggregate, will not exceed $1,000,000 on an after federal income tax basis; then Old Kent may terminate the Merger Agreement.

DATA PROCESSING CONTRACTS

     Pinnacle and its subsidiaries may not enter into any new data processing agreement without the consent of Old Kent and Old Kent must not unreasonably withhold its consent if the agreement is necessary for Pinnacle to conduct business in the ordinary course. Pinnacle has agreed to advise Old Kent of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements with independent vendors and to cooperate with Old Kent in negotiating with those vendors the length of any extension or renewal term of those agreements. Unless Old Kent otherwise agrees, any extension or renewal must not exceed one year from the date of renewal. Pinnacle has agreed to send to each vendor, as and when due, such notices of nonrenewal as may be necessary or appropriate under the terms of the applicable agreements to prevent those agreements from automatically renewing for a term of more than one year from the date of renewal, except as otherwise agreed between Pinnacle and Old Kent.

401(k) PLAN AND PROFIT SHARING

     Pursuant to the Merger Agreement, upon the request of Old Kent the existing 401(k) and profit sharing plan of Pinnacle will be terminated as close as practicable to the Effective Time at a mutually agreed upon date no earlier than 30 days before the Effective Time.

PINNACLE'S STOCK OPTION PLAN

     Subject to stockholder approval and adoption of the Merger Agreement, the Merger Agreement will amend the Pinnacle Banc Group, Inc. 1990 Incentive Stock Option Plan such that all unexercised options under this plan will become options to purchase Old Kent common stock and will not terminate as of the Effective Time of the merger. Old Kent will assume all outstanding options to purchase shares of Pinnacle common stock at the completion of the merger. As a result, such options will then represent the right to purchase shares of Old Kent common stock. The number of shares of Old Kent common stock that may be purchased pursuant to existing Pinnacle options will equal the number of shares of Pinnacle common stock that may be purchased immediately prior to the completion of the merger multiplied by the Exchange Ratio. The exercise price will equal the per share exercise price immediately prior to the completion of the merger divided by the Exchange Ratio, rounded to the nearest whole cent. Any options that are not fully vested at the completion of the merger will become fully vested and nonforfeitable as of the completion of the merger pursuant to the terms of Pinnacle's stock option plan as interpreted by the Merger Agreement. Except for those changes, the terms of existing options will not be changed.

INSURANCE AND INDEMNIFICATION

     Old Kent has agreed to honor any and all rights to indemnification and advancement of expenses now existing in favor of the directors and officers of Pinnacle and its subsidiaries under their Articles of Incorporation or Bylaws. These enforceable contractual rights will remain in effect following the merger and will continue with respect to acts or omissions occurring before the Effective Time with the same force and effect as prior to the Effective Time.

     In addition, Old Kent has agreed to use all reasonable efforts to cause the officers and directors of Pinnacle and the Pinnacle Banks to be covered for a period of at least two years from the Effective Time by the directors' and officers' liability insurance policy maintained by Pinnacle and its subsidiaries, with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such. Old Kent may substitute for Pinnacle's current coverage for new coverage under policies offering at least comparable coverage and amounts containing terms and conditions that are not materially less advantageous than Pinnacle's current policy. However, in no event will Old Kent be required to pay more than $70,000 per annum to either maintain or procure insurance coverage pursuant to the Merger Agreement. If Old Kent does not advise Pinnacle in writing prior to commencement of ten consecutive trading day ends on the 11th day prior to the date of the closing that it has procured such coverage for at least two years or agrees to do so without regard to the $70,000 limit, Pinnacle will be permitted, in lieu of receiving the foregoing insurance coverage, to purchase tail coverage for past acts and omissions for a single premium amount not in excess of the $70,000 limit.

MANAGEMENT OF OLD KENT AFTER THE MERGER

     Upon completion of the merger, Old Kent's directors and executive officers, and Old Kent Bank's directors will remain the same. Upon the consolidation of the Pinnacle Banks into Old Kent Bank, Old Kent anticipates that some of the executive officers of Pinnacle and Pinnacle Banks will become officers of Old Kent Bank.

CONDITIONS TO CLOSING THE MERGER

MUTUAL CONDITIONS TO CLOSE

     The obligations of each Old Kent and Pinnacle to complete the merger are subject to the fulfillment of certain conditions, including the following:

   - The stockholders of Pinnacle must have adopted the Merger
     Agreement;

   - Each company's representations and warranties to the other in the Merger Agreement must be true as of March 18, 1999 (the date the Merger Agreement was signed) and as of the closing, except where the failure of such representations and warranties to be true, individually or in the aggregate, does not or would not result in a "Material Adverse Effect" (as defined below) on the breaching party;

   - Each company must have performed in all material respects all of the agreements, conditions, and covenants to be completed at or prior to the closing made by that company in the Merger Agreement;

   - The Federal Reserve Board must have approved or consented to the merger without imposing any non-standard conditions to approval that are not reasonably satisfactory to Old Kent;

   - Old Kent and Pinnacle must not be subject to any order, decree, or injunction by any court or governmental authority that enjoins or prohibits the consummation of the merger;

   - The registration statement of which this prospectus and proxy statement is a part must have been declared effective by the Securities and Exchange Commission and must not be subject to a stop order or threatened stop order; and

   - Each company's legal counsel must provide an opinion to the other company with respect to certain legal matters.

     The term "Material Adverse Effect" is defined to mean any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to have a material negative impact on the business, assets, financial condition, results of operations, or value of Old Kent and its subsidiaries, taken as a whole, or, as the case may be, Pinnacle and the Pinnacle Banks, taken as a whole; or the ability of Old Kent or Pinnacle, as the case may be, to satisfy the applicable closing conditions or consummate the merger or perform its obligations under the Stock Option Agreement. Notwithstanding the above: (1) changes in GAAP that are generally applicable to financial institutions and their holding companies other than any material change to pooling-of-interests rules; (2) actions and omissions of a party taken with the prior written consent of the other party, (3) changes in economic conditions (including change in the level of interest rates) generally affecting financial institutions, and (4) fees, charges, and expenses reasonably related to the merger (such as any additional insurance coverages, employment and consulting services, legal, accounting, and investment banking fees and expenses, and severance and retention provisions); will not be included in any determination of a Material Adverse Effect.

OLD KENT'S CONDITIONS TO CLOSE

     In addition, Old Kent's obligation to complete the merger is subject to the fulfillment of certain other conditions, including the following:

   - There must not be any investigation, lawsuit, or other proceeding pending or threatened against or relating to Pinnacle or any of Pinnacle's subsidiaries (or their officers or directors, in their capacity as such) or any of their properties or business that may result in a liability to Pinnacle that could have a Material Adverse Effect on Pinnacle;

   - Pinnacle must have obtained the consent or waiver of any material rights of the other party under certain designated contracts and under any other agreements containing a provision triggered by a change of control of Pinnacle and the result of which could have a Material Adverse Effect on Pinnacle;

   - Old Kent must have received a tax opinion from Warner Norcross & Judd LLP to the effect that, among other matters, Old Kent will not recognize gain or loss on its receipt of assets of Pinnacle in exchange for the shares of Old Kent common stock to be issued in the merger (see "--Material Federal Income Tax Consequences" below);

   - Old Kent must have received a letter from its independent public accountants to the effect that the merger should qualify as a transaction to be accounted for as a pooling-of-interests; and

   - Old Kent must have received certificates, signed by Pinnacle and its transfer agent, certifying the total number of shares of Pinnacle stock issued and outstanding after the close of business on the day before the closing and the number of shares of Pinnacle common stock that are issuable on or after the closing date

PINNACLE'S CONDITIONS TO CLOSE

     In addition, Pinnacle's obligation to complete the merger is subject to the fulfillment of certain other conditions, including the following:

   - Pinnacle must have received a tax opinion from Warner Norcross & Judd LLP (see "--Material Federal Income Tax Consequences" below);

   - Pinnacle's financial advisor, DLJ, must have delivered an opinion that as of the date of this prospectus and proxy statement, the consideration to be received by the holders of Pinnacle common stock is fair to Pinnacle's stockholders from a financial point of view and such opinion must not have been subsequently withdrawn;

   - The Old Kent common stock to be issued in the merger must have been authorized for listing on the New York Stock Exchange; and

   - Pinnacle must have received a certificate from the Exchange Agent certifying the receipt of certificates for shares of Old Kent common stock to be issued and sufficient cash to make payments in lieu of fractional shares as contemplated by the Merger Agreement.

TERMINATION

     Prior to the Effective Time, the Merger Agreement may be terminated by Old Kent or Pinnacle by mutual consent, or by either of them if the merger has not been completed on or before January 31, 2000.

OLD KENT

     In addition, Old Kent may terminate the Merger Agreement and abandon the merger on its own action upon the occurrence of certain events specified in the Merger Agreement, including among others, the following:

   - Any of the conditions on Old Kent's obligation to complete the merger have not been met or waived by Old Kent at such time as such condition can no longer be satisfied, notwithstanding Old Kent's best efforts to comply with its covenants;

   - Certain environmental risks exist that, in the aggregate could amount to an after-tax liability or loss of value exceeding
     $1,000,000 and Old Kent has given the requisite notice to Pinnacle (see "-- Conduct of Pinnacle Pending the Completion of the Merger -- ENVIRONMENTAL INVESTIGATION" above);

   - Old Kent's independent public accountants have advised Old Kent that the merger is unlikely to qualify for pooling-of-interests accounting treatment provided that Old Kent will not have willfully taken any action to disqualify the merger as a pooling-of-interests for accounting and financial reporting purposes;

   - Pinnacle's stockholders fail to adopt the Merger Agreement at the special meeting;

   - After a Fiduciary Event has occurred; or

   - An event that caused or is reasonably likely to cause a Material Adverse Effect on Pinnacle.

PINNACLE

     In addition, Pinnacle may terminate the Merger Agreement and abandon the merger on its own action upon the occurrence of certain events specified in the Merger Agreement, including among others, the following:

   - Any of the conditions to Pinnacle's obligation to complete the merger have not been met or waived by Pinnacle at such time as such condition can no longer be satisfied, notwithstanding
     Pinnacle's best efforts to comply with its covenants;

   - The Final Old Kent Price is less than $36.43 and there is a specified decline in the trading price of Old Kent relative to a group of Index Companies set forth in the Merger Agreement (see "- -Stock Price Condition" above);

   - Pinnacle's stockholders fail to adopt the Merger Agreement at the special meeting and Pinnacle's Board of Directors has advised Old Kent that it does not believe that such vote can be obtained through further reasonable efforts; or

     An event that caused or is reasonably likely to cause a Material Adverse Effect on Old Kent.

EFFECT OF TERMINATION

     If either Old Kent or Pinnacle terminates the Merger Agreement in accordance with its terms, neither Old Kent, Pinnacle, nor any of their respective subsidiaries, officers or directors will be liable to the others. However, the Stock Option Agreement (unless it is terminated in accordance with its terms) and certain provisions regarding confidentiality and expenses will survive the termination of the Merger Agreement. In addition, neither company will be released from liability to the other for any liabilities or damages arising out of its breach of any provision in the Merger Agreement.

DESCRIPTION OF OLD KENT CAPITAL STOCK

     Old Kent's authorized capital stock consists of 300,000,000 shares of Old Kent common stock, $1.00 par value, and 25,000,000 shares of preferred stock, no par value, of which 3,000,000 shares are designated Series A Preferred Stock, 500,000 shares are designated Series B Preferred Stock, and 1,000,000 are designated Series C Preferred Stock. The 1,000,000 shares of Series C Preferred Stock are reserved for issuance pursuant to Series C Preferred Stock Purchase Rights governed by a Rights Agreement, dated January 20, 1997, and as amended
December 30, 1998, between Old Kent and Old Kent Bank (the "Old Kent Rights Agreement"). As of June 17, 1999, Old Kent had outstanding 102,519,251 shares of Old Kent common stock and no shares of preferred stock. After giving effect to the Old Kent stock dividend and Old Kent's acquisition of CFSB, Old Kent will have approximately 113,022,567 shares of its common stock outstanding.

     COMMON STOCK. Old Kent stockholders are entitled to dividends out of funds legally available for that purpose when, as and if declared by the Old Kent Board of Directors. The dividend rights of Old Kent common stock are subject to the rights of Old Kent preferred stock that have been or may be issued. Each holder of Old Kent common stock is entitled to one vote for each share held on each matter presented for stockholder action. Old Kent common stock has no preemptive rights, cumulative voting rights, conversion rights, or redemption provisions.

     In the case of any liquidation, dissolution, or winding up of the affairs of Old Kent, Old Kent stockholders will be entitled to receive, pro rata, any assets distributable to common stockholders in respect of the number of shares held by them. The liquidation rights of Old Kent common stock are subject to the rights of holders of any Old Kent preferred stock that have been or may be issued.

     PREFERRED STOCK PURCHASE RIGHTS. Each share of Old Kent common stock has, and each share of Old Kent common stock to be issued in the merger will have, attached to it the number of Series C Preferred Stock Purchase Rights represented by each share of Old Kent common stock, as long as the Old Kent Rights are not separately transferable. As of the date of this prospectus and proxy statement, each share of Old Kent common stock represents 0.4317 of an Old Kent Right. The number of Old Kent Rights represented by each share of Old Kent common stock is subject to adjustment upon the occurrence of certain events set forth in the Old Kent Rights Agreement. See "--Comparison of Rights of Old Kent's and Pinnacle's Stockholders" below for a more detailed discussion of Old Kent Rights.

     PREFERRED STOCK. Old Kent is authorized to issue shares of preferred stock from time to time in one or more series. Preferred stock may have such designations, powers, preferences, and relative participating, optional, or other rights and such qualifications, limitations, or restrictions as may be provided for the issue of such series by resolution adopted by the Old Kent Board of Directors. Such preferred stock may have priority over Old Kent common stock as to dividends and as to distribution of Old Kent's assets upon any liquidation, dissolution, or winding up of Old Kent. Such preferred stock may be redeemable for cash, property, or rights of Old Kent, may be convertible into shares of Old Kent common stock, and may have voting rights entitling the holder to not more than one vote per share on each matter submitted for stockholder action. For more information on the Preferred Stock, see "-- Comparison of Rights of Old Kent's and Pinnacle's Stockholders -- ANTI-TAKEOVER PROVISIONS -- IN GENERAL" below.

STOCK OPTION AGREEMENT

     As an inducement and condition to Old Kent's willingness to enter into the Merger Agreement, Pinnacle entered into the Stock Option Agreement with Old Kent. The Stock Option Agreement is attached as Appendix B to this prospectus and proxy statement and incorporated into this document.

     Pursuant to the Stock Option Agreement, Pinnacle has granted Old Kent an unconditional, irrevocable option to purchase up to 1,479,128 shares of Pinnacle common stock (or, up to 19.99% of the number of outstanding shares of Pinnacle common stock) (the "Option"). The exercise price of the Option is $27.1875 per share, subject to adjustment under specified circumstances described below, or, if lower, the price at which Pinnacle agrees to issue any stock to any other person or company. The exercise price, as so adjusted, is referred to as the "Option Price."

     The Option will become exercisable in whole or in part if, but only if, both an "Initial Triggering Event" and a "Subsequent Triggering Event" (as each of those terms are defined below) occur with respect to Pinnacle prior to the expiration of the Option. The purchase of any shares of Pinnacle common stock pursuant to the Option is subject to compliance with applicable law, including without limitation the receipt of necessary approvals under the Bank Holding Company Act of 1956.

     Under the Stock Option Agreement, an "Initial Triggering Event" occurs at the earliest of any of the following events or transactions:

   - Pinnacle or Pinnacle Banks, without Old Kent's prior written consent, enters into an agreement to engage in an "Acquisition Transaction" (as defined below) with a third party, or the Board of Directors of Pinnacle recommends that the stockholders of Pinnacle adopt or accept any Acquisition Transaction other than the Merger Agreement;

   - A third party acquires beneficial ownership (or the right to acquire beneficial ownership) of 10% or more of the outstanding shares of Pinnacle common stock;

   - The stockholders of Pinnacle have voted and failed to approve the Merger Agreement at the special meeting (or the special meeting was not held in violation of the Merger Agreement or was canceled prior to the termination of the Merger Agreement) and prior to the special meeting (or if the special meeting was canceled, prior to such cancellation), it was publicly announced or the stockholders of Pinnacle have been advised that a third party made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction with respect to Pinnacle;

   - Pinnacle's Board of Directors has not recommended or withdraws or modifies (or publicly announces its intention to withdraw or modify) in any manner adverse to Old Kent its recommendation that the stockholders of Pinnacle approve the Merger Agreement in anticipation of engaging in an Acquisition Transaction with a third party, or Pinnacle authorizes, recommends, or proposes (or publicly announces or advises its stockholders its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with a third party;

   - A third party files with the Securities and Exchange Commission a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or files a preliminary proxy statement with the Securities and Exchange Commission with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange or tender offer);

   - Pinnacle willfully breaches any of its obligations contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction with a third party and, following such breach, Old Kent would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both);

   - A third party files an application or notice with any federal or state governmental authority or regulatory or administrative agency for approval to engage in an Acquisition Transaction; or

   - A Fiduciary Event exists (for the definition of Fiduciary Event, see "-- Exclusive Commitment to Old Kent -- BOARD RECOMMENDATION" above).

     The term "Acquisition Transaction" is defined to include any of the following transactions: (1) a merger, consolidation or any similar transaction involving Pinnacle or Pinnacle Banks (other than a merger, consolidation, or similar transaction in which the Pinnacle stockholders--as of a time immediately prior to the transaction--own at least 50% of the outstanding Pinnacle common stock immediately after the transaction); (2) a purchase, lease, or other acquisition of all or substantially all of the assets or deposits of Pinnacle or Pinnacle Banks; (3) a purchase or other acquisition of securities representing 10% or more of the voting power of Pinnacle or Pinnacle Banks; or (4) any substantially similar transaction. Anticipation of engaging in an Acquisition Transition includes, without limitation, any action taken by Pinnacle's officers or board of directors after any written or oral, authorized or unauthorized, proposal or expression of interest has been communicated to any member of Pinnacle's management or board of directors concerning an Acquisition Transaction that in any way would involve Pinnacle and such proposal or expression of interest has not been withdrawn at the time of the action.

     Under the Stock Option Agreement, a "Subsequent Triggering Event" generally occurs at the earlier of the following events:

   - The acquisition by a third party of beneficial ownership of 25% or more of the then-outstanding Pinnacle common stock; or

   - Pinnacle or Pinnacle Banks, without having received the prior written consent of Old Kent, enters into an agreement to engage in an Acquisition Transaction with a third party; except that for a purchase or other acquisition of Pinnacle's voting securities to constitute an Acquisition Transaction, the third party must agree to acquire more than 25% of the voting power of Pinnacle's securities.

     The Option will expire upon the earliest of: (1) the Effective Time of the merger; (2) the termination of the Merger Agreement in accordance with its terms, assuming that the termination occurs prior to the occurrence of an Initial Triggering Event; or (3) 18 months after the termination of the Merger Agreement if such termination follows an Initial Triggering Event. Old Kent may not exercise the Option at any time when it is in material breach of the Merger Agreement such that Pinnacle would be entitled to terminate the Merger Agreement pursuant to its terms. The Stock Option Agreement automatically terminates if Pinnacle terminates the Merger Agreement as a result of a material breach by Old Kent or Old Kent fails to obtain the consent or approval of any federal or state governmental authority necessary to complete the merger.

     If the Option becomes exercisable, Old Kent may exercise it in whole or in part within six months following the applicable Subsequent Triggering Event. Old Kent's right to exercise the Option and certain other rights under the Stock Option Agreement are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under
Section 16(b) of the Exchange Act. The Option Price and the number of shares issuable under the Option would be adjusted in the event of specified changes in the capital stock of Pinnacle. In addition, Pinnacle has granted Old Kent certain registration rights with respect to the shares of Pinnacle common stock issued or issuable pursuant to the Option.

     The Stock Option Agreement also provides that at any time after the occurrence of a "Repurchase Event" (as defined below), upon a request delivered by Old Kent before the expiration of the option, Pinnacle must repurchase the Option and all or any part of the shares received upon the full or partial exercise of the Option ("Option Shares"). The repurchase of the Option by Pinnacle from Old Kent will be at a price per share equal to the amount by which the "Market/Offer Price" (as defined below) exceeds the Option Price (multiplied by the number of shares for which the Option may be exercised). A repurchase of Option Shares will be at a price per share equal to the Market/Offer Price.

     The term "Market/Offer Price" means the highest of: (1) the price per share at which a tender or exchange offer has been made for Pinnacle common stock; (2) the price per share of Pinnacle common stock to be paid by any third party pursuant to an agreement with Pinnacle; (3) the highest sale price per share of Pinnacle common stock within the six-month period immediately preceding the date that notice to repurchase is given; or (4) in the event of a sale of all or substantially all of Pinnacle's assets or deposits, the sum of the price paid for such assets or deposits and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of Pinnacle common stock outstanding at the time of such sale.

     The term "Repurchase Event" means the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of Pinnacle common stock or the completion of an Acquisition Transaction where the purchasing entity acquires 50% or more of the voting power of Pinnacle or Pinnacle Banks.

     The Stock Option Agreement also provides that Old Kent may, at any time following a Repurchase Event that occurs prior to the expiration of the Option, surrender the Option (and any Option Shares obtained upon the exercise of the Option that are still held by Old Kent) for a surrender fee equal to $7,517,668 plus, if applicable, Old Kent's purchase price with respect to any Option Shares, and minus any net cash received pursuant to the sale of Option Shares to any third party (less the purchase price of such Option Shares) (the "Surrender Fee"). Old Kent may not exercise its right to surrender the Option and receive the Surrender Fee if Pinnacle has previously repurchased any Option Shares.

     If, prior to the expiration of the Option: (1) Pinnacle enters into a transaction in which Pinnacle is not the surviving corporation, (2) certain fundamental changes in the capital stock of Pinnacle occur, or
(3) Pinnacle sells all or substantially all of its or certain of Pinnacle Banks' assets; the Option will be converted into a substitute option (the "Substitute Option"), with terms similar to those of the Option, to purchase capital stock of the entity that is the effective successor to Pinnacle.

     The Stock Option Agreement provides that neither Old Kent nor Pinnacle may assign any of its rights or obligations under it without the written consent of the other party, except that if a Subsequent Triggering Event occurs prior to the expiration of the Option, Old Kent may, subject to certain limitations, assign its rights and obligations under the Stock Option Agreement.

     Arrangements such as the Stock Option Agreement are customarily entered into in connection with mergers and acquisitions between financial institutions such as Old Kent and Pinnacle in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms and to compensate the grantee (E.G., Old
Kent) of such an option for its efforts undertaken and the expenses, losses, and opportunity costs incurred where the transaction is not consummated under certain circumstances involving an acquisition or potential acquisition of the issuer of the option (E.G., Pinnacle) by a third party. Old Kent and Pinnacle entered into the Stock Option Agreement to accomplish these objectives.

     The existence of the Option could significantly increase the cost to a potential third party purchaser of acquiring Pinnacle compared to the cost had Old Kent and Pinnacle not entered into the Stock Option Agreement. In addition, the provisions of the Stock Option Agreement may prevent a potential third party purchaser from accounting for an acquisition of Pinnacle using the pooling-of-interests method of accounting. As a result, the Stock Option Agreement may have the effect of discouraging or precluding offers by third parties to acquire Pinnacle, even if such a third party was prepared to offer to pay consideration to Pinnacle's stockholders that has a higher current market price than the shares of Old Kent common stock to be received by Pinnacle stockholders pursuant to the Merger Agreement.

     To the best knowledge of Old Kent and Pinnacle, as of the date of this prospectus and proxy statement, no event giving rise to the right to exercise the Option has occurred.

COMPARISON OF RIGHTS OF OLD KENT'S AND PINNACLE'S STOCKHOLDERS

     If the merger is completed, you will become a stockholder of Old Kent. As an Old Kent stockholder, your rights will be governed by Old Kent's Restated Articles of Incorporation and Bylaws. Old Kent's organizational documents differ in certain material respects from Pinnacle's Articles of Incorporation and Bylaws. In addition, as a stockholder of Old Kent (a Michigan corporation), your rights will also be governed by the Michigan Business Corporation Act ("MBCA"), rather than the Illinois Business Corporation Act (the "IBCA"), which act governs your rights as a stockholder of Pinnacle (an Illinois corporation).

     The following comparison of the MBCA, the Old Kent Restated Articles of Incorporation, and Bylaws, on the one hand, and the IBCA, the Pinnacle Articles of Incorporation and Bylaws, on the other, is not intended to be complete and is qualified in its entirety by reference to the Old Kent Restated Articles of Incorporation, the Old Kent Bylaws, the Pinnacle Articles of Incorporation, and the Pinnacle Bylaws. Copies of these documents are available upon request. See "Where You Can Find More Information" below.

ANTI-TAKEOVER PROVISIONS -- IN GENERAL

     Old Kent's Restated Articles of Incorporation and Bylaws contain certain provisions that could prevent or delay the acquisition of Old Kent by means of a tender offer, a proxy contest, or otherwise. These provisions could also limit stockholders' participation in certain types of business combinations or other transactions that might be proposed in the future, regardless of whether such transactions were favored by a majority of stockholders, and could enhance the ability of officers and directors to retain their positions. Pinnacle's Articles of Incorporation and Bylaws do not contain similar types of provisions.
The material differences in the companies' organizational documents with respect to such anti-takeover provisions are discussed separately below under separate sections, such as "-- SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS," "-- REMOVAL OF DIRECTORS," "-- STOCKHOLDER NOMINATIONS," and "-- STOCKHOLDER RIGHTS PLAN."

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

     Pursuant to Old Kent's Restated Articles of Incorporation, Old Kent's Board of Directors is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The number of directors is fixed by a resolution of the

Board of Directors receiving at least 75% approval of the entire board, but in no event may the number of directors be less than three. The current number of directors of Old Kent is 18. As a result of the classification of Old Kent's Board of Directors, it would normally take at least two annual meetings of stockholders to effect a change in a majority of the Board of Directors of Old Kent.

     While permissible under the IBCA, neither Pinnacle's Articles of Incorporation nor Bylaws provide for the classification of directors into different classes. Instead, each director is elected and holds office until the next annual meeting of stockholders or until his or her successor is elected. The current number of directors of Pinnacle is 16.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     Old Kent's Restated Articles of Incorporation provide that a director of Old Kent will not be liable to Old Kent or its stockholders for monetary damages in breach of the director's fiduciary duties to the fullest extent provided by law. The MBCA provides that a corporation cannot limit the liability of a director for: (1) the amount of a financial benefit received by a director to which he or she is not entitled; (2) the intentional infliction of harm on the corporation or its stockholders; (3) an illegal dividend or distribution; or (4) an intentional criminal act.

     The IBCA permits a corporation to include a provision in its articles or bylaws that limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Pinnacle's Articles of Incorporation were amended to provide that a director of Pinnacle will not be personally liable to Pinnacle or its stockholders for monetary damages for a breach of the director's fiduciary duty; provided, however, that Pinnacle's Articles of Incorporation do not eliminate or limit the liability of a director for any of the following: (1) an act or omission that is grossly negligent; (2) a breach of the director's duty of loyalty to Pinnacle or its stockholders; (3) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (4) a transaction from which the director derived an improper personal benefit; or (5) an act or omission occurring before the effective date of this amendment. Under Pinnacle's Bylaws, any indemnification must meet the standard above and be approved by (1) the Board of Directors by a majority vote of quorum consisting of noninterested parties, (2) a quorum of disinterested directors who obtain an independent legal counsel's written legal opinion, or (3) the stockholders.

REMOVAL OF DIRECTORS

     Under Old Kent's Restated Articles of Incorporation, a director may be removed at any time prior to the expiration of his or her term, but only for "cause." Except as may be provided otherwise by law, cause for removal will exist if: (1) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal;
(2) the director has been determined by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his or her duty to the corporation in a matter of substantial importance to the corporation and such determination is no longer subject to a direct appeal; (3) the director has become mentally incompetent, whether or not so determined by a court, which mental incompetency directly affects his or her ability as a director of Old Kent; (4) the director's actions or failure to act are deemed by the Board of Directors to be in derogation of the director's duties; or (5) the director's removal is required or recommended by the Federal Reserve Board. Removal for cause, as cause is defined in (1) or (2) above, must be approved by vote of a majority of the total number of directors or by majority vote of stockholders. Removal for cause, as cause is defined in (3), (4), or (5) above, must be approved by at least 75% of the total number of directors.

     Pinnacle's Bylaws provide that one or more directors may be removed with or without cause upon a majority vote of all the shares of stock outstanding and entitled to vote at a meeting of the stockholders called for that purpose.

STOCKHOLDER NOMINATIONS

     Under Old Kent's Restated Articles of Incorporation, director nominations at any annual meeting of stockholders or at any special meeting of stockholders called for election of directors (referred to as an "Election Meeting") may be made by the Board of Directors or by a stockholder of record under certain limited circumstances described below. Nominations made by the Board of Directors are made at a meeting of the Board of Directors, or by written consent of directors in lieu of a meeting, at least 20 days prior to the date of an Election Meeting.

     A stockholder of record may make a nomination at an Election Meeting if, and only if, such stockholder has delivered a notice to the Secretary of Old Kent setting forth with respect to each proposed nominee: (1) the name, age, business address, and residence address of the nominee; (2) the principal occupation or employment of the nominee;
(3) the number of shares of capital stock of Old Kent that are beneficially owned by the nominee; (4) a statement that the nominee is willing to be nominated; and (5) such other information concerning the nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee. The notice must be delivered not less than 120 days prior to the date of the Election Meeting in the case of an annual meeting and not more than seven days following the date of notice of the Election Meeting in the case of a special meeting.

     Neither Pinnacle's Articles of Incorporation nor Pinnacle's Bylaws establish procedures regarding the nominations of directors by a stockholder.

STOCKHOLDER RIGHTS PLAN

     Old Kent has approved a Series C Preferred Stock Purchase Rights Plan. As part of that plan, one Series C Preferred Stock Purchase Right attaches to each share of common stock of Old Kent. Each Right entitles the registered holder to purchase from Old Kent one-hundredth of a share (a "Unit") of Series C Preferred Stock at a price of $160 per Unit (the "Purchase Price"), subject to adjustment. In addition to the following summary, the description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between Old Kent and Old Kent Bank, as Rights Agent (the "Rights Agent"). See "Where You Can Find More Information" below.

     Until the earlier to occur of (1) ten days following a public announcement that a person or group of affiliated or associated persons acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Old Kent common stock (such person being referred to as an "Acquiring Person" and the date upon which such person becomes an Acquiring Person being referred to as the "Stock Acquisition Date"); (2) ten business days following the commencement or announcement of an intention to commence a tender or exchange offer, the consummation of which would result in beneficial ownership by a person of 15% or more of the outstanding shares of Old Kent common stock; or (3) ten business days after Old Kent's Board of Directors determines, pursuant to certain criteria set forth in the Rights Agreement, that a person beneficially owning 10% or more of the outstanding shares of common stock is an "Adverse Person" (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced with respect to any of the common stock certificates then outstanding by such common stock certificates. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with such common stock certificates. Until the Distribution Date (or, if earlier, the redemption or expiration of the Rights), the surrender for transfer of any certificates for common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificates. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Rights Certificates") will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights. Except as otherwise determined by the Old Kent Board of Directors, only shares of common stock issued prior to the Distribution Date will be issued with Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on February 13, 2007, unless earlier redeemed by Old Kent as described below.

     The Purchase Price payable, and the number of 1/100th of a share of preferred stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock; (2) upon the grant to holders of the preferred stock of certain rights or warrants to subscribe for preferred stock or convertible securities at less than the current market price of the preferred stock; or (3) upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings at a rate not in excess of 125% of the rate of the last cash dividend theretofore paid or dividends payable in preferred stock) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of preferred stock (other than fractions that are integral multiples of 1/100th of a share of preferred stock) will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the preferred stock on the last trading date prior to the date of exercise.

     If, at any time following the Stock Acquisition Date, Old
Kent were acquired in a merger or other business combination transaction or if 50% or more of its assets or earning power were sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company that at the time of such transaction would have a market value of two times the exercise price of the Right. Alternatively, in the event that, any time following the Distribution Date, Old Kent were the surviving corporation in a merger with an Acquiring Person and its common stock was not changed or exchanged, or an Acquiring Person were to engage in self-dealing transactions with Old Kent, or an Acquiring Person becomes the beneficial owner of more than 15% of the then outstanding shares of Old

Kent common stock, or a person had been or was designated as an Adverse Person by Old Kent's Board of Directors in accordance with the criteria set forth in the Rights Agreement, proper provision will be made so that each holder of a Right, other than the Acquiring Person, Adverse Person and certain related parties (whose Rights will thereafter be void), will thereafter have the right to receive upon exercise of a Right that number of shares of Old Kent common stock having a market value of two times the exercise price of such Right.

     At any time prior to the designation of a person as an Adverse Person under the Rights Plan or the close of business on the 10th day after the Stock Acquisition Date, Old Kent may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon the action of the Board of Directors of Old Kent electing to redeem the Rights, Old Kent will make announcement thereof, and upon such election, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. In certain circumstances, the redemption period may be reinstated following its expiration.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Old Kent, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to Old Kent, stockholders will recognize taxable income if the Rights are redeemed and may, depending on the circumstances, recognize taxable income when the Rights become exercisable or are exercised.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of Old Kent prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Old Kent Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or Adverse Person), or to shorten or lengthen any time period under the Rights Agreement, except that no amendment to adjust the time period governing redemption may be made at a time when the Rights are not redeemable.

     A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A/A. See "Where You Can Find More Information" below. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated by reference in this prospectus and proxy statement.

     Pinnacle has not adopted a similar stockholder rights plan.

STATE ANTI-TAKEOVER LAWS

     Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters (the "Fair Price Act"). The Fair Price Act provides that a supermajority vote of 90% of the stockholders and no less than two-thirds of the votes of noninterested stockholders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested stockholder" or certain "affiliates." An "interested stockholder" is generally any person who owns 10% or more of the outstanding voting shares of the corporation.
An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (1) the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by an interested stockholder within the preceding two-year period or in the transaction in which the stockholder became an interested stockholder, whichever is higher; and
(2) once becoming an interested stockholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction that resulted in the interested stockholder becoming an interested stockholder or by virtue of proportionate stock splits or stock dividends. The requirements of the Fair Price Act do not apply to business combinations with an interested stockholder that the Board of Directors has approved or exempted from the requirements of the Fair Price Act by resolution prior to the time that the interested stockholder first became an interested stockholder.

     The MBCA also regulates the acquisition of "control shares" of large public Michigan corporations (the "Control Share Act"). The Control Share Act applies to Old Kent and its stockholders. The Control Share Act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquiror which, when combined with other shares held by that person or entity, would give the acquiror voting power at or above any of the following thresholds: 20%, 33 %, and 50%. Under the Control Share
Act, an acquiror may not vote "control shares" unless the corporation's disinterested stockholders (defined to exclude the acquiring person, officers of the target corporation and directors of the target corporation who are also employees of the corporation) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition. The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters' right upon all of a corporation's stockholders except the acquiring person.

     Section 11.75 of the IBCA prohibits a "business combination" (generally including mergers, sales and leases of assets, issuances of securities and similar transactions) by Pinnacle or a subsidiary with an "interested stockholder" (generally, the beneficial owner of 15% or more of Pinnacle' voting stock) within three years after the person or entity becomes an interested stockholder, unless (1) prior to the person or entity becoming an interested stockholder, the business combination or the transaction pursuant to which such person or entity became an interested stockholder was approved by the Pinnacle Board of Directors,
(2) upon the consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder holds at least 85% of the voting stock of Pinnacle (excluding, for purposes of determining the number of shares outstanding, shares held by persons who are both officers and directors of Pinnacle and shares held by certain employee benefit plans), or (3) the business combination is approved by the Pinnacle Board and by the holders of at least two-thirds of the outstanding voting stock of Pinnacle, excluding shares held by the interested stockholder. The Pinnacle Board of Directors approved the merger into Old Kent and, therefore, it is not subject to the limitations described in this paragraph.

STATE DISSENTER'S RIGHTS

     Under the MBCA, a stockholder who does not vote in favor of certain corporate actions may have the right to obtain an appraisal of those shares in certain circumstances, and the right to receive cash in exchange for those shares (referred to as "rights of dissent"). The MBCA recognizes rights of dissent in connection with certain amendments to the articles of incorporation, mergers, consolidations, sales, or other dispositions of all or substantially all of the assets of a corporation, certain acquisitions for stock, and approval of a control share acquisition. Under Michigan law, rights of dissent are generally not available to Old Kent stockholders in connection with mergers, consolidations, or sales of assets because shares of Old Kent common stock are held of record by more than 2,000 persons.

     However, Old Kent's Restated Articles of Incorporation provide that any Old Kent stockholder may dissent from any plan of merger or consolidation to which Old Kent is a party or any sale, lease, exchange, or other disposition of all or substantially all of the assets of Old Kent not in the usual or regular course of business, in the manner, with the rights and subject to the requirements applicable to dissenting stockholders as provided in the MBCA, without regard to the exception to a stockholder's right to dissent provided in the MBCA. However, this right of dissent does not apply to any corporate action that is approved by an affirmative vote of at least 50% of the entire Board of Directors and an affirmative vote of 50% of the Board's "Continuing Directors." The term "Continuing Director" means a member of the Board of Directors of Old Kent who was either: (1) first elected or appointed as a director prior to April 17, 1989; or (2) subsequently elected or appointed as a director if such director was nominated or appointed by a majority of the then Continuing Directors.

     Like the MBCA, the IBCA also provides right to dissent under certain circumstances, including mergers and consolidations. Specifically, Section 11.65 of the IBCA (a copy of which is attached as Appendix F and incorporated in this prospectus and proxy statement by reference) provides that a Pinnacle stockholder is entitled to dissent from, and obtain payment for shares from Old Kent in the event of any of the following: consummation of a merger, consolidation, share exchange, sales of substantially all the assets of Pinnacle, or an amendment to Pinnacle's Articles of Incorporation that would materially and adversely affect the Pinnacle stockholder. Section 11.65 of the IBCA also provides that a Pinnacle stockholder who is entitled to dissent and obtain payment for the shares may not challenge the corporate action creating the entitlement unless the action is fraudulent with respect to the Pinnacle stockholder or Pinnacle or a breach of a fiduciary duty owed to the Pinnacle stockholder. Unlike the MBCA, however, there is no exception to these rights of dissent for stock of a corporation where the shares are held by more than 2,000 stockholders. See "Dissenter's Rights" below for the procedure to dissent.

EVALUATION OF PROPOSED OFFERS

     Old Kent's Restated Articles of Incorporation provide that Old Kent's Board of Directors can not approve, adopt, or recommend any proposal of any party other than Old Kent to make a tender or exchange offer for any equity security of Old Kent, or engage in any merger or consolidation of Old Kent with or into another entity, any sale, exchange, lease, mortgage, pledge, transfer, or other disposition of all or substantially all of Old Kent's assets, any liquidation or dissolution of Old Kent or any reorganization or recapitalization of Old Kent that would result in a change of control of Old Kent, unless it has first evaluated the proposal and determined, in its judgment, that the proposal would be in substantial compliance with all applicable laws.
If Old Kent's Board of Directors determines, in its judgment, that a proposal would be in substantial compliance with all laws, the Board of Directors must then evaluate the proposal and determine whether the proposal is in the best interests of Old Kent and its stockholders. In evaluating a proposed offer to determine whether it would be in the best interests of Old Kent and its stockholders, the Board of Directors, in exercising its judgment, may consider all facts that it deems relevant including, without limitation: (1) the fairness of the consideration to be received by Old Kent's stockholders under the proposed offer; (2) the possible economic and social impact of the proposed offer and its consummation on Old Kent and its subsidiaries and their employees, customers, and depositors; (3) the possible economic and social impact of the proposed offer and its consummation on the communities in which Old Kent and its subsidiaries operate or are located; (4) the business, financial condition, safety, soundness, and earning prospects of the offering party; (5) the competence, experience, and integrity of the offering party and its management; and (6) the intentions of the offering party regarding the use of the assets of Old Kent to finance the transaction.

     Pinnacle's Articles of Incorporation do not include a similar provision. However, the IBCA provides that in discharging their duties, directors may, in considering the best long term and short term interests of Pinnacle, consider the effects of Old Kent's acquisition of Pinnacle upon Pinnacle's employees, suppliers and customers, and the communities that Pinnacle serves, and all other pertinent factors.

OLD KENT'S QUOTATION ON THE NEW YORK STOCK EXCHANGE

     Old Kent common stock is quoted on the New York Stock Exchange. Pinnacle common stock is listed on The Nasdaq Stock Market.

RESTRICTIONS ON PINNACLE AFFILIATES

     All shares of Old Kent common stock received by Pinnacle stockholders in the merger will be freely transferable, except that shares of Old Kent common stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933, as amended (the "Securities Act")) of Pinnacle prior to the merger may only be resold in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Pinnacle generally include individuals or entities that control, are controlled by, or are under common control with, Pinnacle and may include certain officers, directors, and principal stockholders of Pinnacle.

     This prospectus and proxy statement covers Old Kent common stock to be issued in connection with the merger; it does not cover any resales of the Old Kent common stock to be received by affiliates upon completion of the merger, and no person is authorized to make any use of this prospectus and proxy statement in connection with any such resale.

     Pursuant to the Merger Agreement, each Pinnacle affiliate executed a written agreement to the effect that such persons will not offer or sell or otherwise dispose of any of the shares of Old Kent common stock issued to such persons in the merger in violation of the Securities Act. These agreements further provide that each Pinnacle affiliate will not offer, sell or otherwise dispose of such Old Kent common stock or their shares of Pinnacle common stock during any period in which such a transfer would disqualify the merger from pooling-of-interests accounting treatment. In addition, pursuant to the Merger Agreement, Old Kent has agreed to use all reasonable efforts to cause its affiliates to execute written agreements prohibiting such affiliates from transferring Old Kent common stock during any period in which such transfer would disqualify the merger from pooling-of-interests accounting treatment. The pooling-of-interests prohibitions on transfer under these agreements will end when Old Kent has published an earnings statement covering 30 days of post-merger operations.

     Subject to the terms and conditions of the Merger Agreement, each affiliate of Pinnacle has agreed that he or she will use his or her best efforts to cause the Merger Agreement to be adopted by the stockholders of Pinnacle and consummated according to its terms. Each affiliate has also agreed not to solicit, negotiate, discuss, accept, or approve any offers or proposals from, or enter into any agreement with, any third party concerning a tender offer, merger, consolidation, share exchange, or other business combination involving Pinnacle or concerning the offer, sale, or disposition of any material assets of Pinnacle.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion summarizes the material federal income tax consequences of the merger and is based on the Internal Revenue Code, the regulations promulgated under the Internal
Revenue Code, existing administrative interpretations, and court decisions. Future legislation, regulations, administrative interpretations, or court decisions could significantly change such authorities either prospectively or retroactively. This summary does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules regarding stockholders who are not citizens or residents of the United States, or who are financial institutions, or tax-exempt organizations. This discussion also assumes that you hold your shares of Pinnacle common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code, and will not exercise dissenter's rights with respect to your Pinnacle common stock.

     It is a condition to the obligations of Pinnacle to complete the merger that it receive a tax opinion from Warner Norcross & Judd LLP, Old Kent's counsel, regarding material federal income tax consequences of the merger. It is also a condition to the obligations of Old Kent to complete the merger that it receive a tax opinion from Warner Norcross & Judd LLP regarding material federal income tax consequences of the merger. Although Warner Norcross & Judd LLP has provided a tax opinion that is filed as an exhibit to the registration statement of which this prospectus and proxy statement is a part, that opinion is for the limited purposes of confirming this tax discussion, is not for the benefit of Pinnacle stockholders, and does not satisfy the conditions to the closing of the merger.

     Old Kent and Pinnacle believe, based on the tax opinion of Warner Norcross & Judd LLP, that the merger will have the following federal income tax consequences:

   - You will not recognize any gain or loss for federal income tax purposes if you exchange your Pinnacle common stock for Old Kent common stock pursuant to the merger, except to the extent of cash received in lieu of fractional shares;

   - Your tax basis in the Old Kent common stock received as a result of the merger will be the same as your tax basis in your Pinnacle common stock surrendered in the exchange; and

   - The holding period of the Old Kent common stock held by you as a result of the exchange will include the period during which you held your Pinnacle common stock.

     In addition: (1) the merger will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code and Old Kent and Pinnacle will each be a "party to a reorganization" within the meaning of Section 368(b); (2) the basis of the Pinnacle assets in the hands of Old Kent will be the same as the basis of those assets in the hands of Pinnacle immediately prior to the reorganization; (3) no gain or loss will be recognized to Old Kent on the receipt by Old Kent of the assets of Pinnacle in exchange for Old Kent common stock and the assumption by Old Kent of the liabilities of Pinnacle; and (4) the holding period of the assets of Pinnacle in the hands of Old Kent will include the holding period during which such assets were held by Pinnacle.

     The tax opinion will assume the absence of changes in existing facts and will rely on assumptions, representations, and covenants, including those contained in certificates of officers of Old Kent and Pinnacle. The tax opinion neither binds nor precludes the IRS from adopting a contrary position. An opinion of counsel sets forth such counsel's legal judgment and has no binding effect or official status of any kind and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated.

     Opinions of tax counsel do not guarantee favorable tax treatment. There is a risk that the Internal Revenue Service might determine that Old Kent, Pinnacle, and/or you must recognize gain or loss for federal income tax purposes in the merger. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO YOU.

ACCOUNTING TREATMENT

     It is a condition to the completion of the merger that Old Kent receive from Pinnacle a letter to Pinnacle from its independent public accountants, dated as of the date of the closing, to the effect that Pinnacle is eligible to participate in a business combination to be treated as a pooling-of-interests. Old Kent must also receive from its independent public accountants a letter, dated as of the date of the closing, to the effect that the merger, if consummated as contemplated, should qualify as a transaction to be accounted for as a pooling-of-interests.

     Under the pooling-of-interest accounting method, the assets and liabilities of Pinnacle will be carried forward to Old Kent at their historical recorded bases. Results of operations of Old Kent will include the results of both Old Kent and Pinnacle for the entire fiscal year in which the merger occurs. The reported balance sheet amounts and results of operations of the separate corporations for prior periods will be combined, reclassified, and conformed, as appropriate, to reflect the combined financial position and results of operations for Old Kent.


                             DISSENTER'S RIGHTS

     Under Illinois law, you are entitled to exercise dissenter's rights and obtain payment for your shares as a result of the Old Kent's acquisition of Pinnacle, provided that you comply with the provisions of Sections 11.65 and 11.70 of the IBCA (a copy is attached as Appendix F and incorporated in this prospectus and proxy statement by reference). If you comply with the provisions of Section 11.70 of the IBCA, then upon consummation of the merger, you are entitled to receive payment from the surviving corporation for the fair value of your shares plus accrued interest. If you can not agree with the surviving corporation and its successor on the fair value of your shares or the accrued interest, then the IBCA provides for a judicial determination of these amounts. The value as determined by an Illinois court maybe more or less than the value you are entitled to under the Merger Agreement. To determine the fair value of the shares, the Illinois court will look at the value of the shares immediately before the consummation of the merger, excluding any appreciation in anticipation of the merger, unless such exclusion would be inequitable. If you desire to exercise dissenter's rights, you should refer to the statute in its entirety and should consult with legal counsel prior to taking any action to ensure that you comply strictly with the applicable statutory provisions.

     In summary, to exercise dissenter's rights, you must:

   - Deliver to Pinnacle a written demand for payment of your shares before the vote on the merger is taken;

   - Not vote in favor of the merger (note that a vote, in person or by proxy, against approval and adoption of the Merger Agreement will not constitute a written demand for appraisal); and

   - Continue to hold your shares of Pinnacle common stock through the Effective Time of the merger.

Your failure to vote against the proposal to adopt the Merger Agreement will not constitute a waiver of your dissenter's rights under the IBCA. Conversely, a vote against approval and adoption of the Merger Agreement will not satisfy your obligations if you are seeking an appraisal. You must follow the procedures set forth in Section 11.70 of the IBCA.

     Each outstanding share of Pinnacle common stock as to which a legally sufficient demand in accordance with Section 11.70 of the IBCA has been made and that was not voted in favor of approval of the merger will, after the Effective Time of the merger, represent only the rights of a dissenting stockholder under the IBCA. This includes the right to obtain payment for the estimated fair value of those shares, plus accrued interest, as provided under the IBCA.

     Within ten days after the Effective Date or 30 days after you have delivered your written demand for payment, whichever is later, the surviving corporation will send to you a statement setting forth its opinion as to the fair value of your shares, as well as certain financial statements and a commitment to pay to you such estimated fair value for your shares. If you do not agree with the opinion of the surviving corporation as to the estimated fair value of the shares or the amount of interest due, then within 30 days of your receipt of the surviving corporation's valuation statement, you must notify the surviving corporation as to what you estimate the fair value of your shares to be and demand the difference between the your estimated fair value and interest due and the amount of the payment committed to by the surviving corporation.

     If, within 60 days from delivery of the surviving corporation's statement to the dissenting stockholders, you and the surviving corporation have not agreed in writing as to the fair value of the shares or interest due, the surviving corporation will either pay the difference in value demanded by you, with interest, or file a petition in the circuit court requesting the court to determine the fair value of the shares and interest due. The surviving corporation will be required to then make all dissenters a party to such proceeding. If the surviving corporation does not commence the action, you may commence an action as permitted by law.

     In a proceeding brought by the surviving corporation to determine value, the court will determine the costs of the proceeding, including the reasonable compensation and expenses of the appraisers appointed by the court and excluding legal fees and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the price that the surviving corporation estimated to be the fair value of the shares or if no estimate was given, then all or any part of the costs may be assessed against the surviving corporation. If the amount that any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The legal and expert fees may be awarded to the dissenter if the court finds that the surviving corporation did not substantially comply with the procedure to dissent in the statute. In addition, legal fees can be assessed against either party if the court finds that one party acted arbitrarily, vexatiously, or not in good faith with respect to the dissenter's rights.

     A share for which you have properly exercised your dissenter's rights and followed the right to dissent procedures in the IBCA will not be converted into, or represent, a right to receive the surviving corporation common stock as provided under the Merger Agreement. Any of these shares will not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions. If, however, you, as the holder of such shares, fail to properly perfect, effectively withdraw, waive or lose, or otherwise become ineligible to exercise dissenting stockholder's rights under the IBCA, then at that time these shares held by you will be converted into Old Kent common stock as provided in the Merger Agreement.


                   VOTING AND MANAGEMENT INFORMATION

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF PINNACLE


     Stockholders of record of shares of Pinnacle common stock as of the close of business on July 1, 1999 are entitled to vote at the special meeting of Pinnacle stockholders. As of July 1, 1999, Pinnacle had 7,399,343 shares of its common stock issued and outstanding. Each share of Pinnacle common stock is entitled to one vote.

     The following table sets forth information concerning the number of shares of Pinnacle common stock held by each stockholder who is known to Pinnacle's management to be the beneficial owner of more than 5% of the outstanding shares as of July 1, 1999.



                                                   AMOUNT AND NATURE OF BENEFICIAL                     OLD KENT COMMON
                                               OWNERSHIP OF PINNACLE COMMON STOCK <F1>                    STOCK <F2>
                                     --------------------------------------------------------       ------------------------
                                        SOLE           SHARED                                         TO BE
                                       VOTING       VOTING AND/OR                                    RECEIVED       PERCENT
     NAME AND ADDRESS OF             AND INVEST-     INVESTMENT                      PERCENT          IN THE           OF
       BENEFICIAL OWNER              MENT POWER       POWER<F3>         TOTAL        OF CLASS        MERGER<F4>     CLASS<F5>
     -------------------             ----------     -------------       -----        --------        ----------     ---------
John J. Gleason
  2215 York Road, Suite 306
  Oak Brook, Illinois 60523            316,648        875,805         1,192,453        16.1%           897,738          *

Kenneth C. Whitener, Jr.
  2215 York Road, Suite 306
  Oak Brook, Illinois 60523            405,082              0           405,082         5.5%           304,966          *

(Footnotes begin following the next table.)

    The following table sets forth certain information concerning the number of shares of Pinnacle common stock held as of July 1, 1999, by each of Pinnacle's directors, each of Pinnacle's executive officers whose compensation exceeded $100,000 in 1998, and all of Pinnacle's directors and executive officers as a group:

                                                   AMOUNT AND NATURE OF BENEFICIAL                        OLD KENT COMMON
                                               OWNERSHIP OF PINNACLE COMMON STOCK <F1>                       STOCK <F2>
                                     --------------------------------------------------------        ------------------------
                                        SOLE           SHARED                                          TO BE
                                       VOTING       VOTING AND/OR                                     RECEIVED       PERCENT
                                     AND INVEST-     INVESTMENT                       PERCENT          IN THE           OF
 NAME OF BENEFICIAL OWNER            MENT POWER       POWER<F3>         TOTAL         OF CLASS        MERGER<F4>     CLASS<F5>
 ------------------------            ----------     -------------       -----         --------        ----------     ---------
DIRECTORS:
Richard W. Burke                        28,861        38,335             67,196            <F*>        50,589         <F*>
Mark P. Burns                           35,268         9,750             45,018            <F*>        33,892         <F*>
William J. Finn, Jr.                   111,751        17,780            129,531           1.8%         97,517         <F*>
Samuel M. Gilman                        42,840             0             42,840            <F*>        32,252         <F*>
Albert Giusfredi                       105,679             0            105,679            1.4         79,560         <F*>
John J. Gleason                        316,648       875,805          1,192,453           16.1        897,738         <F*>
John J. Gleason, Jr.                   191,544        28,080            219,624            3.0        165,344         <F*>
William P. Gleason                      92,423        45,114            137,537            1.9        103,545         <F*>
James L. Greene                        109,161       131,015            240,176            3.2        180,817         <F*>
Donald G. King                         215,680             0            215,680            2.9        162,375         <F*>
James A. Maddock                        23,505        78,445            101,950            1.4         76,753         <F*>
James J. McDonough                      59,894        19,931             79,825            1.1         60,096         <F*>
William C. Nickels                           0        94,785             94,785            1.3         71,359         <F*>
John E. O'Neill                         29,565           225             29,790            <F*>        22,427         <F*>
James R. Phillip, Jr.                   47,480        30,684             78,164            1.1         58,846         <F*>
Kenneth C. Whitener, Jr.               405,082             0            405,082            5.5        304,966         <F*>

EXECUTIVE OFFICERS (WHO ARE NOT
  DIRECTORS):
Glenn M. Mazade                         13,949             0             13,949            <F*>        10,502         <F*>
Sara J. Mikuta                           3,810             0              3,810            <F*>         2,868         <F*>

Directors and Officers
     as a group (18 persons)         1,833,140     1,369,949          3,203,089           43.3      2,411,446         2.2%

<F*>  Less than 1%.

<F1>  The numbers of shares stated are based on information
      furnished by the persons listed and include shares personally owned of record by each person and shares that, under applicable regulations, are deemed to be otherwise beneficially owned by each person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting
                                      -66-

      power or investment power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Investment power includes the power to dispose or direct the disposition of the security. A person is also considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days.

<F2>  Based on an assumed Exchange Ratio of 0.75285 shares of Old Kent common stock for each share of Pinnacle common stock and does not include any amounts of Old Kent common stock that the individual may have owned prior to the merger.

<F3>  These numbers include shares as to which the listed person or entity is legally entitled to share voting or investment power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children, and others over whom the listed person may have substantial influence by reason of relationship. In some instances, the listed person disclaims beneficial ownership of these shares. Shares of Pinnacle stock held in fiduciary capacities by the Pinnacle Banks are not included unless one of the fiduciaries is identified above.

<F4>  This column reflects the number of shares of Old Kent common stock to be issued to the specified person in exchange for the number of shares of Pinnacle common stock shown in the "Total" column for such person.

<F5>  This column reflects the percentage of the outstanding shares of Old Kent common stock that the specified person will receive in the merger. It does not include any shares of Old Kent common stock that may have been previously owned by the named individual. These percentages were computed with reference to a total of 113,305,773 shares of Old Kent common stock outstanding, representing the sum of 107,645,214 shares outstanding as of June 17, 1999 (adjusted to reflect the Old Kent stock dividend), and anticipated 5,659,432 shares to be issued by Old Kent in the merger. The computation does not take fractional or dissenting shares into account.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Pinnacle's management and Board of Directors may be deemed to have certain interests in the merger in addition to their interests as stockholders of Pinnacle generally. Pinnacle's Board of Directors was aware of these interests and considered them, among other matters, in unanimously approving the Merger Agreement.

CHANGE-IN-CONTROL PAYMENTS

     Under to the terms of existing employment agreements between Pinnacle and each of John J. Gleason, Jr., Vice Chairman and Chief Executive Officer, William P. Gleason, President, and Glenn M. Mazade, Executive Vice President and Chief Credit Officer, if their employment is terminated in connection with or within one year after any change in control of Pinnacle, each is entitled to receive a sum equal to $1.00 less than three times the average annual compensation he received during the three-year period immediately prior to the date of change in control, plus three times the value of the contributions that have been made or credited by Pinnacle for the benefit of the executive under all employee retirement plans maintained by Pinnacle for completed fiscal year of Pinnacle immediately preceding the termination. In addition, Pinnacle will continue to provide coverage for the executive under the health program maintained by Pinnacle for a period of 12 months following termination of the executive's employment. All benefits under these existing employment agreements may not exceed the maximum amount allowed under Section 280G of the Internal Revenue Code.

     Old Kent, Pinnacle and Messrs. J. Gleason, W. Gleason, and Mazade agreed to terminate their employment with Pinnacle upon the completion of the merger. As a result of such termination, Messrs. J. Gleason Jr.,
W. Gleason, and Mazade will become entitled to receive severance payments. Pursuant to their employment agreements, such payments would amount to approximately $764,000 for Mr. J. Gleason, Jr.; $416,000 for Mr. W. Gleason; and $338,000 for Mr. Mazade. In connection with the execution of the Merger Agreement, Messrs. J. Gleason Jr., W. Gleason, and Mazade also executed amendments to their respective employment agreements to agree to more extensive non-competition commitments than contained in their existing employment agreements. In consideration for the additional commitments, Mr. J. Gleason Jr. will receive $262,500; Mr. W. Gleason, $270,500, of which $83,000 is salary for continued service for a period of 120 days following the Effective Time;
and Mr. Mazade, $120,750.

VESTING OF STOCK OPTIONS

     Certain executive officers of Pinnacle hold options that, prior to the closing, are not vested. Under the terms of Pinnacle's stock option plan as amended and interpreted by the Merger Agreement, these unvested options will vest immediately prior to the Effective Time of the merger, will continue after the Effective Time of the merger, and will become options to purchase Old Kent common stock on equivalent terms. The number of shares of Pinnacle common stock subject to the unvested options held by executive officers totaled 55,341 as of July 1, 1999.

INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE

     Following the Effective Time, Old Kent has agreed to honor any and all rights to indemnification and advancement of expenses in favor of the directors and officers of Pinnacle and Pinnacle's subsidiaries under their articles of incorporation or bylaws that, as enforceable contract rights, will survive the merger and will, as contractual rights, continue with respect to acts or omissions occurring before the Effective Time with the same force and effect as prior to the Effective Time. For the specific terms of indemnification and insurance, see "The Merger and Merger Agreement--Insurance and Indemnification" above.


                          GENERAL INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS

     The financial statements of Old Kent incorporated by reference in this prospectus and proxy statement and elsewhere in the Registration Statement of which this prospectus and proxy statement is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Pinnacle incorporated by reference in this prospectus and proxy statement and elsewhere in the Registration Statement of which this prospectus and proxy statement is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen, LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

STOCKHOLDER PROPOSALS

     If Pinnacle stockholders adopt the Merger Agreement and the merger is completed, you will become a stockholder of Old Kent and there will be no annual meeting of Pinnacle stockholders in 1999. If the merger is not completed, proposals of Pinnacle stockholders intended to be presented at the annual meeting of stockholders in 1999 must be received by Pinnacle for consideration for inclusion in its proxy statement on or before September 10, 1999.

LEGAL OPINIONS

     Certain legal matters in connection with the proposed merger will be passed upon for Old Kent by its general counsel, Warner Norcross & Judd LLP of Grand Rapids, Michigan, and for Pinnacle by its counsel, Burke, Warren, MacKay & Serritella, P.C. of Chicago, Illinois.

     As of March 8, 1999, partners in and attorneys employed by or associated with Warner Norcross & Judd LLP and their associates were beneficial owners of a total of approximately 418,968 shares of Old Kent common stock (not adjusted to reflect the Old Kent stock dividend) having an approximate aggregate market value of $19,220,157. As of March 8, 1999, partners and attorneys employed by or associated with Burke, Warren, MacKay & Serritella, P.C. and their associates were beneficial owners of a total of 67,196 shares of Pinnacle common stock having an approximate aggregate market value of $1,818,525 as of that date. Shares reported as beneficially owned include all shares as to which such persons have direct or indirect, sole or shared, power to direct voting or disposition, including personal shares as well as shares held in fiduciary capacities.

SOURCES OF INFORMATION

     Old Kent has supplied all information contained or incorporated by reference in this prospectus and proxy statement relating to Old Kent. Pinnacle has supplied all such information relating to Pinnacle and DLJ.


                  WHERE YOU CAN FIND MORE INFORMATION

     Old Kent has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the offering of Old Kent common stock to be issued by Old Kent in the merger. This prospectus and proxy statement is a part of that registration statement. As allowed by Securities and Exchange Commission rules, this prospectus and proxy statement does not contain all of the information contained in the registration statement or the exhibits to the registration statement.

     Old Kent and Pinnacle are subject to the informational requirements of the Exchange Act. Accordingly, each files annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that Old Kent or Pinnacle files at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Old Kent's and Pinnacle's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

     The Securities and Exchange Commission allows Old Kent and Pinnacle to incorporate by reference information into this prospectus and proxy statement. This means that Old Kent and Pinnacle can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and proxy statement, except for any information superseded by information in this prospectus and proxy statement. This prospectus and proxy statement incorporates by reference the documents set forth below that Old Kent and Pinnacle have previously filed with the SEC. These documents contain important information about Old Kent and Pinnacle and their finances.

    OLD KENT SEC FILINGS (FILE NO. 0-14591)   PERIOD
    Annual Report on Form 10-K                Year ended December 31, 1998
    Quarterly Report on Form 10-Q             Quarter ended March 31, 1999
    Current Reports on Form 8-K               Filed on February 26, March 15,
                                              March 22, and April 20, 1999

    Registration Statement on Form 8-A/A      Filed on December 31, 1998
    Registration Statement on Form 8-B        Filed on May 31, 1984

    PINNACLE SEC FILINGS (FILE NO. 0-18283)   PERIOD
    Annual Report on Form 10-K                Year ended December 31, 1998
    Quarterly Report on Form 10-Q             Quarter ended March 31, 1999

   All documents subsequently filed by Old Kent and Pinnacle with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act between the date of this prospectus and proxy statement and the date of the special meeting are also incorporated by reference into this prospectus and proxy statement.

   Documents incorporated by reference are available from Old Kent and Pinnacle without charge (not including any exhibit to such a document unless such exhibit is specifically incorporated by reference in this prospectus and proxy statement). You may obtain documents incorporated by reference in this prospectus and proxy statement by requesting them in writing or by telephone from the appropriate party at the following addresses:

   Old Kent Financial Corporation               Pinnacle Banc Group, Inc.
   Attn:  Mary E. Tuuk, Secretary                Attn: John J. Gleason, Jr.,
   111 Lyon Street N.W.                          Chief Executive Officer
   Grand Rapids, Michigan 49503                 2215 York Road, Suite 306
   Tel: (616) 771-5000                          Oak Brook, Illinois 60523
                                                Tel: (630) 574-3550

   IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY AUGUST 2, 1999 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

   You should rely only on the information contained or incorporated by reference in this prospectus and proxy statement to vote on the merger. Neither Old Kent nor Pinnacle has authorized anyone to provide you with information that is different from what is contained in this prospectus and proxy statement.

    This prospectus and proxy statement is dated July 2, 1999. You should not assume that the information contained in this prospectus and proxy statement is accurate as of any date other than such date, and neither the mailing of this prospectus and proxy statement to you nor the issuance of Old Kent common stock in the merger will create any implication to the contrary.


                       FORWARD-LOOKING STATEMENTS

   This prospectus and proxy statement and the documents incorporated in this prospectus and proxy statement by reference contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates, and projections about the financial services industry, the economy, and about Old Kent and Pinnacle themselves. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Assessments concerning
Year 2000 readiness are necessarily statements of belief as to the outcome of future events, based in part on information provided by vendors and others that Old Kent and Pinnacle have not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied, or forecasted in such forward-looking statements.

   Future factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behaviors as well as their ability to repay loans; the ability of the companies on which Old Kent and Pinnacle rely to make their computer systems Year 2000 compliant; the ability to locate, correct, and convert all relevant computer codes and data; the changes of the national economy; and expected cost savings from the acquisition of

Pinnacle by Old Kent and other mergers and acquisitions in which Old Kent is involved might not be fully realized within the expected time frame. Neither Old Kent nor Pinnacle undertakes any obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

                                 APPENDIX A



                       AGREEMENT AND PLAN OF MERGER


                                  BETWEEN


                        PINNACLE BANC GROUP, INC.,


                      OLD KENT FINANCIAL CORPORATION


                                    AND

                          OKFC MERGER CORPORATION


                        Dated as of March 18, 1999

                             TABLE OF CONTENTS
                                                                       PAGE

ARTICLE I - THE TRANSACTION. . . . . . . . . . . . . . . . . . . . . . .A-1
     1.1  MERGER OF MERGERSUB WITH AND INTO PINNACLE . . . . . . . . . .A-1
     1.2  THE CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . .A-2
     1.3  EFFECTIVE TIME OF THE MERGER . . . . . . . . . . . . . . . . .A-2
     1.4  ADDITIONAL ACTIONS . . . . . . . . . . . . . . . . . . . . . .A-2
     1.5  SURVIVING CORPORATION. . . . . . . . . . . . . . . . . . . . .A-2
     1.6  BANK CONSOLIDATION . . . . . . . . . . . . . . . . . . . . . .A-3

ARTICLE II - CONVERSION AND EXCHANGE OF SHARES . . . . . . . . . . . . .A-3
     2.1  CONVERSION OF SHARES . . . . . . . . . . . . . . . . . . . . .A-3
     2.2  UPSET PROVISION. . . . . . . . . . . . . . . . . . . . . . . .A-4
     2.3  ADJUSTMENTS. . . . . . . . . . . . . . . . . . . . . . . . . .A-5
     2.4  INCREASE IN OUTSTANDING SHARES OF PINNACLE COMMON STOCK. . . .A-7
     2.5  CESSATION OF SHAREHOLDER STATUS. . . . . . . . . . . . . . . .A-7
     2.6  SURRENDER OF OLD CERTIFICATES AND DISTRIBUTION OF OLD KENT
          COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . .A-7
     2.7  NO FRACTIONAL SHARES . . . . . . . . . . . . . . . . . . . . .A-8
     2.8  STOCK OPTIONS. . . . . . . . . . . . . . . . . . . . . . . . .A-8

ARTICLE III - OLD KENT'S REPRESENTATIONS AND WARRANTIES. . . . . . . . A-10
     3.1  AUTHORIZATION, NO CONFLICTS, ETC.. . . . . . . . . . . . . . A-10
     3.2  ORGANIZATION AND GOOD STANDING . . . . . . . . . . . . . . . A-11
     3.3  SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . A-11
     3.4  CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . . . . A-11
     3.5  OLD KENT COMMON STOCK. . . . . . . . . . . . . . . . . . . . A-12
     3.6  FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . A-12
     3.7  ABSENCE OF UNDISCLOSED LIABILITIES . . . . . . . . . . . . . A-13
     3.8  ABSENCE OF MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . A-13
     3.9  ABSENCE OF LITIGATION. . . . . . . . . . . . . . . . . . . . A-13
     3.10  REGULATORY FILINGS. . . . . . . . . . . . . . . . . . . . . A-13
     3.11  REGISTRATION STATEMENT, ETC.. . . . . . . . . . . . . . . . A-13
     3.12  INVESTMENT BANKERS AND BROKERS. . . . . . . . . . . . . . . A-14
     3.13  ACCOUNTING AND TAX TREATMENT. . . . . . . . . . . . . . . . A-14
     3.14  AGREEMENTS WITH BANK REGULATORS . . . . . . . . . . . . . . A-14
     3.15  EVENTS SINCE DECEMBER 31, 1998. . . . . . . . . . . . . . . A-14
     3.16  RESERVE FOR LOAN LOSSES . . . . . . . . . . . . . . . . . . A-14
     3.17  PUBLIC COMMUNICATIONS; SECURITIES OFFERING. . . . . . . . . A-15
     3.18  YEAR 2000 COMPLIANCE. . . . . . . . . . . . . . . . . . . . A-15
     3.19  TRUE AND COMPLETE INFORMATION . . . . . . . . . . . . . . . A-15

ARTICLE IV - PINNACLE'S REPRESENTATIONS AND WARRANTIES . . . . . . . . A-15
     4.1  AUTHORIZATION, NO CONFLICTS, ETC.. . . . . . . . . . . . . . A-15
     4.2  ORGANIZATION AND GOOD STANDING . . . . . . . . . . . . . . . A-16
     4.3  SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . A-16
     4.4  CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . . . . A-17

     4.5  FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . A-18
     4.6  ABSENCE OF UNDISCLOSED LIABILITIES . . . . . . . . . . . . . A-18
     4.7  ABSENCE OF MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . A-18
     4.8  ABSENCE OF LITIGATION. . . . . . . . . . . . . . . . . . . . A-19
     4.9  NO INDEMNIFICATION CLAIMS. . . . . . . . . . . . . . . . . . A-19
     4.10  CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . . . A-19
     4.11  CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . A-19
     4.12   REGULATORY FILINGS . . . . . . . . . . . . . . . . . . . . A-19
     4.13  REGISTRATION STATEMENT, ETC.. . . . . . . . . . . . . . . . A-20
     4.14  AGREEMENTS WITH BANK REGULATORS . . . . . . . . . . . . . . A-20
     4.15  TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . A-20
     4.16  TITLE TO PROPERTIES . . . . . . . . . . . . . . . . . . . . A-21
     4.17  CONDITION OF REAL PROPERTY. . . . . . . . . . . . . . . . . A-22
     4.18  REAL AND PERSONAL PROPERTY LEASES . . . . . . . . . . . . . A-22
     4.20  REQUIRED LICENSES, PERMITS, ETC.. . . . . . . . . . . . . . A-23
     4.21  DATA PROCESSING AND OTHER MATERIAL CONTRACTS. . . . . . . . A-23
     4.22  CERTAIN EMPLOYMENT MATTERS. . . . . . . . . . . . . . . . . A-23
     4.23  EMPLOYEE BENEFIT PLANS. . . . . . . . . . . . . . . . . . . A-24
     4.24  ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . A-25
     4.25  DUTIES AS FIDUCIARY . . . . . . . . . . . . . . . . . . . . A-27
     4.26  INVESTMENT BANKERS AND BROKERS. . . . . . . . . . . . . . . A-27
     4.27  FAIRNESS OPINION. . . . . . . . . . . . . . . . . . . . . . A-27
     4.28  PINNACLE-RELATED PERSONS. . . . . . . . . . . . . . . . . . A-27
     4.29  CHANGE IN BUSINESS RELATIONSHIPS. . . . . . . . . . . . . . A-28
     4.30  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . A-28
     4.31  BOOKS AND RECORDS . . . . . . . . . . . . . . . . . . . . . A-28
     4.32  LOAN GUARANTEES . . . . . . . . . . . . . . . . . . . . . . A-28
     4.33  EVENTS SINCE DECEMBER 31, 1998. . . . . . . . . . . . . . . A-28
     4.34  RESERVE FOR LOAN LOSSES . . . . . . . . . . . . . . . . . . A-29
     4.35  LOAN ORIGINATION AND SERVICING. . . . . . . . . . . . . . . A-29
     4.36  PUBLIC COMMUNICATIONS; SECURITIES OFFERING. . . . . . . . . A-29
     4.37  NO INSIDER TRADING. . . . . . . . . . . . . . . . . . . . . A-29
     4.38  YEAR 2000 COMPLIANCE. . . . . . . . . . . . . . . . . . . . A-30
     4.39  SUBSIDIARIES AND JOINT VENTURES . . . . . . . . . . . . . . A-30
     4.40  ACCOUNTING AND TAX TREATMENT. . . . . . . . . . . . . . . . A-30
     4.41  TRUE AND COMPLETE INFORMATION . . . . . . . . . . . . . . . A-30

ARTICLE V - COVENANTS PENDING CLOSING. . . . . . . . . . . . . . . . . A-30
     5.1  DISCLOSURE STATEMENTS; ADDITIONAL INFORMATION. . . . . . . . A-31
     5.2  CHANGES AFFECTING REPRESENTATIONS. . . . . . . . . . . . . . A-31
     5.3  PINNACLE'S CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME. . A-31
     5.4  APPROVAL OF PLAN OF MERGER BY PINNACLE SHAREHOLDERS. . . . . A-34
     5.5  REGULAR DIVIDENDS. . . . . . . . . . . . . . . . . . . . . . A-35
     5.6  DATA PROCESSING AND RELATED CONTRACTS. . . . . . . . . . . . A-35
     5.7  AFFILIATES -- COMPLIANCE WITH ACCOUNTING AND SECURITIES
          RULES. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-35
     5.8  INDEMNIFICATION AND INSURANCE. . . . . . . . . . . . . . . . A-36
     5.9  EXCLUSIVE COMMITMENT . . . . . . . . . . . . . . . . . . . . A-36

     5.10  REGISTRATION STATEMENT. . . . . . . . . . . . . . . . . . . A-37
     5.11  OTHER FILINGS . . . . . . . . . . . . . . . . . . . . . . . A-38
     5.12  MISCELLANEOUS AGREEMENTS AND CONSENTS . . . . . . . . . . . A-38
     5.13  ACCESS AND INVESTIGATION. . . . . . . . . . . . . . . . . . A-38
     5.14  CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . A-38
     5.15  ENVIRONMENTAL INVESTIGATION . . . . . . . . . . . . . . . . A-39
     5.16  EMPLOYMENT AMENDMENTS . . . . . . . . . . . . . . . . . . . A-40
     5.17  TERMINATION OF PROFIT SHARING AND 401(K) PLAN . . . . . . . A-40
     5.18  ACCOUNTING AND TAX TREATMENT. . . . . . . . . . . . . . . . A-40
     5.19  PUBLIC ANNOUNCEMENTS. . . . . . . . . . . . . . . . . . . . A-40

ARTICLE VI - CONDITIONS PRECEDENT TO OLD KENT'S OBLIGATIONS. . . . . . A-40
     6.1  RENEWAL OF REPRESENTATIONS AND WARRANTIES, ETC.. . . . . . . A-40
     6.2  OPINION OF LEGAL COUNSEL . . . . . . . . . . . . . . . . . . A-41
     6.3  REQUIRED REGULATORY APPROVALS. . . . . . . . . . . . . . . . A-41
     6.4  SHAREHOLDER APPROVAL . . . . . . . . . . . . . . . . . . . . A-41
     6.5  ORDER, DECREE, ETC.. . . . . . . . . . . . . . . . . . . . . A-41
     6.6  PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . . . A-41
     6.7  TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . A-41
     6.8  REGISTRATION STATEMENT . . . . . . . . . . . . . . . . . . . A-42
     6.9  CERTIFICATE AS TO OUTSTANDING SHARES . . . . . . . . . . . . A-42
     6.10  CHANGE OF CONTROL WAIVERS . . . . . . . . . . . . . . . . . A-42
     6.11  POOLING ASSURANCES. . . . . . . . . . . . . . . . . . . . . A-42

ARTICLE VII - CONDITIONS PRECEDENT TO PINNACLE'S OBLIGATIONS . . . . . A-42
     7.1  RENEWAL OF REPRESENTATIONS AND WARRANTIES, ETC.. . . . . . . A-42
     7.2  OPINION OF LEGAL COUNSEL . . . . . . . . . . . . . . . . . . A-43
     7.3  REQUIRED REGULATORY APPROVALS. . . . . . . . . . . . . . . . A-43
     7.4  SHAREHOLDER APPROVAL . . . . . . . . . . . . . . . . . . . . A-43
     7.5  ORDER, DECREE, ETC.. . . . . . . . . . . . . . . . . . . . . A-43
     7.6  TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . A-43
     7.7  REGISTRATION STATEMENT . . . . . . . . . . . . . . . . . . . A-44
     7.8  FAIRNESS OPINION . . . . . . . . . . . . . . . . . . . . . . A-44
     7.9   LISTING OF SHARES . . . . . . . . . . . . . . . . . . . . . A-44
     7.10  EXCHANGE AGENT CERTIFICATE. . . . . . . . . . . . . . . . . A-44

 ARTICLE VIII - ABANDONMENT OF MERGER . . . . . . . . . . . . . . . . . A-44
     8.1  MUTUAL ABANDONMENT . . . . . . . . . . . . . . . . . . . . . A-44
     8.2  UPSET DATE . . . . . . . . . . . . . . . . . . . . . . . . . A-44
     8.3  OLD KENT'S RIGHTS TO TERMINATE . . . . . . . . . . . . . . . A-45
     8.4  PINNACLE'S RIGHTS TO TERMINATE . . . . . . . . . . . . . . . A-45
     8.5  EFFECT OF TERMINATION. . . . . . . . . . . . . . . . . . . . A-46

ARTICLE IX - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . A-46
     9.1  "MATERIAL ADVERSE EFFECT" DEFINED. . . . . . . . . . . . . . A-46
     9.2  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS . A-47
     9.3  AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . . A-47
     9.4  EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . A-47

     9.5  SPECIFIC ENFORCEMENT . . . . . . . . . . . . . . . . . . . . A-47
     9.6  JURISDICTION; VENUE; JURY. . . . . . . . . . . . . . . . . . A-47
     9.7  WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . A-47
     9.8  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . A-48
     9.9  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . A-48
     9.10  ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . A-48
     9.11  THIRD PARTY BENEFICIARIES . . . . . . . . . . . . . . . . . A-48
     9.12  COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . A-49
     9.13  FURTHER ASSURANCES; PRIVILEGES. . . . . . . . . . . . . . . A-49
     9.14  HEADINGS, ETC.. . . . . . . . . . . . . . . . . . . . . . . A-49
     9.15  CALCULATION OF DATES AND DEADLINES. . . . . . . . . . . . . A-49
     9.16  SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . A-49
     9.17  EFFECT OF AMENDMENT; TRANSACTIONS UNDER ORIGINAL AGREEMENT. A-49

DEFINITIONS

     PINNACLE BANK. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
     PINNACLE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
     OLD KENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
     MERGERSUB. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
     MICHIGAN ACT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
     ILLINOIS ACT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
     MERGER.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
     PLAN OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
     PINNACLE BANKS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
     INTERNAL REVENUE CODE. . . . . . . . . . . . . . . . . . . . . . . . . .A-1
     PLAN OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
     CONSTITUENT CORPORATION. . . . . . . . . . . . . . . . . . . . . . . . .A-1
     SURVIVING CORPORATION. . . . . . . . . . . . . . . . . . . . . . . . . .A-2
     OPTION AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
     CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-2
     CERTIFICATES OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . .A-2
     EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-2
     BANK CONSOLIDATION . . . . . . . . . . . . . . . . . . . . . . . . . . .A-3
     BANK CONSOLIDATION AGREEMENT . . . . . . . . . . . . . . . . . . . . . .A-3
     MICHIGAN BANKING CODE. . . . . . . . . . . . . . . . . . . . . . . . . .A-3
     PINNACLE COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . . . . .A-3
     OLD KENT COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . . . . .A-3
     EXCHANGE RATIO . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-3
     UPSET CONDITION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
     FLOOR OLD KENT PRICE . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
     INITIAL OLD KENT PRICE . . . . . . . . . . . . . . . . . . . . . . . . .A-4
     FINAL OLD KENT PRICE . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
     NYSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
     PRICING PERIOD . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
     INITIAL INDEX PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . .A-5
     NASDAQ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-5
     AMEX . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-5

     INITIAL INDEX DATE . . . . . . . . . . . . . . . . . . . . . . . . . . .A-5
     FINAL INDEX PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . . .A-5
     INDEX COMPANIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-5
     STOCK DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . .A-5
     EX-DATE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-5
     OLD CERTIFICATES . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-7
     EXCHANGE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-7
     OPTION PLAN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-8
     UNEXERCISED OPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .A-9
     Unexercised Options. . . . . . . . . . . . . . . . . . . . . . . . . . .A-9
     OPTION PLAN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-9
     OLD KENT DISCLOSURE STATEMENT. . . . . . . . . . . . . . . . . . . . . A-10
     FEDERAL BANK HOLDING COMPANY ACT . . . . . . . . . . . . . . . . . . . A-11
     FDIA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-11
     ILLINOIS BANK HOLDING COMPANY ACT. . . . . . . . . . . . . . . . . . . A-11
     ILLINOIS BANK ACT. . . . . . . . . . . . . . . . . . . . . . . . . . . A-11
     FEDERAL RESERVE BOARD. . . . . . . . . . . . . . . . . . . . . . . . . A-11
     OLD KENT RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-11
     OLD KENT RIGHTS AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . A-11
     OLD KENT'S FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . A-12
     GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
     FDIC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
     SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-13
     TRANSACTION DOCUMENTS. . . . . . . . . . . . . . . . . . . . . . . . . A-13
     REGISTRATION STATEMENT . . . . . . . . . . . . . . . . . . . . . . . . A-13
     PROSPECTUS AND PROXY STATEMENT . . . . . . . . . . . . . . . . . . . . A-13
     FIB. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-14
     ILLINOIS COMMISSIONER. . . . . . . . . . . . . . . . . . . . . . . . . A-14
     YEAR 2000 PROBLEM. . . . . . . . . . . . . . . . . . . . . . . . . . . A-15
     PINNACLE DISCLOSURE STATEMENT. . . . . . . . . . . . . . . . . . . . . A-15
     CONTROL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-16
     PINNACLE'S FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . A-18
     CALL REPORTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-18
     TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-20
     TAX RETURNS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-20
     IRS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-21
     PINNACLE'S REAL PROPERTY . . . . . . . . . . . . . . . . . . . . . . . A-22
     PINNACLE'S LEASES. . . . . . . . . . . . . . . . . . . . . . . . . . . A-22
     EMPLOYMENT-RELATED PAYMENTS. . . . . . . . . . . . . . . . . . . . . . A-23
     ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-24
     EMPLOYEE BENEFIT PLAN. . . . . . . . . . . . . . . . . . . . . . . . . A-24
     PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-25
     HAZARDOUS SUBSTANCE. . . . . . . . . . . . . . . . . . . . . . . . . . A-25
     CERCLA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-25
     ENVIRONMENTAL LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . A-26
     PREMISES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-26
     DLJ. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-27
     PINNACLE'S REPRESENTATIVES . . . . . . . . . . . . . . . . . . . . . . A-27

     PINNACLE-RELATED PERSON. . . . . . . . . . . . . . . . . . . . . . . . A-27
     EXCHANGE ACT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-30
     YEAR 2000 ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . A-30
     YEAR 2000 READY. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-30
     NOTIFYING PARTY. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31
     PINNACLE RETIREMENT PLAN . . . . . . . . . . . . . . . . . . . . . . . A-33
     SHAREHOLDERS' MEETING. . . . . . . . . . . . . . . . . . . . . . . . . A-34
     FIDUCIARY EVENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-34
     SUPERIOR PROPOSAL. . . . . . . . . . . . . . . . . . . . . . . . . . . A-35
     SECURITIES ACT . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-35
     PINNACLE AFFILIATE AGREEMENTS. . . . . . . . . . . . . . . . . . . . . A-36
     INSURANCE AMOUNT . . . . . . . . . . . . . . . . . . . . . . . . . . . A-36
     BUSINESS COMBINATION . . . . . . . . . . . . . . . . . . . . . . . . . A-37
     PROPOSAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-37
     PHASE I. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-39
     ENVIRONMENTAL RISK . . . . . . . . . . . . . . . . . . . . . . . . . . A-39
     PHASE II AND III WORK. . . . . . . . . . . . . . . . . . . . . . . . . A-39
     EMPLOYMENT AMENDMENTS. . . . . . . . . . . . . . . . . . . . . . . . . A-40
     DESIGNATED CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . A-42
     MATERIAL ADVERSE EFFECT. . . . . . . . . . . . . . . . . . . . . . . . A-46


EXHIBITS

     A    Form of Stock Option Agreement (included as Appendix B)
     B    Index Companies
     C    Form of Disclosure Statement (omitted)
     D    Schedule of Additional Information (omitted)
     E    Form of Pinnacle's Affiliate Agreement (omitted)
     F    Form of Pinnacle's Counsel's Legal Opinion (omitted)
     G    Form of Old Kent's Counsel's Legal Opinion (omitted)
     H    Designated Contracts (omitted)

                       AGREEMENT AND PLAN OF MERGER

     This Amended and Restated Agreement and Plan of Merger (the "PLAN OF MERGER") is made as of March 18, 1999, between Pinnacle Banc Group, Inc., an Illinois corporation, headquartered at 2215 York Road, Suite 306, Oak Brook, Illinois 60523 ("PINNACLE"), Old Kent Financial Corporation, a Michigan corporation, headquartered at 111 Lyon Street, N.W., Grand Rapids, Michigan 49503 ("OLD KENT"), and OKFC Merger Corporation, a Michigan corporation and wholly owned subsidiary of Old Kent headquartered at 111 Lyon Street, N.W., Grand Rapids, Michigan 49503 ("MERGERSUB").

     Old Kent and Pinnacle desire that Pinnacle and its subsidiaries become affiliated with Old Kent. The affiliation would be effected through the merger of MergerSub with and into Pinnacle in accordance with this Plan of Merger and in accordance with the Business Corporation Act of the State of Michigan, as amended (the "MICHIGAN ACT"), and the Illinois Business Corporation Act of 1983, as amended (the "ILLINOIS ACT"). The transactions contemplated by, and described in, this Plan of Merger are referred to as the "MERGER."

     Old Kent has formed MergerSub solely for the purpose of effectuating the Merger. As soon as reasonably practicable following the consummation of the Merger, Old Kent intends to cause Pinnacle to be liquidated and dissolved, and to cause Pinnacle's wholly owned subsidiaries, Pinnacle Bank, Cicero, Illinois, and Pinnacle Bank of the Quad-Cities, Silvis, Illinois (each a "PINNACLE BANK" and, together, the "PINNACLE BANKS"), to be consolidated with and into Old Kent's wholly owned subsidiary, Old Kent Bank.

     It is intended that, for federal tax purposes, the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "INTERNAL REVENUE CODE"). It is also intended that, for accounting and financial reporting purposes, the Merger shall be accounted for as a pooling-of-interests.

     On March 18, 1999, Old Kent and Pinnacle entered to an Agreement and Plan of Merger (the "ORIGINAL AGREEMENT"). Subsequently, Old Kent and Pinnacle determined that it was in their respective best interests and in the interests of their respective shareholders to amend the Original Agreement and restate in one document the text of the Original Agreement as so amended. Therefore, as of April 20, 1999, the parties have executed this amended and restated Agreement and Plan of Merger (as so amended, the "PLAN OF MERGER") to replace and supercede the Original Agreement. The date of the Plan of Merger shall be as of March 18, 1999 (the "DATE OF THE PLAN OF MERGER").

     As a condition to, and concurrently with the execution of, the Original Agreement, Pinnacle and Old Kent entered into a Stock Option Agreement attached as EXHIBIT A (the "OPTION AGREEMENT").

     In consideration of the representations, warranties, and covenants contained in this Plan of Merger, the parties agree:


                        ARTICLE I - THE TRANSACTION

     Subject to the terms and conditions of this Plan of Merger, the Merger shall be carried out in the following manner:

     1.1 MERGER OF MERGERSUB WITH AND INTO PINNACLE. At the Effective Time, MergerSub shall be merged with and into Pinnacle. Pinnacle and MergerSub are each sometimes referred to as a "CONSTITUENT CORPORATION" prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single corporation, which shall be Pinnacle (the "SURVIVING CORPORATION"). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the Michigan Act and Chapter 805, Act 5, Article 11 of the Illinois Act with respect to the merger of domestic and foreign corporations, where the surviving corporation will be subject to the laws of the State of Illinois.

     1.2 THE CLOSING. The "CLOSING" for the Merger shall be held at such time, date, and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Warner Norcross & Judd llp, 111 Lyon Street, N.W., Grand Rapids, Michigan, commencing at 11 a.m. on the earliest date specified by either Old Kent or Pinnacle upon ten business days' written notice (or at the election of Old Kent, on the last business day of the month) after the last to occur of the following events: (a) receipt of all consents and approvals of government regulatory authorities, and the expiration of all related statutory waiting periods, legally required to consummate the Merger; and (b) approval of this Plan of Merger by Pinnacle's shareholders. Scheduling or commencing the Closing shall not, however, constitute a waiver of the conditions precedent of either Old Kent and MergerSub or Pinnacle as set forth in Articles VI and VII, respectively. Upon completion of the Closing, Pinnacle and MergerSub shall each execute and file the certificate of merger as required by the Michigan Act and the articles of merger as required by the Illinois Act to effect the Merger (together, the "CERTIFICATES OF MERGER").

     1.3 EFFECTIVE TIME OF THE MERGER. The Merger shall be consummated following the Closing by filing the Certificates of Merger in the manner required by law. The "EFFECTIVE TIME" of the Merger shall be as of the time and date to be elected by Old Kent and specified in the Certificates of Merger, but not later than the first business day of the month next following the month in which the Closing occurs.

     1.4 ADDITIONAL ACTIONS. At any time after the Effective Time, the Surviving Corporation may determine that further assignments or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of MergerSub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. MergerSub hereby grants to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time. The proper officers and directors of the Surviving Corporation shall be fully authorized in the name of MergerSub to take any and all such action contemplated by this Plan of Merger.

     1.5 SURVIVING CORPORATION. Immediately after the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by law:

               1.5.1 NAME. The name of the Surviving Corporation shall be "Pinnacle Banc Group, Inc."

               1.5.2 ARTICLES OF INCORPORATION. The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Pinnacle as in effect immediately prior to the Effective Time, without change.

               1.5.3 BYLAWS. The bylaws of the Surviving Corporation shall be the bylaws of Pinnacle as in effect immediately prior to the Effective Time, without change.

               1.5.4 DIRECTORS. The directors of the Surviving Corporation shall be the same as the directors of MergerSub immediately prior to the Effective Time.

               1.5.5 OFFICERS. The officers of the Surviving Corporation shall be the same as the officers of MergerSub immediately prior to the Effective Time.

     1.6 BANK CONSOLIDATION. After the Effective Time, Old Kent intends to consolidate the Pinnacle Banks with and into Old Kent Bank resulting in a single Michigan banking corporation, which shall be Old Kent Bank (the "BANK CONSOLIDATION"). The Bank Consolidation will be effected pursuant to a consolidation agreement (the "BANK CONSOLIDATION AGREEMENT"), in the form required by the Michigan Banking Code of 1969, as amended (the "MICHIGAN BANKING CODE"), and by other applicable laws, containing terms and conditions, not inconsistent with this Plan of Merger, as determined by Old Kent Bank. The Bank Consolidation shall only occur if the Merger is consummated, and it shall become effective immediately after the Effective Time or such later time as may be determined by Old Kent. To obtain the necessary regulatory approval for the Bank Consolidation to occur immediately after the Effective Time, Pinnacle and each Pinnacle Bank shall approve, adopt, execute, and deliver the Bank Consolidation Agreement and take other reasonably required or convenient steps prior to the Effective Time to effect the Bank Consolidation.


              ARTICLE II - CONVERSION AND EXCHANGE OF SHARES

     Subject to the terms and conditions of this Plan of Merger and as a result of the Merger, all Common Stock, $3.12 par value per share, of Pinnacle ("PINNACLE COMMON STOCK") shall be converted into Common Stock, $1 par value per share, of Old Kent ("OLD KENT COMMON STOCK") as follows:

     2.1  CONVERSION OF SHARES.  As of the Effective Time:

               2.1.1 CONVERSION OF PINNACLE COMMON STOCK. Except as provided below, each share of Pinnacle Common Stock outstanding immediately prior to the Effective Time shall be converted into .717 (the
     "EXCHANGE RATIO") shares of validly issued, fully paid, and nonassessable Old Kent Common Stock.

               2.1.2 OLD KENT RIGHTS. Each share of Old Kent Common Stock to be issued in the Merger shall have attached to it the number of "Old
     Kent Rights" issuable pursuant to the "Old Kent Rights Agreement" (as those terms are defined in Section 3.4.1, 3.4.5) that are attached to each issued and outstanding share of Old Kent Common Stock at the Effective Time, provided that the Old Kent Rights are not then separately transferable.

               2.1.3 CONVERSION OF MERGERSUB COMMON STOCK. Each share of Common Stock of MergerSub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one fully paid and nonassessable share of common stock, $3.12 par value per share, of the Surviving Corporation.

               2.1.4 NO CONVERSION OF OLD KENT COMMON STOCK. Each share of Old Kent Common Stock and each Old Kent Right outstanding immediately prior to the Effective Time shall continue to be outstanding without any change.

               2.1.5 STOCK HELD BY OLD KENT. Each share of Pinnacle Common Stock, if any, held by Old Kent or any of its subsidiaries for its own account, and not in a fiduciary or representative capacity for a person other than Old Kent or any of its subsidiaries, shall be canceled and no consideration shall be issuable or payable with respect to any such share.

               2.1.6 TREASURY SHARES. Each share of Pinnacle Common Stock held by Pinnacle as a treasury share, if any, shall be canceled and no Old
     Kent Common Stock or other consideration shall be issuable or payable with respect to any such share.

               2.1.7  DISSENTING SHARES.  Each outstanding share of Pinnacle
     Common Stock as to which a legally sufficient demand has been made in accordance with Section 5/11.70 of the Illinois Act and which was not voted in favor of approval of the Plan of Merger (each a "DISSENTING SHARE") shall, after the Effective Time of the Merger, represent only the rights of a dissenting shareholder under the Illinois Act, including the right to obtain payment for the estimated fair value of those shares, plus accrued interest, as provided under the Illinois Act. A Dissenting Share shall not be converted into, or represent, a right to receive Old Kent Common Stock as provided under this Plan of
     Merger.   Any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions. All payments in respect of Dissenting Shares shall be from funds of Old Kent and not from the acquired assets of Pinnacle. If, however, the holder of such a Dissenting Share fails to properly perfect, effectively withdraws, waives or loses, or otherwise becomes ineligible to exercise a dissenting shareholder's rights under the Illinois Act, then at that time the Dissenting Shares held by that shareholder shall be converted into Old Kent Common Stock as provided in this Section 2.1 (CONVERSION OF SHARES).

               2.1.8 PINNACLE COMMON STOCK NO LONGER OUTSTANDING. Each share of Pinnacle Common Stock outstanding immediately prior to the Effective Time shall, as of the Effective Time, no longer be outstanding and shall represent only the right to receive shares of Old Kent Common Stock as provided in this Plan of Merger, together with any dividends and other distributions payable as provided in
     Section 2.6.4 (DIVIDENDS PENDING SURRENDER), but subject to the payment of cash in lieu of fractional shares as provided in
     Section 2.7 (NO FRACTIONAL SHARES).

     2.2  UPSET PROVISION.  After a Closing is properly called pursuant to
Section 1.2 (THE CLOSING), Pinnacle shall have the right to terminate this Plan of Merger if the "Upset Condition" then exists.

               2.2.1 UPSET CONDITION. The "UPSET CONDITION" shall exist if both of the following conditions then exist:

               (a) The Final Old Kent Price (defined below) is less than $38.25 (the "FLOOR OLD KENT PRICE"); and

               (b) The number determined by dividing the Final Old Kent Price by $45.00 (the "INITIAL OLD KENT PRICE") is less than the number obtained by subtracting (i) 0.15 from (ii) the quotient obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below).

               2.2.2 FINAL OLD KENT PRICE. The "FINAL OLD KENT PRICE" means the average of the closing prices per share of Old Kent Common Stock reported on the New York Stock Exchange ("NYSE") for the ten consecutive full trading days ending on the eleventh business day prior to the date of the Closing (the "PRICING PERIOD"), as reported in the DOW JONES NEWS/RETRIEVAL system, or other equally reliable means.

               2.2.3 INITIAL INDEX PRICE. The "INITIAL INDEX PRICE" means the average of the closing prices per share of each of the common stocks of the Index Companies as reported on NYSE, The Nasdaq Stock Market ("NASDAQ"), or the American Stock Exchange ("AMEX") on March 18, 1999 ("INITIAL INDEX DATE"). The Initial Index Price computed as of a recent date is presented in Exhibit B as an illustration of the method of computation, but is subject to adjustment as provided in Sections
     2.2.6 (INDEX ADJUSTMENTS).

               2.2.4 FINAL INDEX PRICE. The "FINAL INDEX PRICE" means the average of the average closing prices per share of each of the common stocks of the Index Companies as reported on NYSE, NASDAQ, or AMEX for each trading day during the Pricing Period.

               2.2.5 INDEX COMPANIES. The term "INDEX COMPANIES" refers to the companies listed on EXHIBIT B, as the list may be modified under
     Section 2.2.7 (INDEX EXCLUSIONS).

               2.2.6 INDEX ADJUSTMENTS. If any Index Company declares a stock dividend, stock split, or stock split-up (any such event being a "STOCK DISTRIBUTION") of its common stock for which the ex-dividend date, ex-split date, ex-distribution date or other comparable date
     (the "EX-DATE") occurs between the Initial Index Date and the end of the Pricing Period, then for purposes of the definitions in Section
     2.2 (UPSET PROVISION) the closing prices for such common stock as of the Initial Index Date and each date during the Pricing Period prior to the Ex-Date shall be adjusted so as to be comparable as of the Initial Index Date and throughout the Pricing Period in the same manner as is described in Section 2.3.1(a) (STOCK DIVIDENDS AND DISTRIBUTIONS) for any Stock Distribution.

               2.2.7 INDEX EXCLUSIONS. There shall be excluded from the list of Index Companies any company as to which, between the Date of this Plan of Merger and the end the Pricing Period, there occurs or there is publicly announced (a) a proposed merger, acquisition, or business combination in which that company is not or will not be the survivor,
     (b) a tender offer, exchange offer, or other transaction or involving the acquisition of a majority of that company's common stock or assets, or (c) a reclassification, recapitalization, subdivision, spin-off, split-up, or combination of its common stock. If a company is excluded from the list of Index Companies, then the Initial Index Price and the Final Index Price shall be calculated as if the excluded company had not originally been included in the list of companies.

     2.3 ADJUSTMENTS. The Exchange Ratio, Floor Old Kent Price, Initial Old Kent Price, and Final Old Kent Price, and the related computations described in Sections 2.1 (CONVERSION OF SHARES) and 2.2 (UPSET PROVISION) shall be adjusted in the manner provided in this Section upon the occurrence of any of the following events:

               2.3.1 STOCK DIVIDENDS AND DISTRIBUTIONS. If Old Kent declares a Stock Distribution of Old Kent Common Stock to its holders prior to the date of the Effective Time, then:

               (a) If the Ex-Date for the Stock Distribution occurs before the end of the Pricing Period, then the Floor Old Kent Price and the Initial Old Kent Price (and if the Ex-Date occurs during the Pricing Period, then the closing price per share of Old Kent Common Stock for each day during the Pricing Period prior to the Ex-Date) shall each be adjusted by multiplying them by that ratio
          (i) the numerator of which shall be the total number of shares of Old Kent Common Stock outstanding immediately prior to the record date for the Stock Distribution; and (ii) the denominator of which shall be the total number of shares of Old Kent Common Stock that are outstanding immediately prior to that record date plus the additional number of shares to be issued in the Stock Distribution; and

               (b) If the record date for the Stock Distribution occurs prior to the Effective Time, then the Exchange Ratio shall be adjusted by multiplying it by that ratio (i) the numerator of which shall be the total number of shares of Old Kent Common Stock that are outstanding as of the record date for such Stock Distribution plus the additional number of shares to be issued in the Stock Distribution computed as of that record date; and (ii) the denominator of which shall be the total number of shares of

          Old Kent Common Stock outstanding as of the Stock Distribution's record date.

               2.3.2 OTHER ACTION AFFECTING OLD KENT COMMON STOCK. If there occurs, other than as described in the preceding subsection, any merger, business combination, recapitalization, reclassification, subdivision, or combination that would substantially change the number and value of outstanding shares of Old Kent Common Stock; a distribution of warrants or rights with respect to Old Kent Common Stock; or any other transaction that would have a substantially similar effect; then the nature or amount of the consideration to be received by the shareholders of Pinnacle in exchange for their shares of Pinnacle Common Stock and the Exchange Ratio shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of a reclassification of outstanding shares of Old Kent Common Stock or a consolidation or merger of Old Kent with or into another corporation, other than a merger in which Old Kent is the surviving corporation and which merger does not result in any reclassification of Old Kent Common Stock, holders of Pinnacle Common Stock would receive, in lieu of each share of Old Kent Common Stock to be issued in exchange for Pinnacle Common Stock based on the Exchange Ratio, the kind and amount of shares of Old Kent stock, other securities, money, and/or property receivable upon such reclassification, consolidation, or merger by holders of Old Kent Common Stock with respect to each share of Old Kent Common Stock outstanding immediately prior to such reclassification, consolidation, or merger.

               2.3.3 EMPLOYEE STOCK OPTIONS, ETC. Notwithstanding any other provisions of this Section, no adjustment shall be made in the event of the issuance of additional shares of Old Kent Common Stock pursuant to Old Kent's dividend reinvestment plan, pursuant to the exercise of stock options under stock option plans of Old Kent, or upon the grant or sale of shares or rights to receive shares to, or for the account of, Old Kent directors or employees pursuant to restricted stock, deferred stock compensation, thrift, employee stock purchase, and other compensation benefit plans of Old Kent.

               2.3.4 AUTHORIZED BUT UNISSUED SHARES. Notwithstanding the other provisions of this Section, no adjustment shall be made in the event of the issuance of additional shares of Old Kent Common Stock or other securities pursuant to a public offering, private placement, or an acquisition of one or more banks, corporations, or business assets as authorized by the board of directors of Old Kent or a duly authorized committee of the board.

               2.3.5 CHANGES IN CAPITAL. Subject only to making any adjustment to the Exchange Ratio and related computations prescribed by this

     Section, nothing contained in this Plan of Merger shall preclude Old Kent from amending its restated articles of incorporation to change its capital structure or from issuing additional shares of Old Kent Common Stock, preferred stock, shares of other capital stock, or securities that are convertible into shares of capital stock.

     2.4 INCREASE IN OUTSTANDING SHARES OF PINNACLE COMMON STOCK. In the event that the number of shares of Pinnacle Common Stock outstanding is greater than 7,399,343 for any reason whatsoever (whether or not such increase constitutes a breach of this Plan of Merger), other than the issuance of not more than 118,000 shares upon the exercise of Pinnacle stock options identified in Section 4.4 (CAPITAL STOCK), then the Exchange Ratio shall be adjusted by multiplying it by a fraction (i) the numerator of which shall be 7,399,343 (the total number of shares of Pinnacle Common Stock outstanding as of the Date of the Plan of Merger); and (ii) the denominator of which shall be the total number of shares of Pinnacle Common Stock outstanding as of the Effective Time of the Merger, excluding not more than 118,000 shares, if any, issued after the Date of the Plan of Merger upon the exercise of Pinnacle stock options identified in
Section 4.4 (CAPITAL STOCK).

     2.5 CESSATION OF SHAREHOLDER STATUS. As of the Effective Time, each record holder of shares of Pinnacle Common Stock outstanding immediately prior to the Effective Time shall cease to be a shareholder of Pinnacle and shall have no rights as a Pinnacle shareholder, except to the extent provided by the Illinois Act with respect to Dissenting Shares. Except with respect to Dissenting Shares, each stock certificate representing shares of Pinnacle Common Stock outstanding immediately prior to the Effective Time ("OLD CERTIFICATES") shall then be considered to represent shares of Old Kent Common Stock and the right to receive cash in lieu of fractional shares, all as provided in this Plan of Merger.

     2.6 SURRENDER OF OLD CERTIFICATES AND DISTRIBUTION OF OLD KENT COMMON STOCK. After the Effective Time, Old Certificates shall be exchangeable by the holders thereof for new stock certificates representing the number of shares of Old Kent Common Stock to which such holders shall be entitled in the following manner:

               2.6.1 TRANSMITTAL MATERIALS. As soon as practicable after the Effective Time, Old Kent shall send or cause to be sent to each record holder of Pinnacle Common Stock as of the Effective Time transmittal materials for use in exchanging that holder's Old Certificates for Old Kent Common Stock certificates. The transmittal materials will contain instructions with respect to the surrender of Old
     Certificates.

               2.6.2 EXCHANGE AGENT. On or prior to the Effective Time, Old Kent will deliver to Old Kent Bank, a Michigan banking corporation, or such other bank or trust company as Old Kent may designate (the "EXCHANGE AGENT"), certificates representing the number of shares of Old Kent Common Stock issuable and the amount of cash payable for fractional shares in the Merger. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to such shares of Old Kent Common Stock, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the record holders entitled to such shares.

               2.6.3 DELIVERY OF NEW CERTIFICATES. Old Kent shall cause the Exchange Agent to promptly issue and deliver stock certificates in the names and to the addresses that appear on Pinnacle's stock records as of the Effective Time, or in such other name or to such other address as may be specified by the holder of record in transmittal documents received by the Exchange Agent; PROVIDED, that with respect to each Pinnacle shareholder, the Exchange Agent shall have received all of the Old Certificates held by that shareholder, or an affidavit of loss and indemnity bond for such certificate or certificates, together with properly executed transmittal materials; and such certificates, transmittal materials, affidavits, and bonds are in a form and condition reasonably acceptable to Old Kent and the Exchange Agent.

               2.6.4 DIVIDENDS PENDING SURRENDER. Whenever a dividend is declared by Old Kent on Old Kent Common Stock that is payable to shareholders of record of Old Kent as of a record date on or after the date of the Effective Time, the declaration shall include dividends on all shares issuable under this Plan of Merger. No former shareholder of Pinnacle shall be entitled to receive a distribution of any such dividend until the physical exchange of that shareholder's Old Certificates (or an affidavit of loss and indemnity bond for such certificates) for new Old Kent Common Stock certificates shall have been effected. Upon the physical exchange of that shareholder's Old Certificates (or an affidavit of loss and indemnity bond for such certificates), that shareholder shall be entitled to receive from Old Kent an amount equal to all such dividends (without interest thereon and less the amount of taxes, if any, that may have been imposed or paid thereon) declared and paid with respect to the shares of Old Kent Common Stock represented thereby.

               2.6.5 STOCK TRANSFERS. After the Effective Time, there shall be no transfers on Pinnacle's stock transfer books of the shares of Pinnacle Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates are properly presented for transfer, then they shall be canceled and exchanged for stock certificates representing shares of Old Kent Common Stock as provided in this Plan of Merger. After the Effective Time, ownership of such shares as are represented by any Old

     Certificates may be transferred only on the stock transfer records of Old Kent.

               2.6.6 EXCHANGE AGENT'S DISCRETION. The Exchange Agent shall have discretion to determine reasonable rules and procedures relating to the exchange (or lack thereof) of Old Certificates and the issuance and delivery of new certificates of Old Kent Common Stock into which shares of Pinnacle Common Stock are converted in the Merger and governing the payment for fractional shares of Pinnacle Common Stock.

     2.7 NO FRACTIONAL SHARES. Notwithstanding any other provision of this Article II, no certificates or scrip representing fractional shares of Old Kent Common Stock shall be issued in the Merger upon the surrender of Old Certificates. No fractional interest in any share of Old Kent Common Stock resulting from the Merger shall be entitled to any part of a dividend, distribution, or stock split with respect to shares of Old Kent Common Stock nor entitle the record holder to vote or exercise any rights of a shareholder with respect to that fractional interest. In lieu of issuing any fractional share, each holder of an Old Certificate who would otherwise have been entitled to a fractional share of Old Kent Common Stock upon surrender of all Old Certificates for exchange shall be paid an amount in cash (without interest) equal to such fraction of a share multiplied by the Final Old Kent Price.

     2.8  STOCK OPTIONS.

               2.8.1 PLAN AMENDMENT. The Pinnacle Banc Group, Inc. 1990 Incentive Stock Option Plan (the "OPTION PLAN") is hereby interpreted and amended, subject to approval of this Plan of Merger by Pinnacle's shareholders and effective immediately prior to the Effective Time of the Merger, as follows:

               (a) For all purposes of the Option Plan, the Merger (and the contemplated subsequent liquidation of Pinnacle) shall be considered to be a merger of Pinnacle in which Pinnacle is not the surviving corporation.

               (b) The provision of the Option Plan that provides for the termination of outstanding stock options that remain unexercised immediately prior to the Merger ("UNEXERCISED OPTIONS") upon consummation of the Merger and the subsequent liquidation of Pinnacle shall be deleted. To that end, the third paragraph of
          Section V ("Changes in Stock") of the Option Plan shall be amended to provide:

                    "Anything contained herein to the contrary
               notwithstanding, upon the dissolution or liquidation of the Company or upon any merger or consolidation in which the Company is not the surviving corporation, the holder shall have the right, immediately prior to such dissolution, liquidation, merger or consolidation, to exercise his option in whole or in part to the extent it had not been exercised, without regard to any installment limitations placed on the exercise of the option, but in no event shall an option be exercised after the expiration of its terms."

               (c) Each Unexercised Option shall become, at the Effective Time, an option to purchase that number of shares of Old Kent Common Stock equal to the number of shares of Pinnacle Common Stock subject to such Unexercised Option multiplied by the Exchange Ratio, rounded to the nearest whole share.

               2.8.2 OPTION EXERCISES. The exercise price per share of Old Kent Common Stock under the option shall be equal to the exercise price per share of the Pinnacle Common Stock that was purchasable under each Unexercised Option divided by the Exchange Ratio (rounded to the nearest whole cent). In addition, each option that is an "incentive stock option" as defined in Section 422 of the Internal Revenue Code shall be adjusted as required by Section 424 of the Internal Revenue Code and the regulations issued thereunder so as not to constitute a modification, extension or renewal of the option within the meaning of section 424 of the Internal Revenue Code. The duration and other terms and conditions of the assumed options shall be the same as the original Pinnacle options, except that any reference to Pinnacle shall be considered to be references to Old Kent.

               2.8.3 REGISTRATION. Old Kent shall use its best efforts to file as soon as possible after the Effective Time, and in no event later than 30 days after the Effective Time, and use its best efforts to maintain the effectiveness of, a registration statement with the SEC covering such options and the sale of the Old Kent Common Stock issuable upon exercise of such options so long as unexercised options remain outstanding.

               2.8.4 NO NEW OPTIONS. At the Effective Time, the Option Plan shall be terminated with respect to the granting of any additional options or option rights.

               2.8.5 NO CASH SURRENDER. In no event and at no time shall Pinnacle (including its board of directors or any committee thereof) permit or allow the holder of any outstanding Unexercised Options pursuant to the Pinnacle Banc Group, Inc., 1990 Incentive Stock Option Plan (the "OPTION PLAN") to receive cash in exchange for the cancellation of any Unexercised Option.


          ARTICLE III - OLD KENT'S REPRESENTATIONS AND WARRANTIES

     Old Kent and MergerSub represent and warrant to Pinnacle that, except as otherwise set forth in the disclosure statement furnished to Pinnacle by Old Kent on March 26, 1999 (the "OLD KENT DISCLOSURE STATEMENT"):

     3.1  AUTHORIZATION, NO CONFLICTS, ETC.

               3.1.1  AUTHORIZATION OF AGREEMENT.   Each of Old Kent and
     MergerSub has the requisite corporate power and authority to execute and deliver this Plan of Merger and to consummate the Merger. This Plan of Merger has been duly approved and adopted and the consummation of the Merger has been duly authorized by the boards of directors of Old Kent and MergerSub and the sole shareholder of MergerSub and no other corporate proceedings on the part of Old Kent or MergerSub are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and constitutes valid and binding obligations of, Old Kent and MergerSub and is enforceable against Old Kent and MergerSub in accordance with its terms.

               3.1.2 NO CONFLICT, BREACH, VIOLATION, ETC. The execution, delivery, and performance of this Plan of Merger by Old Kent and MergerSub, and the consummation of the Merger by Old Kent and MergerSub, do not and will not violate, conflict with, or result in a breach of: (a) any provision of Old Kent's restated articles of incorporation or bylaws or MergerSub's articles of incorporation or bylaws; or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, memorandum of understanding, arbitral award, decree, or injunction applicable to Old Kent or its subsidiaries, assuming the timely receipt of each of the approvals referred to in
     Section 3.1.4 (REQUIRED APPROVALS).

               3.1.3 NO CONTRACTUAL BREACH, DEFAULT, LIABILITY, ETC. The execution, delivery, and performance of this Plan of Merger by Old Kent and MergerSub, and the consummation of the Merger by Old Kent and MergerSub, do not and will not:

               (a) AGREEMENTS, ETC. Violate, conflict with, result in a breach of, constitute a default under, require any consent, approval, waiver, extension, amendment, authorization, notice or filing under, or extinguish any material contract right of Old Kent or any of its subsidiaries under any agreement, mortgage, lease, commitment, indenture, other instrument, or obligation to which Old Kent or any of its subsidiaries is a party or by which they are bound or affected, the result of which would have a "Material Adverse Effect" (as defined in Section 9.1 ("MATERIAL ADVERSE EFFECT" DEFINED)) on Old Kent;

               (b) REGULATORY RESTRICTIONS. Violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or similar regulatory consent agreement to which Old Kent is a party or subject, or by which it is bound or affected; or

               (c) TORTIOUS INTERFERENCE. Subject Pinnacle to material liability for tortious interference with contractual rights.

               3.1.4 REQUIRED APPROVALS. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by Old Kent and MergerSub other than in connection or compliance with the provisions of the Michigan Act and the Illinois Act, compliance with federal and state securities laws, bylaws and rules of the New York Stock Exchange, and the approvals required under the Bank Holding Company Act of 1956, as amended (the "FEDERAL BANK HOLDING COMPANY ACT"), the Federal Deposit Insurance Act, as amended the ("FDIA"), the Michigan Banking Code, the Illinois Bank Holding Company Act, as amended (the "ILLINOIS BANK HOLDING COMPANY ACT"), and the Illinois Bank Act, as amended (the "ILLINOIS BANK ACT").

     3.2 ORGANIZATION AND GOOD STANDING. Each of Old Kent and MergerSub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Old Kent possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. Old Kent is a bank holding company duly registered as such with the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD") under the Federal Bank Holding Company Act. Old Kent is qualified or admitted to conduct business as a foreign corporation in each state in which the failure to be so qualified or admitted would have a Material Adverse Effect on Old Kent.

     3.3 SUBSIDIARIES. Old Kent owns all of the issued and outstanding shares of capital stock of Old Kent Bank and MergerSub free and clear of all claims, security interests, pledges, or liens of any kind. Old Kent Bank is duly organized, validly existing, and in good standing as a banking corporation under the laws of the state of Michigan.

     3.4  CAPITAL STOCK.

               3.4.1 CLASSES AND SHARES--OLD KENT. The authorized capital stock of Old Kent consists of 325,000,000 shares divided into two classes as follows: (a) 300,000,000 shares of Old Kent Common Stock, of which, as of March 11, 1999, a total of 103,760,063 shares were validly issued and outstanding; and (b) 25,000,000 shares of preferred stock, without par value, of which 3,000,000 shares are designated Series A Preferred Stock, 500,000 shares are designated Series B Preferred Stock, and 1,000,000 shares are designated Series C Preferred Stock, none of which preferred stock was issued and outstanding as of the Date of the Plan of Merger. The 1,000,000 shares of Series C Preferred Stock are reserved for issuance pursuant to Series C Preferred Stock Purchase Rights (the "OLD KENT RIGHTS") governed by a Rights Agreement, dated as of January 20, 1997, as amended, between Old Kent and Old Kent Bank (the "OLD KENT RIGHTS AGREEMENT").

               3.4.2  NO OTHER CAPITAL STOCK.  As of the Date of the Plan of
     Merger: (a) other than Old Kent Common Stock, there is no security or class of securities issued and outstanding that represents or is convertible into capital stock of Old Kent; and (b) there is no outstanding subscription, option, warrant, or right to acquire any capital stock of Old Kent, or agreement to which Old Kent is a party or by which it is bound to issue capital stock, except as set forth in, or as contemplated by, this Plan of Merger, and except (i) the Old Kent Rights (which as of the Date of the Plan of Merger were represented by and transferable only with certificates representing shares of Old Kent Common Stock); (ii) stock options awarded pursuant to stock option plans; (iii) provisions for the grant or sale of shares or the right to receive shares to, or for the account of, employees and directors pursuant to restricted stock, deferred stock compensation, stock purchase and other benefit plans; (iv) shares of Old Kent Common Stock issuable under agreements entered into in connection with mergers or acquisitions of direct or indirect subsidiaries or assets in transactions approved by the Old Kent board of directors or a committee of such board; and (v) shares of Old Kent Common Stock issuable under Old Kent's dividend reinvestment plan and employee stock purchase plans.

     .         3.4.3  ISSUANCE OF SHARES.  Between March 11, 1999, and the Date
     of the Plan of Merger, no additional shares of capital stock have been issued by Old Kent, except as described in this Plan of Merger, and except for shares issued or issuable pursuant to (a) the exercise of employee stock options under employee stock option plans; (b) the grant or sale of shares to, or for the account of, employees and directors pursuant to restricted stock, deferred stock compensation, stock purchase or other benefit plans; (c) the grant or sale of shares of Old Kent Common Stock issuable under agreements entered into in connection with acquisitions of direct or indirect subsidiaries or assets of such subsidiaries in transactions approved by the Old Kent board of directors or committee thereof; and (d) Old Kent's dividend reinvestment plan and employee stock purchase plans.

               3.4.4 VOTING RIGHTS. Neither Old Kent nor any of its subsidiaries (other than MergerSub) has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger, or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

               3.4.5 CLASSES AND SHARES -- MERGERSUB. The authorized capital stock of MergerSub consists of 60,000 shares of common stock, of which, as of the execution of this Plan of Merger, a total of 1,000 shares were validly issued and outstanding.

     3.5 OLD KENT COMMON STOCK. The shares of Old Kent Common Stock to be issued in the Merger in accordance with this Plan of Merger have been duly authorized and reserved and, when issued as contemplated by this Plan of Merger, will be validly issued, fully paid, and nonassessable shares.

     3.6  FINANCIAL STATEMENTS.

               3.6.1 FINANCIAL STATEMENTS. The consolidated financial statements of Old Kent and its subsidiaries as of and for the each of three years ended December 31, 1996, 1997, and 1998, as reported on by Old Kent's independent accountants, including all schedules and notes relating to such statements (collectively, "OLD KENT'S FINANCIAL STATEMENTS"), fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Old Kent as of the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted United States accounting principles ("GAAP") consistently applied.
     The unaudited consolidated financial statements of Old Kent and its subsidiaries as of and for each quarter ending after the Date of the Plan of Merger, until the Effective Time, including all schedules and notes relating to such statements, will be correct and complete, in all material respects.

               3.6.2 CALL REPORTS. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

               (a) The consolidated reports of condition and income of Old Kent Bank as of and for each of the years ended December 31,

          1996, 1997, and 1998, as filed with the Federal Deposit Insurance Corporation ("FDIC"); and

               (b) The FR Y-9 and FR Y-6 for Old Kent and Old Kent Bank as of and for each of the years ended December 31, 1996, 1997, and 1998, as filed with the Federal Reserve Board.

          All of such reports required to be filed prior to the Closing by Old Kent and/or Old Kent Bank will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed.

     3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected or reserved against in Old Kent's Financial Statements as of December 31, 1998, as of such date, neither Old Kent nor any of its subsidiaries had liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) as to which there is a reasonable probability that they could have a Material Adverse Effect on Old Kent.

     3.8 ABSENCE OF MATERIAL ADVERSE CHANGE. Since December 31, 1998, there has been no change in the financial condition, income, expenses, or business of Old Kent and its subsidiaries (and not the banking industry as a whole) that had or in the future will have a Material Adverse Effect on Old Kent. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that there will occur a Material Adverse Effect on Old Kent that is not applicable to the banking industry as a whole.

     3.9 ABSENCE OF LITIGATION. There is no action, suit, proceeding, claim, arbitration, or investigation pending or, to Old Kent's knowledge, threatened by any person, including without limitation any governmental or regulatory agency, against Old Kent or any of its subsidiaries, or the assets or business of Old Kent or any of its subsidiaries, any of which has had or in the future would have a Material Adverse Effect on Old Kent. There is no factual basis known to Old Kent that presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

     3.10  REGULATORY FILINGS.  In the last two years:

               3.10.1 SEC FILINGS. Old Kent has filed, and will in the future continue to file, in a timely manner all required filings with the Securities and Exchange Commission (the "SEC"), including without limitation all reports on Form 10-K and Form 10-Q;

               3.10.2 REGULATORY FILINGS. Old Kent has filed in a timely manner all other material filings with other regulatory bodies for which filings are required; and

               3.10.3 COMPLETE AND ACCURATE. All such filings, as of their respective filing dates, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.11  REGISTRATION STATEMENT, ETC.

               3.11.1 "TRANSACTION DOCUMENTS." The term "TRANSACTION DOCUMENTS" shall collectively mean: (i) the registration statement to be filed by Old Kent with the SEC (the "REGISTRATION STATEMENT") in connection with the Old Kent Common Stock to be issued in the Merger;
     (ii) the prospectus and proxy statement (the "PROSPECTUS AND PROXY STATEMENT") to be mailed to Pinnacle shareholders in connection with the Shareholders' Meeting (as defined below); and (iii) any other documents to be filed with the SEC, the Federal Reserve Board, the Michigan Financial Institutions Bureau ("FIB"), the Illinois Commissioner of Banks and Real Estate ("ILLINOIS COMMISSIONER"), the states of Michigan or Illinois, or any other regulatory agency in connection with the Merger.

               3.11.2 ACCURATE INFORMATION. The information to be supplied by Old Kent for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a) at the respective times such Transaction Documents are filed; (b) with respect to the Registration Statement, when it becomes effective; and
     (c) with respect to the Prospectus and Proxy Statement, when it is mailed and at the time of the Shareholders' Meeting.

               3.11.3 COMPLIANCE OF FILINGS. All documents that Old Kent is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.

     3.12 INVESTMENT BANKERS AND BROKERS. Old Kent has not employed any broker, finder, or investment banker in connection with the Merger. Old Kent has no express or implied agreement with any other person or company relative to any commission or finder's fee payable with respect to this Plan of Merger or the transactions contemplated by it.

     3.13  ACCOUNTING AND TAX TREATMENT.   Neither Old Kent nor, to its
knowledge, any of its affiliates, has taken or agreed to take any action or knows of any reason that, with respect to Old Kent and its affiliates, would prevent Old Kent from accounting for the business combination to be effected by the Merger as a pooling-of-interests. Old Kent is aware of no reason why the Merger will fail to qualify as a reorganization under
Section 368(a) of the Internal Revenue Code.

     3.14 AGREEMENTS WITH BANK REGULATORS. Neither Old Kent nor any of Old Kent's subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Old Kent been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Old Kent nor any of Old Kent's subsidiaries is required by applicable law to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. As of the Date of the Plan of Merger, Old Kent knows of no reason why the regulatory approvals referred to in Sections 3.1.4 and 4.1.4 (REQUIRED APPROVALS) should not be obtained.

     3.15 EVENTS SINCE DECEMBER 31, 1998. Neither Old Kent nor any of Old Kent's subsidiaries has, since December 31, 1998, conducted its business other than in the ordinary course or as contemplated by this Plan of Merger.

     3.16 RESERVE FOR LOAN LOSSES. The reserve for credit losses as reflected in Old Kent's Financial Statements was (a) adequate to meet all reasonably anticipated credit losses, net of recoveries related to assets previously charged off as of those dates, and (b) consistent with GAAP and safe and sound banking practices.

     3.17 PUBLIC COMMUNICATIONS; SECURITIES OFFERING. Each annual report, quarterly report, proxy material, press release, or other communication previously sent or released by Old Kent to Old Kent's shareholders or the public did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under that they were made, not misleading.

     3.18 YEAR 2000 COMPLIANCE. Old Kent has: (i) initiated a review and assessment of all areas within the business and operations (including those affected by material suppliers and vendors) of Old Kent and each of its subsidiaries that could be adversely affected by the "YEAR 2000 PROBLEM," meaning the risk that computer applications used by Old Kent or any of its subsidiaries (or material suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999; (ii) developed a plan and time line for addressing the Year 2000 Problem on a timely basis; and (iii) to date, implemented that plan in accordance with that timetable. Old Kent believes that all computer applications (including those of its material suppliers and vendors) that are material to the business and operations of Old Kent or any of its subsidiaries will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000, except to the extent that a failure to do so would not have a Material Adverse Effect on Old Kent.

     3.19 TRUE AND COMPLETE INFORMATION. No schedule, statement, list, certificate, or other information furnished or to be furnished by Old Kent in connection with this Plan of Merger, including the Old Kent Disclosure Statement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.


          ARTICLE IV - PINNACLE'S REPRESENTATIONS AND WARRANTIES

     Pinnacle represents and warrants to Old Kent and MergerSub that, except as otherwise set forth in the disclosure statement furnished to Old Kent by Pinnacle on March 26, 1999, as amended April 1, 1999 (the "PINNACLE DISCLOSURE STATEMENT"):

     4.1  AUTHORIZATION, NO CONFLICTS, ETC.

               4.1.1  AUTHORIZATION OF AGREEMENT.   Pinnacle has the requisite
     corporate power and authority to execute and deliver this Plan of Merger and, subject to approval and adoption by Pinnacle's shareholders, to consummate the Merger. This Plan of Merger has been duly approved and adopted and the consummation of the Merger have been duly authorized by the board of directors of Pinnacle and no other corporate proceedings on the part of Pinnacle are necessary to authorize this Plan of Merger or to consummate the Merger, subject only to approval and adoption by the shareholders of Pinnacle. This
     Plan of Merger has been duly executed and delivered by, and constitutes valid and binding obligations of, Pinnacle and is enforceable against Pinnacle in accordance with its terms.

               4.1.2 NO CONFLICT, BREACH, VIOLATION, ETC. The execution, delivery, and performance of this Plan of Merger by Pinnacle, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of any provision of: (a) Pinnacle's or any of Pinnacle's subsidiaries' articles of incorporation, by-laws, or similar organization documents; or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, memorandum of understanding, arbitral award, decree, or injunction applicable to Pinnacle or any of Pinnacle's subsidiaries, assuming the timely receipt of each of the approvals referred to in Section 4.1.4 (REQUIRED APPROVALS).

               4.1.3 NO CONTRACTUAL BREACH, DEFAULT, LIABILITY, ETC. The execution, delivery, and performance of this Plan of Merger by Pinnacle, and the consummation of the Merger, do not and will not:

               (a) AGREEMENTS, ETC. Violate, conflict with, result in a breach of, constitute a default under, require any consent, approval, waiver, extension, amendment, authorization, notice or filing under, or extinguish any material contract right of Pinnacle or any of Pinnacle's subsidiaries under any agreement, mortgage, lease, commitment, indenture, other instrument, or obligation to which Pinnacle or any of Pinnacle's subsidiaries is a party or by which they are bound or affected, the result of which would have a Material Adverse Effect on Pinnacle or Pinnacle's subsidiaries;

               (b) REGULATORY RESTRICTIONS. Violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or similar regulatory consent agreement to which Pinnacle or any of its subsidiaries is a party or subject, or by which it is bound or affected; or

               (c) TORTIOUS INTERFERENCE. Subject Old Kent or its subsidiaries to liability for tortious interference with contractual rights.

               4.1.4 REQUIRED APPROVALS. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by Pinnacle other than in connection or compliance with the provisions of the Michigan Act and Illinois Act, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Federal Bank Holding Company Act, the FDIA, the Michigan Banking Code, the Illinois Bank Holding Company Act, and the Illinois Bank Act.

     4.2 ORGANIZATION AND GOOD STANDING. Pinnacle is a corporation duly organized, validly existing, and in good standing under the laws of the

State of Illinois. Pinnacle possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. Pinnacle is bank holding company duly registered as such with the Federal Reserve Board under the Federal Bank Holding Company Act. Pinnacle is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure would not have a Material Adverse Effect on Pinnacle.

     4.3  SUBSIDIARIES.

               4.3.1 OWNERSHIP. Pinnacle owns all of the issued and outstanding shares of capital stock of each of its subsidiaries, free and clear of any claim, security interest, pledge, or lien of any kind. Each Pinnacle Bank is duly organized, validly existing, and in good standing as a bank under the laws of the state of Illinois. Each of Pinnacle's other subsidiaries (as listed in the Pinnacle Disclosure Statement) is duly incorporated, validly existing, and in good standing in its state of incorporation. Pinnacle does not have "CONTROL" (as defined in Section 2(a)(2) of the Federal Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any corporation engaged in an active trade or business or that holds any significant assets other than as stated in or disclosed under this Section.

               4.3.2 RIGHTS TO CAPITAL STOCK. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock of any of Pinnacle's subsidiaries.

               4.3.3 QUALIFICATION AND POWER. Each of Pinnacle's subsidiaries is qualified or admitted to conduct business in each state where such qualification or admission is required except that state or those states where the failure to be so qualified or admitted would not have a Material Adverse Effect on Pinnacle or Pinnacle's subsidiaries.
     Each of Pinnacle's subsidiaries has full corporate power and authority to carry on its business as and where now being conducted.

               4.3.4 DEPOSIT INSURANCE; OTHER ASSESSMENTS. Each Pinnacle Bank maintains in full force and effect deposit insurance through the Bank Insurance Fund of the FDIC. Each Pinnacle Bank has fully paid to the FDIC as and when due all assessments with respect to its deposits as are required to maintain such deposit insurance in full force and effect. Each Pinnacle Bank has paid as and when due all material fees, charges, assessments, and the like to each and every governmental or regulatory agency having jurisdiction as required by law, regulation, or rule.

               4.3.5 NO ACQUISITION OR MERGER RESTRICTIONS. Each of the Pinnacle Banks has existed and operated under the Illinois Bank Act for more than five years and qualifies under the Illinois Bank Holding Company Act to be acquired by an out of state bank holding company, and, immediately thereafter, to be merged or consolidated with and into an out of state bank.

     4.4  CAPITAL STOCK.

               4.4.1 CLASSES AND SHARES. The authorized capital stock of Pinnacle consists of 20,000,000 shares of common stock, $3.12 par value per share, of which 7,399,343 shares are issued and outstanding as of March 18, 1999, and 369,999 shares were reserved for issuance under the Option Plan, of which options on 118,000 shares were outstanding as of the Date of the Plan of Merger.

               4.4.2 NO OTHER CAPITAL STOCK. Except for the Option Agreement, there is no security or class of securities authorized or issued that represents or is convertible into capital stock of Pinnacle and, except for Unexercised Options to acquire up to 118,000 shares of Pinnacle Common Stock under the Option Plan, there is no outstanding subscription, option, warrant, or right to acquire any capital stock of Pinnacle, or agreements to which Pinnacle is a party or by which it is bound to issue capital stock. No stock option agreement issued under the Option Plan requires the payout of cash in exchange for the cancellation of such Unexercised Option.

               4.4.3 ISSUANCE OF SHARES. After the Date of the Plan of Merger, the number of issued and outstanding shares of Pinnacle Common Stock is not subject to change before the Effective Time except for issuance of up to 118,000 additional shares of Pinnacle Common Stock pursuant to the exercise of Unexercised Options issued under the Option Plan.

               4.4.4 VOTING RIGHTS. Other than the shares of Pinnacle Common Stock described in this Section, neither Pinnacle nor any of Pinnacle's subsidiaries has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

     4.5  FINANCIAL STATEMENTS.

               4.5.1 FINANCIAL STATEMENTS. The consolidated financial statements of Pinnacle as of and for the each of three years ended December 31, 1996, 1997, and 1998, as reported on by Pinnacle's independent accountants, including all schedules and notes relating to such statements, as previously delivered to Old Kent (collectively,

     "PINNACLE'S FINANCIAL STATEMENTS"), fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Pinnacle as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied. The unaudited consolidated financial statements of Pinnacle and its subsidiaries as of and for each quarter ending after the Date of the Plan Merger until the Effective Time, including all schedules and notes relating to such statements, will be correct and complete, in all material respects.
     No financial statements of any entity other than the Pinnacle Banks is required by GAAP to be included in the consolidated financial statements of Pinnacle.

               4.5.2 CALL REPORTS. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

               (a) The consolidated reports of condition and income of each Pinnacle Bank as of and for each of the years ended December 31, 1996, 1997, and 1998, as filed with the FDIC; and

               (b) The FR Y-9 and FR Y-6 for Pinnacle as of and for each of the years ended December 31, 1996, 1997, and 1998, as filed with the Federal Reserve Board.

          All of such reports required to be filed prior to the Closing by Pinnacle and/or each Pinnacle Bank will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section are collectively referred to as the "CALL REPORTS."

     4.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected or reserved against in Pinnacle's Financial Statements as of December 31, 1998, neither Pinnacle nor any of Pinnacle's subsidiaries had, as of such date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) as to which there is a reasonable probability that they could have a Material Adverse Effect on Pinnacle.

     4.7 ABSENCE OF MATERIAL ADVERSE CHANGE. Since December 31, 1998, there has been no change in the financial condition, income, expenses, assets, liabilities, business, or prospects of Pinnacle (and not the banking industry as a whole) that had or in the future will have a Material Adverse Effect. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that there will occur a change that would have a Material

Adverse Effect on Pinnacle that is not applicable to the banking industry as a whole.

     4.8 ABSENCE OF LITIGATION. There is no action, suit, proceeding, claim, arbitration, or investigation pending or, to the knowledge of Pinnacle, threatened by any person, including without limitation any governmental or regulatory agency, against Pinnacle or any of Pinnacle's subsidiaries, or the assets or business of Pinnacle or any of Pinnacle's subsidiaries, any of which has had or may have a Material Adverse Effect on Pinnacle or Pinnacle's subsidiaries. There is no factual basis that presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

     4.9 NO INDEMNIFICATION CLAIMS. To the knowledge of Pinnacle, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any agreement, contract, or arrangement providing for corporate indemnification or reimbursement of any such person, which is reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on Pinnacle or Pinnacle's subsidiaries.

     4.10 CONDUCT OF BUSINESS. Pinnacle and each of Pinnacle's subsidiaries have conducted their respective businesses and used their respective properties in substantial compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, civil rights, employee protection, fair employment practices, fair labor standards, and insurance; and Environmental Laws (as defined in Section 4.24.2 (ENVIRONMENTAL LAWS)); except for violations (individually or in the aggregate) that would not have a Material Adverse Effect on Pinnacle.

     4.11 CONTRACTS. There is no existing default by Pinnacle or any of Pinnacle's subsidiaries, or any other party, under any contract or agreement to which Pinnacle or any of Pinnacle's subsidiaries is a party, or by which they are bound, the result of which would have a Material Adverse Effect on Pinnacle or Pinnacle's subsidiaries. Excepting any ordinary and customary banking relationships, there is no material agreement, contract, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument under which another party is in material default under its obligations to Pinnacle or its subsidiaries. Pinnacle is not party to any contract, agreement, arrangement, or understanding (other than ordinary and customary banking relationships) that would require Pinnacle or any of its subsidiaries to make payments or make expenditures in excess of $200,000 per year or that would require any payment to another party upon termination in excess of $50,000.

     4.12   REGULATORY FILINGS.  In the last five years:

               4.12.1 SEC FILINGS. Pinnacle has filed, and in the future will continue to file, in a timely manner all required filings with the SEC, including without limitation all reports on Form 10-K and Form
     10-Q;

               4.12.2 REGULATORY FILINGS. Pinnacle has filed in a timely manner all other filings with other regulatory bodies for which filings are required; and

                4.12.3 COMPLETE AND ACCURATE. All such filings, as of their respective filing dates, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All such filings complied in all material respects with all laws, regulations, forms, and guidelines applicable to such filings.

     4.13  REGISTRATION STATEMENT, ETC.

               4.13.1 ACCURATE INFORMATION. The information to be supplied by Pinnacle for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a) at the respective times such Transaction Documents are filed; (b) with respect to the Registration Statement, when it becomes effective; and
     (c) with respect to the Prospectus and Proxy Statement, when it is mailed and at the time of the Shareholders' Meeting.

               4.13.2 COMPLIANCE OF FILINGS. All documents that Pinnacle is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.

     4.14 AGREEMENTS WITH BANK REGULATORS. Neither Pinnacle nor any of Pinnacle's subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Pinnacle been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Pinnacle nor any of Pinnacle's subsidiaries is required by applicable law to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. As of the Date of the Plan of Merger, Pinnacle knows of no reason why the regulatory approvals referred to in Sections 3.1.4 and 4.1.4 (REQUIRED APPROVALS) cannot be obtained or why the process would be materially impeded.

     4.15  TAX MATTERS.

               4.15.1 TAXES DEFINED. "TAXES" means any federal, state, county, local, or foreign taxes, charges, assessments, levies, deficiencies, or other governmental fees, charges, or amounts required to be collected, withheld, or paid to any government, agency, or political subdivision of any government in respect to any tax or governmental fee or charge, together with any penalties, additions to tax or interest, due under any applicable law, regulation, rule, or ordinance to any governmental unit or agency, including, without limitation, taxes with respect to income, profits, gross receipts, value added, AD VALOREM, employment, unemployment, withholding, backup withholding, nonresident alien withholding, social security, real property, personal property, sales, use, excise, intangibles, license, franchise, capital stock, and disability, and payments based on occupation, services rendered, real property, personal property or transfer.

               4.15.2 TAX RETURNS. Pinnacle and its subsidiaries have each duly and timely filed or delivered, and if necessary amended, all tax returns, information returns, estimates, declarations, reports, statements and other filings that are required by law, regulation, rule, or ordinance (collectively, "TAX RETURNS"). Each such Tax Return, as amended, is correct, complete and complies in all material respects with all applicable laws, regulations, rules, and ordinances. Pinnacle and its subsidiaries have each maintained all necessary and appropriate accounting records to support the positions taken on all filed Tax Returns and all exemptions from filing Tax Returns.

               4.15.3 TAX ASSESSMENTS AND PAYMENTS. All Taxes due and payable by Pinnacle and Pinnacle's subsidiaries have been paid or deposited in full as and when due, including applicable extension periods. Each of Pinnacle and Pinnacle's subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third parties. The provisions made for Taxes on Pinnacle's Financial Statements as of December 31, 1998, are sufficient for the payment of all accrued but unpaid Taxes as of the date indicated, whether or not disputed, with respect to all periods through December 31, 1998. There is no lien on any of Pinnacle's or its subsidiaries' assets or properties with respect to Taxes, except for liens for Taxes not yet due and payable.

               4.15.4 TAX AUDITS. None of the Tax Returns of Pinnacle and its subsidiaries filed for any tax year after 1989 have been audited by the Internal Revenue Service (the "IRS") or any state or local taxing authority. There is no tax audit or legal or administrative proceeding concerning the accuracy of tax or information returns or the assessment or collection of Taxes pending or, to Pinnacle's knowledge, threatened with respect to Pinnacle or its subsidiaries.
     No claim concerning the calculation, assessment or collection of taxes has been asserted with respect to Pinnacle or its subsidiaries. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of Pinnacle or its subsidiaries.

               4.15.5 TAX ACCOUNTING. Neither Pinnacle nor its subsidiaries have been required to include in income any adjustment pursuant to
     Section 481 of the Internal Revenue Code by reason of a voluntary change in accounting method initiated by Pinnacle or its subsidiaries and the IRS has not initiated or proposed any such adjustment or change in accounting method. Neither Pinnacle nor its subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Internal Revenue Code.

               4.15.6 EXCESS PARACHUTE PAYMENTS. No compensation that could be payable (whether in cash, stock, options, or other property or the vesting of property or other rights) by Pinnacle, its subsidiaries, its affiliates, or any of their respective successors under any employment, option, benefit plan, severance, termination or other compensation arrangement currently in effect is, or will be, an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code).

     4.16 TITLE TO PROPERTIES. Pinnacle and each of its subsidiaries have good, sufficient, and marketable title to all of their properties and assets, whether real, personal, or a combination thereof, reflected in their books and records as being owned (including those reflected in Pinnacle's Financial Statements as of December 31, 1998, except as since disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except:

               4.16.1 REFLECTED ON BALANCE SHEET. As reflected on Pinnacle's Financial Statements as of December 31, 1998;

               4.16.2 NORMAL TO BUSINESS. Liens for current Taxes not yet delinquent, and liens or encumbrances that are normal to the business of Pinnacle and that would not have a Material Adverse Effect on Pinnacle; and

               4.16.3 IMMATERIAL IMPERFECTIONS. Such imperfections of title, easements, restrictions, and encumbrances, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby.

     4.17 CONDITION OF REAL PROPERTY. With respect to each parcel of real property owned, legally and beneficially, by Pinnacle or Pinnacle's subsidiaries, including other real estate owned ("PINNACLE'S REAL
PROPERTY"), to its knowledge:

               4.17.1 NO ENCROACHMENTS. Except for those encroachments that have been insured over by a policy of title insurance, no building or improvement to Pinnacle's Real Property encroaches on any easement or property owned by another person. No building or property owned by another person encroaches on Pinnacle's Real Property or on any easement benefitting Pinnacle's Real Property. None of the boundaries of Pinnacle's Real Property deviates substantially from those shown on the survey of such property, if any, included with the Pinnacle Disclosure Statement or from what the boundaries appear to be through visual inspection. No claim of encroachment has been asserted by any person with respect to Pinnacle's Real Property.

               4.17.2 ZONING. Neither Pinnacle, any of Pinnacle's subsidiaries, nor Pinnacle's Real Property is in material violation of any zoning regulation, building restriction, restrictive covenant, ordinance, or other law, order, regulation, or requirement relating to Pinnacle's Real Property.

               4.17.3 BUILDINGS. All buildings and improvements to Pinnacle's Real Property are in good condition (normal wear and tear excepted), are structurally sound and are not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of business as presently conducted at that location.

               4.17.4 NO CONDEMNATION. None of Pinnacle's Real Property is the subject of any condemnation action. There is no proposal under active consideration by any public or governmental authority or entity to acquire Pinnacle's Real Property for any governmental purpose.

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
     4.18 REAL AND PERSONAL PROPERTY LEASES. With respect to each lease and license pursuant to which Pinnacle or any of Pinnacle's subsidiaries, as lessee or licensee, has possession of real or personal property, excluding any personal property lease with payments of less than $25,000 per year ("PINNACLE'S LEASES"):

               4.18.1 VALID. Each of Pinnacle's Leases is valid, effective, and enforceable against the lessor or licensor in accordance with its terms.

               4.18.2 NO DEFAULT. There is no existing default under any of Pinnacle's Leases or any event that with notice or passage of time, or both, would constitute a default with respect to Pinnacle, any of Pinnacle's subsidiaries, or any other party to the contract, which default would have a Material Adverse Effect on Pinnacle.

     4.19 ASSIGNMENT. None of Pinnacle's Leases contain a prohibition against assignment by Pinnacle or any of Pinnacle's subsidiaries, by operation of law or otherwise, or any provision that would materially interfere with the possession or use of the property by Old Kent or its subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger as are applicable to Pinnacle or Pinnacle's subsidiaries prior to the Effective Time.

     4.20  REQUIRED LICENSES, PERMITS, ETC.

               4.20.1 LICENSES, PERMITS, ETC. Pinnacle and each of Pinnacle's subsidiaries hold all licenses, certificates, permits, franchises, and rights from all appropriate federal, state, and other public authorities necessary for the conduct of its business as presently conducted, the lack of which would not have a Material Adverse Effect on Pinnacle or Pinnacle's subsidiaries.

               4.20.2 REGULATORY ACTION. Neither Pinnacle nor any of its subsidiaries nor any of their directors has within the last five years been charged by a regulatory authority with, or to Pinnacle's knowledge is under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule, regulation, guideline, or standard applicable to Pinnacle or its subsidiaries' businesses. Neither Pinnacle nor any of its subsidiaries nor any of their directors is the subject of any pending or, to Pinnacle's knowledge, threatened proceeding by any regulatory authority having jurisdiction over the business, properties, or operations of Pinnacle or its subsidiaries.

     4.21 DATA PROCESSING AND OTHER MATERIAL CONTRACTS. Except as described in the Pinnacle Disclosure Statement:

               4.21.1 DATA PROCESSING. All material data processing contracts of Pinnacle or Pinnacle's subsidiaries are cancelable on or before December 31, 1999, without cost or penalty.

               4.21.2 CHANGE OF CONTROL. There is no agreement, contract, loan, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument under which (a) a consent or approval is required,
     (b) an assignment by operation of law is prohibited, (c) a waiver or loss of any right, or (d) acceleration of any obligation would occur, as a result of the change of control of Pinnacle or its subsidiaries upon consummation of the Merger where (w) the failure to obtain such consent or approval, (x) the violation of prohibition against assignment, (y) the waiver or loss of any right, or (z) the acceleration of any obligation could materially interfere with the ordinary course of business by Pinnacle or its subsidiaries (or Old Kent or its subsidiaries as their successors) or have a Material Adverse Effect on Pinnacle or its subsidiaries.

     4.22  CERTAIN EMPLOYMENT MATTERS.

               4.22.1 EMPLOYMENT POLICIES, PROGRAMS, AND PROCEDURES. The policies, programs, and practices of Pinnacle relating to equal opportunity and affirmative action, wages, hours of work, employee disabilities, and other terms and conditions of employment are in compliance in all material respects with applicable federal, state, and local laws, orders, regulations, and ordinances governing or relating to employment and employer practices and facilities.

               4.22.2 RECORD OF PAYMENTS. There is no existing or outstanding obligation of Pinnacle or any of Pinnacle's subsidiaries, whether arising by operation of law, civil or common, by contract, or by past custom, for any Employment-Related Payment (as defined in Section 4.22.3 (EMPLOYMENT-RELATED PAYMENTS)) to any trust, fund, company, governmental agency, or any person that has not been duly recorded on the books and records of Pinnacle and paid when due or duly accrued in the ordinary course of business in accordance with GAAP.

               4.22.3 EMPLOYMENT-RELATED PAYMENTS. For purposes of this Plan of Merger, "EMPLOYMENT-RELATED PAYMENTS" include any payment to be made with respect to any contract for employment; unemployment compensation benefits; profit sharing, pension, or retirement benefits; social security benefits; fringe benefits, including vacation, or holiday pay, bonuses, and other forms of compensation; or for medical insurance or medical expenses; any of which are payable with respect to any present or former director, officer, employee, or agent, or his or her survivors, heirs, legatees, or legal representatives.

               4.22.4 EMPLOYMENT CLAIMS. There is no dispute, claim, or charge, pending or, to Pinnacle's knowledge, threatened, alleging breach of any express or implied employment contract or commitment, or breach of any applicable law, order, regulation, public policy, or ordinance relating to employment or terms and conditions of employment. There is no factual basis for any valid claim or charge with regard to such employment-related matters.

               4.22.5 EMPLOYMENT RELATED AGREEMENTS. There is no written or oral, express or implied:

               (a) Employment contract or agreement, or guarantee of job security, made with or to any past or present employee of Pinnacle or any of Pinnacle's subsidiaries that is not terminable by Pinnacle or Pinnacle's subsidiaries upon 60 days' or less notice without penalty or obligation;

               (b) Plan, contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, retirement benefits of the type described in Statement of Financial Accounting Standard No. 106, or profit sharing; or

               (c) Plan, agreement, arrangement, or understanding with respect to payment of medical expenses, insurance (except insurance continuation limited to that required under provisions of the Consolidated Omnibus Budget Reconciliation Act), or other benefits for any former employee or any spouse, child, member of the same household, estate, or survivor of any employee.

     4.23  EMPLOYEE BENEFIT PLANS.   With respect to any "employee welfare
benefit plan," any "employee pension benefit plan," or any "employee benefit plan" within the respective meanings of Sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each referred to as an "EMPLOYEE BENEFIT PLAN"), maintained by or for the benefit of Pinnacle or Pinnacle's subsidiaries or to which Pinnacle or any of Pinnacle's subsidiaries has made payments or contributions on behalf of its employees:

               4.23.1 ERISA COMPLIANCE. Pinnacle, each of Pinnacle's subsidiaries, each Employee Benefit Plan, and all trusts created thereunder are in substantial compliance with ERISA, and all other applicable laws and regulations insofar as such laws and regulations apply to such plans and trusts.

               4.23.2 INTERNAL REVENUE CODE COMPLIANCE. Pinnacle, each of Pinnacle's subsidiaries, each Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue

     Code, and all trusts created thereunder are in substantial compliance with the applicable provisions of the Internal Revenue Code.

               4.23.3 PROHIBITED TRANSACTIONS. No Employee Benefit Plan and no trust created thereunder has been involved, subsequent to June 30, 1974, in any nonexempt "prohibited transaction" as defined in Section
     4975 of the Internal Revenue Code and in Sections 406, 407, and 408 of
     ERISA.

               4.23.4 PLAN TERMINATION. No Employee Benefit Plan that is a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued, or merged into another plan or trust after January 1, 1985, except in compliance with notice and disclosure to the Internal Revenue Service and the Pension Benefit Guaranty Corporation (the "PBGC"), where applicable, as required by the Internal Revenue Code and ERISA. With respect to each plan termination, all termination procedures have been completed and there is no pending or potential liability to the PBGC, to any plan, or to any participant under the terminated plan. Each plan termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

               4.23.5 MULTIEMPLOYER PLAN. No Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) of ERISA.

               4.23.6 DEFINED BENEFIT PLAN. No Employee Benefit Plan in effect as of the Date of the Plan of Merger is a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

               4.23.7 PAYMENT OF CONTRIBUTIONS. Pinnacle has made when due all contributions required under each Employee Benefit Plan and under applicable laws and regulations.

               4.23.8 PAYMENT OF BENEFITS. There is no payment that has become due from any Employee Benefit Plan, any trust created thereunder, or from Pinnacle or any of Pinnacle's subsidiaries that has not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.

               4.23.9 ACCUMULATED FUNDING DEFICIENCY. No Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has incurred, subsequent to June 30, 1974, an "accumulated funding deficiency" as defined in Section 412(a) of the Internal Revenue Code and Section 302 of ERISA (whether or not waived).

               4.23.10 FILING OF REPORTS. Pinnacle and each of Pinnacle's subsidiaries has filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Employee Benefit Plan with the IRS, the United States Department of Labor, and the PBGC as prescribed by the Internal Revenue Code, ERISA, and the regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no material misstatements or omissions in any such filing.

     4.24  ENVIRONMENTAL MATTERS.

               4.24.1 HAZARDOUS SUBSTANCES. For purposes of this Plan of Merger, "HAZARDOUS SUBSTANCE" has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. <Section> 9601, ET SEQ. ("CERCLA"), and also includes any substance now or in the future regulated by or subject to any Environmental Law (as defined below) and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, radon, and polychlorinated biphenyls.

               4.24.2 ENVIRONMENTAL LAWS. For purposes of this Plan of Merger, "ENVIRONMENTAL LAWS" means all laws (civil or common), ordinances, rules, regulations, guidelines, and orders that: (a) regulate the generation, manufacture, release, treatment, containment, storage, handling, transportation, disposal, or management of Hazardous
     Substances; (b) regulate or prescribe standards or requirements for the protection of air, water, or soil quality; (c) are intended to protect public health or the environment; or (d) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance.

               4.24.3 OWNED OR OPERATED PROPERTY. With respect to: (i) the real estate owned or leased by Pinnacle or any of Pinnacle's subsidiaries or used in the conduct of their businesses; (ii) other real estate owned by each Pinnacle Bank; (iii) real estate held and administered in trust by each Pinnacle Bank; and (iv) to Pinnacle's knowledge, any real estate formerly owned or leased by Pinnacle or each Pinnacle Bank (for purposes of this Section, properties described in any of (i) through (iv) are collectively referred to as "PREMISES"):

               (a) CONSTRUCTION AND CONTENT. To its knowledge after reasonable inquiry, none of the Premises is constructed of, or contains as a component part, any material that (either in its present form or as it may reasonably be expected to change through aging or normal use) releases or may release any Hazardous Substance in violation of applicable law. Without limiting the generality of this Section, the Premises are free of asbestos except to the extent properly sealed or encapsulated in compliance with all applicable Environmental Laws and all workplace safety and health laws and regulations.

               (b) USES OF PREMISES. To its knowledge after reasonable inquiry, no part of the Premises has been used for the generation, manufacture, handling, containment, treatment, transportation, storage, disposal, or management of Hazardous Substances.

               (c) UNDERGROUND STORAGE TANKS. To its knowledge after reasonable inquiry, the Premises do not contain, and have never contained, any underground storage tanks. With respect to any underground storage tank that is listed in the Pinnacle Disclosure Statement as an exception to the foregoing, each such underground storage tank presently or previously located on Premises is or has been maintained or removed, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any release of a Hazardous Substance to the environment that has not been remediated.

               (d) ABSENCE OF CONTAMINATION. To its knowledge, the Premises do not contain and are not contaminated by any reportable quantity, or any quantity or concentration in excess of applicable cleanup standards, of a Hazardous Substance from any source.

               (e) ENVIRONMENTAL SUITS AND PROCEEDINGS. To its knowledge after reasonable inquiry, there is no action, suit, investigation, liability, inquiry, or other proceeding, ruling, order, notice of potential liability, or citation involving Pinnacle or any of Pinnacle's subsidiaries that is pending, threatened, or previously asserted under, or as a result of any actual or alleged failure to comply with any requirement of, any Environmental Law. To its knowledge, there is no basis for any of the foregoing.

               (f) NO IRPTA REAL PROPERTY. None of the Premises constitutes "real property" within the meaning of the Illinois Responsible Property Transfer Act, as amended.

               4.24.4 LOAN PORTFOLIO. With respect to any real estate securing any outstanding loan or related security interest and any owned real estate acquired in full or partial satisfaction of a debt previously contracted, Pinnacle and each of Pinnacle's subsidiaries has complied in all material respects with their policies (as such policies may have been in effect from time to time and as disclosed in the Pinnacle Disclosure Statement), and all applicable laws and regulations, concerning the investigation of each such property to determine whether or not there exists or is reasonably likely to exist any Hazardous Substance on, in, or under such property and whether or not a release of a Hazardous Substance has occurred at or from such property.

     4.25 DUTIES AS FIDUCIARY. Each Pinnacle Bank has performed all of its duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards. No Pinnacle Bank has received notice of any claim, allegation, or complaint from any person that either Pinnacle Bank failed to perform these fiduciary duties in the required manner.

     4.26 INVESTMENT BANKERS AND BROKERS. Pinnacle has employed Donaldson Lufkin & Jenrette ("DLJ") in connection with the Merger. Pinnacle, Pinnacle's subsidiaries, and their respective affiliates, directors, officers, and agents (collectively, "PINNACLE'S REPRESENTATIVES") have not employed, engaged, or consulted with any broker, finder, or investment banker other than DLJ in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Pinnacle to DLJ in connection with the Merger, as described in the Pinnacle Disclosure Statement, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation payable by Pinnacle or any of Pinnacle's subsidiaries to any person with respect to the Plan of Merger or the consummation of the Merger. True and complete copies of each agreement, arrangement, and understanding between Pinnacle and DLJ are included in the Pinnacle Disclosure Statement. Pinnacle has no express or implied agreement, arrangement, or understanding with any person other than DLJ relative to the payment of any investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation with respect to this Plan of Merger or the consummation of the Merger.

     4.27 FAIRNESS OPINION. Pinnacle's board of directors has received the opinion of DLJ, in its capacity as Pinnacle's financial advisor, substantially to the effect that the consideration to be received by the holders of the Pinnacle Common Stock in the Merger is fair to the holders from a financial point of view, a copy of which has been, or promptly will be, provided to Old Kent.

     4.28 PINNACLE-RELATED PERSONS. For purposes of this Plan of Merger, the term "PINNACLE-RELATED PERSON" shall mean any director or executive officer of Pinnacle or any of Pinnacle's subsidiaries, their spouses and children, any person who is a member of the same household as such persons, and any corporation, partnership, proprietorship, trust, or other entity of which any such persons, alone or together, have Control.

               4.28.1 CONTROL OF MATERIAL ASSETS. Other than in a capacity as a shareholder, director, or executive officer of Pinnacle or Pinnacle's subsidiaries, no Pinnacle-Related Person owns or controls any material assets or properties that are used in the business of Pinnacle or any of Pinnacle's subsidiaries.

               4.28.2 CONTRACTUAL RELATIONSHIPS. Other than ordinary and customary banking relationships, no Pinnacle-Related Person has any contractual relationship with Pinnacle or any of Pinnacle's subsidiaries.

               4.28.3 LOAN RELATIONSHIPS. No Pinnacle-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Pinnacle or any of Pinnacle's subsidiaries in a principal amount of $60,000 or more.

     4.29 CHANGE IN BUSINESS RELATIONSHIPS. Neither Pinnacle nor any of Pinnacle's subsidiaries has notice, whether on account of the Merger or otherwise, that: (a) any customer, agent, representative, or supplier of Pinnacle or any of Pinnacle's subsidiaries intends to discontinue, diminish, or change its relationship with Pinnacle or any of Pinnacle's subsidiaries, the effect of which would have a Material Adverse Effect on Pinnacle; or (b) any executive officer of Pinnacle or any of Pinnacle's subsidiaries intends to terminate his or her employment.

     4.30 INSURANCE. Pinnacle and each of Pinnacle's subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $100,000 or more under such insurance as to which the insurance carrier has denied liability. During the last five years, no insurance company has canceled or refused to renew a policy of insurance covering Pinnacle's or any of Pinnacle's subsidiaries' assets, properties, premises, operations, or personnel. Pinnacle and each of Pinnacle's subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any known claim for which a defense and/or indemnification may be available to Pinnacle or any of Pinnacle's subsidiaries.

     4.31 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of Pinnacle are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Pinnacle and each of Pinnacle's subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees thereof. Since January 1, 1990, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. Upon Old Kent's request, all such minute books and related exhibits or attachments have been or will be made available for Old Kent's review.

     4.32 LOAN GUARANTEES. All guarantees of indebtedness owed to Pinnacle or any of Pinnacle's subsidiaries, including without limitation those of the Federal Housing Administration, the Small Business
Administration, and other state and federal agencies, are valid and enforceable.

     4.33 EVENTS SINCE DECEMBER 31, 1998. Neither Pinnacle nor any of Pinnacle's subsidiaries has, since December 31, 1998:

               4.33.1 BUSINESS IN ORDINARY COURSE. Other than as contemplated by this Plan of Merger, conducted its business other than in the ordinary course, or incurred or become subject to any liability or obligation, except liabilities incurred in the ordinary course of business, and except for any single liability or for the aggregate of any group of related liabilities that do not exceed $100,000.

               4.33.2 STRIKES OR LABOR TROUBLE. Experienced or, to its knowledge, been threatened by any strike, work stoppage, organizational effort, or other labor trouble, or any other event or condition of any similar character that has had or could reasonably be expected to have a Material Adverse Effect on Pinnacle.

               4.33.3 DISCHARGE OF OBLIGATIONS. Discharged or satisfied any lien or encumbrance, or paid any obligation or liability other than those shown on Pinnacle's Financial Statements as of December 31, 1998, or incurred after that date, other than in the ordinary course of business, except for such liens, encumbrances, liabilities, and obligations that do not in the aggregate exceed $100,000.

               4.33.4 MORTGAGE OF ASSETS. Mortgaged, pledged, or subjected to lien, charge, or other encumbrance any of its assets, or sold or transferred any such assets, except in the ordinary course of business, except for such mortgages, pledges, liens, charges, and encumbrances for indebtedness that do not in the aggregate exceed $100,000.

               4.33.5 CONTRACT AMENDMENT OR TERMINATION. Made or permitted any amendment or early termination of any contract to which it is a party and that is material to the financial condition, income, expenses, business, properties, operations, or prospects of Pinnacle, except as may be expressly provided in this Plan of Merger.

     4.34 RESERVE FOR LOAN LOSSES. The allowance for loan losses as reflected in Pinnacle's Financial Statements and Call Reports for the periods ended December 31, 1998, was and will be, as of their respective dates, (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, and (b) consistent with GAAP and safe and sound banking practices.

     4.35 LOAN ORIGINATION AND SERVICING. In originating, underwriting, servicing, purchasing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, each of Pinnacle's subsidiaries has complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures, except for incidents of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect on Pinnacle or Pinnacle's subsidiaries.

     4.36 PUBLIC COMMUNICATIONS; SECURITIES OFFERING. Each annual report, quarterly report, proxy material, press release, or other communication previously sent or released by Pinnacle to Pinnacle's shareholders or the public did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.37 NO INSIDER TRADING. Pinnacle has reviewed its stock transfer records since December 31, 1995, and has questioned its directors and executive officers concerning known stock transfers since that date. Based upon that investigation, Pinnacle has not, and to Pinnacle's knowledge (a) no director or officer of Pinnacle; (b) no person related to any such director or officer by blood or marriage and residing in the same household, and (c) no person knowingly provided material nonpublic information by any one or more of these persons; has purchased or sold, or caused to be purchased or sold, any shares of Pinnacle Common Stock during any period when Pinnacle was in possession of material nonpublic information or in violation of any applicable provision of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

     4.38 YEAR 2000 COMPLIANCE. Pinnacle and Pinnacle Bank have adopted plans and procedures consistent with good business practices and the requirements of their primary bank regulator for their Year 2000 Assets (as defined below) to be timely modified, upgraded or replaced to become Year 2000 Ready (as defined below). Set forth in the Pinnacle Disclosure Statement are copies of all letters and responses between Pinnacle or

Pinnacle's subsidiaries and their vendors relating to such compliance matters. The cost of achieving Year 2000 Readiness for any Year 2000 Assets that are not Year 2000 Ready would not have a Material Adverse Effect on Pinnacle or Pinnacle's subsidiaries. No representation is made relating to the compatibility of the technology used by Pinnacle or Pinnacle's subsidiaries with that used by Old Kent or with respect to the cost of integrating the technology of Pinnacle or Pinnacle's subsidiaries with that used by Old Kent. "YEAR 2000 ASSETS" means all buildings, plants, structures, machinery, equipment, software, hardware, computer systems and other property owned, leased, licensed or used by Pinnacle or Pinnacle's subsidiaries in their business. "YEAR 2000 READY" means that the Year 2000 Asset accurately processes and handles date and time data, including but not limited to performing all leap year calculations and calculating, comparing and sequencing during and between the years 1999 and 2000 and all other years, and will not malfunction, cease to function or provide invalid or incorrect results or data as a result of date or time data, including when a Year 2000 Asset is used in combination with or is interfacing with any other Year 2000 Asset or with any other asset or information technology.

     4.39 SUBSIDIARIES AND JOINT VENTURES. Neither Pinnacle nor any of its subsidiaries is, directly or indirectly, a party to or bound by any joint venture or strategic alliance agreement or arrangement with any unaffiliated person providing for their cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services.

     4.40 ACCOUNTING AND TAX TREATMENT. Neither Pinnacle nor, to its knowledge, any of its affiliates, has taken or agreed to take any action or knows of any reason that, with respect to Pinnacle and its affiliates, would prevent Old Kent from accounting for the business combination to be effected by the Merger as a pooling-of-interests. Pinnacle is aware of no reason why the Merger will fail to qualify as a reorganization under
Section 368(a) of the Internal Revenue Code.

     4.41 TRUE AND COMPLETE INFORMATION. No schedule, statement, list, certificate, or other information furnished or to be furnished by Pinnacle in connection with this Plan of Merger, including the Pinnacle Disclosure Statement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

                   ARTICLE V - COVENANTS PENDING CLOSING

     Subject to the terms and conditions of this Plan of Merger, Pinnacle, Old Kent and MergerSub further agree that:

     5.1  DISCLOSURE STATEMENTS; ADDITIONAL INFORMATION.

               5.1.1 FORM AND CONTENT. Each of the Old Kent Disclosure Statement and the Pinnacle Disclosure Statement shall be substantially in the form contained in EXHIBIT C. It shall contain appropriate references and cross-references with respect to disclosures, and appropriate identifying markings with respect to documents, that pertain to one or more sections or articles of this Plan of Merger. Each of Old Kent and Pinnacle shall deliver two complete copies of its Disclosure Statement.

               5.1.2 UPDATE. Not less than six business days prior to the Closing, each of Old Kent and Pinnacle shall deliver to the other an update to its Disclosure Statement describing any material changes and containing any new or amended documents, as specified below, that are not contained in its Disclosure Statement as initially delivered.
     This update shall not cure any breach of a representation or warranty occurring on the Date of the Plan of Merger.

               5.1.3 CERTIFICATION. Each of Old Kent's and Pinnacle's Disclosure Statement and its update shall be certified on its behalf by its chief executive officer and its chief financial officer (or, in the case of Old Kent, such other executive officer(s) as may be appropriate) that such Disclosure Statement contains no untrue statement of a material fact, or fails to omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

               5.1.4 PINNACLE'S SCHEDULE OF ADDITIONAL INFORMATION. Pinnacle shall prepare and, within 45 days after the Date of the Plan of Merger, deliver to Old Kent two copies of the Schedule of Additional Information attached as EXHIBIT D. The Schedule of Additional Information shall contain the information described in EXHIBIT D with appropriate references and cross-references with respect to disclosures and appropriate identifying marking with respect to documents. In addition, the Schedule of Additional Information shall contain true and correct copies of each and every document specified in EXHIBIT D.

     5.2 CHANGES AFFECTING REPRESENTATIONS. While this Plan of Merger is in effect, if either Old Kent or Pinnacle becomes aware of any facts or of the occurrence or impending occurrence of any event that (a) would cause one or more of the representations and warranties it has given in Article III or IV, respectively, subject to the exceptions contained in the Pinnacle Disclosure Statement or the Old Kent Disclosure Statement, respectively, to become untrue or incomplete; or (b) would have caused one or more of such representations and warranties to be untrue or incomplete had such facts been known or had such event occurred prior to the Date of the Plan of Merger, then such party (the "NOTIFYING PARTY") shall immediately give detailed written notice of such discovery or change, including a detailed description of the underlying facts or events, to the other party; and unless waived by the other party in writing, the Notifying Party shall use all reasonable efforts to take remedial or preventative action, if possible, in order that such representations and warranties will be true and complete at the Closing. No remedial action taken by a Notifying Party shall be deemed to cure a breach of any representation or warranty given by the Notifying Party in this Plan of Merger, unless such cure is to the reasonable satisfaction of the other party.

     5.3  PINNACLE'S CONDUCT OF BUSINESS PENDING THE EFFECTIVE
TIME. Pinnacle agrees that, until the Effective Time, except as consented to in writing by Old Kent or as otherwise provided in this Plan of Merger, Pinnacle shall, and it shall cause each of its subsidiaries to:

               5.3.1 ORDINARY COURSE. Conduct its business and manage its property only in the usual, regular, and ordinary course and not otherwise, in substantially the same manner as prior to the Date of the Plan of Merger, and not make any substantial change to its expenditures or methods of management or operation in respect of such business or property.

               5.3.2 NO INCONSISTENT ACTIONS. Take no action that would be inconsistent with or contrary to the representations, warranties, and covenants made by Pinnacle in this Plan of Merger, and take no action that would cause Pinnacle's representations and warranties to become untrue except as and to the extent required by applicable laws and regulations or regulatory agencies having jurisdiction or this Plan of Merger.

               5.3.3 COMPLIANCE. Comply in all material respects with all laws, regulations, agreements, court orders, and administrative orders applicable to the conduct of its business unless the application of such laws, regulations, or orders is being contested in good faith and Old Kent has been notified of such contest.

               5.3.4 NO AMENDMENTS. Make no change in its articles of incorporation or its by-laws.

               5.3.5 BOOKS AND RECORDS. Maintain its books, accounts, and records in the usual and regular manner, and in material compliance with all applicable laws and accounting standards.

               5.3.6  NO CHANGE IN STOCK.   Except as contemplated by this Plan
     of Merger or the Option Agreement:   (a) make no change in the number
     of shares of its capital stock issued and outstanding other than pursuant to the exercise of outstanding options awarded prior to the Date of the Plan of Merger under the Option Plan; (b) grant no warrant, option, or commitment relating to its capital stock; (c) enter into no agreement relating to its capital stock; and (d) issue no securities convertible into its capital stock.

               5.3.7 MAINTENANCE. Use all reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty excepted.

               5.3.8 PRESERVATION OF GOODWILL. Use all reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the goodwill of its customers and others having business relations with it.

               5.3.9 INSURANCE POLICIES. Use all reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force.

               5.3.10 CHARGE-OFFS. Charge off loans and maintain its allowance for loan losses, in each case in a manner in conformity with the prior practices of Pinnacle and the Pinnacle Banks and applicable industry, regulatory, and accounting standards.

               5.3.11 POLICIES AND PROCEDURES. Make no material change in any policies and procedures applicable to the conduct of its business, including without limitation any loan and underwriting policies, loan loss and charge-off policies, investment policies, and employment policies, except as and to the extent required by law or regulatory agencies having jurisdiction.

               5.3.12 NEW DIRECTORS OR EXECUTIVE OFFICERS. Except to reelect persons who are then incumbent officers and directors at annual meetings, not (a) increase the number of directors or fill any vacancy on the board of directors, or (b) elect or appoint any person to an executive office.

               5.3.13  COMPENSATION AND FRINGE BENEFITS.   Take no action to
     increase, or agree to increase, the salary, severance, or other compensation payable to, or fringe benefits of, or pay or agree to pay any bonus to, any officer or director, or any other class or group of employees as a class or group, except for: (a) increases, agreements, or payments that are reasonable in amount, consistent with the prior year, announced or made only after first advising Old Kent, and which shall not exceed eight percent (8%) in any individual instance or an average of four percent (4%) for all employees collectively; (b) previously planned salary increases that have been disclosed in writing to Old Kent prior to the Date of the Plan of Merger; and (c) incentive compensation plan awards, as generally described in the Pinnacle Disclosure Statement and mutually agreed by Pinnacle and Old Kent; each of which shall be paid or become effective, as the case may be, not later than the Effective Time; PROVIDED, that the payment of all such compensation shall be subject to the limitations prescribed for pooling-of-interests accounting treatment of the Merger.

               5.3.14 BENEFIT PLANS. Take no action to introduce, change, or agree to introduce or change, any pension, profit-sharing, or employee benefit plan, fringe benefit program, or other plan or program of any kind for the benefit of its employees unless required by law or this Plan of Merger; make no contribution to any employee pension plan other than profit sharing contributions to the Pinnacle Banc Group, Inc. Profit Sharing Plan and Trust (the "PINNACLE RETIREMENT PLAN") and matching employer contributions to the Pinnacle Retirement Plan as mutually agreed by Pinnacle and Old Kent.

               5.3.15 NEW EMPLOYMENT AGREEMENTS. Take no action to enter into any employment agreement that is not terminable by Pinnacle or any of Pinnacle's subsidiaries, as the case may be, without cost or penalty upon 60 days' or less notice, except as contemplated by this Plan of Merger.

               5.3.16 BORROWING. Take no action to borrow money except in the ordinary course of business.

               5.3.17 MORTGAGING ASSETS. Take no action to sell, mortgage, pledge, encumber, or otherwise dispose of, or agree to sell, mortgage, pledge, encumber, or otherwise dispose of, any of its property or assets, except in the ordinary course of business, except for property or assets, or any group of related properties or assets, that have a fair market value of less than $100,000.

               5.3.18 NOTICE OF ACTIONS. Notify Old Kent of the threat or commencement of any action, suit, proceeding, claim, arbitration, or investigation against or relating to: (a) Pinnacle or any of Pinnacle's subsidiaries; (b) their respective directors, officers, or employees in their capacities as such; (c) Pinnacle's or Pinnacle's subsidiaries' assets, liabilities, businesses, or operations; or
     (d) the Merger or this Plan of Merger.

               5.3.19 COOPERATION. Take such reasonable actions as may be necessary to cooperate in effecting the Merger.

               5.3.20 CHARITABLE CONTRIBUTIONS. Neither make nor renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except for contributions that, in the aggregate, will have a fair market value not greater than $100,000 prorated for the year 1999 through the Effective Time.

               5.3.21 LARGE EXPENDITURES. Take no action to pay, agree to pay, or incur any liability, excepting such liabilities that have been accrued on its books as of the Date of the Plan of Merger, for the purchase or lease of any item of real property, fixtures, equipment, or other capital asset in excess of $50,000 individually or in excess of $100,000 in the aggregate with respect to Pinnacle, except pursuant to prior commitments or plans made by Pinnacle that are disclosed in the Pinnacle Disclosure Statement.

               5.3.22 NEW SERVICE ARRANGEMENTS. Take no action to enter into, or commit to enter into, any agreement for trust, consulting, professional, or other services to Pinnacle or any of Pinnacle's subsidiaries that is not terminable by Pinnacle without penalty upon 60 days' or less notice, except for contracts for services under which the aggregate required payments do not exceed $50,000, except for legal, accounting, and other ordinary expenses related to this Plan of Merger.

               5.3.23 CAPITAL IMPROVEMENTS. Take no action to open, enlarge, or materially remodel any bank or other facility, and not lease, purchase, or otherwise acquire any real property for use as a branch bank, or apply for regulatory approval of any new branch bank, excepting pursuant to prior commitments or plans made by Pinnacle or the Pinnacle Banks that are disclosed in the Pinnacle Disclosure Statement.

     5.4 APPROVAL OF PLAN OF MERGER BY PINNACLE SHAREHOLDERS. Pinnacle, acting through its board of directors, shall, in accordance with the Illinois Act and its articles of incorporation and by-laws, promptly and duly call, give notice of, convene, and hold as soon as practicable following the date upon which the Registration Statement becomes effective, a shareholders meeting for the purpose of approving this Plan of Merger (the "SHAREHOLDERS' MEETING").

               5.4.1 BOARD RECOMMENDATION. Except while a "Fiduciary Event" (as defined below) has occurred and continues, at the Shareholders' Meeting and in any proxy materials used in connection with the meeting, the board of directors of Pinnacle shall recommend that its shareholders vote for approval of this Plan of Merger.

               5.4.2  SOLICITATION OF PROXIES.   Except while a Fiduciary Event
     has occurred and continues:

               (a) Pinnacle shall use its best efforts to solicit from its shareholders proxies to vote on the proposal to approve this Plan of Merger and to secure a quorum at the Shareholders' Meeting.

               (b) Pinnacle shall use its best efforts to secure the vote of shareholders required by the Illinois Act and Pinnacle's articles of incorporation and by-laws to approve this Plan of Merger.

               5.4.3  FIDUCIARY EVENT.   A "FIDUCIARY EVENT" shall have occurred
     when the board of directors of Pinnacle has (a) received in writing a "Superior Proposal" (as defined below), which is then pending, (b) determined in good faith (based on the advice of legal counsel) that the failure to so withdraw, modify, or change its recommendation would cause the board of directors of Pinnacle to breach its fiduciary duties to Pinnacle's shareholders under applicable law, and (c) determined to accept and recommend the Superior Proposal to the shareholders of Pinnacle.

               5.4.4 SUPERIOR PROPOSAL. A "SUPERIOR PROPOSAL" means any bona fide unsolicited Proposal (as defined in Section 5.9.2 (COMMUNICATION
     OF OTHER PROPOSALS)) made by a third party on terms that the board of directors of Pinnacle determines in its good faith judgment, based upon the written advice of DLJ or such other financial advisor of nationally recognized reputation, to be more financially favorable to Pinnacle's shareholders than this Plan of Merger.

               5.4.5  NOTICE.   Pinnacle agrees that it shall notify Old Kent at
     least two business days prior to taking any action with respect to such Superior Proposal or taking any action with respect to the withdrawal, modification, or change of its recommendation to shareholders for adoption of this Plan of Merger. Notwithstanding anything to the contrary contained in this Plan of Merger, any withdrawal, modification, or change of recommendation upon a Fiduciary Event in accordance with the provisions of this Section shall not constitute a breach of this Plan of Merger by Pinnacle.

     5.5 REGULAR DIVIDENDS. Pinnacle shall not declare, set aside, pay, or make any dividend or other distribution or payment (whether in cash, stock, or property) with respect to, or purchase or redeem, any shares of the capital stock other than regular quarterly cash dividends in an amount not to exceed $0.25 per share per quarter of Pinnacle Common Stock payable on the regular historical payment dates, all in a manner consistent with Pinnacle's past dividend practice. Old Kent and Pinnacle agree that they will cooperate to assure that, during any calendar quarter, there shall not be a duplication of payment of dividends to shareholders of Pinnacle. Notwithstanding the preceding sentences, if and to the extent that the payment of a dividend in the manner provided in this Section would, in Old Kent's reasonable judgment, present a significant risk that under GAAP or the rules, regulations, or interpretations of the SEC or its staff, the Merger would not qualify for pooling-of-interests accounting treatment, that dividend shall not be paid, but an equitable adjustment shall be made to the Exchange Ratio for the amount of the dividend not paid.

     5.6 DATA PROCESSING AND RELATED CONTRACTS. Neither Pinnacle nor Pinnacle's subsidiaries shall enter into any new data processing agreement without the consent of Old Kent (which consent shall not be unreasonably withheld or delayed if such agreement is necessary for Pinnacle or Pinnacle's subsidiaries to conduct business in the ordinary course) and shall advise Old Kent of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, and data processing hardware lease agreements with independent vendors. Pinnacle agrees to cooperate with Old Kent in negotiating with those vendors the length of any extension or renewal term of those agreements, which, unless otherwise agreed by Old Kent, shall not exceed one year from the date of renewal. Pinnacle agrees to send to each vendor, as and when due, such notices of nonrenewal as may be necessary or appropriate under the terms of the applicable agreements to prevent those agreements from automatically renewing for a term of more than one year from the date of renewal, except as otherwise agreed between Pinnacle and Old Kent.

     5.7  AFFILIATES -- COMPLIANCE WITH ACCOUNTING AND SECURITIES RULES.

               5.7.1 PINNACLE'S AFFILIATES. Pinnacle shall use its best efforts to cause each director, executive officer, and other person who is an "affiliate" (for purposes of (a) Rule 145 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and (b) qualifying the Merger for pooling-of-interests accounting treatment) of Pinnacle to deliver to Old Kent, as soon as practicable after the Date of the Plan of Merger, and prior to the date of the Shareholders' Meetings, a written agreement, in the form of EXHIBIT E (the "PINNACLE AFFILIATE AGREEMENTS"). Pinnacle shall provide a list of such affiliates within seven days of the Date of the Plan of Merger and shall update such list as necessary upon the reasonable request of Old Kent.

               5.7.2 OLD KENT'S AFFILIATES. Old Kent use all reasonable efforts to cause each director, executive officer, and other person who is an "affiliate" (for the purpose of qualifying the Merger for pooling-of-interests accounting treatment) of Old Kent, as soon as practicable after the Date of the Plan of Merger, and prior to the date of the Shareholders' Meetings, to execute and deliver a written agreement under which such affiliate agrees not to sell, pledge, transfer, or otherwise dispose of his or her Old Kent Common Stock during any period that any such disposition would, under GAAP or the rules, regulations, or interpretations of the SEC or its staff, disqualify the Merger for pooling-of-interests accounting treatment.

               5.7.3 PUBLISHING OPERATING RESULTS. Old Kent shall use all reasonable efforts to publish as promptly as reasonably practical but in no event later than 30 days after the end of the first full month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     5.8  INDEMNIFICATION AND INSURANCE.

               5.8.1 INDEMNIFICATION. Old Kent shall honor any and all rights to indemnification and advancement of expenses now existing in favor of the directors and officers of Pinnacle and Pinnacle's subsidiaries under their articles of incorporation or bylaws which, as enforceable contractual rights, shall survive the Merger and shall, as contractual rights, continue with respect to acts or omissions occurring before the Effective Time with the same force and effect as prior to the Effective Time.

               5.8.2 INSURANCE. Old Kent shall use all reasonable efforts to cause the persons serving as officers and directors of Pinnacle immediately prior to the Effective Time to be covered for a period of at least two years from the Effective Time by the directors' and officers' liability insurance policy maintained by Pinnacle with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such. Old Kent may substitute for Pinnacle's current coverage new coverage under policies offering at least comparable coverage and amounts containing terms and conditions that are not materially less advantageous than Pinnacle's current policy. In no event shall Old
     Kent be required to spend, directly or indirectly through Pinnacle or its subsidiaries, more than $70,000 per annum (the "INSURANCE AMOUNT") to either maintain or procure insurance coverage pursuant to this Plan of Merger. If Old Kent does not advise Pinnacle in writing prior to the commencement of the Pricing Period that it has procured such coverage for at least two years or agrees to do so without regard to the Insurance Amount, Pinnacle shall be permitted (after giving Old
     Kent three business days prior written notice and an additional two business day period to purchase such coverage), in lieu of receiving the foregoing insurance coverage, to procure tail coverage for past acts and omissions for a single premium amount not in excess of the Insurance Amount.

     5.9 EXCLUSIVE COMMITMENT. Except as provided below, neither Pinnacle nor any of Pinnacle's Representatives, investment bankers, or agents, shall take any action inconsistent with the intent to consummate the Merger upon the terms and conditions of this Plan of Merger. Without limiting the foregoing:

               5.9.1 NO SOLICITATION. Neither Pinnacle nor any of Pinnacle's Representatives, investment bankers, or agents shall, directly or indirectly, invite, initiate, solicit, encourage, or unless a Fiduciary Event has occurred and continues (or a Superior Proposal has been presented and such Superior Proposal would otherwise give rise to a Fiduciary Event except that the board of directors of Pinnacle, at that time, has yet to determine to accept and recommend the Superior Proposal to the shareholders of Pinnacle), negotiate with any other party, any proposals, offers, or expressions of interest concerning any tender offer, exchange offer, merger, consolidation, sale of shares, sale of assets, or assumption of liabilities not in the ordinary course, or other business combination involving Pinnacle or any of Pinnacle's subsidiaries other than the Merger (a "BUSINESS COMBINATION").

               5.9.2 COMMUNICATION OF OTHER PROPOSALS. Pinnacle shall cause written notice to be delivered to Old Kent promptly upon receipt of any solicitation, offer, proposal, or expression of interest (a "PROPOSAL") concerning a Business Combination. Such notice shall contain the material terms and conditions of the Proposal to which such notice relates and shall, unless a Fiduciary Event has occurred and continues, contain a copy of Pinnacle's unequivocal rejection of the Proposal in the form actually delivered to the person from whom the Proposal was received. Thereafter, Pinnacle shall promptly notify Old Kent of any material changes in the terms, conditions, and status of any Proposal.

               5.9.3 FURNISHING INFORMATION. Unless a Fiduciary Event has occurred and continues (or a Superior Proposal has been presented and such Superior Proposal would otherwise give rise to a Fiduciary Event except that the board of directors of Pinnacle, at that time, has yet to determine to accept and recommend the Superior Proposal to the shareholders of Pinnacle), neither Pinnacle nor any of Pinnacle's Representatives, investment bankers, or agents shall furnish any nonpublic information concerning Pinnacle to any person who is not affiliated or under contract with Pinnacle or Old Kent, except as required by applicable law or regulations and prior to furnishing such information to such person, Pinnacle shall receive from such person an executed confidentiality agreement with terms no less favorable to Pinnacle than those contained in its confidentiality agreement with Old Kent and Pinnacle shall then provide only such information as has been furnished previously to Old Kent.

               5.9.4 CORPORATE LIABILITY FOR INDIVIDUAL'S BREACH. For the purposes of this Section, any breach of this Section by an executive officer or director of Pinnacle in his or her individual capacity shall be deemed to be a breach by Pinnacle.

     5.10 REGISTRATION STATEMENT. Old Kent agrees to prepare and file with the SEC under the Securities Act, the Registration Statement and the related Prospectus and Proxy Statement included as a part thereof covering the issuance by Old Kent of the shares of Old Kent Common Stock as contemplated by this Plan of Merger, together with such amendments as may reasonably be required for the Registration Statement to become effective. Old Kent agrees to provide Pinnacle with reasonable opportunities to review and comment upon the Registration Statement, each amendment to the Registration Statement, and each form of the Prospectus and Proxy Statement before filing. Old Kent agrees to provide Pinnacle, upon request, with copies of all correspondence received from the SEC with respect to the Registration Statement and its amendments and with all responsive correspondence to the SEC. Old Kent agrees to notify Pinnacle of any stop orders or threatened stop orders with respect to the Registration Statement. Pinnacle agrees to provide all necessary information pertaining to Pinnacle promptly upon request, and to use all reasonable efforts to obtain the cooperation of Pinnacle's independent accountants and attorneys in connection with the preparation of the Registration Statement.

     5.11 OTHER FILINGS. Old Kent agrees to prepare and file with the Federal Reserve Board, the Illinois Commissioner, and each other regulatory agency having jurisdiction all documents reasonably required to obtain each necessary approval of or consent to consummate the Merger. Old Kent agrees to provide Pinnacle with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as Pinnacle may reasonably request. Old Kent shall provide Pinnacle with copies of all correspondence received from these agencies and all responsive correspondence sent to these agencies.

     5.12 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions of this Plan of Merger, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the

Merger. Old Kent and Pinnacle will use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

     5.13 ACCESS AND INVESTIGATION. For the purpose of permitting an examination of one party by the other's officers, attorneys, accountants, and representatives, each party shall:

               5.13.1 ACCESS. Permit, and shall cause each of their respective subsidiaries to permit, full access to their respective properties, books, and records at reasonable times;

               5.13.2 COOPERATION. Use reasonable efforts to cause its and each of their respective subsidiaries' officers, directors, employees, accountants, and attorneys to cooperate fully, for the purpose of permitting a complete and detailed examination of such matters by the other party's officers, attorneys, accountants, and representatives;

               5.13.3 INFORMATION. Furnish to the other, upon reasonable request, any information reasonably requested respecting its and each of its subsidiaries' properties, assets, business, and affairs;

               5.13.4 CONSENTS. Each of Old Kent and Pinnacle acknowledges that certain information may not be disclosed by the other without the prior written consent of persons not affiliated with that party. If such information is requested, then the other party shall use reasonable efforts to obtain such prior consent and shall not be required to disclose such information unless and until such prior consent has been obtained.

               5.13.5 RETURN AND RETENTION. In the event of termination of this Plan of Merger, Old Kent and Pinnacle each agree to promptly return to the other party or to destroy all written materials furnished to it by the other party and the other party's subsidiaries, and all copies, notes, and summaries of such written materials. Old Kent and Pinnacle each agree to preserve intact all such materials that are returned to them and to make such materials reasonably available upon reasonable request or subpoena for a period of not less than six years from the termination of this Plan of Merger.

     5.14 CONFIDENTIALITY. Except as provided below, Old Kent, MergerSub and Pinnacle each agree:

               5.14.1 TREATMENT; RESTRICTED ACCESS. All information furnished to the other party pursuant to this Plan of Merger shall be treated as strictly confidential and shall not be disclosed to any other person, natural or corporate, except for its employees, attorneys, accountants, regulators, and financial advisers who are reasonably believed to have a need for such information in connection with the Merger.

               5.14.2 NO OTHER USE. No party shall make any use, other than related to the Merger, of any information it may come to know as a direct result of a disclosure by the other party, its subsidiaries, directors, officers, employees, attorneys, accountants, or advisers or that may come into its possession from any other confidential source during the course of its investigation.

               5.14.3 EXCEPTED INFORMATION. The provisions of this Section shall not preclude Old Kent or Pinnacle, or their respective subsidiaries, from using or disclosing information that is readily ascertainable from public information or trade sources, known by it before the commencement of discussions between the parties or subsequently developed by it or its subsidiaries independent of any investigation under this Plan of Merger, received from any other person who is not affiliated with a party and who is not under any obligation to keep such information confidential, or reasonably required to be included in any filing or application required by any governmental or regulatory agency.

               5.14.4 PROHIBIT INSIDER TRADING. Old Kent and Pinnacle shall each take responsible steps to assure that any person who receives nonpublic information concerning the Merger or the other party will treat the information confidentially as provided in this Section and not directly or indirectly buy or sell, or advise or encourage other persons to buy or sell, the other party's stock until such information is properly disclosed to the public.

     5.15 ENVIRONMENTAL INVESTIGATION. Old Kent shall be permitted to conduct an environmental assessment of each parcel of Pinnacle's Real Property and, at Old Kent's option, (a) any other real estate formerly owned by Pinnacle or any of Pinnacle's subsidiaries, and (b) any other real estate acquired by any of Pinnacle's subsidiaries in satisfaction of a debt previously contracted. As to each such property:

               5.15.1 PRELIMINARY ENVIRONMENTAL ASSESSMENTS. Old Kent may, at its expense, engage an environmental consultant to conduct a preliminary ("PHASE I") assessment of the property. Pinnacle and Pinnacle's subsidiaries shall provide reasonable assistance, including site access and a knowledgeable contact person, to the consultant for purposes of conducting the Phase I assessments.

               5.15.2 ENVIRONMENTAL RISKS. If there are any facts or conditions identified in a Phase I assessment that Old Kent believes could pose a current or future risk of a material liability, interference with use, or diminution of value of the property, then

     Old Kent shall identify that risk to Pinnacle, identify the facts or conditions underlying that risk, and provide Pinnacle with a copy of the Phase I assessment for that property (an "ENVIRONMENTAL RISK").

               5.15.3 PHASE II AND III WORK. Old Kent may obtain one or more estimates of the proposed scope of work and cost of any further environmental investigation, remediation, or other follow-up work it reasonably considers necessary or appropriate to assess and, if necessary or appropriate, remediate an Environmental Risk ("PHASE II
     AND III WORK"). Old Kent shall provide copies of those estimates to Pinnacle. The fees and expenses of any Phase II and III Work shall be paid by Pinnacle. Old Kent and Pinnacle shall cooperate in the review, approval, and implementation of all work plans for Phase II and III Work. All work plans for any Phase II and III Work shall be mutually satisfactory to Old Kent and Pinnacle. Mutually agreed upon Phase II and III Work shall be undertaken and completed as quickly as possible and shall be completed prior to the Closing.

               5.15.4 OLD KENT'S TERMINATION RIGHTS. If (a) Old Kent and Pinnacle are unable to agree upon a course of action to complete any Phase II and III Work and/or a mutually acceptable modification to this Plan of Merger, and (b) Old Kent cannot be reasonably assured that the after-tax cost of the sum of (i) the actual cost of all investigative and remedial or other corrective actions or measures taken pursuant to Section 5.15.3 (PHASE II AND III WORK); (ii) the estimated cost of all investigative actions and remedial or other corrective actions or measures not undertaken but required by Environmental Laws, or necessary to avoid future exposure to material liability under Environmental Laws; and (iii) all diminutions of the value of such properties; in the aggregate will not exceed $1,000,000 on an after federal income tax basis, then Old Kent may terminate this Plan of Merger as provided in Section 8.3.3 (ENVIRONMENTAL RISKS).

     5.16 EMPLOYMENT AMENDMENTS. Pinnacle shall cause the Pinnacle Banks, prior to execution of the Original Agreement, to obtain executed amendments (in the form previously agreed to by Old Kent and Pinnacle) to the three existing employment agreements with Pinnacle's senior officers providing for, among other things, mutually agreeable no-compete and non-solicitation covenants from those employees, which shall only become effective upon consummation of the Merger at the Effective Time (the "EMPLOYMENT AMENDMENTS").

     5.17 TERMINATION OF PROFIT SHARING AND 401(K) PLAN. Upon request by Old Kent, Pinnacle shall, and shall cause Pinnacle Bank to, take all action that is necessary and appropriate in the judgment of Old Kent to terminate the Pinnacle Retirement Plan on a mutually agreed date that is as close as practicable to, but not more than 30 days before, the Effective Time.

     5.18 ACCOUNTING AND TAX TREATMENT. During the term of this Plan of Merger, Old Kent, MergerSub, and Pinnacle each agree not to take any action that would prevent Old Kent from qualifying, or materially increase the risk of disqualifying, the Merger as a pooling-of-interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; PROVIDED, that nothing in this Plan of Merger shall limit Old Kent's ability to exercise its rights under the Option Agreement. Old Kent and Pinnacle each agree to take such action as may be reasonably required to negate the impact of any past actions that might adversely impact the ability of Old Kent to treat the Merger as a pooling-of-interests.

     5.19 PUBLIC ANNOUNCEMENTS. Old Kent, MergerSub, and Pinnacle shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Plan of Merger, except as may be otherwise required by law, and neither Old Kent, MergerSub, nor Pinnacle shall issue any news releases with respect to this Plan of Merger or the Merger unless such news releases have been mutually agreed upon by the parties, except as required by law.


        ARTICLE VI - CONDITIONS PRECEDENT TO OLD KENT'S OBLIGATIONS

     All obligations of Old Kent and MergerSub under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Old Kent), prior to or at the Closing, of each of the following conditions:

     6.1  RENEWAL OF REPRESENTATIONS AND WARRANTIES, ETC.

               6.1.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Pinnacle contained in this Plan of Merger shall be true and correct when made and as of the Closing as if made at and as of such time, except (a) as expressly contemplated or permitted by this Plan of Merger; (b) for representations and warranties relating to a time or times other than the Closing that were or will be true and correct at such time or times; and (c) where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect.

               6.1.2 COMPLIANCE WITH AGREEMENTS. Pinnacle shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by Pinnacle prior to or at the Closing in all material respects.

               6.1.3 CERTIFICATES. Compliance with Sections 6.1.1 (REPRESENTATIONS AND WARRANTIES) and 6.1.2 (COMPLIANCE WITH

     AGREEMENTS) shall be evidenced by one or more certificates signed by appropriate officers of Pinnacle, dated as of the date of the Closing, certifying the foregoing in such detail as Old Kent may reasonably request, describing any exceptions to such compliance in such certificates.

     6.2 OPINION OF LEGAL COUNSEL. Pinnacle shall have delivered to Old Kent an opinion of Burke, Warren, MacKay & Serritella, P.C., counsel for Pinnacle, dated as of the date of the Closing and substantially in the form contained in EXHIBIT F, with only such changes as may be reasonably satisfactory to counsel for Old Kent.

     6.3 REQUIRED REGULATORY APPROVALS. Old Kent shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental and self-regulatory authorities having jurisdiction as may be required to permit the performance by Pinnacle, Old Kent, and MergerSub of their respective obligations under this Plan of Merger and the consummation of the Merger, without the regulating authority's imposition of non-standard conditions on approval that are not reasonably acceptable to Old Kent.

     6.4 SHAREHOLDER APPROVAL. The shareholders of Pinnacle shall have approved this Plan of Merger.

     6.5 ORDER, DECREE, ETC. Neither Old Kent, MergerSub, nor Pinnacle shall be subject to any order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

     6.6 PROCEEDINGS. There shall not be any action, suit, proceeding, claim, arbitration, or investigation pending or threatened against or relating to Pinnacle, any of Pinnacle's subsidiaries, or its or their respective directors (in the capacity as such), officers (in the capacity as such), properties, or businesses that may result in any liability that could have a Material Adverse Effect on Pinnacle.

     6.7 TAX MATTERS. Old Kent shall have received a tax opinion from its counsel, reasonably satisfactory in form and substance to Old Kent, substantially to the effect that:

               6.7.1 REORGANIZATION. The acquisition of substantially all of the assets of Pinnacle by Old Kent solely in exchange for Old Kent
     Common Stock and the assumption by Old Kent of liabilities of Pinnacle will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Old Kent and Pinnacle will each be a "party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

               6.7.2 ASSETS' TAX BASIS. The basis of the Pinnacle assets in the hands of Old Kent will be the same as the basis of those assets in the hands of Pinnacle immediately prior to the Merger.

               6.7.3 NO GAIN OR LOSS. No gain or loss will be recognized by Old Kent on the constructive acquisition by Old Kent of substantially all of the assets of Pinnacle in exchange for Old Kent Common Stock and the assumption by Old Kent of the liabilities of Pinnacle.

               6.7.4 HOLDING PERIOD. The holding period of the assets of Pinnacle in the hands of Old Kent will include the holding period during which such assets were held by Pinnacle.

The tax opinion shall be supported by one or more fact certificates or affidavits in such form and content as may be reasonably requested by Old Kent's counsel from Pinnacle and its subsidiaries.

     6.8 REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

     6.9 CERTIFICATE AS TO OUTSTANDING SHARES. Old Kent shall have received one or more certificates dated as of the Closing date and signed by the secretary of Pinnacle on behalf of Pinnacle, and by the transfer agent for Pinnacle Common Stock, certifying (a) the total number of shares of capital stock of Pinnacle issued and outstanding as of the close of business on the day immediately preceding the Closing; and (b) with respect to the secretary's certification, the number of shares of Pinnacle Common Stock, if any, that are issuable on or after that date, all in such form as Old Kent may reasonably request.

     6.10 CHANGE OF CONTROL WAIVERS. Old Kent shall have received evidence of the consents or other waivers of any material rights and the waiver of the loss of any material rights that may be triggered by the change of control of Pinnacle upon consummation of the Merger under (a) any agreement, contract, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument, under which the failure to obtain such consent or waiver could result in a Material Adverse Effect on Pinnacle; and (b) each contract identified in EXHIBIT H (collectively, the "DESIGNATED CONTRACTS"); all in form and substance reasonably satisfactory to Old Kent.

     6.11 POOLING ASSURANCES. Old Kent shall have received a letter addressed to Old Kent and Pinnacle, from Pinnacle's independent accountants, as of a date reasonably approximate to the date of the Closing, to the effect that, as of such date, Pinnacle is eligible to participate in a pooling-of-interests combination and a letter from Old Kent's independent accountants, satisfactory in form and substance, to the effect that (based in part on the letter from Pinnacle's independent accountants) the Merger should be treated as a pooling-of-interests for accounting and financial reporting purposes, subject to satisfaction of post-Merger conditions.


       ARTICLE VII - CONDITIONS PRECEDENT TO PINNACLE'S OBLIGATIONS

     All obligations of Pinnacle under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Pinnacle), prior to or at the Closing, of each of the following conditions:

     7.1  RENEWAL OF REPRESENTATIONS AND WARRANTIES, ETC.

               7.1.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Old Kent and MergerSub contained in this Plan of Merger shall be true and correct when made and as of the Closing as if made at and as of such time, except (a) as expressly contemplated or permitted by this Plan of Merger; (b) for representations and warranties relating to a time or times other than the Effective Time that were or will be true and correct at such time or times; and (c) where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect.

               7.1.2 COMPLIANCE WITH AGREEMENTS. Old Kent and MergerSub shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by Old Kent and MergerSub prior to or at the Closing in all material respects.

               7.1.3 CERTIFICATES. Compliance with Sections 7.1.1 (REPRESENTATIONS AND WARRANTIES) and 7.1.2 (COMPLIANCE WITH AGREEMENTS) shall be evidenced by one or more certificates signed by appropriate officers of Old Kent and MergerSub, dated as of the date of the Closing, certifying the foregoing in such detail as Pinnacle may reasonably request, describing any exceptions to such compliance in such certificates.

     7.2 OPINION OF LEGAL COUNSEL. Old Kent shall have delivered to Pinnacle an opinion of Warner Norcross & Judd llp, counsel for Old Kent, dated as of the date of the Closing and substantially in the form contained in EXHIBIT G, with only such changes as may be reasonably satisfactory to counsel for Pinnacle.

     7.3 REQUIRED REGULATORY APPROVALS. Pinnacle, Old Kent, and MergerSub shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by Pinnacle, Old

Kent and MergerSub of their respective obligations under this Plan of Merger and the consummation of the Merger.

     7.4 SHAREHOLDER APPROVAL. Pinnacle shall have received the requisite approval of the shareholders of Pinnacle of this Plan of Merger.

     7.5 ORDER, DECREE, ETC. Neither Old Kent, MergerSub, nor Pinnacle shall be subject to any applicable order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

     7.6 TAX MATTERS. Pinnacle shall have received a tax opinion from Old Kent's counsel, reasonably satisfactory in form and substance to Pinnacle, substantially to the effect that:

               7.6.1 REORGANIZATION. The acquisition of substantially all of the assets of Pinnacle by Old Kent solely in exchange for Old Kent
     Common Stock and the assumption by Old Kent of liabilities of Pinnacle will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Old Kent and Pinnacle will each be a "party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

               7.6.2 NO GAIN OR LOSS. No gain or loss will be recognized by the shareholders of Pinnacle upon the receipt of Old Kent Common Stock in exchange for all of their shares of Pinnacle Common Stock, except to the extent of any cash received in lieu of a fractional share of Old Kent Common Stock.

               7.6.3 STOCK TAX BASIS. The basis of the Old Kent Common Stock to be received by shareholders of Pinnacle will, in each instance, be the same as the basis of the respective shares of Pinnacle Common
     Stock surrendered in exchange therefor.

               7.6.4 HOLDING PERIOD. The holding period of the Old Kent Common Stock received by shareholders of Pinnacle will, in each instance, include the period during which the Pinnacle Common Stock surrendered in exchange therefor was held, PROVIDED, that the Pinnacle Common
     Stock was, in each instance, held as a capital asset in the hands of the shareholder of Pinnacle at the Effective Time.

The tax opinion shall be supported by one or more fact certificates or affidavits in such form and content as may be reasonably requested by Old Kent's counsel from Old Kent and its subsidiaries.

     7.7 REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

     7.8 FAIRNESS OPINION. Pinnacle shall have received an opinion from a nationally recognized financial advisor reasonably acceptable to Old Kent, dated as of the Date of the Plan of Merger and renewed as of a date approximately the date of the Prospectus and Proxy Statement, to the effect that the terms of the Merger are fair to Pinnacle's shareholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn; PROVIDED, that Pinnacle shall have used all reasonable efforts to obtain such a fairness opinion.

     7.9 LISTING OF SHARES. The shares of Old Kent Common Stock that shall be issued to the shareholders of Pinnacle upon consummation of the Merger shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

     7.10 EXCHANGE AGENT CERTIFICATE. Pinnacle shall have received a certificate from the Exchange Agent certifying to receipt of certificates for shares of Old Kent Common Stock to be issued and sufficient cash to make payments in lieu of fractional shares as contemplated by this Plan of Merger.


                   ARTICLE VIII - ABANDONMENT OF MERGER

     This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time (notwithstanding that approval of this Plan of Merger by the shareholders of Pinnacle may have previously been obtained) as follows:

     8.1 MUTUAL ABANDONMENT. By mutual consent of the boards of directors, or duly authorized committees thereof, of Old Kent and Pinnacle.

     8.2 UPSET DATE. By either Old Kent or Pinnacle if the Merger shall not have been consummated on or before January 31, 2000.

     8.3 OLD KENT'S RIGHTS TO TERMINATE. By Old Kent under any of the following circumstances:

               8.3.1 PINNACLE DISCLOSURE STATEMENT. Old Kent shall have reasonably determined that: (a) any exception to Pinnacle's representations and warranties or any other information set forth in the Pinnacle Disclosure Statement fairly indicate that the financial value of Pinnacle is materially less than indicated by information provided by or on behalf of Pinnacle to Old Kent in writing prior to 5:00 p.m. on March 18, 1999; (b) based upon Old Kent's preclosing investigation of Pinnacle, there exists any set of facts or circumstances that would have a Material Adverse Effect on Pinnacle; or (c) Pinnacle or Pinnacle Bank is exposed to risks, or the Merger would be likely to expose Old Kent to risks, that in the reasonable judgment of Old Kent could result in a Material Adverse Effect with respect to Pinnacle and Pinnacle's subsidiaries; PROVIDED, that with respect to taking action under clauses (a), (b), or (c) of this Subsection, Old Kent notifies Pinnacle of such abandonment and termination not later than 6 p.m. on April 2, 1999, assuming Old Kent's timely receipt of the Pinnacle Disclosure Statement as provided under this Plan of Merger.

               8.3.2 FAILURE TO SATISFY CLOSING CONDITIONS. If any of the conditions specified in Article VI have not been met or waived by Old Kent, at such time as such condition can no longer be satisfied notwithstanding Old Kent's best efforts to comply with those covenants given by Old Kent in this Plan of Merger.

               8.3.3 ENVIRONMENTAL RISKS. If Old Kent has given Pinnacle notice of an unacceptable Environmental Risk as provided in
     Section 5.15.4 (OLD KENT'S TERMINATION RIGHTS).

               8.3.4 POOLING QUALIFICATION. At any time after Old Kent's independent accountants have advised Old Kent that they are not of the opinion that the Merger is likely to qualify for treatment as a pooling-of-interests for accounting and financial reporting purposes; PROVIDED, that Old Kent shall not have wilfully taken any action to disqualify the Merger as a pooling-of-interests for accounting and financial reporting purposes.

               8.3.5 APPROVAL OF PINNACLE'S SHAREHOLDERS. This Plan of Merger is not approved by the requisite vote of Pinnacle's shareholders at the Shareholders' Meeting.

               8.3.6 OCCURRENCE OF A FIDUCIARY EVENT. At any time after there has occurred a Fiduciary Event.

               8.3.7 MATERIAL ADVERSE EVENT. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Pinnacle.

     8.4 PINNACLE'S RIGHTS TO TERMINATE. By the board of directors, or a duly authorized committee thereof, of Pinnacle under any of the following circumstances:

               8.4.1 UPSET CONDITION. If the Upset Condition exists in accordance with Section 2.2 (UPSET PROVISION) during the time period provided for in such Section.

               8.4.2 OLD KENT DISCLOSURE STATEMENT. The cumulative effect of any exceptions to Old Kent's representations and warranties or any other information set forth in the Old Kent Disclosure Statement would have a Material Adverse Effect on Old Kent; PROVIDED, that Pinnacle notifies Old Kent of such abandonment and termination not later than 6 p.m. on April 2, 1999, assuming Pinnacle's timely receipt of the Old
     Kent Disclosure Statement as provided under this Plan of Merger.

               8.4.3 FAILURE TO SATISFY CLOSING CONDITIONS. If any of the conditions specified in Article VII have not been met or waived by Pinnacle at such time as such condition can no longer be satisfied notwithstanding Pinnacle's best efforts to comply with those covenants given by Pinnacle in this Plan of Merger.

               8.4.4 APPROVAL OF PINNACLE'S SHAREHOLDERS. This Plan of Merger is not approved by the requisite vote of Pinnacle's shareholders at the Shareholders' Meeting and Pinnacle's board of directors has advised Old Kent that it does not believe that such vote can be obtained through reasonable further efforts.

               8.4.5 MATERIAL ADVERSE EVENT. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Old Kent.

     8.5 EFFECT OF TERMINATION. In the event of termination of this Plan of Merger by either Pinnacle or Old Kent as provided in this Article, this Plan of Merger shall forthwith become void and have no effect, and none of Pinnacle's, Old Kent's, any of their respective subsidiaries, or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby (other than the Option Agreement), except that (a) the Option Agreement and Sections 5.14 (CONFIDENTIALITY), 8.5 (EFFECT OF TERMINATION),
9.2 (NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS), and 9.4 (EXPENSES), shall survive any termination of this Plan of Merger, and
(b) notwithstanding anything to the contrary contained in this Plan of Merger, neither Pinnacle, Old Kent, nor MergerSub shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Plan of Merger.


                        ARTICLE IX - MISCELLANEOUS

     Subject to the terms and conditions of this Plan of Merger, Old Kent, MergerSub, and Pinnacle further agree as follows:

     9.1 "MATERIAL ADVERSE EFFECT" DEFINED. As used in this Plan of Merger, the term "MATERIAL ADVERSE EFFECT" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has or is reasonably likely to have a material negative impact on (a) the business, assets, financial condition, results of operations, or value of Old Kent and its subsidiaries, taken as a whole, or, as the case may be, Pinnacle and the Pinnacle Banks, taken as a whole; or (b) the ability of Old Kent or Pinnacle, as the case may be, to satisfy the applicable closing conditions or consummate the Merger or perform its obligations under the Option Agreement. Notwithstanding the above, the impact of the following shall not be included in any determination of a Material Adverse Effect: (a) changes in GAAP, generally applicable to financial institutions and their holding companies, however, excluding from this exception any material change to pooling-of-interests accounting rules; (b) actions and omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party; (c) changes in economic conditions (including changes in the level of interest rates) generally affecting financial institutions; and (d) fees and expenses reasonably related to this transaction (such as any additional insurance coverages, employment and consulting services, legal, accounting, and investment banking fees and expenses, and severance and retention provisions).

     9.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS. None of the representations, warranties, covenants, and agreements in this Plan of Merger or in any other agreement or instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for the Option Agreement, Pinnacle Affiliate Agreements, Employment Amendments, and those covenants and agreements contained herein and therein that, by their terms, apply or are to be performed in whole or in part after the Effective Time.

     9.3 AMENDMENT. Subject to applicable law, this Plan of Merger may be amended, modified, or supplemented by, and only by, written agreement of Old Kent, MergerSub, and Pinnacle, or by the respective officers thereunto duly authorized, at any time prior to the Effective Time.

     9.4 EXPENSES. Except as otherwise provided in this Plan of Merger, Pinnacle and Old Kent shall each pay its own expenses incident to preparing for, entering into, and carrying out this Plan of Merger, and incident to the consummation of the Merger. Each party shall pay the fees and expenses of any investment banker engaged by that party. The costs of all filing fees pertaining to the Registration Statement shall be paid by Old Kent. The costs of printing and mailing the Prospectus and Proxy Statement shall be paid by Pinnacle.

     9.5 SPECIFIC ENFORCEMENT. The parties each agree that, consistent with the terms and conditions of this Plan of Merger, in the event of a breach by a party to this Plan of Merger, money damages will be inadequate and not susceptible of computation because of the unique nature of Pinnacle, the Pinnacle Banks, and the Merger. Therefore, the parties each agree that a federal or state court of competent jurisdiction shall have authority, subject to the rules of law and equity, to specifically enforce the provisions of this Plan of Merger by injunctive order or such other equitable means as may be determined in the court's discretion.

     9.6 JURISDICTION; VENUE; JURY. Old Kent, MergerSub, and Pinnacle each agree to the jurisdiction and venue of any state or federal court located in Kent County, Michigan. Old Kent, MergerSub, and Pinnacle each hereby waive their right to a trial by jury.

     9.7 WAIVER. Any of the terms or conditions of this Plan of Merger may be waived in writing at any time by action taken by the board of directors of a party, a duly authorized committee thereof, or a duly authorized officer of such party. The failure of any party at any time or times to require performance of any provision of this Plan of Merger shall in no manner affect such party's right at a later time to enforce the same provision. No waiver by any party of any condition, or of the breach of any term, covenant, representation, or warranty contained in this Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty.

     9.8 NOTICES. All notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given if delivered or sent and received by a fax transmission (if receipt by the intended recipient is confirmed by telephone and if hard copy is delivered by overnight delivery service the next day), a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

IF TO OLD KENT OR MERGERSUB:          WITH A COPY TO:

Old Kent Financial Corporation        Warner Norcross & Judd LLP
Attention:   Mary E. Tuuk,            Attention:    Gordon R. Lewis
Senior Vice President and Legal       900 Old Kent Building
Coordinator                           111 Lyon Street, N.W.
111 Lyon Street, N.W., Suite 100      Grand Rapids, Michigan 49503-2489
Grand Rapids, Michigan 49503

Facsimile:       (616) 771-4698       Facsimile:      (616) 752-2500
Telephone:       (616) 771-5272       Telephone:       (616) 752-2000

IF TO PINNACLE:                       WITH A COPY TO:

Pinnacle Banc Group, Inc.             Burke, Warren, MacKay & Serritella,
Attention:   John J. Gleason, Jr.     P.C.
Vice Chairman and Chief Executive     Attention:   Richard W. Burke
Officer                               IBM Plaza, 22nd Floor
2215 York Road, Suite 306             330 North Wabash Avenue
Oak Brook, Illinois 60523             Chicago, Illinois 60611-3607

Facsimile:       (630) 571-3012       Facsimile:     (312) 840-7900
Telephone:       (630) 574-3550       Telephone:     (312) 840-7000

     9.9 GOVERNING LAW. This Plan of Merger shall be governed, construed, and enforced in accordance with the laws of the State of Michigan, without regard to principles of conflicts of laws.

     9.10 ENTIRE AGREEMENT. This Plan of Merger supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the agreements and documents referred to in this Plan of Merger) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter; except for matters set forth in any written instrument concurrently or contemporaneously executed by the parties. No party may assign any of its rights or obligations under this Plan of Merger to any other person.

     9.11 THIRD PARTY BENEFICIARIES. The terms and conditions of this Plan of Merger shall inure to the benefit of and be binding upon Old Kent, MergerSub, and Pinnacle and their respective successors. Nothing in this Plan of Merger, express or implied, is intended to confer upon any person other than Old Kent, MergerSub, and Pinnacle any rights, remedies, obligations, or liabilities under or by reason of this Plan of Merger.

     9.12 COUNTERPARTS. This Plan of Merger may be executed in one or more counterparts, which taken together shall constitute one and the same instrument. Executed counterparts of this Plan of Merger shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by fax from a party. If so delivered by fax, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

     9.13 FURTHER ASSURANCES; PRIVILEGES. Each of Old Kent and Pinnacle shall, at the request of the other, execute and deliver such additional documents and instruments and take such other actions as may be reasonably requested to carry out the terms and provisions of this Plan of Merger.

     9.14 HEADINGS, ETC. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

     9.15  CALCULATION OF DATES AND DEADLINES.   Unless otherwise
specified, any period of time to be determined under this Plan of Merger shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Grand Rapids, Michigan.

     9.16 SEVERABILITY. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

     9.17 EFFECT OF AMENDMENT; TRANSACTIONS UNDER ORIGINAL AGREEMENT. By executing and delivering this amended and restated Agreement and Plan of Merger, the parties reaffirm and ratify all of the ancillary agreements to the Original Agreement, including without limitation the Option Agreement and the Employment Amendments, and agree that such ancillary agreements remain in full force and effect. Notwithstanding their execution and delivery of this amended and restated Agreement and Plan of Merger, the parties agree that if any of the conditions to their obligations under this Plan of Merger (as set forth in Articles VI and VII, respectively) are incapable of fulfillment (and are not waived in writing by a duly authorized officer of Old Kent or Pinnacle, as the case may be) prior to or at the Closing but would be capable of fulfillment under the terms of the Original Agreement prior to or at the closing contemplated therein, then this Plan of Merger, as of April 20, 1999, shall be null and void and the Original Agreement, as executed as of March 18, 1999, shall be reinstated according to its original terms and shall govern the transactions contemplated by this Plan of Merger.

     9.18 OLD KENT'S ASSURANCES REGARDING MERGERSUB.   In consideration of
Pinnacle's execution and delivery of this Plan of Merger, Old Kent absolutely, unconditionally and irrevocably guarantees prompt payment when due of any and all amounts due from MergerSub to Pinnacle hereunder and prompt performance of all of MergerSub's other obligations hereunder; subject, however, to all of MergerSub's rights and defenses under this Plan of Merger. Old Kent, as sole shareholder of MergerSub, agrees that it shall vote all of the outstanding capital stock of MergerSub in favor of approval of this Plan of Merger and the Merger.

          In Witness Whereof, the undersigned parties have duly executed and acknowledged this Plan of Merger as of the date first written above.


                              Old Kent Financial Corporation


                              By   /s/Mark F. Furlong
                                   Mark F. Furlong,
                                   Executive Vice President

                              OKFC Merger Corporation


                              By    /s/Mark F. Furlong
                                    Mark F. Furlong, President


                              Pinnacle Banc Group, Inc.


                              By   /s/John J. Gleason, Jr.
                                   John J. Gleason, Jr., Vice Chairman
                                   and Chief Executive Officer

                                 EXHIBIT B

                To the Agreement and Plan of Merger between Pinnacle Banc Group, Inc. and Old Kent Financial Corporation

                              Index Companies

          AmSouth Bancorporation             $     49.0625
          Associated Banc-Corp                     32.8750
          BB&T (formerly Southern Nat'l Corp)      40.1250
          Pacific Century Financial                21.9375
          Colonial BancGroup, Inc.                 12.1250
          Comerica Incorporated                    67.9375
          Commerce Bancshares, Inc.                40.6250
          Compass Bancshares, Inc.                 38.2500
          First American Corporation               44.3750
          First Citizens BancShares Inc.           76.9375
          First Security Corporation               18.3750
          First Tennessee National Corp.           40.7500
          First Virginia Banks, Inc.               49.9375
          Hibernia Corporation                     14.9375
          Huntington Bancshares Inc.               32.9375
          Marshall & Ilsley Corporation            58.5000
          Mercantile Bankshares Corporation        38.8750
          North Fork Bancorporation, Inc.          23.2500
          Northern Trust Corporation               93.0000
          Synovus Financial Corp.                  22.9375
          SouthTrust Corporation                   40.0625
          Summit Bancorp                           39.8125
          TCF Financial Corporation                26.8125
          Unionbankcal Corp                        33.9375
          Union Planters Corporation               45.9375
          Zions Bancorporation                     68.1250
                                              AVERAGE  41.2476

          Old Kent Financial Corporation           45.0000

                               APPENDIX B

                          STOCK OPTION AGREEMENT


          This Stock Option Agreement (the "AGREEMENT") is made as of March 18, 1999, by and between Old Kent Financial Corporation, a Michigan corporation ("GRANTEE"), and Pinnacle Banc Group, Inc., an Illinois corporation ("ISSUER").

          As a condition to, and contemporaneous with, the execution of this Agreement, the parties are entering into an Agreement and Plan of Merger dated March 18, 1999 (the "PLAN OF MERGER"). In consideration therefor, and as an inducement to Grantee to pursue the transactions contemplated by the Plan of Merger, Issuer has agreed to grant Grantee the Option (as defined below). The board of directors of Issuer has approved the grant of the Option and the Plan of Merger. Capitalized terms used but not defined in this Agreement shall have the meanings given to those terms in the Plan of Merger.

          In consideration of the foregoing, and the mutual covenants and agreements set forth in this Agreement and in the Plan of Merger, the parties agree:

     1.   GRANT OF OPTION.

          (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "OPTION") to purchase, subject to the terms of this Agreement, up to 1,479,128 fully paid and nonassessable shares of Issuer Common Stock, par value $3.12 ("COMMON STOCK"), at a price per share equal to $27.1875; PROVIDED that in the event Issuer issues or agrees to issue any shares of Common Stock at a price per share less than $27.1875 (as adjusted pursuant to Section 5(b)) (other than as permitted under the Plan of Merger), such price shall be equal to such lesser price (as adjusted, if applicable, the "OPTION PRICE"); FURTHER PROVIDED, that in no event shall the number of shares for which this Option is exercisable, together with the number of shares owned by Grantee other than shares held by Grantee in a fiduciary capacity for a customer as to which it has no beneficial interest ("FIDUCIARY SHARES"), exceed 19.99% of the Issuer's issued and outstanding shares of Common Stock.

          (b) The number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, in the event that any additional shares of Common Stock are issued or otherwise become outstanding (other than pursuant to this Agreement or pursuant to an event described in Section 5(a) of this Agreement) or existing shares are redeemed, retired or otherwise become no longer outstanding after the date of this Agreement so that, after any such issuance, redemption or retirement, together with the number of shares previously issued pursuant to this Agreement or otherwise owned by Grantee other than Fiduciary Shares, the number of shares of Common Stock subject to the Option equals 19.99% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be considered to authorize Issuer to issue shares in breach of any provision of the Plan of Merger.

     2.   EXERCISE OF OPTION.

          (a) The holder or holders of the Option (the "HOLDER") may exercise the Option, in whole or part, if and when at any time both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below), PROVIDED that the Holder shall have sent notice of such exercise (as required by Section 2(f)) within six months following such Subsequent Triggering Event (or such later date as provided in Section 10).

          (b) Each of the following shall be an "EXERCISE TERMINATION EVENT": (i) consummation of the Merger at the Effective Time of the Merger;
(ii) termination of the Plan of Merger in accordance with the provisions thereof if such termination occurs before the occurrence of an Initial Triggering Event; and (iii) the passage of 18 months (or such longer period as provided in Section 10) after termination of the Plan of Merger if such termination follows the occurrence of an Initial Triggering Event. Notwithstanding anything to the contrary in this Agreement: (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Plan of Merger such that Issuer shall be entitled to terminate the Plan of Merger as a result of such material breach; and (ii) this Agreement shall automatically terminate upon the proper termination of the Plan of Merger (x) by Issuer as a result of the material breach by Grantee of its covenants or agreements contained in the Plan of Merger, or (y) by Issuer or Grantee if the approval by any federal or state governmental authority or regulatory or administrative agency or commission (each a "GOVERNMENTAL ENTITY") necessary to consummate the Merger and the other transactions contemplated by the Plan of Merger shall have been denied by final nonappealable action of such agency or authority.

          (c) The term "INITIAL TRIGGERING EVENT" shall mean any of the following events or transactions occurring on or after the date of this
Agreement:

               (i)  Issuer or any of its subsidiaries (an "ISSUER
     SUBSIDIARY"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition

     Transaction (as defined below) with any person (for purposes of this Agreement, the term "person" has the meaning given that term in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (a "GRANTEE SUBSIDIARY");

               (ii) the board of directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than the Merger;

               (iii) any person other than Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (for purposes of this Agreement, the term "beneficial ownership" has the meaning given that term in Section 13(d) of the Exchange Act and the rules and regulations thereunder);

               (iv) the shareholders of Issuer shall have voted and failed to approve the Plan of Merger and the Merger at a meeting that was held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Plan of Merger or shall have been canceled prior to termination of the Plan of Merger if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced or the shareholders of Issuer shall have been advised that any person (other than Grantee or any Grantee Subsidiary) shall have made, or shall have an intention to make, a proposal to engage in an Acquisition Transaction;

               (v) the board of directors of Issuer shall not have recommended, or shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee, its recommendation that the shareholders of Issuer approve the transactions contemplated by the Plan of Merger at any meeting that was held for that purpose, in anticipation of engaging in an Acquisition Transaction (other than with Grantee or any Grantee Subsidiary) or following a proposal to Issuer to engage in an Acquisition Transaction, or Issuer or any Issuer Subsidiary shall have authorized, recommended or proposed (or publicly announced or advised its shareholders of its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or any Grantee Subsidiary;

               (vi) any person other than Grantee or any Grantee Subsidiary shall have filed with the Securities and Exchange Commission ("SEC") a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an

     Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange or tender offer);

               (vii) Issuer shall have willfully breached any covenant or obligation contained in the Plan of Merger in anticipation of engaging in an Acquisition Transaction (other than with Grantee or any Grantee Subsidiary), and following such breach Grantee would be entitled to terminate the Plan of Merger (whether immediately or after the giving of notice or passage of time, or both);

               (xiii) any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the applicable Governmental Entity under the Bank Holding Company Act of 1956, the Federal Deposit Insurance Act, the Illinois Bank Holding Company Act of 1957 or the Illinois Banking Act, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or

               (xiv) a Fiduciary Event shall have occurred under the Plan of Merger.

For purposes of this Agreement, "ACQUISITION TRANSACTION" means: (a) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions (i) involving solely Issuer and/or one or more wholly-owned (except for directors' qualifying shares) Issuer Subsidiary, PROVIDED, any such transaction is not entered into in violation of the terms of the Plan of Merger or (ii) in which the shareholders of Issuer immediately prior to the completion of such transaction own at least 50% of the Common Stock of Issuer (or the resulting or surviving entity in such transaction) immediately after completion of such transaction, PROVIDED, any such transaction is not entered into in violation of the terms of the Plan of Merger); (b) a purchase, lease or other acquisition of all or a substantial part of the assets or deposits of Issuer or Issuer Subsidiary; (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary; or (d) any substantially similar transaction. For purposes of this Agreement, "subsidiary" has the meaning given that term in Rule 12b-2 under the Exchange Act. In this Agreement, the phrase "in anticipation of engaging in an Acquisition Transaction" shall include, without limitation, any action taken by Issuer's officers or board of directors after any written or oral, authorized or unauthorized, proposal or expression of interest has been communicated to any member of Issuer's management or board of directors concerning an Acquisition Transaction that in any way would involve Issuer and such proposal or expression of interest has not been withdrawn at the time of the action.

          (d) The term "SUBSEQUENT TRIGGERING EVENT" shall mean either of the following events or transactions occurring after the date of this
Agreement:

               (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

               (ii) occurrence of the Initial Triggering Event described in clause (i) of Section 2(c), except that the percentage referred to for purposes of defining "Acquisition Transaction" in clause (c) of that definition shall be 25%.

          (e) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (collectively, "TRIGGERING EVENTS"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of Holder to exercise the Option.

          (f) If Holder is entitled and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of such notice is referred to as the "NOTICE DATE") specifying: (i) the total number of shares it will purchase pursuant to such exercise; and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "CLOSING DATE"); PROVIDED, that if prior notification to or approval of any Governmental Entity is required in connection with such purchase, Holder shall promptly file the required notice or application for approval, shall notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be considered to occur on the Notice Date relating thereto.

          (g) At the closing referred to in Section 2(f), Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices; PROVIDED, that failure or refusal of Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude Holder from exercising the Option.

          (h) At the closing, simultaneously with the delivery of immediately available funds as provided in Section 2(g), Issuer shall deliver to Holder a certificate or certificates representing the number of shares of Common Stock purchased by Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of Holder to purchase the balance of the shares subject to this Option.

          (i) Certificates for Common Stock delivered at a closing under this Agreement may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of March 18, 1999, between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "SECURITIES ACT"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act;
(ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          (j) Upon the giving by Holder to Issuer of the written notice of exercise of the Option provided for under Section 2(f) and the tender of the applicable purchase price in immediately available funds, Holder shall be considered, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Holder. Issuer shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Holder or its assignee, transferee or designee.

     3. COVENANTS OF ISSUER. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed under this Agreement by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements and (y) if, under the applicable federal or state regulatory requirements or any state or federal banking law, prior approval of or notice to any Governmental Entity is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to each such Governmental Entity as they may require to permit Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant to this Agreement; and (iv) promptly to take all action provided in this Agreement to protect the rights of Holder against dilution.

     4. EXCHANGE OF OPTION. This Agreement (and the Option granted by this Agreement) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling Holder to purchase, on the same terms and subject to the same conditions as are set forth in this Agreement, in the aggregate the same number of shares of Common Stock subject to this Option. The terms "Agreement" and "Option" as used in this Agreement include any stock option agreements and related options for which this Agreement (and the Option granted by this Agreement) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. ADJUSTMENTS. In addition to the adjustment in the number of shares of Common Stock that are subject to the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock subject to the

Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

          (a) In the event of any change in, or distributions in respect of, Common Stock by reason of stock dividends, stock splits, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock subject to the Option shall be appropriately adjusted and proper provision shall be made so that, if any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), such number equals 19.99% of the number of shares of Common Stock then issued and outstanding.

          (b) Whenever the number of shares of Common Stock subject to the Option is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock subject to the Option prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock subject to the Option after the adjustment.

     6. REGISTRATION RIGHTS. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 12 months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or owner of any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering any shares issued and/or issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("OPTION SHARES") in accordance with any plan of disposition requested by Grantee. Issuer will use its best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. Issuer shall bear the costs of both of such registrations (including, without limitation, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). Notwithstanding the above, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in the process of registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters (or, if none, the sole underwriter or underwriters) of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated by this
Section 6 may be reduced; PROVIDED, that, after any such required reduction, the number of Option Shares included in such offering for the account of Holder shall constitute at least 25% of the total number of shares to be sold by Holder and Issuer in the aggregate; PROVIDED FURTHER, that if such reduction occurs, then Issuer shall file a registration statement for the balance of the Option Shares subject to the registration demand as promptly as practical as to which no reduction pursuant to this
Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the 12 month period referred to in the first sentence of this Section shall be increased to 24 months.
Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed to register Option Shares. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary in this Agreement, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

     7.   REPURCHASE OF OPTION.

          (a) At any time after the occurrence of a Repurchase Event (defined below): (i) at the request of Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section
10), Issuer (or any successor to Issuer) shall repurchase the Option from Holder at a price (the "OPTION REPURCHASE PRICE") equal to the amount by which (x) the market/offer price (as defined below) exceeds (y) the Option Price, multiplied by the number of shares for which this Option may then be exercised; and (ii) at the request of the owner of Option Shares from time to time (the "OWNER"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor to Issuer) shall repurchase such number of the Option Shares from Owner as

Owner shall designate at a price (the "OPTION SHARE REPURCHASE PRICE") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "MARKET/OFFER PRICE" shall mean the highest of:
(i) the price per share of Common Stock at which a tender or exchange offer therefor has been made; (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer; (iii) the highest sale price for shares of Common Stock within the six-month period immediately preceding the date Holder gives notice of the required repurchase of this Option or Owner gives notice of the required repurchase of Option Shares, as the case may be; or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder or Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

          (b) Holder or Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Holder or Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to Holder the Option Repurchase Price and/or to Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify Holder and/or Owner and thereafter deliver or cause to be delivered, from time to time, to Holder and/or Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, that if Issuer at any time after delivery of a notice of repurchase pursuant to Section 7(b) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to Holder and/or Owner, as appropriate, the Option Repurchase

Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly: (i) deliver to Holder and/or Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to Holder, a new Agreement evidencing the right of Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion of the Option Repurchase Price previously delivered to Holder and the denominator of which is the Option Repurchase Price, and/or (B) to Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this Section 7(c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

          (d) For purposes of this Section 7, a "REPURCHASE EVENT" shall be considered to have occurred upon the occurrence of any of the following events or transactions after the date of this Agreement:

               (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

               (ii) the consummation of any Acquisition Transaction described in Section 2(c)(i), except that the percentage referred to for purposes of defining "Acquisition Transaction" in clause (c) shall be 50%.

     8.   SUBSTITUTE OPTION.

          (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement to (i) consolidate with or merge into any person, other than Grantee or any Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or any Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquiror in such plan of exchange,
(ii) permit any person, other than Grantee or any Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or deposits to any person, other than Grantee or any Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth in this Agreement, be converted into, or exchanged for, an option (the "SUBSTITUTE OPTION"), at the election of Holder, to acquire capital stock of either (x) the Acquiring Corporation (as defined below) or (y) any person that controls the Acquiring Corporation.

          (b)  The following terms have the following meanings:

               (i) "ACQUIRING CORPORATION" means: (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer); (ii) the acquiring person in a plan of exchange in which Issuer is acquired; (iii) Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person; and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of any Issuer Subsidiary).

               (ii) "SUBSTITUTE COMMON STOCK" means the voting common stock to be issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

               (iii) "ASSIGNED VALUE" means the market/offer price, as defined in Section 7.

               (iv) "AVERAGE PRICE" means the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as Holder may elect.

          (c) The Substitute Option shall have the same terms as the Option; PROVIDED, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

          (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (e) In no event, pursuant to any of the subsections above, shall the Substitute Option be exercisable for a number of shares that, together with the number of shares owned by Grantee other than Fiduciary Shares, is more than 19.99% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.99% of the shares of Substitute Common Stock outstanding prior to exercise but for this Section 8(e), the issuer of the Substitute Option (the "SUBSTITUTE OPTION ISSUER") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this
Section 8(e) over (ii) the value of the Substitute Option after giving effect to the limitation in this Section 8(e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Holder and reasonably acceptable to Substitute Option Issuer.

          (f)  Issuer shall not enter into any transaction described in
Section 8(a) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer under this Agreement.

     9.   REPURCHASE OF SUBSTITUTE OPTION.

          (a) At the request of a holder of the Substitute Option (a "SUBSTITUTE OPTION HOLDER"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "SUBSTITUTE OPTION REPURCHASE PRICE") equal to the amount by which (i) the Highest Closing Price (as defined below) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised. In addition, at the request of the owner (the "SUBSTITUTE SHARE OWNER") of shares of Substitute Common Stock, the Substitute Option Issuer shall repurchase the Substitute Common Stock at a price (the "SUBSTITUTE SHARE REPURCHASE PRICE") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "HIGHEST CLOSING PRICE" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Common Stock, as applicable.

          (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise their respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Common Stock pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Common Stock accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Common Stock in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Common Stock and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof that the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Common Stock in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to Section 9(b) prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option

Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals as promptly as practicable to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Common Stock either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly: (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (x) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of Substitute Common Stock obtained by multiplying the number of shares of Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion of the Substitute Option Repurchase Price previously delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (y) to the Substitute Share Owner, a certificate for the Substitute Common Stock it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of
Section 9(c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period

     10. EXTENSION OF EXERCISE PROVISIONS. The 30-day, six-month, 12-month, 18-month or 24-month time periods for the exercise of certain rights under Sections 2, 6, 7, 9, 12 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Common Stock Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.

     11. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the board of directors of Issuer prior to the date of this Agreement and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer.

          (b) Issuer has taken all necessary corporate action to authorize, reserve and permit it to issue, and at all times from the date of this Agreement through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable under this Agreement, and all such shares, upon issuance pursuant to this Agreement, will be duly authorized, validly issued, fully paid, nonassessable and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

     12. ASSIGNMENT. Neither party to this Agreement may assign any of its rights or obligations under this Agreement or the Option created under this Agreement to any other person without the express written consent of the other party, except that if a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions of this Agreement, may assign in whole or in part its rights and obligations under this Agreement; PROVIDED, that until the date 15 days following the date on which the last of all applicable Governmental Entities has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in: (i) a widely dispersed public distribution; (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer; (iii) an assignment to a single party (such as a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf; or
(iv) any other manner approved by all applicable Governmental Entities.

     13. COOPERATION. Grantee and Issuer each will use its best efforts to make all filings with, and to obtain consents of, all third parties and Governmental Entities necessary to the consummation of the transactions contemplated by this Agreement, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable under this Agreement until such time, if ever, as it considers appropriate to do so.

     14.  MINIMUM REPURCHASE PROCEEDS.

          (a) Grantee may, at any time following a Repurchase Event which occurs prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; PROVIDED, that Grantee may not exercise its rights pursuant to this Section 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "SURRENDER PRICE" shall be equal to $7,517,668
(i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) the Option Price.

          (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

          (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, that if Issuer at any time after delivery of a notice of surrender pursuant to Section 14(b) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full:
(i) Issuer shall (A) use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same; and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the date of the Exercise Termination Event shall be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights under this Agreement, including any and all rights pursuant to this Section 14).

     15. REMEDIES. The parties acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party and that the obligations of the parties shall be enforceable by either party through injunctive or other equitable relief. In connection therewith, the parties waive the posting of any bond or similar requirement.

     16. SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to
Section 7, the full number of shares of Common Stock provided in Section 1(a) (as adjusted pursuant to Sections 1(b) or 5), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification of this Agreement.

     17. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be considered to have been duly given if delivered or sent and received by a fax transmission (if receipt by the intended recipient is confirmed by telephone and if hard copy is delivered by overnight delivery service the next day), by hand delivery, or by a nationwide overnight delivery service (all fees prepaid) to the respective addresses of the parties set forth in the Plan of Merger.

     18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

     19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be considered to be an original, but all of which shall constitute one and the same agreement.

     20. FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, each party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under this Agreement, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21. ENTIRE AGREEMENT. Except as otherwise expressly provided in this Agreement or in the Plan of Merger, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated under this Agreement and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties to this Agreement, and their respective successors and permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.


          In Witness Whereof, the parties have caused this Stock Option Agreement to be executed by their officers, thereunto duly authorized, as of the date first written above.

                              Old Kent Financial Corporation


                              By: /s/Mark F. Furlong
                                   Mark F. Furlong
                                   Executive Vice President


                              Pinnacle Banc Group, Inc.


                              By: /s/John J. Gleason, Jr.
                                   John J. Gleason, Jr.
                                   Vice Chairman and Chief
                                   Executive Officer

                                APPENDIX C

                             [DLJ Letterhead]



                              As of [_____], 1999



Board of Directors
Pinnacle Banc Group, Inc.
2215 York Road
Suite 306
Oak Brook, IL 60523
Members of the Board:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the common stock, $3.12 par value per share (the "Pinnacle Common Stock"), of Pinnacle Banc Group, Inc. ("Pinnacle" or the "Company") of the consideration to be received by the holders of Pinnacle Common Stock pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of March 18, 1999 (the "Agreement"), by and between Old Kent Financial Corporation ("Old Kent"), OKFC Merger Corporation ("MergerSub"), and the Company, pursuant to which MergerSub will be merged with and into Pinnacle (the "Merger").

     Pursuant to the Agreement, each outstanding share of Pinnacle Common Stock will be converted into the right to receive 0.75285 shares of validly issued, fully paid and nonassessable common stock, $1 par value per share (the"Old Kent Common Stock"), of Old Kent. We understand that the Merger is conditioned upon, among other things, receipt of opinions to the effect that the Merger will qualify for treatment as a tax-free reorganization and as a pooling of interests for accounting purposes. The terms of the Merger are more fully set forth in the Agreement.

     In arriving at our opinion, we have reviewed the financial terms and provisions of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by Pinnacle and Old Kent including information provided during discussions with their respective managements. Included in the information provided during discussions with the Company's management has been certain financial projections of the Company for the period beginning January 1, 1999 and ending December 31, 2003<F1>. During our discussion with Old Kent's

----------------------
<F1> Net income has been projected by the Company assuming a redeployment of the Company's investment portfolio into a portfolio of mortgage backed securities.

Board of Directors
Pinnacle Banc Group, Inc.
Page 2                                           As of [__________], 1999


management, they directed us to use I/B/E/S estimates for financial projections of Old Kent for the period beginning January 1, 1999 and ending December 31, 2003. In addition, we have compared certain financial and securities data of the Company and Old Kent with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Pinnacle Common Stock and Old Kent Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Old Kent or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of Old Kent of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of the Company. With respect to the financial projections used in our analysis, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Old Kent as to the future operating and financial performance of the Company and Old Kent, respectively. We have relied as to legal matters involving the Merger on advice of counsel to the Company.

     We are not experts in the evaluation of loan portfolios or allowances for loan and real estate owned losses. We have relied upon the Company's valuation of the loan portfolio and loan allowances. We have not independently verified and have assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Pinnacle and Old Kent at December 31, 1998 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of Pinnacle or Old Kent, and we did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Pinnacle or Old Kent, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. In rendering our opinion, we have been advised by Pinnacle and Old Kent and have assumed that there are no other factors that would delay or subject to adverse conditions any necessary regulatory or governmental approval for the Merger, and we have assumed that all conditions to the Merger will be satisfied and not waived.

Board of Directors
Pinnacle Banc Group, Inc.
Page 3                                           As of [__________], 1999


     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Old Kent Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger, as contrasted with other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business we actively trade the debt and equity securities of companies, including Pinnacle and Old Kent, for our own account and for the accounts of customers and may hold a long or short position in such securities at any time. DLJ has performed investment banking and other services for the Company and Old Kent in the past and has been compensated for such services.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the holders of Pinnacle Common Stock pursuant to the Agreement from a financial point of view is fair to the Company's shareholders.

                                   Very truly yours,

                                   DONALDSON, LUFKIN & JENRETTE
                                   SECURITIES CORPORATION


                                   By:_________________________
                                      [_____________]
                                      [_____________]

                               APPENDIX D

                                                            OLD KENT FINANCIAL
                                                                   CORPORATION


                                  1998
                             ANNUAL REPORT

                                                              [OLD KENT LOGO]

OLD KENT FINANCIAL CORPORATION

1998 Annual Report

Contents                                                         Page
------------------------------------------------------------------------

Old Kent Financial Corporation                                       D-2

A Message to our Shareholders                                        D-2

Five-Year Summary of Selected Financial Data                         D-3

Financial Review                                                     D-4

Management's Responsibility for Financial Reporting                 D-36

Report of Independent Public Accountants                            D-37

Consolidated Financial Statements                                   D-38

Notes to Consolidated Financial Statements                          D-43

Board of Directors and Senior Management                      Back Cover

OLD KENT FINANCIAL CORPORATION

Old Kent Financial Corporation is a bank holding company. Its principal banking subsidiary, Old Kent Bank, serves more than 100 communities in Michigan and Illinois with 235 banking offices. In addition, Old Kent Bank has one banking office in Elkhart, Indiana. Old Kent Bank engages in commercial and retail banking and provides trust and other financial services. Approximately 86% of the Corporation's deposits and 74% of the Corporation's loans are associated with banking offices serving the lower peninsula of Michigan. The balance of banking assets are associated with offices serving northeastern Illinois as well as Indiana. Old Kent mortgage companies operate 143 offices located in 32 states.

A MESSAGE TO OUR SHAREHOLDERS

This 1998 Annual Report contains audited financial statements and a detailed financial review. This is Old Kent Financial Corporation's 1998 annual report to shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not deemed to be soliciting material, and is not deemed to be filed with the Securities and Exchange Commission (the "SEC") except to the extent that it is expressly incorporated by reference in a document filed with the SEC.

The 1998 Report to Shareholders accompanies this proxy statement. That report presents information concerning the business and financial results of Old Kent Financial Corporation in a format and level of detail that shareholders will find useful and informative. Shareholders who would like to receive even more detailed information than that contained in this 1998 Annual Report are invited to request our Annual Report on Form 10-K.

THE ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SEC, WILL BE PROVIDED TO ANY SHAREHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST TO OLD KENT FINANCIAL CORPORATION, ATTN. CORPORATE SECRETARY, 111 LYON STREET N.W., GRAND RAPIDS, MICHIGAN 49503.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

December 31
(dollars in thousands, except per share data)     1998          1997          1996          1995          1994
------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
Net interest income                            $   587,882   $   582,708   $   551,873   $   536,390   $   518,505
Provision for credit losses                         46,828        46,977        35,636        21,666        22,465
Net income                                         198,798       198,418       179,393       162,044       157,499
Cash dividends                                      84,983        70,887        65,163        60,594        55,155
AVERAGE FOR THE YEAR
Assets                                         $15,833,614   $15,217,901   $14,119,056   $13,518,294   $12,625,208
Deposits                                        12,161,611    11,966,595    11,428,815    10,975,188    10,507,336
Loans                                            8,900,637     9,062,384     8,375,277     7,729,041     6,512,549
Total interest-earning assets                   14,577,321    14,094,481    13,119,283    12,615,383    11,786,756
Long term debt                                     200,000       191,787       100,000        12,603            --
Total shareholders' equity                       1,163,708     1,217,038     1,179,562     1,125,103     1,033,616
AT YEAR-END
Assets                                         $16,588,858   $15,706,615   $14,556,841   $13,891,172   $13,349,745
Deposits                                        12,939,418    11,928,907    11,775,994    11,019,312    11,123,954
Loans                                            8,883,716     9,144,497     8,715,751     7,961,051     7,333,613
Long term debt                                     200,000       200,000       100,000       100,000            --
Total shareholders' equity                       1,135,110     1,225,595     1,180,197     1,189,754     1,053,461
PER COMMON SHARE (IN DOLLARS)*
Basic earnings per share                       $      1.86   $      1.76   $      1.55   $      1.38   $      1.34
Diluted earnings per share                            1.84          1.75          1.54          1.37          1.33
Cash dividends                                        .722          .641          .576          .528          .485
Book value at year-end                               10.86         11.12         10.54         10.08          8.93
Dividend payout ratio                                 39.3%         36.7%         37.4%         38.5%         36.5%
PERFORMANCE RATIOS
Return on average total equity                       17.08%        16.30%        15.21%        14.40%        15.24%
Return on average assets                              1.26          1.30          1.27          1.20          1.25
Average equity to average assets                      7.35          8.00          8.35          8.32          8.19
Yield on average interest-earning assets              8.01          8.22          8.25          8.29          7.55
Cost of average interest-bearing liabilities          4.53          4.68          4.66          4.64          3.56
Average net interest spread                           3.48          3.54          3.59          3.65          3.99
Average net interest margin                           4.11          4.22          4.29          4.35          4.51
CAPITAL RATIOS AT YEAR-END
Equity to assets                                      6.84%         7.80%         8.11%         8.56%         7.89%
Leverage ratio                                        6.89          7.72          7.63          8.05          7.44
Risk-based capital ratio -- Tier 1                    9.30         10.60         10.53         11.68         12.02
Risk-based capital ratio -- Tiers 1 & 2              11.40         12.68         12.69         13.97         13.24
CREDIT QUALITY RATIOS
Allowance for credit losses to total loans            1.89%         1.76%         1.94%         2.24%         2.33%



Impaired loans to total loans                          .67           .62           .50           .56           .83
Nonperforming assets to total assets                   .40           .41           .35           .41           .56
Allowance to impaired loans                            280           282           389           397           281
Net charge-offs to average loans                       .45           .55           .52           .17           .15

------------------------------

 *  Share data has been adjusted for stock dividends and splits

FINANCIAL REVIEW

This financial review presents management's discussion and analysis of financial condition and results of operations. It should be read in conjunction with the consolidated financial statements beginning on page D-38 and the five year summary of selected financial data on page D-3. As discussed in Note 2 to the Financial Statements, on October 1, 1998, Old Kent completed the merger of First Evergreen Corporation into Old Kent. The merger was accounted for as a pooling-of-interests and all financial statements in this report have been adjusted to reflect this business combination.

Forward-Looking Statements

This discussion and analysis of financial condition and results of operations, and other sections of the Annual Report, contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "judgment," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to, and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward looking statements. Assessments that Old Kent is Year 2000 "compliant" are necessarily statements of belief as to the outcome of future events, based in part on information provided by vendors and others which Old Kent has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to, (1) the ability to fully realize expected cost savings from the merger within the expected time frame, (2) the ability of other companies on which the Corporation relies to modify or convert their systems to be Year 2000 compliant, and (3) the ability to locate and correct all relevant computer codes and similar uncertainties. Future factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behaviors as well as their ability to repay loans; and the vicissitudes of the national economy. Old Kent undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Overview

Net income was $198.8 million for 1998, the fortieth consecutive year of increased earnings and dividends in Old Kent's history. This represented a .2% increase over net income of $198.4 million for 1997. Diluted net income per share was $1.84 for 1998, up by 5.1% over the $1.75 of diluted net income per share for 1997. Diluted net income per common share has increased at an annual compound rate of 11.5% over the past five years.

During the fourth quarter of 1998, Old Kent recognized $19.7 million of after-tax, merger related charges which had the effect of reducing diluted earnings per share by $.18. Excluding these merger charges, diluted earnings per share was $2.02 for 1998, or 15.4% better than the $1.75 of diluted earnings per share for 1997. For the year ended December 31, 1998, operating net income was

$218.5 million, 10.1% more than net income of $198.4 million for 1997. Excluding a large one-time gain on sale of the Corporation's credit card portfolio included in the 1997 results, the 1998 diluted earnings per share of $2.02 represents a 22.4% increase.

Effective with the fourth quarter of 1998, the quarterly cash dividend rate on common stock was increased to $.20 per share. The new annualized rate of $.80 per share is 16.9% greater than the rate paid in the fourth quarter of 1997 and includes the effect of a five percent stock dividend paid on July 17, 1998. Old Kent has paid increased cash dividends since its formation as a holding company in 1972. The compound annual growth rate for the Corporation's per share dividend payment for the last five years is 10.4% and the dividend payout ratio has averaged 37.7% over that same period.

Old Kent's corporate culture is geared toward maximizing shareholder value. The information appearing on page 16 of the accompanying proxy statement compares the performance of Old Kent Common Stock with the S&P 500 and the KBW 50 indices. The total return, as shown, is measured using both stock price appreciation and the effect of reinvestment of cash dividends paid. The S&P 500 index includes the performance of five hundred individual stocks selected by Standard & Poor's Corporation to be a representative indicator of a broad base of industries whose stocks are traded and available to the investing public. The KBW 50 index is based upon the stock performance of 50 large bank holding companies selected by Keefe, Bruyette, and Woods, Inc., specialists in the financial services industry. The total return of the KBW 50 index is calculated in the same manner as the S&P 500 index. The graph displays the December 31, 1998 value of an initial $100 investment in Old Kent Common Stock made one, five and ten years prior to the year-end 1998 date (with dividends reinvested). The graphs indicate that the total return on an investment in Old Kent Common Stock surpassed that of the KBW 50 in all three periods, was essentially the same as that of the S&P 500 in the one year measure, and exceeded the S&P 500 in the five and ten year period. It also lists the equivalent compound annual rate of return.

                                                                                      Equivalent Compound
                                      December 31, 1998 value of a                          Annual
                                          $100 investment made                          Rate of Return
                                 ---------------------------------------       ---------------------------------
                                 1 yr ago      5 yrs ago      10 yrs ago       1 year      5 year       10 year
----------------------------------------------------------------------------------------------------------------
Old Kent Common Stock             $125.6        $437.6         $1,017.0         25.6%       34.3%       26.1%
S&P 500                           $128.6        $293.9         $  579.6         28.6%       24.1%       19.2%
KBW 50                            $108.3        $340.3         $  618.6          8.3%       27.8%       20.0%

The Corporation's return on average total equity in 1998 was 17.08%, compared to an equity return of 16.3% for 1997. Old Kent's return on equity has averaged 15.65% over the past five years. Old Kent's return on average assets was 1.26% for 1998 compared to 1.3% for 1997, and has averaged 1.26% over the last five years.

Steady annual earnings increases have been attributable to balance sheet growth and to increases in non-interest income. Total average interest-earning assets increased by $483 million, or 3.4%, in 1998 and by $975 million, or 7.4%, in 1997. Over the last five years, total average interest-earning assets have increased at a compound annual growth rate of 6.18%. Interest-earning assets primarily consist of securities (including those classified as available-for-sale and those classified as held-to-maturity) and loans. Average securities decreased by $124 million, or 3.1%, in 1998. This decrease was primarily the result of Old Kent's use of liquidity to fund growth in mortgages held-for-sale, which averaged $1.7 billion in 1998 compared to $882.1 million in 1997. In 1998, total loans averaged $8.9 billion, a decrease of $162 million, or 1.8% less than the average for 1997. During 1998, the Corporation took measures to reduce credit risk by exiting certain marginal commercial relationships as well as by reducing certain consumer loan portfolio components having higher credit risk, which management believed would have had a negative impact on the Corporation's future profitability absent these actions.

Business of the Corporation

Old Kent is a financial services organization which operates as a bank holding company. The services offered by Old Kent's subsidiaries cover a wide range of banking, fiduciary and other financial services. These include commercial, mortgage, and retail loans, business and personal checking accounts, savings and retirement accounts, time deposit instruments, ATMs, debit cards and other electronically accessed banking services, money transfer services, safe deposit facilities, cash management, real estate and lease financing, international banking services, investment management and trust services, personal investment and related advisory services, brokerage and investment advisory services, and access to insurance products.

The principal sources of revenues for Old Kent are interest and fees on loans, principally originated by Corporate Banking, Retail Banking, Community Banking and Mortgage Banking lines of business. Interest and fees on loans accounted for 52% of total revenues in 1998, 57% in 1997 and 59% in 1996. With the exception of the Mortgage Banking line of business which operates 143 offices in 32 states, approximately 74% of deposits and 86% of total loans at December 31, 1998, were associated with these business lines serving the lower peninsula of the State of Michigan.

Interest on securities, attributable to the Treasury line of business, is also a significant source of revenue accounting for 16% of total revenues in 1998, 18% in 1997 and 21% in 1996.

Investment and Insurance Services generates revenues primarily from fees and commissions on various investment products within investment management and trust, brokerage and insurance activities. These accounted for 9.3%, 8.2% and 7.9% of total revenues in 1998, 1997 and 1996 respectively. This business line primarily services customers in the lower peninsula of the State of Michigan.

Old Kent has had no foreign loans or hedge fund investments at any time during the last five years. The foreign activities of the Corporation primarily involve time deposits with banks, and placements and exchange transactions for domestic customers of the banks. These activities were not material to the Corporation's financial condition or results of operations.

Line-of-Business Management Approach

Old Kent's primary business activities are administered under a "line-of-business" management approach. Under this approach, key executives of the Corporation are individually responsible for optimizing operating results in each of their respective "lines."

Old Kent has identified these lines as follows:

        Line               Old Kent Executive             Primary Business Activities
--------------------------------------------------------------------------------------------
Corporate Banking        James A. Hubbard          Loans, deposits and other services for
                                                   larger corporate customers in
                                                   metropolitan markets
Retail Banking           David C. Schneider        Loans, deposits and other services for
                                                   consumers in metropolitan markets
Community Banking        Michelle L. Van Dyke      Loans, deposits and other services for
                                                   all customers in smaller communities
Investment and           Kenneth C. Krei           Investment management, trust, brokerage,
 Insurance Services                                and insurance services in all markets.
                                                   Loans, deposits and other services for
                                                   private banking and small business
                                                   customers in metropolitan markets
Mortgage Banking         Donald R. Britton         Origination and acquisition, sale and
                                                   servicing of residential mortgages on
                                                   nationwide basis
Treasury                 Ronald C. Mishler         Investment portfolio and funds management

The following represents the percentage of net income provided by each line of business in 1998, excluding the $19.7 million of after-tax, merger related charges associated with Old Kent's acquisition of First Evergreen Corporation, on October 1, 1998 in a pooling-of-interests transaction. Excluding these charges, Old Kent's net income on an operating basis was $218.5 million for 1998.

Corporate Banking                                              26%
Retail Banking                                                 28
Community Banking                                              25
Investment and Insurance Services                               9
Mortgage Banking                                                8
Treasury                                                        4
                                                             ----
Total                                                        100%
                                                             ====

During 1998, Old Kent adopted the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and

Related Information" which was issued by the Financial Accounting Standards Board in June, 1997. The disclosures about Old Kent's business segments required by this statement are included in Note 17 to the Financial Statements.

Mergers and Acquisitions

Much of Old Kent's growth has been through acquisitions. The primary method of expansion into new markets has been through acquisitions of other financial institutions or branches. Further expansion into new markets will likely continue in a similar fashion. The following is a summary of Old Kent's significant merger and acquisition activity during the last three years.

On October 1, 1998, Old Kent completed the merger of First Evergreen Corporation ("First Evergreen") into Old Kent. When acquired, First Evergreen had assets of approximately $1.9 billion and deposits of approximately $1.7 billion. The merger was accounted for as a pooling-of-interests. Old Kent issued approximately 12.8 million shares of its common stock in exchange for all of the outstanding stock of First Evergreen. First Evergreen was a bank holding company headquartered in

Evergreen Park, Illinois. First Evergreen provided banking services through eight offices in Cook County, Illinois. During December 1998, First National Bank of Evergreen Park, First Evergreen's banking subsidiary, was merged into and with Old Kent Bank. This operational assimilation and systems conversion was expediently completed just 73 days after the acquisition. During 1999, the Corporation expects to realize $12 million of savings resulting from elimination of redundant operations and staffing.

On September 1, 1997, Old Kent Insurance Group, Inc.("OKIG"), a subsidiary of Old Kent Bank, acquired Grand Rapids Holland Insurance Agency, Inc. ("GRH"), a provider of commercial and personal insurance products through offices in western Michigan. Old Kent issued approximately 86,000 shares of its common stock to acquire all of the outstanding common stock of GRH. When acquired, GRH had assets of approximately $6.2 million.

On January 1, 1997, Old Kent acquired Seaway Financial Corporation ("Seaway"), a bank holding company headquartered in St. Clair, Michigan. Seaway was the parent of The Commercial and Savings Bank of St. Clair County (St. Clair, Michigan) and The Algonac Savings Bank (Algonac, Michigan). When acquired, Seaway had total assets and total deposits of approximately $345 million and $302 million, respectively. Old Kent issued approximately 1.9 million shares of its common stock in exchange for all of the outstanding common stock of Seaway. These banks were merged into and with Old Kent Bank in 1997.

On December 4, 1996, Guyot, Hicks, Anderson & Associates, Inc. ("GHA"), a subsidiary of Old Kent Bank, purchased the assets of Insurance Resource Group, L.L.C., Poggi & Associates, L.L.C., and Insurance Consultants, L.L.C., each of which provided commercial insurance products and services through one office in Grand Rapids, Michigan. This agency, along with GHA and GRH, were combined into OKIG in 1997.

On August 1, 1996, Old Kent acquired National Pacific Mortgage Corporation ("NPMC"), a mortgage company headquartered in Anaheim, California. When acquired, NPMC had assets of approximately $150 million and a mortgage servicing portfolio of approximately $1.8 billion. NPMC is operated as a division of Old Kent Mortgage Company ("OKMC"), a wholly owned subsidiary of the Corporation, and currently operates 28 offices in five states.

On January 22, 1996, Old Kent acquired Republic Mortgage Corp. ("RMC"), headquartered in Salt Lake City, Utah. When acquired, RMC had total assets of approximately $39 million and serviced residential mortgages totaling approximately $127 million. RMC is operated as a subsidiary of OKMC, and operates 35 offices in six states.

SUMMARY OF OPERATING RESULTS

The following is a summary of the major components of the Corporation's operating results for the last five years:

                                        Proforma
                                          1998
                                        Excluding
      Year ended December 31             Merger
          (in thousands)                Charges*         1998        1997        1996        1995        1994
----------------------------------------------------------------------------------------------------------------
Net interest income                     $ 587,882      $ 587,882   $ 582,708   $ 551,873   $ 536,390   $ 518,505
Add: taxable-equivalent adjustment         12,036         12,036      11,647      11,557      12,845      13,108
                                        ---------      ---------   ---------   ---------   ---------   ---------
Taxable-equivalent net interest
 income                                   599,918        599,918     594,355     563,430     549,235     531,613
Provision for credit losses               (43,328)       (46,828)    (46,977)    (35,636)    (21,666)    (22,465)
Non-interest income                       347,900        347,900     276,512     215,572     166,917     135,900
Non-interest expense                     (559,213)      (584,206)   (507,970)   (461,779)   (440,225)   (398,389)
Income taxes, including taxable-
 equivalent adjustment                   (126,801)      (117,986)   (117,502)   (102,194)    (92,217)    (89,160)
                                        ---------      ---------   ---------   ---------   ---------   ---------
Net income                              $ 218,476      $ 198,798   $ 198,418   $ 179,393   $ 162,044   $ 157,499
                                        =========      =========   =========   =========   =========   =========

------------------------------

*Proforma results for 1998 "excluding merger charges" have been adjusted to exclude the effects of $19.7 million of one time, after-tax merger charges related to the October 1, 1998 acquisition of First Evergreen Corporation, accounted for as a pooling-of-interests.

NET INTEREST INCOME

In the summaries above, the taxable-equivalent adjustment increases tax-exempt income to an amount equivalent to interest income subject to income taxes at statutory rates. The federal income tax rate was 35% for all years presented. During 1998, total average interest-earning assets increased by $483 million, or 3.4%. In that same period, total average interest-bearing liabilities increased by $495 million, or 4.1%.

The following table sets forth the changes in interest income and interest expense as they relate to changes in volumes and changes in rates:

                                     1998 Compared to 1997             1997 Compared to 1996
                                     Increase (Decrease)*              Increase (Decrease)*
                                -------------------------------   -------------------------------
                                Change in                         Change in
 (Fully taxable-equivalent,      Income/     Due to     Due to     Income/     Due to     Due to
        in thousands)            Expense     Volume      Rate      Expense     Volume      Rate
-------------------------------------------------------------------------------------------------
Interest-Earning Assets:
Loans (including mortgages
 held-for-sale)                 $ 28,070    $ 60,713   $(32,643)  $ 90,660    $106,720   $(16,060)
Taxable securities               (13,686)    (10,418)    (3,268)   (13,922)    (15,092)     1,170
Tax-exempt securities              1,731       3,129     (1,398)    (1,570)       (385)    (1,185)
Interest-earning deposits            (15)         39        (54)       329         364        (35)
Federal funds sold and resale
 agreements                       (4,821)     (4,808)       (13)      (369)       (436)        67
Trading account securities        (1,005)       (475)      (530)     1,074         762        312
                                --------    --------   --------   --------    --------   --------
Change in Interest Income         10,274      48,180    (37,906)    76,202      91,933    (15,731)
                                --------    --------   --------   --------    --------   --------
Interest-Bearing Liabilities:
Savings deposits                  12,558       8,356      4,202     (1,431)        (41)    (1,390)
Time deposits:
  Negotiable                      (1,696)        319     (2,015)   (14,272)    (11,667)    (2,605)
  Foreign                           (106)        (75)       (31)      (572)       (445)      (127)
  Consumer                       (29,052)    (16,843)   (12,209)    32,346      35,268     (2,922)
Federal funds purchased and
 repurchase agreements            12,647      12,647          -      9,636       8,750        886
Other borrowed funds               9,906      13,269     (3,363)    13,303      13,948       (645)
Long term debt                       454         548        (94)     6,267       6,282        (15)
                                --------    --------   --------   --------    --------   --------
Change in Interest Expense         4,711      18,221    (13,510)    45,277      52,095     (6,818)
                                --------    --------   --------   --------    --------   --------
Change in Net Interest Income   $  5,563    $ 29,959   $(24,396)  $ 30,925    $ 39,838   $ (8,913)
                                ========    ========   ========   ========    ========   ========

------------------------------

*The change in interest due to both volume and rate has been allocated between the factors in proportion to the relationship of the absolute amounts of the change in each. Yields are calculated on a fully taxable basis, using a federal tax rate of 35% for all years presented.

Net interest margin is calculated by dividing taxable-equivalent net interest income by average interest-earning assets. Interest spread is the difference between the average yield on earning assets and the average cost of interest-bearing liabilities. The net interest margin was 4.11% in 1998 compared to 4.22% for 1997. The interest spread was 3.48% for 1998 and 3.54% for 1997. The primary factor underlying the decreases in net interest margin and interest spread was a decline in yield on total interest earning assets from 8.22% in 1997 to 8.01% in 1998. This decrease was due to both lower interest rates and a change in asset mix, as discussed later in this Financial Review. The average cost of interest-bearing liabilities was 4.53% in 1998 and 4.68% in 1997. Thus earning assets yields decreased six basis points more than the cost of paying liabilities, resulting in the decline in net interest margin.

The net interest margin was 4.22% in 1997 compared to 4.29% for 1996. The interest spread was 3.54% for 1997 and 3.59% for 1996. The average yield on interest-earning assets also decreased to 8.22% in 1997 from 8.25% in 1996. The primary factor underlying the decreases in net interest margin, interest spread, and yield on total interest-earning assets was a decline in yield on total loans to 9.01% for 1997 from 9.12% in 1996. The average cost of interest-bearing liabilities was 4.68% in 1997 and

4.66% in 1996. Therefore, the reduction in net interest margin was a result of the combined effects of an increase in the average cost of interest bearing liabilities and a decrease in asset yields.

                                                                           Three Month U.S.
                                               Prime Interest Rate        Treasury Bill Rate
                                             -----------------------    -----------------------
Percentage                                   1998     1997     1996     1998     1997     1996
-----------------------------------------------------------------------------------------------
Simple average during year                   8.35%    8.44%    8.27%    4.89%    5.19%    5.14%
At December 31                               7.75%    8.50%    8.25%    4.45%    5.35%    5.17%

As indicated above, interest rates over the past three years have been relatively stable, but rose slightly in 1997 and declined more substantially in the latter part of 1998. As shown in the preceding "rate/ volume" table, in 1998, the increase in average total earning assets, particularly mortgages held-for-sale, was the primary factor for the increase in net interest income, more than offsetting decreases in rates. In 1997, the increase in average total loans was the main reason for the increase in net interest income for that year. This volume increase was the result of internally generated loan growth as well as the acquisition of Seaway.

The interest rate environment is significantly impacted by the health of the national economy and the monetary policies of the Federal Reserve. There are a number of factors which affect net interest income, including the mix of interest-earning assets, the mix of interest-bearing liabilities, and the interest rate sensitivity of the various categories. As of December 31, 1998, Old Kent's management believes that the Corporation's net interest income would not be materially impacted by upward or downward movements in prevailing interest rates within anticipated ranges, as discussed later in this report.

ANALYSIS OF NET INTEREST INCOME

The following table allocates net interest income to interest-earning assets to show how much was attributable to interest-bearing liabilities, and how much was attributable to non-interest-bearing liabilities and equity capital. The interest spread on earning assets funded by interest-bearing liabilities is the difference between the average yield on earning assets and the average cost of interest-bearing liabilities. The interest spread on earning assets funded by non-interest bearing liabilities and equity is the average yield on earning assets.

                                          1998                              1997                              1996
                             -------------------------------   -------------------------------   -------------------------------
                              Average                 Net       Average                 Net       Average                 Net
(Fully taxable-equivalent,    Earning    Interest   Interest    Earning    Interest   Interest    Earning    Interest   Interest
dollars in millions)          Assets      Spread     Income     Assets      Spread     Income     Assets      Spread     Income
--------------------------------------------------------------------------------------------------------------------------------
Source of Funding:
 Interest-bearing
  liabilities............    $12,547.9     3.48%     $436.7    $12,052.6     3.54%     $426.7    $11,125.6     3.59%     $399.4
 Non-interest-bearing
  liabilities and equity       2,029.4     8.01%      163.2      2,041.9     8.22%      167.7      1,993.7     8.25%      164.0
                             ---------               ------    ---------               ------    ---------               ------
 Total                       $14,577.3               $599.9    $14,094.5               $594.4    $13,119.3               $563.4
                             =========               ======    =========               ======    =========               ======

The following table shows the relative importance of changes in interest spread, earning asset volumes and changes in funding sources:

                                     1998 Over (Under) 1997             1997 Over (Under) 1996
                                --------------------------------   --------------------------------
                                Average                   Net      Average                   Net
(Fully taxable-equivalent,      Earning   Interest      Interest   Earning   Interest      Interest
dollars in millions)            Assets     Spread        Income    Assets     Spread        Income
---------------------------------------------------------------------------------------------------
Source of Funding:
 Interest-bearing liabilities   $495.3      (.06)%       $10.0     $927.1      (.05)%       $27.3
 Non-interest-bearing
  liabilities and equity         (12.5)     (.21)%        (4.5)      48.1      (.03)%         3.7
                                ------                   -----     ------                   -----
Total                           $482.8                   $ 5.5     $975.2                   $31.0
                                ======                   =====     ======                   =====

                                     1996 Over (Under) 1995
                                --------------------------------
                                Average                   Net
(Fully taxable-equivalent,      Earning   Interest      Interest
dollars in millions)            Assets     Spread        Income
Source of Funding:
 Interest-bearing liabilities   $425.2      (.06)%       $ 8.9
 Non-interest-bearing
  liabilities and equity          78.7      (.04)%         5.3
                                ------                   -----
Total                           $503.9                   $14.2
                                ======                   =====

AVERAGE CONSOLIDATED BALANCE SHEET

                                                                             1998                            1997
                                                              ----------------------------------   ------------------------
       (Income and rates on fully taxable-equivalent            Average                  Average     Average
                basis, dollars in thousands)                    Balance      Interest     Rate       Balance      Interest
---------------------------------------------------------------------------------------------------------------------------
Average Assets:
 Loans(1)                                                     $ 8,900,637   $  790,483    8.88%    $ 9,062,384   $  816,392
 Taxable investment securities                                  3,504,238      224,692    6.41       3,666,072      238,378
 Tax-exempt investment securities(2)                              358,748       29,161    8.13         320,723       27,430
 Mortgages held-for-sale                                        1,745,646      120,647    6.91         882,085       66,668
 Interest-earning deposits:
 Domestic                                                          16,447          809    4.92          13,052          675
 Foreign                                                               --           --                   2,630          149
 Federal funds sold and resale agreements                          37,996        2,079    5.47         125,989        6,900
 Trading account securities(2)                                     13,609          596    4.38          21,546        1,601
                                                              -----------   ----------             -----------   ----------
 Total earning assets                                          14,577,321    1,168,467    8.01      14,094,481    1,158,193
                                                              -----------   ----------             -----------   ----------
 Unrealized gain/(loss) on securities available-for-sale           13,915                              (19,048)
 Allowance for loan losses                                       (167,546)                            (165,142)
 Cash and due from banks                                          543,875                              509,301
 Other Assets                                                     866,049                              798,309
                                                              -----------                          -----------
 Total Assets                                                 $15,833,614                          $15,217,901
                                                              ===========                          ===========
Average Liabilities and Shareholders' Equity:
 Savings Deposits                                             $ 4,013,366      111,996    2.79%    $ 3,710,473       99,438
 Time Deposits:
 Negotiable                                                     1,080,080       59,370    5.50       1,074,219       61,066
 Foreign                                                           37,384        2,007    5.37          38,791        2,113
 Other time                                                     5,142,677      271,915    5.29       5,456,316      300,967
                                                              -----------   ----------             -----------   ----------
  Total interest-bearing deposits                              10,273,507      445,288    4.33      10,279,799      463,584
 Federal funds purchased and repurchase agreements                980,700       47,153    4.81         716,754       34,506
 Other borrowed funds                                           1,093,703       62,627    5.73         864,295       52,721
 Subordinated and other long-term debt                            100,000        6,745    6.75         100,000        6,745
 Capital Securities                                               100,000        6,736    6.74          91,787        6,282
                                                              -----------   ----------             -----------   ----------
  Total interest-bearing funds                                 12,547,910      568,549    4.53      12,052,635      563,838
                                                              -----------   ----------             -----------   ----------
 Demand deposits                                                1,888,104                            1,686,796
 Other liabilities                                                233,892                              261,432
 Shareholders' equity:


 Common stock, capital surplus and retained earnings            1,154,687                            1,228,864
 Accumulated other comprehensive income                             9,021                              (11,826)
                                                              -----------                          -----------
 Total Liabilities and Shareholders' Equity                   $15,833,614                          $15,217,901
                                                              ===========                          ===========
Fully Taxable -- Equivalent Net Interest Income                             $  599,918    3.48%                  $  594,355
                                                                            ==========                           ==========
Net Interest Income as a Percentage of Average Earning
 Assets                                                                                   4.11%
Percentage of Total Assets:
 Foreign Assets                                                         -                                 .02%
 Foreign Liabilities                                                 .24%                                 .25%

                                                               1997                    1996
                                                              -------   ----------------------------------
       (Income and rates on fully taxable-equivalent          Average     Average                  Average
                basis, dollars in thousands)                   Rate       Balance      Interest     Rate
------------------------------------------------------------  --------------------------------------------
Average Assets:
 Loans(1)                                                      9.01%    $ 8,375,277   $  764,026    9.12%
 Taxable investment securities                                 6.50       3,899,467      252,300    6.47
 Tax-exempt investment securities(2)                           8.55         325,098       29,000    8.92
 Mortgages held-for-sale                                       7.56         366,380       28,374    7.74
 Interest-earning deposits:
 Domestic                                                      5.17           1,919          105    5.47
 Foreign                                                       5.67           6,885          390    5.66
 Federal funds sold and resale agreements                      5.48         133,977        7,269    5.43
 Trading account securities(2)                                 7.43          10,280          527    5.13
                                                                        -----------   ----------
 Total earning assets                                          8.22      13,119,283    1,081,991    8.25
                                                                        -----------   ----------
 Unrealized gain/(loss) on securities available-for-sale                    (19,275)
 Allowance for loan losses                                                 (176,617)
 Cash and due from banks                                                    546,989
 Other Assets                                                               648,676
                                                                        -----------
 Total Assets                                                           $14,119,056
                                                                        ===========
Average Liabilities and Shareholders' Equity:
 Savings Deposits                                              2.68%    $ 3,712,081      100,869    2.72%
 Time Deposits:
 Negotiable                                                    5.68       1,278,399       75,338    5.89
 Foreign                                                       5.45          46,841        2,685    5.73
 Other time                                                    5.52       4,817,404      268,621    5.58
                                                                        -----------   ----------
  Total interest-bearing deposits                              4.51       9,854,725      447,513    4.54



 Federal funds purchased and repurchase agreements             4.81         534,903       24,870    4.65
 Other borrowed funds                                          6.10         635,925       39,418    6.20
 Subordinated and other long-term debt                         6.75         100,000        6,760    6.76
 Capital Securities                                            6.84              --           --
                                                                        -----------   ----------
  Total interest-bearing funds                                 4.68      11,125,553      518,561    4.66
                                                                        -----------   ----------
 Demand deposits                                                          1,574,090
 Other liabilities                                                          239,851
 Shareholders' equity:
 Common stock, capital surplus and retained earnings                      1,193,334
 Accumulated other comprehensive income                                     (13,772)
                                                                        -----------
 Total Liabilities and Shareholders' Equity                             $14,119,056
                                                                        ===========
Fully Taxable -- Equivalent Net Interest Income                3.54%                  $  563,430    3.59%
                                                                                      ==========
Net Interest Income as a Percentage of Average Earning
 Assets                                                        4.22%                                4.29%
Percentage of Total Assets:
 Foreign Assets                                                                .05%
 Foreign Liabilities                                                           .33%



                                                                             1995                                1994
                                                              ----------------------------------   --------------------------------
       (Income and rates on fully taxable-equivalent            Average                  Average     Average                Average
                basis, dollars in thousands)                    Balance      Interest     Rate       Balance     Interest    Rate
------------------------------------------------------------  ---------------------------------------------------------------------
Average Assets:
 Loans(1)                                                     $ 7,729,041   $  709,542    9.18%    $ 6,512,549   $544,123    8.35%
 Taxable investment securities                                  3,940,287      264,929    6.72       4,518,355    290,849    6.44
 Tax-exempt investment securities(2)                              356,218       32,037    8.99         363,155     32,090    8.84
 Mortgages held-for-sale                                          247,659       19,140    7.73         224,481     14,781    6.58
 Interest-earning deposits:
 Domestic                                                           5,635          319    5.66           1,991         97    4.87
 Foreign                                                           42,599        2,515    5.90          18,077        894    4.95
 Federal funds sold and resale agreements                         273,301       16,426    6.01         122,134      5,369    4.40
 Trading account securities(2)                                     20,643        1,197    5.80          26,014      1,160    4.46
                                                              -----------   ----------             -----------   --------
 Total earning assets                                          12,615,383    1,046,105    8.29      11,786,756    889,363    7.55
                                                              -----------   ----------             -----------   --------
 Unrealized gain/(loss) on securities available-for-sale          (18,157)                              (4,835)
 Allowance for loan losses                                       (177,801)                            (163,561)



 Cash and due from banks                                          495,308                              462,615
 Other Assets                                                     603,561                              544,233
                                                              -----------                          -----------
 Total Assets                                                 $13,518,294                          $12,625,208
                                                              ===========                          ===========
Average Liabilities and Shareholders' Equity:
 Savings Deposits                                             $ 3,917,460      107,983    2.76%    $ 4,467,933    108,917    2.44%
 Time Deposits:
 Negotiable                                                     1,586,867       96,166    6.06       1,575,248     70,415    4.47
 Foreign                                                          225,964       14,137    6.26         245,109     10,407    4.25
 Other time                                                     3,760,122      207,423    5.52       2,824,836    129,281    4.58
                                                              -----------   ----------             -----------   --------
  Total interest-bearing deposits                               9,490,413      425,709    4.49       9,113,126    319,020    3.50
 Federal funds purchased and repurchase agreements                440,547       22,572    5.12         418,412     15,615    3.73
 Other borrowed funds                                             756,815       47,712    6.30         520,071     23,115    4.43
 Subordinated and other long-term debt                             12,603          877    6.96              --         --
 Capital Securities                                                    --           --                      --         --
                                                              -----------   ----------             -----------   --------
  Total interest-bearing funds                                 10,700,378      496,870    4.64      10,051,609    357,750    3.56
                                                              -----------   ----------             -----------   --------
 Demand deposits                                                1,484,775                            1,394,210
 Other liabilities                                                208,038                              145,773
 Shareholders' equity:
 Common stock, capital surplus and retained earnings            1,137,445                            1,037,669
 Accumulated other comprehensive income                           (12,342)                              (4,053)
                                                              -----------                          -----------
 Total Liabilities and Shareholders' Equity                   $13,518,294                          $12,625,208
                                                              ===========                          ===========
Fully Taxable -- Equivalent Net Interest Income                             $  549,235    3.65%                  $531,613    3.99%
                                                                            ==========                           ========
Net Interest Income as a Percentage of Average Earning
 Assets                                                                                   4.35%                              4.51%
Percentage of Total Assets:
 Foreign Assets                                                      .32%                                 .14%
 Foreign Liabilities                                                1.67%                                1.94%

------------------------------
(1) Loan fees are included in interest income and are used to calculate average rates earned. Non-accrual loans are included in the average loan balances.
(2) Yields are computed on a fully taxable-equivalent basis using a federal tax rate of 35% in all years presented.

LOAN PORTFOLIO

As a financial intermediary, the acceptance and management of credit risk is an integral part of Old Kent's business activities. The Corporation has established strict credit underwriting standards. Except for certain loans, these standards include a policy of granting loans only within Old Kent's defined market areas and prohibition of foreign loans. Lending standards are codified in a comprehensive lending policy which is uniform throughout the organization. Old Kent's lending staff is highly skilled and experienced. The Corporation's conservative lending philosophy is implemented through strong administrative and reporting requirements. Old Kent maintains a centralized, independent loan review function which monitors asset quality at its subsidiary banks. The Corporation also employs a centralized group of specialists which assists the subsidiaries in resolving troubled loans.

                                                                 Percent of
Composition of total loans at December 31, 1998:                   total
------------------------------------------------------------------------------
Commercial, financial, agricultural loans and leases                 33%
Real estate loans -- commercial and construction                     29
                                                                    ---
  Total commercial                                                   62
Real estate loans -- residential mortgages                           11
Consumer home equity loans                                           12
Consumer loans (primarily automobile loans)                          15
                                                                    ---
  Total                                                             100%
                                                                    ===

One of Old Kent's strengths is its diversified loan portfolio. Approximately 38% of Old Kent's loan assets are comprised of credits granted to consumers in the form of residential mortgages and a variety of other consumer credit products, such as automobile loans, home equity loans, educational loans and other consumer financings.

During 1997, Old Kent discontinued business activity as an underwriter of credit card loans with the sale of its credit card loan portfolio in June.

Loans to commercial borrowers represent approximately 62% of Old Kent's loan portfolio. These loans are grouped by their nature and industry diversification as non-real estate related and as real estate related.

Commercial loan mix at December 31, 1998:

                                                           Real Estate Related
                                                        -------------------------          Non-Real
                                                         Owner         Non-owner            Estate
(dollars in millions)                     Total         Occupied        Occupied            Related
-------------------------------------------------------------------------------------------------------
Contractors & Property Managers          $1,618.5       $  379.7        $  902.4           $  336.4
Services                                  1,014.7          300.1           218.8              495.8
Manufacturing                               809.2           77.0            16.8              715.4
Retail                                      503.2          106.9            28.4              367.9
Wholesale                                   402.9           38.1            15.3              349.5
Finance                                     315.0           87.6            99.4              128.0
Transportation                              110.2           25.5            13.1               71.6
Agriculture                                  62.4            9.9             5.5               47.0
Other                                       505.9          210.8            78.8              216.3
Leasing                                     163.6              -               -              163.6
                                         --------       --------        --------           --------
Total                                    $5,505.6       $1,235.6        $1,378.5           $2,891.5
                                         ========       ========        ========           ========

At December 31, 1998, Old Kent's commercial loan and lease portfolio, excluding real estate related loans, approximated $2.9 billion, or about 33% of total loans. Loans to manufacturers represented the largest component at 25% of total non-real estate commercial loans. These loans are diversified among a large number of borrowers who produce a wide variety of durable and non-durable goods.

Commercial real estate and construction loans at December 31, 1998 totaled approximately $2.6 billion, or 29% of total loans. These loans have been grouped as owner-occupied (borrowers who occupy and utilize the loan related property in their respective businesses) and as non-owner-occupied (borrowers whose principal purpose of ownership lies in the production of rental receipts from the related property). As indicated, loans to the various categories of owner-occupied properties were 47% of commercial real estate and construction loans and loans for non-owner-occupied properties were 53% of that total. Non-owner-occupied loans totaled $1.4 billion, or 16% of total loans and are distributed over a diverse base of borrowers. The largest segment within non-owner-occupied loans was housing related loans at 35% of total commercial real estate and construction loans.

Old Kent has no foreign loans. In addition, Old Kent's policy is to be highly restrictive in granting credit to borrowers in businesses which are highly cyclical, such as agriculture and petroleum production, and the Corporation is extremely selective in participating in loan syndications.

The following table summarizes the components of the Corporation's total loans at December 31 for each of the last five years:

December 31 (dollars in millions)         1998       1997       1996       1995       1994
--------------------------------------------------------------------------------------------
Commercial, financial and agricultural
  loans                                 $2,727.9   $2,674.1   $2,303.3   $2,086.8   $1,728.8
Real estate loans -- commercial          1,920.1    1,909.6    1,828.2    1,718.5    1,407.4
Real estate loans -- construction          694.0      571.6      438.9      271.7      398.1
Real estate loans -- residential
  mortgages                              1,012.5    1,173.2    1,220.2    1,148.8    1,299.6
Consumer home equity loans               1,031.3      925.0      745.0      639.3      577.0
Consumer loans -- other                  1,334.3    1,717.8    1,661.2    1,576.2    1,709.3
Credit card loans                              -        1.7      317.6      323.6      102.3
Lease financing                            163.6      171.5      201.4      196.2      111.2
                                        --------   --------   --------   --------   --------
Total loans                             $8,883.7   $9,144.5   $8,715.8   $7,961.1   $7,333.7
                                        ========   ========   ========   ========   ========

PROVISION FOR CREDIT LOSSES

The provision for credit losses is the amount added to the allowance for credit losses to absorb probable credit losses. The amount of the credit loss provision is determined by management, in its judgment, after reviewing the risk characteristics of the loan portfolio, historical credit loss experience and economic conditions. These determinations are reviewed by Old Kent's centralized, independent loan review function which monitors the credit quality of the Corporation's loan portfolio through its uniform procedures, credit grading and reporting systems.

The following table summarizes the credit loss provisions, net credit losses and the allowance for credit losses for the last five years:

Year ended December 31
(dollars in thousands)                 1998       1997       1996       1995       1994
-----------------------------------------------------------------------------------------
Provision for credit losses          $ 46,828   $ 46,977   $ 35,636   $ 21,666   $ 22,465
Net credit losses                      39,640     49,604     43,571     13,464      9,683
Allowance for credit losses at
  year-end                            167,665    160,952    168,990    178,064    171,125
Allowance as a percentage of:
 Year-end loans                          1.89%      1.76%      1.94%      2.24%      2.33%
 Year-end loans, excluding loans
   secured by residential mortgages      2.13%      2.02%      2.26%      2.62%      2.84%
 Impaired loans                           280%       282%       389%       397%       281%
Ratio of net credit losses to
  average loans outstanding during
  the year                                .45%       .55%       .52%       .17%       .15%
Credit loss recoveries as a
  percentage of prior year credit
  losses                                   25%        28%        54%        60%        44%

Excluding a special merger-related credit loss provision of $3.5 million to conform First Evergreen's credit review process and reserves with those of Old Kent, the provision for credit losses was $43.3 million in 1998, down from a provision of $47.0 million in 1997. As discussed previously, management took measures to reduce the risk in certain loan components, which, in its judgment, justified a reduction of the provision from that of 1997. Impaired loans at December 31, 1998 totaled $59.8 million, an increase of $2.8 million over $57.0 million at year-end 1997. At December 31, 1998, the ratio of the allowance to impaired loans was 280%. Over the past five years, the Corporation's actual loss experience on residential real estate loans has been negligible. At December 31, 1998, the ratio of the allowance to total loans exclusive of residential mortgages was 2.13%.

The following table summarizes loan balances at the end of each period and the daily averages; changes in the allowance for credit losses arising from loans charged-off and recoveries on loans previously charged-off, by loan classification; and additions to the allowance which have been charged to expense:

Year ended December 31
(dollars in thousands)          1998         1997         1996         1995         1994
-------------------------------------------------------------------------------------------
Loans outstanding at end of
 year                        $8,883,716   $9,144,497   $8,715,764   $7,961,073   $7,333,661
                             ==========   ==========   ==========   ==========   ==========
Daily average of loans
 outstanding for year        $8,900,637   $9,062,384   $8,375,277   $7,729,041   $6,512,549
                             ==========   ==========   ==========   ==========   ==========
Balance of allowance for
 credit losses at beginning
 of year                     $  160,952   $  168,990   $  178,064   $  171,125   $  149,107
Net change in allowance due
 to loans (sold) and
 purchased                         (475)      (5,411)      (1,139)      (1,263)       9,236
Provision for credit losses      46,828       46,977       35,636       21,666       22,465
Loans charged-off:
Commercial, financial and
 agricultural loans              22,638       12,197        4,808        5,428        3,749
Real estate loans --
 commercial                       3,533        1,315        3,451        2,805        7,460
Real estate loans --
 construction                       160          911           67           29          605
Real estate loans --
 residential mortgages              156            6           14          232          645
Consumer loans (including
 home equity loans)              25,122       32,765       18,906       11,075        6,482
Credit card loans                     2       13,551       20,855        5,626        1,718
Lease financing                   4,693        5,021        9,621        1,148          743
                             ----------   ----------   ----------   ----------   ----------
Total charged-off                56,304       65,766       57,722       26,343       21,402
                             ----------   ----------   ----------   ----------   ----------
Recoveries of loans
 previously charged-off:
Commercial, financial and
 agricultural loans               3,152        4,404        3,232        2,852        3,250
Real estate loans --
 commercial                       1,165        3,242        4,703        5,779        3,915


Real estate loans --
 construction                        58           73        1,359          469          927
Real estate loans --
 residential mortgages                4            4           58           47          292
Consumer loans (including
 home equity loans)              10,726        6,367        3,061        2,945        2,485
Credit card loans                     1          579          929          600          556
Lease financing                   1,558        1,493          809          187          294
                             ----------   ----------   ----------   ----------   ----------
Total recovered                  16,664       16,162       14,151       12,879       11,719
                             ----------   ----------   ----------   ----------   ----------
Balance of allowance for
 credit losses at end of
 year                        $  167,665   $  160,952   $  168,990   $  178,064   $  171,125
                             ==========   ==========   ==========   ==========   ==========

The following tables summarize net credit losses (total loans charged-off less total loans recovered) and their relationship to the daily average balances for each loan type listed for the last five years:

Net credit losses (recoveries) for the year
     ended December 31 (in thousands)         1998      1997      1996      1995      1994
-------------------------------------------------------------------------------------------
Commercial, financial and agricultural
  loans                                      $19,486   $ 7,793   $ 1,576   $ 2,576   $  499
Real estate loans -- commercial                2,368    (1,927)   (1,252)   (2,974)   3,545
Real estate loans -- construction                102       838    (1,292)     (440)    (322)
Real estate loans -- residential mortgages       152         2       (44)      185      353
Consumer loans (including home equity
  loans)                                      14,396    26,398    15,845     8,130    3,997
Credit card loans                                  1    12,972    19,926     5,026    1,162
Lease financing                                3,135     3,528     8,812       961      449
                                             -------   -------   -------   -------   ------
Total net credit losses                      $39,640   $49,604   $43,571   $13,464   $9,683
                                             =======   =======   =======   =======   ======
Net credit losses as a percentage of daily
  average total loans                           .45%      .55%      .52%      .17%     .15%
                                             =======   =======   =======   =======   ======

The allowance for credit losses has been allocated according to the amount deemed reasonably necessary to provide for the probable losses inherent within each of the following categories at the dates indicated:

                                    1998                      1997                      1996                      1995
 Allocation of allowance   -----------------------   -----------------------   -----------------------   -----------------------
  for credit losses at                 Percent of                Percent of                Percent of                Percent of
       December 31                      loans to                  loans to                  loans to                  loans to
 (dollars in thousands)    Allowance   total loans   Allowance   total loans   Allowance   total loans   Allowance   total loans
--------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and
 agricultural              $ 70,000        30.7%     $ 68,000        29.2%     $ 56,000        26.4%     $ 61,000        26.2%
Real estate -- commercial    35,000        21.6        27,000        20.9        27,000        21.0        37,000        21.6
Real estate --
 construction                10,000         7.8         3,000         6.3         3,000         5.0         3,000         3.4
Real estate --
 residential                  2,000        11.4         2,000        12.8         2,000        14.0         3,000        14.4



Consumer loans (including
 home equity loans)          30,000        26.7        42,000        28.9        40,000        27.7        35,000        27.8
Credit card loans                 -             -           -         -           16,000        3.6         8,000         4.1
Leases                        6,000         1.8         8,000         1.9        11,000         2.3         3,000         2.5
Not allocated                14,665             -       10,952        -           13,990        -           28,064        -
                           --------      ------      --------      ------      --------      ------      --------      ------
Total allowance for
 credit losses             $167,665       100.0%     $160,952       100.0%     $168,990       100.0%     $178,064       100.0%
                           ========      ======      ========      ======      ========      ======      ========      ======

                                    1994
 Allocation of allowance   -----------------------
  for credit losses at                 Percent of
       December 31                      loans to
 (dollars in thousands)    Allowance   total loans
--------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and
 agricultural              $ 53,000        23.6%
Real estate -- commercial    34,000        19.2
Real estate --
 construction                 5,000         5.4
Real estate --
 residential                  4,000        17.7
Consumer loans (including
 home equity loans)          35,000        31.2
Credit card loans             5,000         1.4
Leases                        2,000         1.5
Not allocated                 33,125        -
                           --------      ------
Total allowance for
 credit losses             $171,125       100.0%
                           ========      ======

Net credit losses as a percent of daily average
             balance for the year                 1998      1997      1996      1995      1994
-----------------------------------------------------------------------------------------------
Commercial, financial and agricultural loans       .22%      .09%      .02%      .03%      .01%
Real estate loans -- commercial                    .03      (.02)     (.01)     (.04)      .05
Real estate loans -- construction                     -      .01      (.02)     (.01)     -
Real estate loans -- residential mortgages        -             -         -         -      .01
Consumer loans (including home equity loans)       .16       .29       .18       .11       .05



Credit card loans                                 -          .14       .24       .07       .02
Leases                                             .04       .04       .11       .01       .01
                                                 ------    ------    ------    ------    ------
Total                                              .45%      .55%      .52%      .17%      .15%
                                                 ======    ======    ======    ======    ======

The decrease from 1997 to 1998 of 10 basis points is primarily the result of more conservative underwriting standards which were employed for the consumer portfolios as well as management's actions to reduce risk in certain components of those portfolios. In addition, as a result of the sale of the Corporation's credit card portfolio in 1997, net credit losses in this category were significantly reduced in 1998. Net credit losses for 1998, included approximately $3 million, or .03% of average total loans, attributable to Old Kent's application of its credit evaluation policies and practices to First Evergreen's loan portfolio at the time of merger. Management believes all other categories to be reasonable based on current conditions, however management cannot predict whether credit quality will improve or further deteriorate in the near-term.

Nonperforming Assets

The following is a summary of nonperforming assets for the last five years:

December 31 (dollars in thousands)          1998      1997      1996      1995      1994
------------------------------------------------------------------------------------------
Impaired loans:
  Nonaccrual loans                         $57,120   $54,319   $40,638   $41,792   $54,990
  Restructured loans                         2,664     2,688     2,832     3,075     5,838
                                           -------   -------   -------   -------   -------
Total impaired loans                        59,784    57,007    43,470    44,867    60,828
Other real estate owned                      6,872     7,619     7,273    11,511    13,622
                                           -------   -------   -------   -------   -------
Total nonperforming assets                 $66,656   $64,626   $50,743   $56,378   $74,450
                                           =======   =======   =======   =======   =======
Impaired loans as a percentage of total
  loans                                        .67%      .62%      .50%      .56%      .83%

Loans past due 90 days or more, but for which interest income continues to be recognized, are not included in the Corporation's nonperforming assets. The following table summarizes such loans for the last five years.

December 31 (dollars in thousands)          1998      1997      1996      1995      1994
------------------------------------------------------------------------------------------
Loans past due ninety days or more         $15,083   $16,795   $40,133   $31,431   $13,529
Loans past due ninety days or more, as a
  percentage of total loans                    .17%      .18%      .46%      .39%      .18%

The loan portfolio has been reviewed and analyzed for the purpose of estimating probable credit losses. The management of Old Kent believes that the allowance for credit losses at December 31, 1998 is adequate to absorb probable credit losses inherent in the loan portfolio. The Corporation's policy dictates that specifically identified credit losses be recognized immediately by a charge to the allowance for credit losses. This determination is made for each loan at the time of transfer into impaired status after giving consideration to collateral value and the borrowers' ability to repay loan principal. Since Old Kent immediately recognizes losses on its impaired loans, it has not become necessary to separately record a valuation allowance on these assets. Because the ultimate collection of interest on impaired loans is in doubt, any interest income recognized on these assets is generally limited to cash collections of interest.

OTHER INCOME

Total non-interest income increased $71.4 million, or 25.8% in 1998 compared to $60.9 million, or 28.3% in 1997. Non-interest income (excluding security transactions and non-recurring gains) has become a proportionally greater component of Old Kent's total revenues. In 1998, non-interest income was 36.1% of total revenues compared to 30.5% for 1997, and 26.9% for 1996. This favorable change in revenue mix is a direct result of Old Kent's goal to diversify its revenue streams. A discussion of non-interest income components follows.

The following table summarizes the major categories of other income for the last three years:

Year ended December 31 (in thousands)                   1998           1997           1996
--------------------------------------------------------------------------------------------
Mortgage banking revenues (net)                       $146,979       $ 94,423       $ 57,830
Investment management and trust revenues                63,351         54,257         46,891
Deposit account revenue                                 56,728         49,657         45,779
Transaction processing revenue                          20,409         13,799         13,937
Non-recurring income                                     4,963         14,660          6,783
Retail insurance commissions                            15,224          9,421          7,832
Credit life insurance commissions                        4,826          4,791          4,565
Brokerage commissions                                    3,439          1,559          1,420
Safe deposit box rental revenue                          2,584          2,574          2,512
Securities transactions                                  4,142          1,232          1,322
Other                                                   25,255         30,139         26,701
                                                      --------       --------       --------
Total other income                                    $347,900       $276,512       $215,572
                                                      ========       ========       ========

Mortgage Banking Revenues

The Corporation's mortgage banking activities are conducted through its wholly-owned subsidiary, Old Kent Mortgage Company ("OKMC"). OKMC is a full service mortgage company, originating loans on a nationwide basis. OKMC is primarily engaged in the origination, sale and servicing of single family mortgage loans. On a periodic basis, OKMC also purchases and sells mortgage servicing portfolios.

OKMC's profitability is impacted by the absolute level of interest rates as well as their volatility. For example, loan origination volumes, including the level of loan originations associated with loan refinancings, are highly dependent upon interest rates for mortgage loans. Also, loan origination commitments, loans held-for-sale and mortgage servicing rights are valued based on Treasury and mortgage interest rates. Volatility in the Treasury and mortgage interest rates can impact the recorded values of these assets. Furthermore, policy setting decisions of government sponsored enterprises, such as FNMA, FHLMC and GNMA, can also impact OKMC's business activities.

The following summarizes the mortgage banking activity and revenue for the past three years:

Year ended December 31 (in thousands)                  1998          1997         1996
-----------------------------------------------------------------------------------------
Originations and acquisitions of mortgages
  held-for-sale                                     $13,547,917   $6,878,737   $3,409,276
                                                    ===========   ==========   ==========
Proceeds from sales & prepayments of mortgages
  held-for-sale and other retained interests        $12,532,456   $6,265,742   $3,236,859
                                                    ===========   ==========   ==========
Mortgage banking revenue (net), consisted of:
 Mortgage banking gains                             $   160,743   $   69,546   $   33,746
 Mortgage origination fees (net of direct costs)         (2,516)      14,547       14,316
 Mortgage loan servicing revenues (net of direct
   costs)                                               (11,248)      10,330        9,768
                                                    -----------   ----------   ----------
Total mortgage banking revenue (net)                $   146,979   $   94,423   $   57,830
                                                    ===========   ==========   ==========

December 31 (in millions)                                 1998          1997          1996
--------------------------------------------------------------------------------------------
Mortgages serviced for third parties                     $14,006       $11,805       $ 9,863
Mortgages held-for-sale                                    2,263         1,272           589
Mortgage loans serviced by Old Kent for its own
  portfolio                                                1,013         1,173         1,220
                                                         -------       -------       -------
Total                                                    $17,282       $14,250       $11,672
                                                         =======       =======       =======

The following table summarizes location and origination volume for the past three years:

December 31                                               1998          1997          1996
--------------------------------------------------------------------------------------------
States/Offices                                            32/143        25/104         17/79
Originations (in billions)                               $  13.5       $   6.9       $   3.4

OKMC has aggressively expanded its retail loan origination network during the past three years. A significant amount of growth occurred in 1996 with the acquisition of two mortgage companies. Since that time, the company has continued to acquire established branches and add de novo branches. The growth in the retail origination network, combined with a favorable interest rate environment in 1998, allowed loan origination volumes to climb to record levels. During 1998, OKMC was one of the twenty largest loan originators nationally and garnered a 1% share of the national mortgage market.

Mortgage banking gains include gains and losses from the sale of mortgage loans as well as gains and losses from the periodic sale of servicing portfolios. Mortgage banking gains have increased steadily since 1996, primarily reflecting the higher level of loan sales and securitizations. Included in the gains from the sale of loans is the value of servicing inherent in the underlying loans.

During 1997 and continuing into 1998, OKMC became an active seller of mortgage servicing portfolios. OKMC views these sales as an opportunity to maximize the value of the mortgage servicing rights retained on the Company's balance sheet while simultaneously limiting the exposure to the Company of changes in the value of mortgage servicing rights. At December 31, 1998, OKMC had commitments to sell mortgage servicing rights associated with between $2.5 and $6.0 billion of newly originated conventional mortgage loans. OKMC expects to fulfill its commitment during the first three quarters of 1999.

Net mortgage origination fees (as a percent of loan originations) have declined since 1996. Most of the decline is associated with an increasingly competitive primary mortgage market and higher direct loan origination costs.

Mortgage servicing revenues in 1998 were adversely impacted by lower mortgage interest rates and higher mortgage refinancing activity. Higher refinancing activity caused OKMC to accelerate the amortization of previously recorded mortgage servicing rights. During 1998, management increased its reliance upon financial hedges to protect the value of the mortgage servicing rights portfolio. See Note 20 to Consolidated Financial Statements for further discussion.

For the past three years, net mortgage servicing revenue was comprised of:

         Year ended December 31 (in thousands)              1998       1997       1996
----------------------------------------------------------------------------------------
Mortgage servicing revenues                               $ 46,801   $ 41,265   $ 28,223
Amortization of servicing rights and other direct
 servicing costs                                           (58,049)   (30,935)   (18,455)
                                                          --------   --------   --------
Mortgage loan servicing revenues (net of direct costs)    $(11,248)  $ 10,330   $  9,768
                                                          ========   ========   ========

The following reflects changes in the carrying value of mortgage servicing rights:

         Year ended December 31 (in thousands)              1998       1997       1996
----------------------------------------------------------------------------------------
Balance at beginning of period                            $146,359   $ 96,106   $ 57,947
Additions                                                  201,711    111,192     62,612
Sales                                                      (73,740)   (30,457)    (2,587)
Amortization                                               (50,905)   (30,335)   (17,384)
Other                                                         (429)         -          -
Servicing valuation reserve                                 (4,500)      (147)    (4,482)
                                                          --------   --------   --------
Balance at end of period                                  $218,496   $146,359   $ 96,106
                                                          ========   ========   ========
Estimated fair value of mortgage servicing rights         $253,000   $166,000   $135,000
                                                          ========   ========   ========

Investment Management and Trust Revenues

Investment Management and Trust activities also generate a significant amount of revenue for Old Kent. Trust revenues increased to $63.4 million in 1998, up $9.1 million, or 16.8%, over 1997. This compares to a $7.4 million increase, or 15.7%, in 1997. These increases reflect the Corporation's commitment to growth and optimization of its fee-based businesses, and resulted from successful, aggressive sales and new business development efforts.

The table below summarizes assets managed in a fiduciary capacity as of the dates indicated.

                 December 31 (in billions)                    1998    1997   1996
---------------------------------------------------------------------------------
Assets managed directly by Old Kent for customers             $11.1   $9.0   $7.4
Kent Fund Assets -- managed on behalf of Old Kent for
  customers                                                   $ 6.1   $5.1   $4.2

Deposit Account Revenues

Service charges on deposit accounts increased to $56.7 million in 1998, an increase of $7.1 million or 14.2%. This compares to an increase of $3.9 million, or 8.5% in 1997. These increases were due both to an increase in the deposit base and to Old Kent's continuing focus on improving non-interest revenues.

Transaction Processing Fees

Transaction processing fees include items such as fees and commissions on money orders and traveler checks, foreign exchange fees, debit card interchange income, check cashing and collection charges. These revenues totaled $20.4 million in 1998 and $13.8 million in 1997. The $6.6 million increase in comparing 1998 to 1997 was due to increased money order commissions and debit card interchange income.

Retail Insurance Commissions

The increase in retail insurance commissions to $15.2 million in 1998 and $9.4 million in 1997 is due to Old Kent's acquisition of insurance agencies, beginning in late 1995, as part of the Corporation's emphasis on fee-based revenues. At December 31, 1998, Old Kent Insurance Group, Inc. was the third largest Michigan-based insurance agency in the State of Michigan.

Non-recurring Income

Non-recurring income includes those items which Old Kent considers to be outside the norm of its typical business activities, such as gains on the sale of "other real estate owned." The 1998 amount reflects the gain on sale of three banking sites and their related deposits. The amount reported for 1997 includes a $16.7 million (pre-tax) gain on a June 1997 sale of a $266 million credit card loan portfolio.

This gain contributed $10.6 million to net income and $.10 to earnings per share for 1997. This transaction resulted from Old Kent's decision to discontinue business activity as an underwriter of credit card loans, with the intent of improving the future profitability of the Corporation.

OTHER EXPENSES

The following table summarizes the major categories of other expenses for the last three years:

         Year ended December 31 (in thousands)              1998       1997       1996
----------------------------------------------------------------------------------------
Salaries                                                  $250,433   $225,563   $190,325
Employee benefits                                           48,557     48,306     43,770
Occupancy                                                   42,078     39,377     34,317
Equipment                                                   36,689     32,574     27,414
Professional services                                       28,642     21,532     17,894
Telephone and telecommunication                             17,989     14,758     11,698
Stationery and supplies                                     14,975     12,639     10,817
Taxes other than income taxes                                4,831      6,788      8,032
Amortization of goodwill and core deposit intangibles       14,240     14,254     10,951
Postage and courier charges                                 15,426     13,819     13,230
Advertising and promotion                                    9,233     10,262     25,390
Legal, audit and examination fees                            7,545      6,224      5,336
FDIC insurance (including $1.7 million SAIF
  assessment in 1996)                                        1,586      1,520      2,460
Merger related charges                                      24,993          -          -
Other                                                       66,989     60,354     60,145
                                                          --------   --------   --------
Total other expenses                                      $584,206   $507,970   $461,779
                                                          ========   ========   ========

Salaries and Employee Benefits

Salaries and employee benefits represent the largest category of non-interest expense. These personnel costs increased by $25.1 million in 1998 and $39.8 million in 1997 primarily due to business acquisitions, growth and expansion of OKMC, and increased staffing of the Investment and Insurance Services business line. Old Kent measures its staff size in terms of full-time equivalent ("FTE") employees. Full-time equivalency expresses staff size by translating the efforts of part-time employees and over-time hours into the equivalent efforts of full-time employees. The following summarizes FTE staff sizes as of the dates indicated:

                                            FTE change
                                           Dec. 31, 1998
      Full-time Equivalent Staff         vs. Dec. 31, 1997   12/31/98   12/31/97   12/31/96
-------------------------------------------------------------------------------------------
Banking units                                  (412)          4,576      4,988      4,855
Mortgage banking                                956           2,578      1,622      1,159
Insurance, leasing and brokerage units          (13)            303        316        212
                                               ----           -----      -----      -----
Total FTE                                       531           7,457      6,926      6,226
                                               ====           =====      =====      =====

The table displays a 956 person increase in the staff size of OKMC. This increase is primarily attributable to geographic expansion of Old Kent's mortgage banking business as previously discussed.

In 1999, the Corporation intends to enhance its sales effectiveness by shifting a greater portion of its compensation to a "pay for performance" sales incentive based structure.

Occupancy and Equipment Expense

Occupancy expense increased by $2.7 million, or 6.8% in 1998 due to business acquisitions and the geographic expansion of OKMC. Occupancy expense increased by $5.1 million, or 14.7%, in 1997 due to the effect of OKMC business acquisitions. The table below summarizes occupancy expense for the years indicated:

                                                       1998 over
Occupancy expense for the year (dollars in thousands)    1997       1998      1997      1996
----------------------------------------------------------------------------------------------
Banking units                                           $ (184)    $32,172   $32,356   $29,849
Mortgage banking                                         2,452       8,528     6,076     3,757
Insurance, leasing and brokerage units                     433       1,378       945       711
                                                        ------     -------   -------   -------
Total occupancy expense                                 $2,701     $42,078   $39,377   $34,317
                                                        ======     =======   =======   =======

Equipment expense increased by approximately $4 million in 1998 as compared to the prior year. This increase includes the effects of acquisition and expansion. It also reflects the effects of changes in Old Kent's retail delivery system. Old Kent increased its use of ATMs and other technology based delivery mechanisms (such as telecommunications based services) as a means of improving and expanding retail service access; at December 31, 1998, Old Kent had 511 ATMs in operation.

Professional Services

Expenses related to professional services increased $7.1 million, or 33%, from 1997 to 1998. The increase was primarily related to outside support in the origination and servicing of mortgage loans, maintenance and processing of the Corporation's trust system and technology support related to the Corporation's Year 2000 remediation.

Amortization of Intangibles

Amortization of goodwill and core deposit intangibles totaled $14.2 million, $14.3 million, and $11.0 million in 1998, 1997 and 1996, respectively. The 1997 increase was primarily the result of the Seaway acquisition on January 1, 1997.

This amortization represents non-cash charges to operations. The table below illustrates the proforma effect on earnings per share as if these charges were excluded from net income, sometimes referred to as "cash" earnings per share.

Year ended December 31                                        1998        1997        1996
-------------------------------------------------------------------------------------------
Basic earnings per share (as reported)                        $1.86       $1.76       $1.55
Proforma "basic cash earnings per share"                       1.99        1.89        1.65
Diluted earnings per share (as reported)                       1.84        1.75        1.54
Proforma "diluted cash earnings per share"                     1.97        1.88        1.64

Advertising and Promotion Expense

In 1998, advertising and promotion costs totaled $9.2 million, about $1 million less than in 1997. The $15.1 million decrease in 1997 from 1996 was the result of the discontinuation of a costly promotional program related to credit cards in 1996.

FDIC Insurance

As shown in the consolidated statements of income, FDIC deposit insurance has steadily declined in the last three years. This decline is entirely due to reductions in assessment rates charged by the Federal

Deposit Insurance Corporation ("FDIC"). In 1998, FDIC assessments totaled $1.6 million compared to $1.5 million in 1997, and $2.5 million in 1996 which included a special $1.7 million FDIC levy intended to recapitalize its "Savings Association Insurance Fund" ("SAIF").

Additionally, for the semiannual assessment period beginning January 1, 1999, the FDIC will assess an insurance rate of zero for banks meeting the eligibility requirements, and an additional assessment of $.0122 per $100 of insured deposits. This rate is intended to finance the interest obligations of the Financing Corporation ("FICO") resultant from the Deposit Insurance Act of 1996.

Merger Related Charges

During the fourth quarter of 1998, Old Kent recognized $19.7 million of after-tax, merger related charges which had the effect of reducing diluted earnings per share by $.18. On a pre-tax basis, the charges consisted of: transaction costs of $6.0 million; employment charges of $9.4 million, primarily related to reduction of redundant staffing; $9.6 million mainly associated with contract cancellation costs and asset obsolescence for duplicate operations; and a $3.5 million special loan loss provision to conform First Evergreen's credit review process and reserves to Old Kent's.

Year 2000 Readiness Disclosure

The Corporation is currently in the process of addressing a significant issue facing all users of automated information systems. The problem is that many computer systems that process transactions based on two digits representing the year of transaction may recognize a date using "00" as the year 1900 rather than the year 2000. The problem could affect a wide variety of automated information systems such as mainframe applications, personal computers and communication systems, and software failure in the form of errors or miscalculations. By nature, the banking and financial services industries are highly dependent upon computer systems to process significant transaction volumes and because of a date dependency for interest measurements on financial instruments such as loans and deposits.

The Corporation initiated its Year 2000 analysis in early 1995. The assessment included an inventory of software applications, communications with third party vendors and suppliers, and certification of compliance from third party providers. The Corporation has a comprehensive written plan which is regularly updated and monitored by technical and non-technical management and personnel. Plan status is regularly reviewed by management of the Corporation and reported upon to the Board of Directors.

The Corporation utilizes vendor supplied software packages for its "mission critical" applications. All "mission critical" systems were Year 2000 ready with the current releases installed and tested for all applications and were in production on December 31, 1998. In addition, the Corporation has acquired testing tools to be used during a second phase of testing. During this phase, which will occur during the first half of 1999, system dates will be reset and validation will take place in an integrated event level testing environment.

In a worst case scenario, testing of the remediated systems could yield a failure when processing data beyond December 31, 1999. However, management believes this to be a remote possibility since initial testing has yielded no issues of significant consequence. In addition, the second phase of testing is expected to allow adequate time to address any issues which are identified. The Corporation is also updating its business resumption plans to include contingency actions for Year 2000 issues. With these measures in place, the Corporation expects no materially adverse failures in its data processing systems as a result of the century change.

Diagnosis, reprogramming and other remedies are expected to result in expenditures of approximately $16 million, over the four years ended December 31, 1999. As of December 31, 1998, approximately $13 million of these expenditures have been recognized as incurred by Old Kent in the preceding three year period. As of December 31, 1998, Old Kent was fully compliant on all "mission critical" computer systems and 75% compliant on non-critical applications. Management expects to be fully compliant on non-critical applications by mid-1999. Management expects to expend the remaining $3 million during 1999.

In addition to reviewing its own computer operating systems and applications, the Corporation has initiated formal communications with its significant suppliers (operating risk) and large customers (credit risk) to determine the extent to which Old Kent is vulnerable to those third parties' failure to resolve their own Year 2000 issues. There is no assurance that the systems of other companies on which the Corporation's systems rely will be timely converted. If such modifications and conversions are not made, or are not completed in a timely manner, the Year 2000 issue could have an adverse impact on the operations of the Corporation. The Corporation's Year 2000 contingency plans for each line of business will address alternative processing methods for all critical functions including lending, transaction processing, liquidity and service delivery methods.

This Year 2000 Readiness Disclosure is based upon and partially repeats information provided by Old Kent's outside consultants, vendors and others regarding the Year 2000 readiness of Old Kent and its customers, vendors and other parties. Although management believes this information to be accurate, it has not in each case independently verified such information.

Income Taxes

The income tax provision was $106.0 million in 1998, $105.9 million in 1997 and $90.6 million in 1996. Income tax expense as a percentage of pre-tax income was 34.8% in 1998 and 1997. This compares with 33.6% in 1996.

Old Kent Common Stock

Old Kent Common Stock is traded in the New York Stock Exchange under the symbol OK. The following table sets forth the range of prices for Old Kent Common Stock for the periods indicated. Prices for periods prior to December 2, 1998, represent bid quotations on The NASDAQ Stock Market; these quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Prices have been adjusted to reflect 5% stock dividends distributed in both 1998 and 1997, and a two-for-one stock split distributed in 1997.

                                                         1998                      1997
                                                  -------------------       -------------------
                    Quarter                        Low          High         Low          High
-----------------------------------------------------------------------------------------------
1st                                               $34.29       $39.05       $21.37       $23.70
2nd                                                35.65        39.46        21.09        26.36
3rd                                                28.88        39.75        25.53        32.62
4th                                                29.13        46.50        29.34        40.12

As of February 19, 1999 there were 103,990,035 shares of Old Kent Financial Corporation Common Stock issued and outstanding, held by approximately 15,996 holders of record.

Cash Dividends

The Corporation has paid regular cash dividends every quarter since it was organized as a bank holding company in 1972. Including the history of Old Kent Bank and Trust Company prior to organization of its holding company, Old Kent has increased its cash dividends per share in each of the last 40 years. The following table summarizes the quarterly cash dividends paid to common shareholders over the past five years, adjusted for five percent stock dividends paid in 1998, 1997, 1996 and 1995, and for a two-for-one stock split paid in December, 1997.

                  Quarter                    1998        1997        1996        1995        1994
--------------------------------------------------------------------------------------------------
1st                                          $.171       $.154       $.138       $.128       $.119
2nd                                           .171        .154        .138        .128        .119
3rd                                           .180        .162        .146        .134        .119
4th                                           .200        .171        .154        .138        .128
                                             -----       -----       -----       -----       -----
Total                                        $.722       $.641       $.576       $.528       $.485
                                             =====       =====       =====       =====       =====

The earnings of Old Kent's subsidiary banks are the principal source of funds to pay cash dividends. Consequently, cash dividends are dependent upon the earnings, capital needs, regulatory constraints and other factors affecting each individual bank. Based on projected earnings and liquidity, management expects the Corporation to declare and pay regular quarterly cash dividends on its common shares in 1999.

Capital

At December 31, 1998, the Corporation's total equity was $1.1 billion, or 7.4% less than the preceding year-end total. As shown in the accompanying consolidated financial statements and described in Note 13 to the consolidated financial statements, Old Kent repurchased stock in each of the last three years under authorizations which included reacquiring shares to reissue in connection with future stock dividends, employee benefit plans and other corporate purposes. These repurchases have favorably influenced earnings per share and return on average equity. The Corporation expects to continue to repurchase its common stock in 1999, under the June, 1998 authorization cited in Note 13 to the consolidated financial statements.

Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" requires that the after-tax unrealized gain or loss on securities available-for-sale be carried as a separate component of shareholders' equity. At December 31, 1998 this after-tax gain was $20.4 million compared to $1.3 million on December 31, 1997. Market values of securities, particularly those that are of longer terms, are subject to price volatility depending upon changes in interest rates. Under SFAS 115, total shareholders' equity will be subject to favorable or unfavorable influences of the financial markets on the fair values of securities available-for-sale.

Under the risk-based capital regulations presently in effect for banks and bank holding companies, minimum capital levels are based on the perceived risk of various asset categories, and certain off-balance sheet instruments, such as loan commitments and letters of credit. Banks and bank holding companies are required to maintain certain minimum ratios. As shown in Note 23 to the consolidated financial statements, at December 31, 1998, ratios of Old Kent and its subsidiary banks exceeded the regulatory guidelines to be considered "well capitalized" for regulatory purposes.

At December 31, 1998, the ratio of total shareholder's equity to total assets was 6.84% compared to 7.80% one year earlier. Book value per common share is calculated by dividing total shareholders' equity by the number of shares outstanding as of a given date. The following is a reconciliation of book value per share:

                                                              Per share amount
------------------------------------------------------------------------------
Book value per common share at December 31, 1997                   $11.12
For the year ended December 31, 1998:
 Basic earnings per share                                            1.86
 Dividends per common share                                         (0.72)
 Effect of stock repurchases (net of stock issuances)               (1.62)
 Change in unrealized gain on securities available-for-sale
   and other changes                                                 0.22
                                                                   ------
Book value per common share at December 31, 1998                   $10.86
                                                                   ======

The Corporation has generally financed its growth through the retention of earnings and the issuance of long-term debt. It is expected that future growth can be financed through internal earnings retention, additional long-term debt offerings, or the issuance of additional common or preferred stock or other capital instruments.

LIQUIDITY AND MARKET RISK MANAGEMENT

Liquidity:

Old Kent manages its liquidity to ensure that funds are available to each of its banks to satisfy the cash flow requirements of depositors and borrowers and to ensure that the Corporation's own cash requirements are met. Old Kent maintains liquidity by obtaining funds from several sources.

Old Kent's most readily available source of liquidity is its investment portfolio. Old Kent's securities available-for-sale, which totaled $2.8 billion at December 31, 1998, represent a highly accessible source of liquidity. The Corporation's portfolio of securities held-to-maturity, which totaled $804 million at December 31, 1998, provides liquidity from maturities and amortization payments. The Corporation's mortgages held-for-sale provide additional liquidity. These loans represent recently funded home mortgage loans that are being prepared for delivery to investors, which generally occurs within thirty to ninety days after the loan has been funded.

Depositors within Old Kent's defined markets are another source of liquidity. Core deposits (demand, savings, money market, and consumer time deposits) totaled $11.5 billion at December 31, 1998, up from $11.1 billion at December 31, 1997. These same markets offer additional liquidity in the form of large deposit instruments and other equivalent non-deposit products.

The national capital markets represent a further source of liquidity to Old Kent. During 1998, Old Kent filed three shelf registrations. A $250 million shelf registration was filed to issue common stock, preferred stock, depository shares, debt securities and warrants. Old Kent filed a shelf registration to issue an additional $200 million of trust preferred securities. The proceeds of any issuance will be for general corporate purposes, which may include reducing debt and repurchasing common stock. The third shelf registration was filed to issue 2.5 million shares of common stock to use for small, stock-based acquisitions.

Old Kent Bank has implemented a bank note program which permits it to issue up to $2.0 billion of short-term and medium-term notes. This program is intended to enhance liquidity by enabling Old Kent Bank to sell its debt instruments in the public markets in the future without the delays which would otherwise be incurred. As shown in Note 10 to the consolidated financial statements, there were $250 million of bank notes outstanding at December 31, 1998.

On January 31, 1997, Old Kent Capital Trust I, a Delaware business trust controlled by Old Kent Financial Corporation, issued $100 million of Floating Rate Subordinated Capital Income Securities. These securities represent undivided interests in an Old Kent Financial Corporation debenture which matures February 1, 2027 and is callable after ten years or upon the occurrence of certain defined events. The interest payments adjust based upon a yield of 80 basis points over LIBOR ("London Inter Bank Offered Rate").

The Corporation may make use of brokers to place large deposit instruments or bank note offerings when advantageous. Additionally, Old Kent Bank may access the federal funds markets or utilize collateralized borrowings.

                                                            Thomson            Standard
           Credit ratings at December 31, 1998             BankWatch  Moody's  & Poor's
---------------------------------------------------------------------------------------
Old Kent Financial Corporation:
 Issuer                                                    A/B        -        -
 Short-term                                                TBW-1      -        -
 Long-term senior debt                                     -          A2       -
 Long-term subordinated debt                               A+         A3       A-
Old Kent Bank:
 Short-term                                                TBW-1      P-1      A-1
 Long-term senior debt                                     AA-        A1       A
Old Kent Capital Trust I:                                  -          "a2"     BBB+

Federal and state banking laws place certain restrictions on the amount of dividends and loans which a bank may make to its parent company. Such restrictions have not had, and are not expected to have, any material effect on the Corporation's ability to meet its cash obligations.

Market Risk Management:

Old Kent faces market risk to the extent that the fair values of its financial instruments are affected by changes in interest rates, foreign currency exchange rates, commodity prices, equity prices, or other market factors. The Corporation's market risk exposure is mainly comprised of its vulnerability to interest rate risk. The Corporation is sensitive in various categories of assets, liabilities and off-balance sheet positions, to changes in prevailing rates in the U.S. for the prime rate, mortgage rates, U.S. Treasury rates and various money market indices. The asset/liability management discipline as applied at Old Kent seeks to limit the volatility of both earnings and the value of capital that can result from changes in market interest rates. This is accomplished by matching asset and liability principal balances that re-price and mature, estimating how administered rates adjust, simulating business results under varying interest rate scenarios, and estimating the change in the net present value of the Corporation's assets, liabilities, and off-balance sheet instruments due to interest rate changes. Principal maturities and re-pricing profiles are monitored through static gap analysis, future business results are simulated through computer modeling, and the net present value of the Corporation's financial instruments is estimated through economic value of equity measurement. While these three tools utilize different measurement techniques, combined they are valuable tools to assist management to better understand and mitigate the possible negative impact that interest rate changes can have on the Corporation.

Virtually all of the Corporation's financial instruments have been entered into for non-trading purposes. The trading account securities balance, which totaled $349 million at December 31, 1998, was comprised of a $5 million security that was earmarked for sale out of the bank's investment portfolio and $344 million in mortgage backed securities held by Old Kent Mortgage Company for delivery in January, 1999 in order to optimize pricing execution. Accordingly, the Corporation does not consider the market risk of its trading portfolio to be material. The Corporation's foreign exchange activities are primarily limited to fixing forward currency settlements for customers and then offsetting those positions with approved counterparties. Since the customer forward settlements are fully offset with counterparty contracts, the Corporation does not consider the market risk of its foreign exchange activities to be material.

STATIC GAP ANALYSIS: The management of interest rate sensitivity includes monitoring the maturities and re-pricing opportunities of interest-earning assets and interest-bearing liabilities. The following table summarizes the interest rate re-pricing gaps for selected maturity periods as of December 31, 1998:

                                  0 - 30   31 - 90   91 - 180   181 - 365   1 - 5    Over 5
         (in millions)             Days     Days       Days       Days      Years     Years     Total
------------------------------------------------------------------------------------------------------
Non-loan interest-earning assets  $  464   $  128    $   186     $  435     $1,830   $   859   $ 3,902
Loans                              4,744    1,499        462        887      3,054       475    11,121
                                  ------   ------    -------     ------     ------   -------   -------
Total interest-earning assets      5,208    1,627        648      1,322      4,884     1,334    15,023
                                  ------   ------    -------     ------     ------   -------   -------
Savings & money market accounts*     868      712         --         --         --     2,899     4,479
Domestic time deposits               465    1,300      1,721      1,580      1,137        19     6,222
Foreign time deposits                140       --         --         --         --        --       140
Purchased funds and long-term
 debt                              2,060      100         --         --         --       101     2,261
                                  ------   ------    -------     ------     ------   -------   -------
Total interest-bearing
 liabilities                       3,533    2,112      1,721      1,580      1,137     3,019    13,102
Interest-earning assets less
 interest-bearing liabilities      1,675     (485)    (1,073)      (258)     3,747    (1,685)    1,921
Impact of interest rate swaps       (450)    (220)        --         50        620        --        --
                                  ------   ------    -------     ------     ------   -------   -------
Asset (liability) gap             $1,225   $ (705)   $(1,073)    $ (208)    $4,367   $(1,685)  $ 1,921
Cumulative asset gap              $1,225   $  520    $  (553)    $ (761)    $3,606   $ 1,921
Cumulative gap as a percentage
 of cumulative earning assets      23.5%     7.6%       (7.4)%     (8.6)%    26.3%     12.8%

------------------------------

* (The placement of indeterminate maturity deposits on the gap analysis represents an allocation of 19% of the balances to the 0-30 Days period, 16% to the 31 -- 90 Days period, and 65% to the Over 5 Years period even though these deposits are payable on demand. This distribution is based on historical analyses of the amount by which the rates paid on these deposits changed as alternative market rates changed, and on the estimated sensitivity of balances to changes in such alternative market rates.)

Total interest-earning assets exceeded interest-bearing liabilities by $1.9 billion at December 31, 1998. This difference was funded through non-interest bearing liabilities and shareholders' equity. The above table shows that total liabilities maturing or re-pricing within one year exceed assets maturing or re-pricing within one year by $761 million. However, the re-pricing and cash-flows of certain categories of assets and liabilities are subject to competitive and other influences that are beyond the control of Old Kent. As a result, certain assets and liabilities indicated as maturing or re-pricing within a stated period may, in fact, mature or re-price in other periods or at different volumes.

SIMULATION: Old Kent recognizes the limitations of static gap analysis as a tool for managing its interest rate risk. Old Kent also uses a computer-based earnings simulation model to estimate the effects of various interest rate environments on the balance sheet structure and net interest income. These simulation techniques involve changes in interest rate relationships, asset and liability mixes, and prepayment options inherent in financial instruments, as well as interest rate levels in order to quantify risk potentials. The Corporation's sensitivity is estimated by first forecasting the next twelve months of net interest income under an assumed environment of constant market interest rates. Next, immediate parallel interest rate shocks are constructed in the model. These rate shocks reflect changes of equal magnitude to all market interest rates. The Corporation's next twelve months of net interest income are then forecast under each of the rate shock scenarios. The resulting change in net interest income is an indication of the sensitivity of the Corporation's earnings to directional changes in market interest rates. This model is based solely on parallel changes in market rates and does not reflect the levels of interest rate risk that may arise from other factors such as changes in the spreads between key market rates or in the shape of the Treasury yield curve. The net interest income simulation model includes both on-balance sheet loan, investment, deposit, and debt instruments as well as off-balance sheet interest rate swaps.

The Corporation's forecasted net interest income sensitivity is monitored by the corporate Asset/ Liability Committee ("ALCO") which has established limits in the interest rate risk limit policy. Throughout 1998, the forecasted exposure was within the Corporation's established policy limits.

At December 31, 1997, a maturity table was used to display information about Old Kent's financial instruments that were subject to market risk. For 1998, the Corporation elected to present a net interest income sensitivity profile and an economic value of equity profile because they better reflect the anticipated impact on earnings and fair values of changes in market interest rates.

Net Interest Income Sensitivity Change Vs. Projected Results Under Constant
Rates

Year-End 1998 12-Month Projection

                                                                                       ALCO
Rate Shock Amount:              (2.00%)     (1.00%)     0.00%     1.00%     2.00%     Policy
--------------------------------------------------------------------------------------------
Percent Change In Net
 Interest                         (0.9%)      (0.1%)       --     (0.3%)    (0.9%)    (10.00%)
Income Vs. Constant Rates

Year-End 1997 12-Month Projection

                                                                                       ALCO
Rate Shock Amount:              (2.00%)     (1.00%)     0.00%     1.00%     2.00%     Policy
--------------------------------------------------------------------------------------------
Percent Change In Net
 Interest                          0.8%        0.5%        --     (0.5%)    (1.3%)    (10.00%)
Income Vs. Constant Rates

An important component of Old Kent's management of interest rate risk is the Corporation's use of interest rate swaps. At December 31, 1998 the total notional amount (the amount used to calculate interest) of outstanding interest rate swap agreements used to manage interest rate risk was $869.9 million. For 1998 and 1997, Old Kent's interest rate swaps increased net interest income by approximately $5.1 million and $3.1 million respectively. This improved the Corporation's net interest margin by .03% in 1998 and by .02% in 1997. The following table presents information regarding swap activity during 1998.

Swap Activity

                                                 12/31/97               New Swap    12/31/98
(in millions)                                    Notional    Matured    Notional    Notional
--------------------------------------------------------------------------------------------
Receive Fixed/Pay Floating                        $506.2     $(86.3)     $400.0      $819.9
Receive Floating/Pay Fixed                          25.0      (25.0)       50.0        50.0
                                                  ------     -------     ------      ------
                                                  $531.2     $(111.3)    $450.0      $869.9
                                                  ======     =======     ======      ======

Swap Maturity Profile

Notional amounts of swaps are anticipated to mature as follows, assuming that market rates in effect at December 31, 1998 remain unchanged:

(in millions)                              1999      2000      2001      2002     2003+     Total
--------------------------------------------------------------------------------------------------
Receive Fixed/Pay Floating                $150.0    $400.0    $144.9    $125.0    $   --    $819.9
Receive Floating/Pay Fixed                    --        --        --        --      50.0      50.0

The weighted average interest rates for the above swap portfolio are summarized as follows:

                                                At December 31, 1998        At December 31, 1997
                                              ------------------------    ------------------------
                                              Receive Rate    Pay Rate    Receive Rate    Pay Rate
--------------------------------------------------------------------------------------------------
Receive Fixed/Pay Floating                       6.34%         5.30%         6.71%         5.82%
Receive Floating/Pay Fixed                       5.34%         5.48%         5.84%         7.17%

ECONOMIC VALUE OF EQUITY: As part of the Corporation's asset/liability management process, quarterly estimations are conducted that measure the net present value of Old Kent's current financial instruments, also referred to as the economic value of equity. The process involves estimating the principal and interest cash flows for all financial instruments and then discounting those cash flows back to their present value using discount rates for products of similar duration and credit quality. The economic value of equity is defined as the Corporation's book equity adjusted for the net present value of the asset, liability, and off-balance sheet instruments. The measurement is first conducted under an assumed environment of unchanged market interest rates. Next, net present value measurements are conducted under various levels of parallel market interest rate shocks. The resulting change in economic value of equity under rate shocks is an indication of the fair value variability of the Corporation's financial instruments as of the reporting date.

The economic value of equity model includes both on-balance sheet loan, investment, mortgage servicing rights, deposit, and debt instruments as well as off-balance sheet interest rate swaps, Treasury futures and options, mortgage forward sales contracts, and mortgage options. The cash flows for instruments containing options are adjusted to reflect expected results under each rate shock scenario. Those adjustments are made by considering both the specific terms of certain instruments (e.g. callable bonds) and market consensus forecasts about specific asset classes (e.g. mortgage backed securities). This measure does not reflect the impact of new financial instruments or of changes in loan production volume that would be expected to occur as interest rates change. For example, management believes that lower market interest rates would significantly increase mortgage production volume and income, more than offsetting any decrease in the value of mortgage servicing rights that is reflected in the economic value of equity measure below.

The magnitude of the change in the economic value of equity is monitored by the corporate Asset/ Liability Committee which has established limits in the interest rate risk limit policy. Throughout 1998, the estimated variability of the economic value of equity was within the Corporation's established policy limits.

Economic Value of Equity Sensitivity Change Vs. Results Under Constant Rates

Year-End 1998 Economic Value of Equity Profile

                                                                                      ALCO
Rate Shock Amount:                                  (2.00%)    0.00%      2.00%     Policy
------------------------------------------------------------------------------------------
Static Economic Value of Equity Change               (9.4%)       --      (1.9%)    (16.0%)

Year-End 1997 Economic Value of Equity Profile

                                                                                      ALCO
Rate Shock Amount:                                  (2.00%)    0.00%      2.00%     Policy
------------------------------------------------------------------------------------------
Static Economic Value of Equity Change               (5.1%)       --      (2.0%)    (16.0%)

Note: The Year-End 1997 Economic Value of Equity Profile has not been restated to include First Evergreen Corporation. The required data was not available and it was impracticable to re-create the analysis for that entity.

The Corporation's projected net interest income sensitivity and economic value of equity sensitivity both indicate a slightly greater exposure to a downward 2.00% rate shock at December 31, 1998 than at December 31, 1997. This is primarily due to an expected acceleration of projected prepayment speeds for mortgage-related assets. The estimated sensitivity as of December 31, 1998 is well within approved policy limits and does not represent a material exposure to interest rate risk.

Securities Held-to-Maturity

Securities held-to-maturity are purchased with the intent and ability to hold for long-term investment for the purpose of generating interest income over the lives of the investments. Thus they are carried on the books at cost, adjusted for amortization of premium and accretion of discount.

Securities Available-for-Sale

Securities available-for-sale include those securities which might be sold as part of Old Kent's management of interest risk, in response to changes in interest rates, prepayment of credit risk, or due to a desire to increase capital measures or liquidity. These assets are carried on the balance sheet at their estimated fair values, with corresponding (after-tax) valuation adjustments included as a component of shareholders' equity. Premiums and discounts are amortized over the estimated lives of the related securities.

In 1998, net gains on the sale of securities were $4.1 million. This compares to net gains of $1.2 million in 1997 and $1.3 million in 1996.

Sources and Uses of Funds Trends

As shown on the accompanying consolidated balance sheets, total assets at December 31, 1998 were $16.6 billion, up by $.9 billion, or 5.6%, from the preceding year-end. In general, Old Kent's management relies more on the use of daily average balances, rather than on balances at a period end, to analyze trends. Old Kent's average consolidated balance sheets for the last five years appears on page D-13 of this report. Information contained in that statement was the basis for the summarized trends in sources and uses of funds appearing below.

                                        1998                                     1997
                         -----------------------------------      -----------------------------------
                                        Increase (Decrease)                      Increase (Decrease)
                          Average       --------------------       Average       --------------------
 (dollars in millions)    Balance       Amount       Percent       Balance       Amount       Percent
-----------------------------------------------------------------------------------------------------
Funding Uses:
 Loans                   $ 8,900.6      $(161.8)       (1.8)%     $ 9,062.4      $ 687.1         8.2%
 Mortgages
   held-for-sale           1,745.7        863.6        97.9           882.1      $ 515.7       140.7
 Taxable securities        3,504.2       (161.9)       (4.4)        3,666.1      $(233.4)       (6.0)
 Tax-exempt securities       358.8         38.1        11.9           320.7      $  (4.4)       (1.4)
 Interest-earning
   deposits                   16.4           .7         4.5            15.7      $   7.0        80.5
 Federal funds sold and
   resale agreements          38.0        (88.0)      (69.8)          126.0      $  (8.0)       (6.0)
 Trading account
   securities                 13.6         (7.9)      (36.7)           21.5      $  11.2       108.7
                         ---------      -------       -----       ---------      -------       -----
Total Uses               $14,577.3      $ 482.8         3.4%      $14,094.5      $ 975.2         7.4%
                         =========      =======       =====       =========      =======       =====
Funding Sources:
 Demand deposits         $ 1,888.1      $ 201.3        11.9%      $ 1,686.8      $ 112.7         7.2%
 Savings deposits          4,013.3        302.9         8.2         3,710.4         (1.6)       (0.0)
Time deposits:
  Negotiable               1,080.1          5.9          .5         1,074.2       (204.2)      (16.0)
  Foreign                     37.4         (1.4)       (3.6)           38.8         (8.0)      (17.1)
  Consumer                 5,142.7       (313.6)       (5.7)        5,456.3        638.9        13.3
 Federal funds
   purchased and
   repurchase
   agreements                980.7        263.9        36.8           716.8        181.9        34.0




 Other borrowed funds      1,093.7        229.4        26.5           864.3        229.3        36.1
 Long-term debt              200.0          8.2         4.3           191.8         90.8        91.8
 Other                       141.3       (213.8)      (60.2)          355.1        (64.6)      (15.4)
                         ---------      -------       -----       ---------      -------       -----
Total Sources            $14,577.3      $ 482.8         3.4%      $14,094.5      $ 975.2         7.4%
                         =========      =======       =====       =========      =======       =====

During 1998, mortgages held-for-sale averaged $1.7 billion, an increase of 98% over 1997. The primary funding sources to accommodate this growth were higher demand and savings deposit balances as well as federal funds purchased, repurchase agreements and other borrowed funds. Dependent upon economic conditions and management strategies employed by the Corporation, mortgages held-for-sale may significantly increase or decrease from period to period.

Lower interest rates over the years preceding 1994 had an effect on the relative mix in Old Kent's core deposits. During the periods of lower rates, consumer time deposits have grown to become a proportionally greater component of average core deposits as shown in the table below. Because consumer time deposits typically pay interest at rates higher than savings and demand deposits, the growth in consumer time deposits has had the effect of increasing interest expense in years after 1994.

                                                                Based on annual averages
                                                    -------------------------------------------------
Relative core deposit mix                           1998       1997       1996       1995       1994
-----------------------------------------------------------------------------------------------------
Demand deposits                                      15.5%      14.1%      13.8%      13.5%      13.3%
Savings deposits                                     33.0       31.0       32.5       35.7       42.5
Consumer time deposits                               51.5       54.9       53.7       50.8       44.2
                                                    -----      -----      -----      -----      -----
Total core deposits                                 100.0%     100.0%     100.0%     100.0%     100.0%
                                                    =====      =====      =====      =====      =====

Quarterly Financial Data

The following is a summary of selected quarterly results of operations for the years ended December 31, 1998 and 1997:

      (in thousands, except per share data)                   Three Months Ended
--------------------------------------------------------------------------------------------
                      1998                         March 31   June 30    Sept. 30   Dec. 31
--------------------------------------------------------------------------------------------
Interest Income                                    $294,299   $290,234   $282,235   $289,662
Net Interest Income                                 148,016    144,800    145,406    149,660
Provision for Credit Losses                          15,381     11,858      8,567     11,023
Income Before Income Taxes                           79,042     84,791     82,874     58,040
Net Income                                           51,523     54,834     54,580     37,861
Basic Earnings Per Share                               $.47       $.51       $.51       $.36
Diluted Earnings Per Share                             $.47       $.50       $.51       $.36

      (in thousands, except per share data)                   Three Months Ended
--------------------------------------------------------------------------------------------
                      1997                         March 31   June 30    Sept. 30   Dec. 31
--------------------------------------------------------------------------------------------
Interest Income                                    $276,009   $287,191   $290,694   $292,652
Net Interest Income                                 143,062    146,405    147,042    146,199
Provision for Credit Losses                          10,371     12,041     11,939     12,626
Income Before Income Taxes                           69,209     88,130     73,938     72,996
Net Income                                           45,531     57,432     48,126     47,329
Basic Earnings Per Share                               $.40       $.51       $.43       $.43
Diluted Earnings Per Share                             $.40       $.51       $.43       $.42

As previously discussed, during fourth quarter 1998, Old Kent recognized $19.7 million in charges related to the merger with First Evergreen. Excluding these charges, net income for the quarter would have been $57.5 million, and diluted earnings per share would have been $.18 higher.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The management of Old Kent Financial Corporation is responsible for the preparation of the financial statements and other related financial information included in the annual report. The financial statements have been prepared in accordance with generally accepted accounting principles and include amounts based on management's estimates and judgments where applicable. Financial information appearing throughout this annual report is consistent with the financial statements.

The Corporation maintains a system of internal controls to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and are recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles. Management continually monitors the internal control structure for compliance with established policies and procedures. As an integral control system, the Corporation maintains an internal audit program to monitor compliance with internal controls and coordinate audit coverage with the independent public accountants.

The Audit Committee of the board of directors, composed entirely of outside directors, oversees the Corporation's financial reporting process and has responsibility for recommending the independent public accountants who are appointed by the board of directors to audit the Corporation's annual financial statements.

The financial statements in this annual report have been audited by Arthur Andersen LLP and their report appears on page D-37.

The Audit Committee of the board of directors meets regularly with management, internal auditors, independent public accountants and regulatory examiners to review matters relating to financial reporting and internal controls. The internal auditors, independent public accountants and regulatory examiners have direct access to the Audit Committee.

The Corporation assesses its internal control structure over financial reporting in relation to the criteria described in the "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management of the Corporation believes that as of December 31, 1998, in all material respects, the Corporation maintained an effective internal control structure over financial reporting.

David J. Wagner
David J. Wagner
Chairman, President and
  Chief Executive Officer

Robert H. Warrington
Robert H. Warrington
Vice Chairman and
  Chief Financial Officer

Janet S. Nisbett
Janet S. Nisbett
Senior Vice President and
  Controller

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and the Board of Directors of Old Kent Financial
Corporation:

We have audited the accompanying consolidated balance sheets of Old Kent Financial Corporation (a Michigan corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows and shareholders' equity for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Old Kent Financial Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Arthur Andersen LLP
Chicago, Illinois
January 14, 1999

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheet

                                                                December 31,    December 31,
(dollars in thousands)                                              1998            1997
--------------------------------------------------------------------------------------------
ASSETS:
 Cash and due from banks                                        $   615,845     $   547,319
 Federal funds sold and resale agreements                             9,230         127,330
                                                                -----------     -----------
  Total cash and cash equivalents                                   625,075         674,649
 Interest-earning deposits                                            5,044           2,153
 Trading account securities                                         349,090             986
 Mortgages held-for-sale                                          2,262,696       1,271,784
 Securities available-for-sale:
  Collateralized mortgage obligations and other
     mortgage-backed securities                                   1,819,122       1,403,726
  Other securities                                                  947,574         782,607
                                                                -----------     -----------
 Total securities available-for-sale (amortized cost of
   $2,735,301 and $2,184,391 respectively)                        2,766,696       2,186,333
 Securities held-to-maturity:
  Collateralized mortgage obligations and other
     mortgage-backed securities                                     180,369         952,202
  Other securities                                                  623,376         797,805
                                                                -----------     -----------
 Total securities held-to-maturity (market values of
   $823,610 and $1,766,832 respectively)                            803,745       1,750,007
 Loans                                                            8,883,716       9,144,497
 Allowance for credit losses                                       (167,665)       (160,952)
                                                                -----------     -----------
  Net loans                                                       8,716,051       8,983,545
                                                                -----------     -----------
 Premises and equipment                                             220,981         220,587
 Other assets                                                       839,480         616,571
                                                                -----------     -----------
TOTAL ASSETS                                                    $16,588,858     $15,706,615
                                                                ===========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY:
 Liabilities:
  Deposits:




   Non-interest-bearing                                         $ 2,098,446     $ 1,858,990
   Interest-bearing                                              10,700,895      10,039,905
   Foreign deposits - interest-bearing                              140,077          30,012
                                                                -----------     -----------
  Total deposits                                                 12,939,418      11,928,907
  Other borrowed funds                                            2,061,142       2,090,095
  Other liabilities                                                 253,188         262,018
  Long term debt                                                    200,000         200,000
                                                                -----------     -----------
TOTAL LIABILITIES                                                15,453,748      14,481,020
                                                                -----------     -----------
SHAREHOLDERS' EQUITY:
 Preferred stock: 25,000,000 shares authorized and
   unissued --                                                            -               -
 Common stock, $1 par value: 300,000,000 shares authorized;
   104,498,649 and 105,604,936 shares issued and outstanding        104,499         105,605
 Capital surplus                                                    139,736         198,857
 Retained earnings                                                  870,468         919,870
 Accumulated other comprehensive income                              20,407           1,263
                                                                -----------     -----------
TOTAL SHAREHOLDERS' EQUITY                                        1,135,110       1,225,595
                                                                -----------     -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                      $16,588,858     $15,706,615
                                                                ===========     ===========

The accompanying notes to consolidated financial statement are an integral part of these statements.

Consolidated Statement of Income

               Year ended December 31
   (dollars in thousands, except per share data)           1998           1997           1996
-------------------------------------------------------------------------------------------------
INTEREST INCOME:
 Interest and fees on loans                              $  788,103     $  814,341     $  762,619
 Interest on mortgages held-for-sale                        120,647         66,668         28,374
 Interest on securities available-for-sale                  152,428        133,644        138,101
 Interest on securities held-to-maturity                     91,768        122,970        133,049
 Interest on deposits                                           809            824            496
 Interest on federal funds sold and resale
   agreements                                                 2,079          6,900          7,268
 Interest on trading account securities                         596          1,199            527
                                                        -----------    -----------    -----------
 Total interest income                                    1,156,430      1,146,546      1,070,434
                                                        -----------    -----------    -----------
INTEREST EXPENSE:
 Interest on domestic deposits                              443,281        461,471        444,829
 Interest on foreign deposits                                 2,007          2,113          2,685
 Interest on other borrowed funds                           109,779         87,228         64,321
 Interest on long term obligations                           13,481         13,026          6,726
                                                        -----------    -----------    -----------
 Total interest expense                                     568,548        563,838        518,561
                                                        -----------    -----------    -----------
NET INTEREST INCOME                                         587,882        582,708        551,873
 PROVISION FOR CREDIT LOSSES                                 46,828         46,977         35,636
                                                        -----------    -----------    -----------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT
LOSSES                                                      541,054        535,731        516,237
                                                        -----------    -----------    -----------
OTHER INCOME:
 Mortgage banking revenue -- net                            146,979         94,423         57,830
 Investment management and trust revenues                    63,351         54,257         46,891
 Deposit account revenue                                     56,728         49,657         45,779
 Transaction processing revenue                              20,409         13,799         13,937
 Insurance sales commissions                                 20,050         14,212         12,397
 ATM fees                                                     7,439          6,068          2,734
 Brokerage commissions                                        3,439          1,559          1,420
 Securities transactions                                      4,142          1,232          1,322
 Non-recurring income                                         4,963         14,660          6,783





 Other                                                       20,400         26,645         26,479
                                                        -----------    -----------    -----------
 Total other income                                         347,900        276,512        215,572
                                                        -----------    -----------    -----------
OTHER EXPENSES:
 Salaries and employee benefits                             298,990        273,869        234,095
 Occupancy                                                   42,078         39,377         34,317
 Equipment                                                   36,689         32,574         27,414
 Professional services                                       28,642         21,532         17,894
 Telephone and telecommunications                            17,989         14,758         11,698
 Postage and courier                                         15,426         13,819         13,230
 Stationery and supplies                                     14,975         12,639         10,817
 Amortization of goodwill and intangibles                    14,240         14,254         10,951
 Advertising and promotion                                    9,233         10,262         25,390
 Taxes other than income                                      4,831          6,788          8,032
 FDIC deposit insurance                                       1,586          1,520          2,460
 Merger related charges                                      24,993              -              -
 Other                                                       74,534         66,578         65,481
                                                        -----------    -----------    -----------
 Total other expenses                                       584,206        507,970        461,779
                                                        -----------    -----------    -----------
INCOME BEFORE INCOME TAXES                                  304,748        304,273        270,030
 Income taxes                                               105,950        105,855         90,637
                                                        -----------    -----------    -----------
NET INCOME                                               $  198,798     $  198,418     $  179,393
                                                        ===========    ===========    ===========
 Average number of shares used to compute:
  Basic earnings per share                              107,145,708    112,555,481    115,403,935
  Diluted earnings per share                            108,079,477    113,360,894    116,177,830
 Basic earnings per share                                     $1.86          $1.76          $1.55
 Diluted earnings per share                                   $1.84          $1.75          $1.54

The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Statement of Cash Flows

Year ended December 31
(dollars in thousands)                               1998          1997          1996
-----------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                      $    198,798   $   198,418   $   179,393
 Adjustments to reconcile net income
  to net cash provided by operating activities:
  Provision for credit losses                          46,828        46,977        35,636
  Depreciation, amortization and accretion             52,864        56,899        70,576
  Deferred income taxes                                16,597        20,099        (1,552)
  Net gains on sales of assets                       (168,423)      (91,183)      (47,090)
  Net change in trading account securities           (347,910)       61,523        (5,058)
  Originations and acquisitions of mortgages
     held-for-sale                                (13,547,917)   (6,878,737)   (3,409,276)
  Proceeds from sales and prepayments of
     mortgages held-for-sale and other retained
     interests                                     12,532,456     6,265,742     3,236,859
  Net change in other assets                           77,316       (82,752)      (30,050)
  Net change in other liabilities                     (15,682)      (24,243)       (7,083)
                                                 ------------   -----------   -----------
Net cash provided by (used for) operating
  activities                                       (1,155,073)     (427,257)       22,355
                                                 ------------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from maturities and prepayments of
   securities available-for-sale                      181,724       166,065       342,487
 Proceeds from sales of securities
  available-for-sale                                  542,522     3,196,180     4,647,454
 Purchases of securities available-for-sale        (1,277,467)   (3,421,587)   (4,715,288)
 Proceeds from maturities and prepayments of
   securities held-to-maturity                      1,105,076       802,948       522,015
 Proceeds from sales of securities
   held-to-maturity                                         -             -           860
 Purchases of securities held-to-maturity            (307,954)     (663,796)     (482,766)
 Net change in interest-earning deposits               (2,891)       (1,350)      174,611
 Proceeds from sale of loans                          141,102       351,112             -
 Net change in loans                                   83,654      (592,319)     (833,613)
 Purchases of leasehold improvements, premises
   and equipment, net                                 (28,530)      (37,065)      (24,641)




 Acquisition of business units (net of cash
   acquired)                                                -        17,204       (23,598)
 Sale of business units (net of cash sold)                  -         1,234         7,123
                                                 ------------   -----------   -----------
Net cash provided by (used for) investing
  activities                                          437,236      (181,374)     (385,356)
                                                 ------------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Change in time deposits                               36,061      (183,004)      882,104
 Change in demand and savings deposits                974,431        34,114       (42,721)
 Change in other borrowed funds                       (28,953)      836,994      (175,934)
 Proceeds from issuance of capital securities               -       100,000             -
 Repurchases of common stock                         (248,812)     (190,189)     (136,307)
 Proceeds from common stock issuances                  20,519        10,799        10,421
 Dividends paid to shareholders                       (84,983)      (70,887)      (65,163)
                                                 ------------   -----------   -----------
Net cash provided by financing activities             668,263       537,827       472,400
                                                 ------------   -----------   -----------
Net change in cash and cash equivalents               (49,574)      (70,804)      109,399
Cash and cash equivalents at beginning of year        674,649       745,453       636,054
                                                 ------------   -----------   -----------
Cash and cash equivalents at December 31         $    625,075   $   674,649   $   745,453

Year ended December 31
(dollars in thousands)                               1998          1997          1996
-----------------------------------------------------------------------------------------
                                                 ============   ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Interest paid on deposits, other borrowed
   funds and long-term debt                      $    566,193   $   567,898   $   520,582
 Income taxes paid                                     87,222        80,588        93,121
 Significant non-cash transactions:
  Stock dividend issued                               163,011       124,009        83,596
  Stock issued to acquire businesses                        -        76,938         8,431

The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Statement of Shareholders' Equity

                                                                                                        Accumulated      Total
                                                                                                           Other         Share-
                                                     Comprehensive    Common     Capital    Retained   Comprehensive    holders'
(dollars in thousands, except per share data)           Income        Stock      Surplus    Earnings      Income         Equity
---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1996 AS PREVIOUSLY REPORTED                    $ 45,383   $ 200,101   $767,085     $  3,367      $1,015,936
Adjustment to record merger of First Evergreen
 Corporation on a pooling-of-interest basis                            12,901      (4,908)   165,629          196         173,818
                                                                     --------   ---------   --------     --------      ----------
Restated balance at January 1, 1996                                    58,284     195,193    932,714        3,563       1,189,754
                                                                     --------   ---------   --------     --------      ----------
Net income for the year                                $179,393                              179,393                      179,393
Unrealized loss on securities, net of $7,900 tax
 benefit                                                (14,740)                                          (14,740)        (14,740)
                                                       --------
   Total Comprehensive income                          $164,653
                                                       ========
Cash dividends:
$ .576 per common share                                                                      (59,122)                     (59,122)
Cash dividends paid by pooled affiliate                                                       (6,041)                      (6,041)
Common stock issued in payment of 5% stock dividend
 -- 2,229,606 shares (cash in lieu of fractionals
 -- $238,000)                                                           2,230      81,366    (83,834)                        (238)
Common stock issued for Republic Mortgage
 Corporation acquisition -- 216,160 shares                                216       8,215                                   8,431
Common stock repurchased for dividend reinvestment
 plans, employee stock plans, acquisitions, stock
 dividends and other purposes -- 3,378,035 shares                      (3,378)   (132,929)                               (136,307)
Common stock issued under dividend reinvestment
 plan, employee stock plans, and other -- 456,953
 shares                                                                   457      13,464                                  13,921
Tax benefit relating to employee stock plans                                        5,146                                   5,146
                                                                     --------   ---------   --------     --------      ----------
BALANCE AT DECEMBER 31, 1996                                           57,809     170,455    963,110      (11,177)      1,180,197
                                                                     --------   ---------   --------     --------      ----------
Net income for the year                                $198,418                              198,418                      198,418
Unrealized gains on securities, net of $6,700 taxes      12,440                                            12,440          12,440
                                                       --------
   Total Comprehensive income                          $210,858
                                                       ========




Cash dividends:
$ .641 per common share                                                                      (64,059)                     (64,059)
Cash dividends paid by pooled affiliate                                                       (6,828)                      (6,828)
Common stock issued in payment of 5% stock dividend
 -- 2,269,430 shares (cash in lieu of fractionals
 -- $315,000)                                                           2,270     121,739   (124,324)                        (315)
Common stock issued for Seaway Financial
 Corporation acquisition -- 1,924,177 shares                            1,924      69,843                                  71,767
Common stock issued for Grand Rapids Holland
 Insurance Agency, Inc. acquisition -- 86,246
 shares                                                                    86       5,085                                   5,171
Common stock repurchased for dividend reinvestment
 plans, employee stock plans, acquisitions, stock
 dividends and other purposes -- 3,462,228 shares                      (3,462)   (186,727)                               (190,189)
Common stock issued under dividend reinvestment
 plan, employee stock plans, and other -- 530,614
 shares                                                                   531      13,485                                  14,016
Common stock issued in payment of 2-for-1 stock
 split -- 46,447,461 shares                                            46,447                (46,447)
Tax benefit relating to employee stock plans                                        4,977                                   4,977
                                                                     --------   ---------   --------     --------      ----------
BALANCE AT DECEMBER 31, 1997                                          105,605     198,857    919,870        1,263       1,225,595
                                                                     --------   ---------   --------     --------      ----------
Net income for the year                                $198,798                              198,798                      198,798
Unrealized gains on securities, net of $10,300
 taxes                                                   19,144                                            19,144          19,144
                                                       --------
   Total Comprehensive income                          $217,942
                                                       ========
Cash dividends:
$ .722 per common share                                                                      (70,971)                     (70,971)
Cash dividends paid by pooled affiliate                                                      (14,012)                     (14,012)
Common stock issued in payment of 5% stock dividend
 -- 4,489,497 shares (cash in lieu of fractionals
 -- $206,000)                                                           4,489     158,522   (163,217)                        (206)
Common stock repurchased for dividend reinvestment
 plans, employee stock plans, acquisitions, stock
 dividends and other purposes -- 6,433,299 shares                      (6,433)   (242,379)                               (248,812)
Common stock issued under dividend reinvestment
 plan, employee stock plans, and other -- 837,808
 shares                                                                   838      21,218                                  22,056
Tax benefit relating to employee stock plans                                        3,518                                   3,518
                                                                     --------   ---------   --------     --------      ----------
BALANCE AT DECEMBER 31, 1998                                         $104,499   $ 139,736   $870,468     $ 20,407      $1,135,110
                                                                     ========   =========   ========     ========      ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and reporting practices prescribed for the banking industry. A description of significant accounting policies follows:

Basis of Presentation

The consolidated financial statements for the Corporation include the accounts of Old Kent Financial Corporation (Parent Company) and its wholly owned subsidiaries (collectively, "Old Kent" or the "Corporation"). Significant intercompany balances and transactions have been eliminated in consolidation.

Nature of Operations

The Corporation operates two commercial banks with 202 full service offices throughout Michigan, 33 such offices in the metropolitan markets in and around Chicago, Illinois, and one such office in Elkhart, Indiana. It also operates a mortgage banking company with 143 offices located in thirty-two states. Other business activities include investment management and trust services, as well as brokerage and insurance services. Old Kent's revenue is mainly derived by providing financial services to commercial and retail customers located within those markets. The financial services primarily consist of the extension of credit and acceptance of deposits.

Use of Estimates

Conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Trading Account Securities

Trading account securities are carried at market value. Gains and losses on trading activities are included in other income in the consolidated statements of income.

Securities Available-for-Sale

Securities available-for-sale include those securities which might be sold as part of Old Kent's management of interest rate risk, in response to changes in interest rates, prepayment or credit risk or due to a desire to increase capital or liquidity. While Old Kent has no current intention to sell these securities, they may not be held for long-term investment. These assets are carried on the balance sheet at their estimated fair values, with corresponding (after-tax) valuation adjustments included as a component of shareholders' equity. Gains and losses realized on sales of such securities are determined using the specific identification method and are classified as other income in the consolidated statements of income.

Premiums and discounts on securities available-for-sale, as well as securities held-to-maturity, are amortized over the estimated lives of the related securities. This amortization and adjustments stemming from changes in estimated lives, is included in interest income on the accompanying consolidated statement of income.

Securities Held-to-Maturity

Securities held-to-maturity are stated at amortized cost. Designation as such a security is made at the time of acquisition and is based on intent and ability to hold the security to maturity.

Mortgage Banking Activities

The Corporation routinely sells to investors its originated residential mortgage loans, as well as those acquired from third parties. The Corporation may or may not retain the servicing rights related to the mortgages sold. Gains on sales of mortgages are recorded to the extent proceeds exceed the carrying value of the loans. Mortgage loans held-for-sale are carried at the lower of cost or market, which is determined under the aggregate method. In determining the lower of cost or market, the gains and losses associated with the corresponding financial instruments, used to hedge against increases in interest rates, are considered.

The fair value of the Corporation's mortgage servicing rights is determined based on quoted market prices for comparable transactions, if available, or a valuation model that calculates the present value of expected future cash flows. Mortgage servicing rights are amortized ratably in relation to the associated servicing revenue over the estimated lives of the serviced loans. The Corporation evaluates and measures impairment of its capitalized servicing rights using stratifications based on the risk characteristics of the underlying loans. Management has determined those risk characteristics to include loan type and interest rate. Impairment is recognized through a valuation allowance.

Loans

Loans are generally stated at their principal amount outstanding, net of unearned income. Loan performance is reviewed regularly by loan review personnel, loan officers and senior management. A loan is placed on nonaccrual status and evaluated for impairment when principal or interest is past due 90 days or more and the loan is not well secured and in the process of collection, or when, in the opinion of management, there is sufficient reason to doubt collectibility of principal or interest. Interest previously accrued, but not collected, is reversed and charged against interest income at the time the loan is placed on nonaccrual status. Generally, the terms of loans that resulted from troubled debt restructurings are at interest rates considered below current market rates for comparable loans and are evaluated for impairment. The Corporation considers loans which are on nonaccrual or restructured status as impaired.

Old Kent's policy is to review impaired loans to determine the need for a valuation allowance. The Corporation determines this need using the most appropriate of the following methods: (1) the present value of the expected future cash flows discounted at the loan's effective rate of interest, (2) the loan's observable market price, or (3) the fair value of the collateral, if the loan is collateral dependent. Large groups of smaller balance homogenous loans with common risk characteristics are aggregated and collectively evaluated for impairment. These large groups of smaller balance homogenous loans include residential mortgages, consumer loans, and certain commercial loans, such as those to small businesses.

Interest payments received on nonaccrual loans are recorded as principal reductions if principal repayment is doubtful. Loans are no longer classified as impaired when principal and interest payments are current and collectibility is no longer in doubt. Interest income on restructured loans is recognized according to the terms of the restructure, subject to the nonaccrual policy described above.

Certain commitment and loan origination fees are deferred and amortized as an adjustment of the related loan's yield over its contractual life using the interest method, or other sufficiently similar methods. All remaining commitment and loan origination fees and all direct costs associated with originating or acquiring loans are recognized currently, which is not materially different than the prescribed method.

Allowance for Credit Losses

The allowance for credit losses is maintained at a level that, in management's judgment, is adequate to absorb losses inherent in the loan portfolio. The amount is based on management's specific review and analysis of the loan portfolio, and evaluation of the effects of current economic conditions on the loan portfolio. This process is based on estimates, and ultimate losses may materially differ in the near term from the current estimates. As changes in estimates occur, adjustments to the level of the allowance are recorded in the provision for credit losses in the period in which they become known.

Premises and Equipment

Premises and equipment are stated at original costs, less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets or terms of the leases, whichever period is shorter. For income tax purposes, minimum lives and accelerated methods are used.

Other Real Estate Owned

Other real estate owned consists of properties acquired in partial or total satisfaction of debt. Other real estate owned is stated at fair value. Losses arising at acquisition are charged against the allowance for credit losses. Reductions in fair value subsequent to acquisition are recorded in other expense in the consolidated statement of income. Any gains realized on dispositions are included in other income.

Intangible and Other Long-lived Assets

Goodwill, representing the cost of investments in subsidiaries in excess of the fair value of the net assets at acquisition, is amortized over periods ranging from ten to twenty years. Other acquired intangible assets, such as those associated with acquired core deposits, are amortized over periods not exceeding fifteen years. When factors indicate that a long-lived asset or identifiable intangible asset should be evaluated for impairment, the Corporation estimates the undiscounted future cash flows over the remaining life of the asset in assessing whether impairment should be recognized.

Trust Assets

Property, other than cash deposits, held in a fiduciary or agency capacity is not included in the consolidated balance sheets, since such assets are not owned by the Corporation.

Pension Benefits

The defined benefit pension plan covers substantially all employees. The plan provides for normal and early retirement, deferred benefits for vested employees and, under certain circumstances, survivor benefits in the event of death. Benefits are based on the employees' years of service and their five highest consecutive years of compensation over the last ten years of service, subject to certain limits. The proportion of average compensation paid as a pension is determined by age and length of service as defined in the plan. Contributions to the plan satisfy or exceed the minimum funding requirement of the Employee Retirement Income Security Act (ERISA). Assets held by the plan consist primarily of investments in several of Old Kent's proprietary mutual funds.

Old Kent also maintains a noncontributory, nonqualified pension plan for certain participants whose retirement benefit payments under the qualified plan are expected to exceed the limits imposed by the Internal Revenue Code. Old Kent maintains nonqualified trusts, referred to as "rabbi" trusts, primarily to fund and secure the benefits in excess of those permitted in certain of the Old Kent qualified pension plans. These arrangements offer certain officers of the Corporation a degree of assurance for ultimate payment of benefits. The assets remain subject to the claims of creditors of Old Kent and are not the property of the employees. Hence, they are accounted for as assets of the Corporation with a corresponding liability in the consolidated balance sheets.

Retirement Savings Plans

Old Kent maintains a defined contribution retirement savings plan covering substantially all employees. The Corporation's contribution is equal to 50% of the amount contributed by the participating employees, limited to a maximum of 3% of compensation as described under the terms of the plans. The estimated contribution by Old Kent is charged to expense during the year in which the employee contribution is received and is included in employee benefits in the consolidated statements of income.

Income Taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed. Old Kent and its subsidiaries file a consolidated federal income tax return.

Earnings per Share

Basic earnings per share is computed by dividing net income by the average number of common shares outstanding. Diluted earnings per share is computed by dividing net income by the average number of common shares outstanding plus all potential common shares. Dilutive potential common shares include all shares which may become contractually issuable. For Old Kent, dilutive potential common shares are primarily comprised of shares issuable under employee stock plans.

Comprehensive Income

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting the components of comprehensive income. Comprehensive income consists of net income and adjustments to available-for-sale securities and is presented in the Consolidated Statement of Shareholders' Equity. The adoption of SFAS 130 had no impact on total equity. Prior year financial statements have been restated to conform with SFAS 130 requirements.

Financial Instrument Accounting Policy

Old Kent uses certain off-balance sheet derivative financial instruments, including interest rate swaps, Treasury futures and options, and interest rate caps and floors in connection with risk management activities. Provided these instruments meet specific criteria, they are considered hedges and accounted for under the accrual or deferral methods, as more fully discussed below.

Old Kent uses interest rate swaps to hedge interest rate risk on interest earning assets and interest bearing liabilities. Amounts receivable or payable under these agreements are included in net interest income. There is no recognition on the balance sheet for changes in the fair value of the hedging instrument. Gains or losses on terminated interest rate swaps are deferred and amortized to interest income or expense over the remaining life of the hedged item.

Old Kent uses forward sale agreements and options on forward sale agreements to protect the value of residential loan commitments, loans held for sale and related mortgage backed securities held in the trading account. The market value of the financial hedges associated with loan origination commitments and loans held for sale are included in the aggregate valuation of mortgages held for sale. Premiums paid for options are deferred as a component of other assets and amortized against gains on sale of loans over the contract term. Forward sale agreements associated with mortgage backed securities held in the trading account are considered when marking those securities to market, with the corresponding adjustment recorded to gains on sale of loans.

Old Kent uses Treasury futures and options on treasury futures to help protect against market value changes in the mortgage servicing right ("MSR") portfolio. The fair value of the hedges are recorded as an adjustment to the carrying amount of the MSR with a corresponding adjustment to cash or other receivables or payables. If terminated, the realized gain or loss on the hedge is included in MSR amortization over the estimated life of the loan servicing that had been hedged. Option premiums paid or received are deferred as a component of other assets and amortized as MSR amortization over the contract term.

Derivative financial instruments, such as caps and floors, that do not meet the required criteria are carried on the balance sheet at fair value with realized and unrealized changes in that value recognized in earnings. If the hedged item is sold or its outstanding balance otherwise declines below that of the related hedging instrument, the derivative product (or applicable excess portion thereof) is marked-to-market and the resulting gain or loss is included in earnings.

New Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

Statement 133 is effective beginning January 1, 2000. A company may also implement the Statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). Statement 133 cannot be applied retroactively. Statement 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at Old Kent's election, those issued or acquired before January 1, 1998).

Old Kent has not yet quantified the impacts of adopting Statement 133 on the consolidated financial statements and has not determined the timing of or method of adoption of Statement 133. However, the Statement could increase volatility in earnings and other comprehensive income.

The Financial Accounting Standards Board issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise: an amendment of FASB Statement No. 65," which was adopted on January 1, 1999. This statement requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans held by a mortgage banking entity with the required accounting for securities retained after the securitization of other types of assets by a non-mortgage banking enterprise. In the opinion of management, the adoption of this statement will not materially impact the Corporation's Consolidated Financial Statements.

Reclassification

Certain reclassifications have been made to prior periods' financial statements to place them on a basis comparable with the current period's financial statements.

NOTE 2. BUSINESS ACQUISITIONS AND DISPOSITIONS

On October 1, 1998, Old Kent completed the merger of First Evergreen Corporation ("First Evergreen") into Old Kent. When acquired, First Evergreen had assets of approximately $1.9 billion and deposits of approximately $1.7 billion. The merger was accounted for as a pooling-of-interests and all financial statements in this report have been adjusted to reflect this business combination. Old Kent exchanged 32.0312 shares of Old Kent Common Stock for each share of First Evergreen stock. The issuance totaled approximately 12.8 million shares. During the fourth quarter of 1998, Old Kent recognized $19.7 million of after-tax, merger related charges which had the effect of reducing earnings per share by $.18. On a pre-tax basis, the charges consisted of transaction costs of $6.0 million, employment charges of $9.4 million primarily related to redundant staffing; $9.6 million mainly associated with contract cancellation costs and asset obsolescence for duplicate operations; and a $3.5 million special loan loss provision to conform First Evergreen's credit review process and reserves to Old Kent's. Excluding the special credit loss provision, Old Kent's unexpended reserves for these charges was $11.7 million at December 31, 1998. These reserves are expected to be utilized during 1999. First Evergreen was a bank holding company headquartered in Evergreen Park, Illinois. First Evergreen provided banking services through eight offices in Cook County, Illinois.

On September 1, 1997, Old Kent Insurance Group, Inc. (a subsidiary of Old Kent
Bank), acquired Grand Rapids Holland Insurance Agency, Inc. ("GRH"), a provider of commercial and personal insurance products through offices in western Michigan. Old Kent issued approximately 86,000 shares of its common stock to acquire all of the outstanding common stock of GRH. When acquired, GRH had assets of approximately $6.2 million. This acquisition was accounted for as a purchase. Accordingly, the results of operations of GRH are included in Old Kent's consolidated results of operations from the date of acquisition. Had this purchase been effective January 1, 1996, there would have been no material effect on Old Kent's consolidated results of operations and financial condition.

On January 1, 1997, Old Kent acquired Seaway Financial Corporation ("Seaway"), a bank holding company headquartered in St. Clair, Michigan. Seaway was the parent of The Commercial and Savings Bank of St. Clair County (St. Clair, Michigan) and The Algonac Savings Bank (Algonac, Michigan). When acquired, Seaway had total assets and total deposits of approximately $345 million and $302 million, respectively. Old Kent issued approximately 1.9 million shares of Old Kent Common Stock in exchange for all of the outstanding common stock of Seaway. This acquisition was accounted for as a purchase. Accordingly, the results of Seaway's operations are included in Old Kent's consolidated results of operations from the date of acquisition. If this purchase had been effective January 1, 1996, there would have been no material effect on Old Kent's consolidated results of operations and financial condition.

During January, 1997, Old Kent sold its commercial mortgage banking subsidiary, Hartger & Willard Mortgage Associates, Inc., for approximately $1.3 million in cash.

NOTE 3. PLEDGED AND RESTRICTED ASSETS

The Federal Reserve requires the banking subsidiaries to maintain certain average non-interest bearing cash balances in accordance with stated reserve requirements. These average reserves approximated $52.4 million during 1998 and $51.2 million during 1997.

At December 31, 1998, securities having an aggregate amortized cost of approximately $1.4 billion were pledged to secure public and trust deposits and for other purposes as required by law. These pledged assets primarily consisted of securities available-for-sale and securities held-to-maturity.

The average Securities Sold Under Agreements to Repurchase was $646 million in 1998, and $583 million in 1997. The maximum amount of outstanding agreements at any month-end during 1998 was $689 million. The average Securities Purchased Under Agreements to Resell was $2 million in 1997. There were no outstanding agreements to resell at any time during 1998. It is Old Kent's policy to take possession of securities purchased under agreements to resell.

NOTE 4. SECURITIES AVAILABLE-FOR-SALE

The following summarizes amortized cost and market values of securities available-for-sale at December 31, 1998 and 1997:

                                                                Gross         Gross       Estimated
                                                Amortized     Unrealized    Unrealized      Market
      December 31, 1998 (in thousands)             Cost         Gains         Losses        Value
----------------------------------------------------------------------------------------------------
U.S. Treasury and federal agency securities     $  726,839     $21,576        $   42      $  748,373
Collateralized mortgage obligations:
  U.S. Government issued                         1,301,667       8,661         1,817       1,308,511
  Privately issued                                 365,343       2,055           902         366,496
Mortgage-backed pass-through securities            143,449       1,230           564         144,115
Other securities                                   198,003       1,659           461         199,201
                                                ----------     -------        ------      ----------
Total                                           $2,735,301     $35,181        $3,786      $2,766,696
                                                ==========     =======        ======      ==========
December 31, 1997 (in thousands)
----------------------------------------------------------------------------------------------------
U.S. Treasury and federal agency securities     $  663,772     $ 2,186        $2,465      $  663,493
Collateralized mortgage obligations:
  U.S. Government issued                         1,030,220       5,830         2,337       1,033,713
  Privately issued                                 237,363       1,066         2,688         235,741




Mortgage-backed pass-through securities            134,127         280           135         134,272
Other securities                                   118,909         205             -         119,114
                                                ----------     -------        ------      ----------
Total                                           $2,184,391     $ 9,567        $7,625      $2,186,333
                                                ==========     =======        ======      ==========

The amortized cost and market values of securities available-for-sale at December 31, 1998, are shown below by their contractual maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay the obligation with or without call or prepayment penalties.

                                                                              Estimated
                                                                Amortized       Market
              December 31, 1998 (in thousands)                     Cost         Value
----------------------------------------------------------------------------------------
U.S. Treasury and federal agency securities:
  Due in one year or less                                       $   77,503    $   78,901
  Due after one year through five years                            484,311       494,745
  Due after five years through ten years                           140,360       146,794
  Due after ten years                                               24,665        27,933
                                                                ----------    ----------
Total U.S. Treasury and federal agency securities                  726,839       748,373
Collateralized mortgage obligations and other
  mortgage-backed securities                                     1,810,459     1,819,122
Other securities                                                   198,003       199,201
                                                                ----------    ----------
Total                                                           $2,735,301    $2,766,696
                                                                ==========    ==========

NOTE 5. SECURITIES HELD-TO-MATURITY

The following summarizes amortized cost and market values of securities held-to-maturity at December 31, 1998 and 1997:

                                                          Gross        Gross      Estimated
                                           Amortized    Unrealized   Unrealized     Market
December 31, 1998 (in thousands)              Cost        Gains        Losses       Value
--------------------------------------------------------------------------------------------
U.S. Treasury and federal agency
  securities                               $  182,364    $ 2,406       $   33     $  184,737
Collateralized mortgage obligations:
  U.S. Government issued                       65,647         77          240         65,484
  Privately issued                             26,210          -          106         26,104
Mortgage-backed pass-through securities        88,512      1,974           93         90,393


State and political subdivision
  securities                                  440,077     16,347          467        455,957
Other                                             935          -            -            935
                                           ----------    -------       ------     ----------
Total                                      $  803,745    $20,804       $  939     $  823,610
                                           ==========    =======       ======     ==========

December 31, 1997 (in thousands)
--------------------------------------------------------------------------------------------
U.S. Treasury and federal agency
  securities                               $  466,989    $ 8,217       $  187     $  475,019
Collateralized mortgage obligations:
  U.S. Government issued                      634,597      1,636        4,738        631,495
  Privately issued                            126,492        428          992        125,928
Mortgage-backed pass-through securities       191,113      1,958        1,634        191,437
State and political subdivision
  securities                                  323,551     13,619        1,482        335,688
Other securities                                7,265          -            -          7,265
                                           ----------    -------       ------     ----------
Total                                      $1,750,007    $25,858       $9,033     $1,766,832
                                           ==========    =======       ======     ==========

The amortized cost and market values of securities held-to-maturity at December 31, 1998, are shown below by their contractual maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay the obligation with or without call or prepayment penalties.

                                                                          Estimated
                                                              Amortized    Market
December 31, 1998 (in thousands)                                Cost        Value
-----------------------------------------------------------------------------------
U.S. Treasury and federal agency securities:
  Due in one year or less                                     $110,795    $112,235
  Due after one year through five years                          8,006       8,100
  Due after five years through ten years                        63,563      64,402
                                                              --------    --------
Total U.S. Treasury and federal agency securities              182,364     184,737
                                                              --------    --------
State and Political subdivision securities:
  Due in one year or less                                       30,602      31,437
  Due after one year through five years                        129,794     134,581
  Due after five years through ten years                       128,275     134,467
  Due after ten years                                          151,406     155,472
                                                              --------    --------
Total state and political subdivision securities               440,077     455,957
Collateralized mortgage obligations and other
  mortgage-backed securities                                   180,369     181,981
Other                                                              935         935
                                                              --------    --------
Total                                                         $803,745    $823,610
                                                              ========    ========

NOTE 6. LOANS AND NONPERFORMING ASSETS

The following summarizes loans:

December 31 (in thousands)                                         1998          1997
----------------------------------------------------------------------------------------
 Commercial                                                     $2,727,892    $2,674,119
 Real estate -- Commercial                                       1,920,107     1,909,599
 Real estate -- Construction                                       693,958       571,639
 Real estate -- Residential mortgages                            1,012,510     1,173,166


 Real estate -- Consumer home equity                             1,031,312       925,004
 Consumer                                                        1,334,374     1,717,823
 Credit card loans                                                       -         1,694
 Lease financing                                                   163,563       171,453
                                                                ----------    ----------
 Total Loans                                                    $8,883,716    $9,144,497
                                                                ==========    ==========

Loans made by Old Kent to its directors and executive officers, including their family members and associated entities, aggregated $54 million and $71 million at December 31, 1998 and 1997, respectively. During 1998, new loans and other additions amounted to $65 million and repayments and other reductions were $82 million. These loans were made in the ordinary course of business under normal credit terms, including interest rate and collateralization and do not represent more than a normal risk of collection.

During 1998, Old Kent sold $90.1 million of student loans and $47.4 million of auto loans. A $1.7 million gain was recognized on these sales. During 1997, Old Kent sold its credit card loan portfolio of $266.3 million and $59.3 million of other consumer loans. A $17.0 million gain was recognized on these sales.

The table below summarizes impaired loans and other nonperforming assets:

December 31 (in thousands)                                       1998          1997
-------------------------------------------------------------------------------------
Impaired loans:
 Nonaccrual loans                                               $57,120       $54,319
 Restructured loans                                               2,664         2,688
                                                                -------       -------
Total impaired loans                                             59,784        57,007
 Other real estate owned                                          6,872         7,619
                                                                -------       -------
Total nonperforming assets                                      $66,656       $64,626
                                                                =======       =======

Loans past due 90 days or more for which interest income continues to be recognized totaled $15.1 million and $16.8 million at December 31, 1998 and 1997, respectively. Gross interest income that would have been recorded in 1998 for nonaccrual and restructured loans as of December 31, 1998, assuming interest had been accrued throughout the year in accordance with original terms, was $5.9 million. The comparable total for 1997 was $4.5 million. The amount of interest included in income on these loans was $2.1 million and $2.0 million in 1998 and 1997, respectively. During the years 1998 and 1997, impaired loans averaged $67.1 million and $48.9 million, respectively. At December 31, 1998 and 1997, there was no specific valuation allowance associated with impaired loans.

At December 31, 1998, the Corporation's management has also identified loans totaling approximately $20.7 million as potential problem loans. These loans are not included as nonperforming assets in the table above. While these loans were in compliance with repayment terms at December 31, 1998, other circumstances caused management to seriously doubt the ability of the borrowers to continue to remain in compliance with existing loan repayment terms.

Although Old Kent has a diversified loan portfolio, a substantial natural geographic concentration of credit risk exists within the Corporation's defined customer market areas. These geographic market areas are the State of Michigan, the greater Grand Rapids, Michigan area, and the Chicago, Illinois metropolitan and suburban markets. There are no significant concentrations of credit where customers' ability to honor loan terms is dependent upon a single economic sector.

NOTE 7. ALLOWANCE FOR CREDIT LOSSES

The following summarizes the changes in the allowance for credit losses:

         Year ended December 31 (in thousands)                1998        1997        1996
--------------------------------------------------------------------------------------------
Balance at beginning of year                                $160,952    $168,990    $178,064
Additions:
Provision charged to operations                               46,828      46,977      35,636
Business acquisitions and loan purchases                           -       3,184          41
                                                            --------    --------    --------
Total additions                                               46,828      50,161      35,677
                                                            --------    --------    --------
Deductions:
Credit losses                                                (56,304)    (65,766)    (57,722)
Less recoveries                                               16,664      16,162      14,151
                                                            --------    --------    --------
Net credit losses                                            (39,640)    (49,604)    (43,571)
Loan sales and other dispositions                               (475)     (8,595)     (1,180)
                                                            --------    --------    --------
Total deductions                                             (40,115)    (58,199)    (44,751)
                                                            --------    --------    --------
Balance at end of year                                      $167,665    $160,952    $168,990
                                                            ========    ========    ========

NOTE 8. PREMISES AND EQUIPMENT

The following summarizes premises and equipment:

December 31 (in thousands)                                      1998       1997
---------------------------------------------------------------------------------
Land                                                          $ 34,951   $ 35,333
Land improvements                                                9,367      8,570
Buildings and improvements                                     204,603    208,122
Leasehold improvements                                          24,716     21,254
Furniture and equipment                                        191,097    173,209
                                                              --------   --------
                                                               464,734    446,488
Less accumulated depreciation and amortization                 243,753    225,901
                                                              --------   --------
Net premises and equipment                                    $220,981   $220,587
                                                              ========   ========

NOTE 9. OTHER ASSETS

Other assets shown on the consolidated balance sheet include the following intangible assets (net of accumulated amortization):

December 31 (in thousands)                                      1998       1997
---------------------------------------------------------------------------------
Goodwill                                                      $102,538   $112,253
Core deposit intangibles                                        19,452     23,130
                                                              --------   --------
Total                                                         $121,990   $135,383
                                                              ========   ========

Other assets shown on the consolidated balance sheet include mortgage servicing rights ("MSRs") as follows:

December 31 (in thousands)                                      1998       1997
---------------------------------------------------------------------------------
MSRs, net of amortization                                     $227,625   $150,988
Less servicing impairment reserve                               (9,129)    (4,629)
                                                              --------   --------
Carrying value of MSRs                                        $218,496   $146,359
                                                              ========   ========
Estimated aggregate fair value of capitalized MSRs            $253,000   $166,000
                                                              ========   ========

The estimated fair values shown above for these MSRs, as well as those which had been capitalized, were determined based upon quoted market prices for comparable transactions, where available, or the present value of expected future cash flows.

The following reflects capitalized mortgage servicing rights and related impairment transactions for the years indicated:

Year Ended December 31, (in thousands)                          1998       1997
---------------------------------------------------------------------------------
MSRs:
Balance at beginning of period                                $150,988   $100,588
Additions                                                      201,711    111,192
Sales                                                          (73,740)   (30,457)
Amortization                                                   (51,334)   (30,335)
                                                              --------   --------
Balance at end of period                                      $227,625   $150,988
                                                              ========   ========
Related impairment reserve:
Balance at beginning of period                                $ (4,629)  $ (4,482)
Servicing impairment provision                                  (4,500)      (147)
                                                              --------   --------
Balance at end of period                                      $ (9,129)  $ (4,629)
                                                              ========   ========

NOTE 10. OTHER BORROWED FUNDS

The following summarizes other borrowed funds:

December 31 (in thousands)                                       1998         1997
-------------------------------------------------------------------------------------
Bank notes                                                    $  250,000   $  960,500
Securities sold under agreements to repurchase                   656,023      623,305
Treasury tax and loan demand notes                                30,209       90,273
Federal funds purchased                                          494,200      189,670
Federal Home Loan Bank advances                                  525,000      100,000
Other borrowed funds                                             105,710      126,347
                                                              ----------   ----------
Total other borrowed funds                                    $2,061,142   $2,090,095
                                                              ==========   ==========

The $250.0 million in bank notes mature during 1999 and pay floating interest rates based upon Prime and three-month LIBOR.

The Federal Home Loan Bank advances all pay floating interest rates and mature as follows:

Advance Amount   Maturity Date       Rate Calculations
-----------------------------------------------------------
   $125,000       02/26/2001     Three-month LIBOR - .13%
    200,000       12/03/2001     Federal funds + .20%
    100,000       12/09/2002     Federal funds + .20%
    100,000       12/09/2003     Federal funds + .20%

NOTE 11. LONG TERM DEBT

Long term debt, as shown in the accompanying consolidated balance sheets, consists of the following:

                                                                1998       1997
---------------------------------------------------------------------------------
Subordinated notes, 6 5/8% due November 15, 2005              $100,000   $100,000
Capital securities, as described below                         100,000    100,000
                                                              --------   --------
Total long term debt                                          $200,000   $200,000
                                                              ========   ========

On January 31, 1997, Old Kent issued a floating rate junior subordinated debenture (the "Debenture") having a principal amount of $103,092,784 to Old Kent Capital Trust I (the "Trust"). Cumulative interest on the principal sum of the Debenture accrues from January 31, 1997, and it is payable quarterly in arrears on the first day of February, May, August and November of each year at a variable rate per annum equal to LIBOR (London Interbank Offering Rate) plus
 .80% until paid. Interest is computed on the actual number of days elapsed in a year of twelve 30 day months. The Debentures rank subordinate and junior in right of payment to all indebtedness (as defined) of Old Kent. The Debenture matures on February 1, 2027, but may be redeemed in whole or in part beginning on February 1, 2007, or earlier upon the occurrence of certain special events defined in the Indenture governing the Debenture.

On January 31, 1997, the Trust sold Floating Rate Subordinated Capital Income Securities ("Preferred Securities") having an aggregate liquidation amount of $100 million to investors and issued Common Capital Securities ("Common Securities") having an aggregate liquidation amount of $3,092,784 to Old Kent. All of the proceeds from the sale of Preferred Securities and Common Securities were invested in the Debenture. Preferred Securities and Common Securities represent undivided beneficial interests in the Debenture, which is the sole asset of the Trust. Holders of Preferred Securities and Common Securities are entitled to receive distributions from the Trust on terms which correspond to the interest and principal payments due on the Debenture. Payment of distributions by the Trust and payments on liquidation of the Trust or redemption of Preferred Securities are guaranteed by Old Kent to the extent the Trust has funds available (the "Guarantee"). Old Kent's obligations under the Guarantee, taken together with its obligations under the Debenture and the Indenture, constitute a full and unconditional guarantee of all of the Trust's obligations under the Preferred Securities issued by the Trust. Because the Common Securities held by Old Kent represent all of the outstanding voting securities of the Trust (in the absence of a default or other specified event), the Trust is considered to be a wholly owned subsidiary of Old Kent for reporting purposes and its accounts are reflected in the consolidated financial statements of Old Kent.

The Preferred Securities qualify as Tier I capital for regulatory capital purposes. Issuance of the Preferred Securities by the Trust had the effect of increasing Old Kent's regulatory capital. Proceeds from the sale of the Debenture to the Trust were available for general corporate purposes, including repurchase of shares.

NOTE 12. PREFERRED STOCK AND PREFERRED STOCK PURCHASE RIGHTS

At December 31, 1998 and 1997, there were 25,000,000 shares of preferred stock authorized but not issued. At December 31, 1998 and 1997, 3,000,000 of these shares were designated Series A Preferred Stock and 500,000 shares were designated Series B Preferred Stock. At December 31, 1998 and 1997, 1,000,000 shares of authorized but unissued preferred stock were designated Series C Preferred Stock.

On December 31, 1998, approximately 46.4 million Series C Preferred Stock Purchase Rights ("Series C Rights") were outstanding. Series C Rights were issued under the Preferred Stock Purchase Rights Plan of 1997 and are governed by a rights agreement (the "Rights Agreement"), which was adopted by the Board on January 20, 1997. Series C Rights were issued on February 14, 1997 as a dividend to holders of the Corporation's common stock at the rate of one right for each share of common stock outstanding. As a result of a two-for-one stock split paid in 1997 and a 5% stock dividend paid in 1997 and 1998, each share of the Corporation's common stock carried .4533 of a Series C Right at December 31, 1998. Each full Series C Right entitled the holder to buy 1/100 of a share of Series C Preferred Stock at a price of $160.00. The exercise price and the number of shares of Series C Preferred Stock issuable upon the exercise of the Series C Rights are subject to adjustment in certain cases to prevent dilution. Series C Rights are attached to and evidenced by common stock certificates and are not transferable apart from the common stock until the occurrence of certain events set forth in the Rights Agreement. Series C Rights do not have any voting rights. Series C Rights are redeemable at the option of the Corporation, at a price of $.01 per Series C Right, prior to the time any person or group acquires beneficial ownership of 15% or more of the then outstanding common stock, commences a tender offer for 15% or more of the then outstanding common stock, or is declared by the board of directors to be an "adverse person" under the plan. Series C Rights expire on February 13, 2007. So long as the Rights are not separately transferable, the Corporation will issue .4533 of a Right (subject to possible future adjustment) with each newly issued share of common stock.

NOTE 13. COMMON STOCK

During the three years ended December 31, 1998, the Corporation has issued shares for stock dividends as follows:

         Amount of        Number of      Payment    Record    Declaration
Year   Stock Dividend   Shares Issued     Date       Date        Date
-------------------------------------------------------------------------
1998     5 percent        4,489,497       July 17   June 26     June 15
1997     5 percent        2,269,430       July 28   June 27     June 16
1996     5 percent        2,229,606       July 25   June 25     June 17

On December 15, 1997, the Corporation issued 46,447,461 shares of its common stock in a two-for-one stock split, effected as a 100 percent stock dividend, to shareholders of record November 14, 1997. All per share amounts included in this report have been retroactively adjusted to reflect the effect of the stock dividends and the stock split.

On June 16, 1997, the Board of Directors of the Corporation authorized repurchase of up to 3.0 million shares of Old Kent Common Stock, which would be reserved for later reissue in connection with future stock dividends, employee benefit plans and other corporate purposes. This authorization was amended by the board of directors on October 20, 1997 to give effect to the two-for-one stock split paid December 15, 1997. The amended authorization doubled the number of shares authorized for repurchase but not yet repurchased on the payment date of the stock split. On June 15, 1998, the Board of Directors of the Corporation authorized repurchase of up to 6.0 million shares of Old Kent Common Stock, which are reserved for later reissue in connection with future stock dividends, employee benefit plans and other corporate purposes.

The table below summarizes shares repurchased and reserved with the intent of future reissuance at December 31, 1998:

                                                                     Dividend
                                                                   Reinvestment    General
                                                        Stock      and Employee   Corporate
                                           Total      Dividends    Stock Plans    Purposes
-------------------------------------------------------------------------------------------
Shares reserved at December 31, 1997      3,189,543    1,920,000    1,269,543            -
Shares repurchased under authorizations   6,428,975    5,169,497      766,160      493,318
Shares issued for related stated
  purposes                               (5,816,848)  (4,489,497)    (834,033)    (493,318)
                                         ----------   ----------    ---------     --------
Shares reserved at December 31, 1998      3,801,670    2,600,000    1,201,670            0
                                         ==========   ==========    =========     ========

Of the 6.4 million shares repurchased during 1998, 3.4 million shares were repurchased under the June 15, 1998, authorization. At December 31, 1998, Old Kent had remaining authorization to repurchase approximately 2.6 million shares of its common stock over the ensuing seven month period. Shares intended for anticipated future stock dividends are reacquired ratably on a quarterly basis; shares intended for reissue in connection with dividend reinvestment and employee stock plans are reacquired quarterly as needed to maintain shares reserved for those purposes at a level consistent with anticipated permissible needs; shares for use in connection with general corporate purposes and business acquisitions are reacquired based upon need.

NOTE 14. STOCK BASED COMPENSATION

Old Kent has stock option plans under which options may be granted to certain key employees at not less than the market price of Old Kent's common stock on the date of grant. The options granted are exercisable immediately, or are subject to a vesting schedule where one third of the shares vests immediately, one third vests at the first anniversary date of the grant, and the final third vests at the second anniversary date. Options granted expire within ten years of the date of grant, subject to certain cancellation provisions relating to employment. At December 31, 1998, a total of 4,321,759 shares were reserved for options, including 2,012,896 shares available for future option grants under stock option plans.

The following table summarizes stock option transactions and the related average exercise prices for the last three years.

                                             (adjusted for stock splits and dividends)
                            ---------------------------------------------------------------------------
                                     1998                      1997                      1996
                            -----------------------   -----------------------   -----------------------
                                         Weighted                  Weighted                  Weighted
                             No. of       Average      No. of       Average      No. of       Average
                             Shares     Exer. Price    Shares     Exer. Price    Shares     Exer. Price
-------------------------------------------------------------------------------------------------------
Options outstanding at
  beginning of year         1,708,172     $ 15.53     2,162,278     $ 11.62     2,392,365     $ 9.84
Options granted               974,485       36.61       404,101       26.28       322,920      16.84
Options exercised            (342,295)     (11.38)     (858,207)     (11.25)     (483,332)     (6.91)
Options forfeited or
  canceled                    (31,500)     (32.02)            -           -       (69,675)     (7.32)
                            ---------                 ---------                 ---------
Options outstanding at end
  of year                   2,308,862     $ 24.82     1,708,172     $ 15.53     2,162,278     $11.62
                            =========                 =========                 =========
Weighted average estimated
  fair value of options
  granted in year                         $  9.87                   $  6.07                   $ 3.32
Exercisable at end of year  2,018,067     $ 23.12     1,708,172     $ 15.53     2,162,278     $11.62
                            =========                 =========                 =========

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used to estimate the fair value of options granted for:

                                                             1998          1997         1996
------------------------------------------------------------------------------------------------
Dividend Yield                                                  2.0%          2.5%      3.3%
Expected Average Life (in years)                                  6             5         5
Expected Volatility                                            22.9%         20.0%     17.6%
Risk Free Interest Rate                                     4.5-5.5%      5.7-6.2%      6.6%

Options were outstanding at December 31, 1998 as follows:

                                               Outstanding Stock Options         Exercisable Options
                                          -----------------------------------   ----------------------
                                           Number                  Weighted       Number
                                             of       Weighted     Average          of        Weighted
                                           Options    Average     Remaining       Options     Average
Exercise Price         Lowest   Highest    at Year    Exercise   Contractual      at Year     Exercise
per Share:             Price     Price       End       Price     Life (years)       End        Price
------------------------------------------------------------------------------------------------------
Under $14              $ 6.72   $13.93      613,803    $11.55        4.0           613,803     $11.55
$14 to $26              14.14    25.88      716,823     20.08        7.6           716,823      20.08
Over $26                32.81    42.78      978,236     36.62        9.5           687,441      36.62
                                          ---------                  ---         ---------
All options              6.72    42.78    2,308,862    $24.82        7.5         2,018,067     $23.12
                                          =========                  ===         =========

The Corporation accounts for its option plans under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25), under which no compensation cost has been recognized in the accompanying consolidated statements of income. The table below displays pro forma amounts for net income and net income per common share which reflects the effects of additional compensation cost for 1997 and 1996 option grants as if they had been recognized under SFAS No. 123, "Accounting for Stock-Based Compensation."

                                    1998                              1997                              1996
                       -------------------------------   -------------------------------   -------------------------------
                            Net                               Net                               Net
                          Income       Basic   Diluted      Income       Basic   Diluted      Income       Basic   Diluted
                       (in millions)    EPS      EPS     (in millions)    EPS      EPS     (in millions)    EPS      EPS
--------------------------------------------------------------------------------------------------------------------------
As Reported               $198.8       $1.86    $1.84       $198.4       $1.76    $1.75       $179.4       $1.55    $1.54
Pro forma                 $194.4       $1.81    $1.80       $197.1       $1.75    $1.74       $178.7       $1.55    $1.54

Old Kent also has restricted stock plans under which certain key employees may be awarded restricted stock. The plans provide for the issuance of a maximum of 2,713,696 authorized but previously unissued shares of Old Kent's Common Stock, subject to certain antidilution adjustments, as defined in the plans. Shares issued pursuant to the plans are restricted as to sale or transfer for a period of up to five years and are forfeitable (subject to certain exceptions) upon termination of employment, but provide the recipients with all other rights and benefits of ownership. During 1998, 1997, and 1996, Old Kent issued 102,196 shares, 191,386 shares and 157,273 shares of its common stock with total market values of $3,835,000, $5,071,000 and $2,656,000, respectively, which are being amortized ratably to expense over the period of restriction. At December 31, 1998, there were 180,527 shares reserved for future restricted stock plan awards.

Old Kent also has a deferred stock compensation plan under which key employees may be awarded shares of stock as deferred compensation to be received at a specified later date, which may be up to five years after the date of the award. The plan provides for the issuance of a maximum of 729,855 authorized but previously unissued shares of Old Kent's Common Stock. Shares awarded under the plan would not be issued until the end of the deferral period, unless there is a change of control of the Corporation, in which case the shares would be issued to a trust where they are to be held and distributed at the end of the deferral period. Employees who receive awards under this plan will receive additional shares as if the dividends, which would have been paid on the shares awarded if they were outstanding during the deferral period, were reinvested under Old Kent's dividend reinvestment plan. There were no awards of deferred stock during 1998. During 1997 and 1996, Old Kent awarded 29,371 shares and 39,993 shares of its common stock valued at $755,000 and $674,000, respectively at their award dates. Deferred stock compensation is ratably charged to expense from the date of award to the end of the deferral period based on current market value. At December 31, 1998, there were 465,140 shares reserved for future deferred stock compensation plan awards.

NOTE 15. EMPLOYEE BENEFITS

The Corporation provides pension benefits to substantially all of its employees under the terms of the "Old Kent Retirement Income Plan." Old Kent also provides its key executives with pension benefits under the provisions of the "Old Kent Executive Retirement Income Plan." The following table sets forth the changes in the benefit obligation and plan assets as well as the funded status of both pension plans for the years ended December 31, 1998 and 1997 in accordance with the provisions of SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits".

                                                                             Non-Qualified
                                                  Qualified Retirement         Retirement
                                                      Income Plan             Income Plan
                                                  --------------------    --------------------
          December 31 (in thousands)                1998        1997        1998        1997
----------------------------------------------------------------------------------------------
Change in Benefit Obligation
 Benefit obligation at prior measurement date     $107,734    $107,442    $ 20,030    $ 21,453
 Service cost                                        9,346       7,716         875         947
 Interest cost                                       7,582       7,902       1,448       1,639
 Amendments                                          2,594           -         431           -
 Actuarial (gain)/loss                               4,572      (4,909)        746      (3,366)
 Benefits paid in current year                     (15,107)    (10,417)     (1,336)       (643)
                                                  --------    --------    --------    --------
 Benefit obligation at measurement date           $116,721    $107,734    $ 22,194    $ 20,030
                                                  ========    ========    ========    ========
Change in Plan Assets
 Market value of assets at prior measurement
   date                                           $111,094    $102,377    $      -    $      -
 Actual return on assets                            15,674      19,133           -           -
 Contributions made in current year                  3,000           -       1,336         642
 Benefits paid in current year                     (15,107)    (10,416)     (1,336)       (642)
                                                  --------    --------    --------    --------
 Market value of assets at measurement date       $114,661    $111,094    $      0    $      0
                                                  ========    ========    ========    ========
Reconciliation of Funded Status
 Funded status                                    $ (1,379)   $  3,780    $(22,194)   $(20,030)
 Unrecognized transition (asset)/obligation        (10,792)    (12,619)        245         334




 Unrecognized prior service cost                     4,785       2,407       2,332       2,098
 Unrecognized net loss                               2,426       5,209       4,997       4,567
                                                  --------    --------    --------    --------
 Accrued pension cost                             $ (4,960)   $ (1,223)   $(14,620)   $(13,031)
                                                  ========    ========    ========    ========

At December 31, 1998, $15.2 million was held in "rabbi" trust accounts to fund and secure the benefits of the Non-Qualified Retirement Income Plan as described in Note 1.

Net pension expense included the following components:

                                          Qualified Retirement       Non-Qualified Retirement
                                               Income Plan                 Income Plan
                                       ---------------------------   ------------------------
Year ended December 31 (in thousands)   1998      1997      1996      1998     1997     1996
---------------------------------------------------------------------------------------------
Service cost (benefits earned during
  the year)                            $ 9,346   $ 7,716   $ 7,008   $  875   $  946   $  842
Interest cost on projected benefit
  obligation                             7,582     7,902     7,907    1,448    1,639    1,658
Expected return on plan assets          (9,365)   (8,348)   (8,702)       -        -        -
Amortization of transition obligation   (1,827)   (1,827)   (1,828)      89       89       89
Amortization of prior service cost         216       216       189      207      207      198
Recognized net actuarial loss            1,046       926     1,107      316      399      557
                                       -------   -------   -------   ------   ------   ------
Net periodic pension expense           $ 6,998   $ 6,585   $ 5,681   $2,935   $3,280   $3,344
                                       =======   =======   =======   ======   ======   ======

The following assumptions were used in determining the actuarial present value of the benefit obligations as of December 31 for each of the following years:

                                       Qualified Retirement     Non-Qualified Retirement
                                            Income Plan               Income Plan
                                      -----------------------   ------------------------
                                       1998     1997    1996     1998     1997     1996
----------------------------------------------------------------------------------------
Discount rate                          6.75%    7.00%   7.75%   6.75%    7.00%    7.75%
Rate of increase in future
  compensation levels                  4.25%    4.25%   4.50%   6.00%    6.00%    6.00%
Expected long-term rate of return on
  plan assets                         10.00%   10.00%   9.00%       -        -        -

During 1998, the Old Kent Retirement Income Plan was amended to clarify entry date for purposes of determining benefits under the plan.

Old Kent has adopted amended assumptions, as shown above, for use in the actuarial determination of its projected benefit obligations at December 31,

1998. The amended assumptions reflect a change in outlook based on management's assessment of expected economic conditions for the foreseeable future.

Eligible employees may elect to participate in Old Kent's retirement savings plans whereby the Company contributes a 50% matching contribution for each amount contributed by participating employees, within limits as defined in the plans. The cost of these retirement savings plans was $7,814,000, $6,437,000, and $5,540,000 for 1998, 1997 and 1996, respectively.

The Corporation provides post-retirement benefits other than pensions for a small group of employees who were entitled to such benefits under plans of predecessor banking organizations acquired by Old Kent. These benefits primarily consist of health care and life insurance. The costs of these benefits are not material and are recognized in the financial statements during the employees' years of service.

NOTE 16. TAXES ON INCOME

Components of the provision for income taxes are as follows:

          Year ended December 31 (in thousands)                1998        1997       1996
--------------------------------------------------------------------------------------------
Federal income taxes:
 Current                                                     $ 83,982    $ 78,970    $88,582
 Deferred expense (benefit)                                    16,597      20,099     (1,552)
State income taxes                                              5,371       6,786      3,607
                                                             --------    --------    -------
Total provision                                              $105,950    $105,855    $90,637
                                                             ========    ========    =======

The preceding table excludes tax expense of $10.3 million and $6.7 million for 1998 and 1997 respectively, related to the market value adjustments on investment securities available-for-sale, which is recorded directly in shareholders' equity.

Income tax expense differs from that computed at the federal statutory rate as follows:

          Year ended December 31 (in thousands)                1998        1997       1996
--------------------------------------------------------------------------------------------
Tax at 35% statutory rate                                    $106,648    $106,496    $94,511
Tax effect of:
  Tax-exempt interest                                          (8,585)     (7,196)    (7,056)
  Other, net                                                    7,887       6,555      3,182
                                                             --------    --------    -------
Income tax expense                                           $105,950    $105,855    $90,637
                                                             ========    ========    =======
Effective tax rate                                               34.8%       34.8%      33.6%
                                                             ========    ========    =======

Components of the deferred tax assets and liabilities were as follows:

           Year ended December 31 (in thousands)                 1998       1997
----------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for credit losses                                   $63,232    $54,767
  Deferred compensation                                          18,197     16,771
  Accrued expenses                                                6,057      5,869
  Other                                                          11,165     12,396
                                                                -------    -------
Total deferred tax assets                                        98,651     89,803
Valuation allowance                                                   -          -
                                                                -------    -------
Deferred tax assets                                              98,651     89,803
                                                                -------    -------
Deferred tax liabilities:
  Mortgage servicing rights                                      59,750     32,317
  Unrealized gain on securities available-for-sale               10,988        679
  Other                                                          17,166     19,326
                                                                -------    -------
Deferred tax liabilities                                         87,904     52,322
                                                                -------    -------
Net deferred tax assets                                         $10,747    $37,481
                                                                =======    =======

NOTE 17. REPORTABLE OPERATING SEGMENTS

Under the provisions of "SFAS No. 131," Old Kent has six reportable operating segments: Corporate Banking, Retail Banking, Community Banking, Investment and Insurance Services, Mortgage Banking and Treasury. Old Kent's reportable segments are strategic business units that are managed separately because each business requires different technology and marketing strategies, and also differs in product emphasis.

Corporate Banking provides a full array of credit, cash management and other services to corporate customers. The majority of Old Kent's corporate customers are owner-operated, middle-market companies with $5-150 million in annual sales. This customer base is spread across industries, including manufacturing, wholesaling, distributing, financial services and retailing. Retail Banking distributes a broad array of consumer products including deposits, loans and other transaction oriented services. These products and services are delivered through a comprehensive distribution system which includes ATMs, telephone, on-line and supermarket banking as well as conventional branch sales offices. Community Banking provides locally-based delivery of a complete range of financial products and services to customers in smaller communities. Investment and Insurance Services delivers investment and insurance products through a wide network which includes traditional trust, private banking, brokerage, investment advisory, insurance agency, mutual funds, employee benefit administration and other financial services. Mortgage Banking provides a wide array of residential mortgage loan products to borrowers through a branch network of 143 offices in 32 states. The Treasury function primarily manages Old Kent's liquidity and interest rate risk. With the exception of the Mortgage Banking segment which operates nationwide, Old Kent's segments mainly operate within the lower peninsula of Michigan and in the Chicago area of Illinois.

The Treasury function administers intersegment funding using transfer pricing techniques, consistent with market rates. The elimination of intersegment funding interest income and expense is included in the Treasury line of business results.

The accounting policies of the segments are essentially the same as those described in the summary of significant accounting policies. Old Kent evaluates performance based on profit and loss from operations. Management assesses performance of each segment based upon all relevant results as shown in the table below.

Old Kent's revenues are derived almost entirely from sources within the United States. Old Kent does not rely on any customer to provide 10% or more of revenues.

Old Kent began transitioning to line of business management during 1997 and continued through 1998. As a result, management has concluded that it is impracticable to recreate data in a manner that allows for comparison of 1997 and 1996 to 1998. The following table summarizes information about reportable operating segments' profit and loss and segments' assets as of December 31, 1998:

                                              Year ended December 31, 1998
                             ---------------------------------------------------------------
                             Corporate      Retail     Community    Investment     Mortgage
      (in thousands)          Banking      Banking      Banking     & Insurance    Banking
--------------------------------------------------------------------------------------------
Net interest income          $  137,602   $  248,435  $  154,104     $ 14,353     $   26,904
Provision for credit losses      12,046       12,348      16,069          899          1,252
Non-interest income and
 fees                            14,415       53,580      38,067       91,170        148,145
Depreciation and
 amortization                     6,869       16,915      10,302        3,980          8,000
Income taxes                     30,356       33,751      28,184       11,311         15,055
Net income                       56,002       62,114      53,789       20,370         16,444
Total assets                  2,910,076    2,403,685   2,373,524      244,012      3,404,540
Total loans                   2,925,418    2,313,686   2,273,250      199,216        261,569
Allowance for credit losses      70,000       43,700      47,000        4,200          1,672
Net total loans               2,855,418    2,269,986   2,226,250      195,016        259,897
Total deposits                  770,425    7,350,117   2,831,360      323,707        407,463

                                  Year ended December 31, 1998
                             ---------------------------------------
                                          Reconciling   Consolidated
      (in thousands)          Treasury      Items*         Total
---------------------------  ---------------------------------------
Net interest income          $    6,484    $      -     $   587,882
Provision for credit losses         714       3,500          46,828
Non-interest income and
 fees                             2,523           -         347,900
Depreciation and
 amortization                     2,990           -          49,056
Income taxes                     (3,892)     (8,815)        105,950
Net income                        9,757     (19,678)        198,798
Total assets                  5,253,021           -      16,588,858
Total loans                     910,577           -       8,883,716
Allowance for credit losses       1,093           -         167,665
Net total loans                 909,484           -       8,716,051
Total deposits                1,256,346           -      12,939,418

* The reconciling items in the table reflect the one-time charges related to Old Kent's merger with First Evergreen Corporation. The merger charges totaled $19.7 million after tax and are described in more detail in Note 2.

NOTE 18. EARNINGS PER SHARE

The following table reconciles the numerators and denominators used in the calculations of basic and diluted earnings per share for each of the last three years:

                                                     1998            1997            1996
---------------------------------------------------------------------------------------------
Numerators:
Numerator for both basic and diluted earnings
  per share, net income                          $198,798,000    $198,418,000    $179,393,000
                                                 ============    ============    ============
Denominators:
Denominator for basic earnings per share,
  average outstanding common shares               107,145,708     112,555,481     115,403,935
Potential dilutive shares resulting from
  employee stock plans                                933,769         805,413         773,895
                                                 ------------    ------------    ------------
Denominator for diluted earnings per share        108,079,477     113,360,894     116,177,830
                                                 ============    ============    ============
Earnings per Share:
Basic                                                   $1.86           $1.76           $1.55
                                                 ------------    ------------    ------------
Diluted                                                 $1.84           $1.75           $1.54
                                                 ============    ============    ============

NOTE 19. COMMITMENTS AND CONTINGENCIES

Certain facilities and equipment are leased under noncancelable operating lease agreements which expire at various dates through the year 2021. The aggregate minimum rental commitments are as follows:

Year ending December 31
    (in thousands)       Premises       Equipment        Total
---------------------------------------------------------------
1999                     $13,258         $3,364         $16,622
2000                      10,229          2,572          12,801
2001                       7,942            900           8,842
2002                       6,136            483           6,619
2003                       3,305             75           3,380
Thereafter                 9,813              -           9,813
                         -------         ------         -------
Total minimal payments   $50,683         $7,394         $58,077
                         =======         ======         =======

Rental expense charged to operations in 1998, 1997, and 1996, amounted to approximately $19,119,000, $15,588,000, and $11,925,000, respectively, including amounts paid under short-term cancelable leases. Certain leases contain provisions for renewal and purchase options, and require payment of property taxes, insurance and related expenses.

Included as a reduction of Old Kent's occupancy expense is building rental income of approximately $3,622,000, $3,413,000, and $3,289,000, for 1998, 1997,
and 1996, respectively.

At December 31, 1998, Old Kent and its subsidiaries were parties, both as plaintiff and as defendant, to a number of lawsuits which arose in the ordinary course of business. In the opinion of management, after consultation with the Corporation's counsel, the ultimate resolution of these matters will not have a material effect on the Corporation's consolidated financial position and results of operations.

NOTE 20. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Old Kent utilizes various derivative financial instruments in the normal course of business both as part of its risk management strategy and as a means to meet customer needs. The activities which currently employ financial derivatives are interest rate risk management, corporate banking, mortgage banking, and foreign exchange operations. Old Kent also enters into commitments to extend credit and letters of credit in connection with its lending activities.

Interest Rate Risk Management

The Corporation's asset/liability management focuses on limiting the volatility of both earnings and the value of capital that can result from changes in market interest rates. Interest rate risk exists to the extent that interest-earning assets and interest-bearing liabilities have different maturity or repricing characteristics. The Corporation's traditional banking operations result in an asset-sensitive position, where assets reprice more rapidly than liabilities. This asset-sensitive profile has been moderated through the strategic use of the investment portfolio. Interest rate swap contracts are also used as a means to manage interest rate risk.

Interest rate swap contracts involve the exchange of interest payments at specified intervals between two parties without the exchange of any underlying principal. Notional amounts are used in such contracts to calculate interest payments due to each counterparty and do not represent credit exposure. Old Kent pays a floating rate and receives a fixed rate for the majority of its swaps, which are hedges related to Prime rate-based loans. Old Kent pays a fixed rate and receives a floating rate on swaps that hedge certain floating rate liabilities.

Old Kent's credit risk in these contracts relates to the failure of a counterparty to pay according to the contractual terms of the swap agreement. The Corporation controls the credit risk of its interest rate swap agreements through credit approvals, risk control limits and ongoing monitoring procedures. Credit exposure is represented by the fair value of interest rate swaps with a positive fair value, adjusted for accrued interest.

                                                           1998                    1997
                                                   --------------------    --------------------
                                                   Notional     Credit     Notional     Credit
December 31 (in thousands)                          Amount     Exposure     Amount     Exposure
-----------------------------------------------------------------------------------------------
Swap Categories:
Receive fixed/pay floating                         $819,917    $19,668     $506,231    $10,172
Receive floating/pay fixed                           50,000          -       25,000          -
                                                   --------    -------     --------    -------
                                                   $869,917    $19,668     $531,231    $10,172

Corporate Banking

Old Kent has entered into interest rate cap, floor, and swap agreements with corporate clients to assist them in managing their business risks. The Corporation mitigated its exposure to interest rate risk in these contracts by entering into offsetting positions with authorized counterparties. The credit risk from such agreements represents the possibility of a counterparty not paying according to the terms of the contract. This credit risk is controlled through credit approvals, risk control limits, and ongoing monitoring procedures. Credit exposure is represented by the fair value of interest rate contracts with a positive fair value, adjusted for accrued interest where applicable.

                                                                    1998                  1997
                                                             -------------------   -------------------
                                                             Notional    Credit    Notional    Credit
December 31 (in thousands)                                    Amount    Exposure    Amount    Exposure
------------------------------------------------------------------------------------------------------
Interest rate caps sold                                      $26,000      $  -     $20,000      $ -
Interest rate caps bought                                     26,000       105      20,000        -
Interest rate floors sold                                     26,000         -      20,000        -
Interest rate floors bought                                   26,000       366      20,000       24
Receive fixed/pay floating swap                                6,500         -           -        -
Receive floating/pay fixed swap                                6,500       117           -        -

Mortgage Banking

The Corporation uses both forward sales and option contracts to protect the value of residential mortgage loans that are being underwritten for future sale to investors in the secondary market. Adverse market interest rate changes, between the time that a customer receives a rate-lock commitment and when the fully-funded mortgage loan is sold to an investor, can erode the value of that mortgage. Therefore, Old Kent enters into forward sales contracts and purchases exchange-traded option contracts to mitigate the interest rate risk associated with the origination and sale of mortgage loans. Old Kent accepts credit risk in forward sales contracts to the extent of nonperformance by a counterparty, in which case Old Kent would be compelled to sell the mortgages to another party at the current market price. The credit exposure of forward sales and option contracts represents the aggregate value of contracts with a positive fair value.

                                                                      1998                     1997
                                                             ----------------------   ----------------------
                                                             Contractual    Credit    Contractual    Credit
December 31 (in thousands)                                     Amount      Exposure     Amount      Exposure
------------------------------------------------------------------------------------------------------------
Mortgage forward sales                                       $2,257,013     $1,304    $1,217,500      $264
Mortgage & Treasury options                                     390,000         80       842,500       286

Old Kent began utilizing Treasury futures and options in 1998 to hedge the value of its mortgage servicing rights that could be impacted by falling mortgage rates and increased mortgage prepayments. The credit risk inherent in these transactions relates to the possibility of a counterparty not paying according to the terms of the contract, however this risk is minimal in these hedge instruments since exchange traded futures and options contracts are used. The credit exposure is represented by the aggregate value of futures, puts, and calls with a positive fair value.

                                                                                   1998
                                                             -------------------------------------------------
                                                             Expiration   Number of     Notional       Credit
December 31 (dollars in thousands)                              Date      Contracts      Amount       Exposure
--------------------------------------------------------------------------------------------------------------
Ten-year treasury note futures                               March 1999     1,666     $     166,600     $  -
Ten-year treasury note put options                           March 1999    (1,516)         (151,600)       -
Ten-year treasury note call options                          March 1999     1,192           119,200      887

Foreign Exchange Contracts

Old Kent enters into foreign exchange forward contracts to purchase or sell foreign currencies at a future date at a predetermined exchange rate. These contracts are used to assist customers with international transactions based upon foreign denominated currencies. The Corporation manages its exposure to foreign currency fluctuations by entering into offsetting contracts with authorized counterparties, usually foreign banks. The credit risk inherent in these transactions relates to the possibility of failure by a counterparty to fulfill its purchase or delivery responsibility, whereby Old Kent would execute the transaction with another counterparty at the prevailing currency valuation, which may be different than the value in the original contract. The credit exposure of Old Kent's foreign exchange contracts represents the aggregate value of contracts with a positive fair value. The extension of foreign exchange credit facilities to counterparties follows the same approval process as other credit facilities. The majority of Old Kent's foreign exchange contracts relate to major currencies such as Canadian Dollars, Pounds Sterling, Deutschemarks, Japanese Yen, Italian Lira, and French Francs.

                                                                      1998                     1997
                                                             ----------------------   ----------------------
                                                             Contractual    Credit    Contractual    Credit
December 31 (in thousands)                                     Amount      Exposure     Amount      Exposure
------------------------------------------------------------------------------------------------------------
Foreign exchange forward contracts                             $10,774       $134       $19,262       $323

Commitments

Commitments to extend credit are agreements to lend cash to a customer as long as there is no breach of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. The majority of Old Kent's loan commitments have maturities that are less than one year and reflect the prevailing market rates at the time of the commitment. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by Old Kent, upon extension of credit is based upon management's credit evaluation of the counterparty. Standby and commercial letters of credit are Old Kent's conditional commitments to guarantee the performance of a customer to another party. The Corporation's exposure to credit loss in the event of nonperformance by the other party is represented by the contractual amount of those instruments. Old Kent uses the same credit underwriting policies in making commitments and issuing letters of credit as it does for its other lending activities.

Contractual Amount at December 31 (in millions)                1998     1997
-----------------------------------------------------------------------------
Commitments to extend credit                                  $5,128   $4,354
Standby and commercial letters of credit                         465      448

NOTE 21. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107"), the following methods and assumptions were used to estimate the fair value of each significant class of financial instruments, as defined by SFAS No. 107, for which it is practicable to estimate that value.

The estimated fair values of financial instruments, as shown below, are not intended to reflect the estimated liquidation or market value of the Corporation taken as a whole. The disclosed fair value estimates are limited to Old Kent's significant financial instruments. These include financial instruments recognized as assets and liabilities on and off the consolidated balance sheet. The estimated fair values shown below do not include any value for assets and liabilities which are not financial instruments as defined by SFAS No. 107, such as the value of real property, the value of "core deposit intangibles," the value of mortgage servicing rights, or the value of anticipated future business.

The estimated fair value amounts were determined using available market information, current pricing information applicable to Old Kent and various valuation methodologies. Where market quotations were not available for financial instruments, considerable management judgment was involved in the determination of estimated fair values. Therefore, the estimated fair value of financial instruments shown below may not be representative of the amounts at which they could be exchanged in a current or future transaction. Due to the inherent uncertainties of expected cash flows of financial instruments, the use of alternate valuation assumptions and methods could have a significant effect on the derived estimated fair value amounts.

Cash and cash equivalents, interest receivable and interest payable

For these short-term instruments, the carrying amount was deemed to be a reasonable estimate of fair value.

Interest-earning deposits

The estimated fair value of these holdings was calculated by discounting the expected future cash flows using rates applicable to similar instruments with the same remaining maturity.

Trading account securities, securities available-for-sale and securities held-to-maturity

The estimated fair values were based upon quoted market or dealer prices.

Net loans and mortgages held-for-sale

Generally, the fair value of loans was estimated by discounting the expected future cash flows using current interest rates at which similar loans would be made to borrowers with similar credit ratings and remaining maturities. For certain variable rate loans that re-price frequently the estimated fair value is equal to the carrying value. For mortgages held-for-sale the estimated fair value is equal to the carrying value adjusted for any price appreciation or depreciation due to changes in secondary market prices and other inherent values.

Deposit liabilities

The fair value of fixed-maturity time deposits was estimated using the rates currently offered for deposits of similar remaining maturities. The fair value of demand and savings deposits is the amount payable on demand at the reporting date.

Other borrowed funds

The carrying amount was deemed to be a reasonable estimate of fair value since all contracts had either short-term maturities or variable re-pricing structures.

Subordinated debt

The fair value of subordinated debt was based on quoted market prices.

Capital securities

The carrying amount of these debentures was deemed to be a reasonable estimate of their fair value due to their adjustable rate structure.

Off-balance sheet financial instruments

The carrying value of Old Kent's interest rate contracts represents accrued interest as reflected in the consolidated balance sheets. The estimated fair value of interest rate contracts was based upon dealer or third-party quotations for the amount which might be realized from a transfer, sale or termination of such agreements. The fair value of Old Kent's commitments to extend credit, its outstanding letters of credit and foreign exchange contracts are insignificant.

The following summarizes the carrying value and estimated fair value of financial instruments.

                                                  1998                      1997
                                         -----------------------   -----------------------
                                          Carrying    Estimated     Carrying    Estimated
December 31 (in thousands)                 Value      Fair Value     Value      Fair Value
------------------------------------------------------------------------------------------
Financial Assets:
 Cash and cash equivalents               $  625,075   $  625,075   $  674,649   $  674,649
 Interest-earning deposits                    5,044        5,044        2,153        2,153
 Trading account securities                 349,090      349,090          986          986
 Securities available-for-sale            2,766,696    2,766,696    2,186,333    2,186,333
 Securities held-to-maturity                803,745      823,610    1,750,007    1,766,832
 Mortgages held-for-sale                  2,262,696    2,305,721    1,271,784    1,301,905
 Net loans                                8,716,051    9,027,746    8,983,545    9,261,190
 Interest receivable                        108,755      108,755      118,053      118,053
Financial Liabilities:
 Non-interest-bearing deposits            2,098,446    2,098,446    1,858,990    1,858,990
 Interest-bearing deposits -- no
  maturities                              4,478,874    4,478,874    3,743,881    3,743,881
 Interest-bearing deposits -- fixed
  maturities                              6,362,097    6,402,620    6,326,036    6,359,151
 Other borrowed funds                     2,061,142    2,061,142    2,090,095    2,090,095
 Interest payable                            46,927       46,927       62,960       62,960
 Subordinated debt                          100,000      104,510      100,000      100,870
 Capital Securities                         100,000      100,000      100,000      100,000
Interest Rate Contracts Relating To:
 Assets: Commercial loans                     3,925       15,744        3,705        6,467
        Mortgages held-for-sale                   -       (3,554)           -       (5,981)
 Liabilities                                      -         (953)          88           71

NOTE 22. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The condensed financial information of the parent company, Old Kent Financial Corporation, is summarized as follows:

                  CONDENSED BALANCE SHEETS
                 December 31 (in thousands)                        1998          1997
----------------------------------------------------------------------------------------
Assets:
  Cash and cash equivalents                                     $      645    $    6,446
  Interest-earning deposits and other securities                   105,870       123,908
  Premises and equipment                                            10,083         8,281
  Investment in and advances to subsidiaries                     1,258,659     1,336,709
  Other assets                                                      49,164        51,444
                                                                ----------    ----------
Total Assets                                                    $1,424,421    $1,526,788
                                                                ==========    ==========
Liabilities and Shareholders' Equity:
  Long-term debt                                                $  203,093    $  203,093
  Accrued expenses and other liabilities                            86,218        98,100
                                                                ----------    ----------
  Total liabilities                                                289,311       301,193
  Shareholders' equity                                           1,135,110     1,225,595
                                                                ----------    ----------
Total Liabilities and Shareholders' Equity                      $1,424,421    $1,526,788
                                                                ==========    ==========

             CONDENSED STATEMENTS OF INCOME
         Year ended December 31 (in thousands)                1998        1997        1996
--------------------------------------------------------------------------------------------
Income:
  Dividends from subsidiaries                               $324,699    $163,118    $ 96,906
  Service fees from subsidiaries                              69,801      60,459      56,032
  Interest and other                                           6,983       9,981      10,705
                                                            --------    --------    --------
Total income                                                 401,483     233,558     163,643
                                                            --------    --------    --------
Expenses:
  Interest                                                    16,316      16,086       8,634
  Salaries and benefits                                       52,650      50,112      43,102



  Occupancy                                                    5,283       4,760       4,551
  Equipment                                                    7,441       7,559       6,838
  Other                                                       39,188      29,647      26,234
                                                            --------    --------    --------
Total expenses                                               120,878     108,164      89,359
                                                            --------    --------    --------
Income before income taxes and equity in undistributed
  net income of subsidiaries                                 280,605     125,394      74,284
Income tax benefit                                            14,465      12,531       8,066
                                                            --------    --------    --------
Income before equity in undistributed net income of
  subsidiaries                                               295,070     137,925      82,350
Equity in undistributed net income of subsidiaries           (96,272)     60,493      97,043
                                                            --------    --------    --------
Net Income                                                  $198,798    $198,418    $179,393
                                                            ========    ========    ========

CONDENSED STATEMENTS OF CASH FLOWS

Year ended December 31 (in thousands)               1998            1997            1996
-------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                       $ 198,798       $ 198,418       $ 179,393
 Adjustments to reconcile net income to net cash
  provided by operating activities:
 Equity in undistributed net income of
   subsidiaries                                      96,272         (60,493)        (97,043)
 Depreciation, amortization and accretion            11,154          12,277           9,193
 Net losses (gains) on sales of assets                  169              (1)           (199)
 Net change in other assets                          (2,907)         (9,064)         (2,361)
 Net change in other liabilities                     (9,212)         24,925          12,413
                                                  ---------       ---------       ---------
Net cash provided by operating activities           294,274         166,062         101,396
                                                  ---------       ---------       ---------
Cash flows from investing activities:
 Net change in interest-earning assets               18,032          (7,296)         76,249
 Net change in investment in and advances to
  subsidiaries                                         (118)         (5,510)         16,658
 Purchases of leasehold improvements, premises &
  equipment, net                                     (4,713)         (3,216)         (3,361)
                                                  ---------       ---------       ---------
Net cash provided by (used for) investing
  activities                                         13,201         (16,022)         89,546
                                                  ---------       ---------       ---------
Cash flows from financing activities:
 Payments on long-term debt obligations                   -            (123)            (61)
 Issuance of long-term debt, net                          -          97,872               -
 Proceeds from common stock issuances                20,519          10,799          10,421
 Repurchases of common stock                       (248,812)       (190,189)       (136,307)
 Dividends paid to shareholders                     (84,983)        (70,887)        (65,163)
                                                  ---------       ---------       ---------
Net cash used for financing activities             (313,276)       (152,528)       (191,110)
                                                  ---------       ---------       ---------
Net decrease in cash and cash equivalents            (5,801)         (2,488)           (168)
Cash and cash equivalents at beginning of year        6,446           8,934           9,102
                                                  ---------       ---------       ---------
Cash and cash equivalents at end of year          $     645       $   6,446       $   8,934
                                                  =========       =========       =========

Federal and state banking laws and regulations place certain restrictions on the amount of dividends and loans a bank may make to its parent company. As of January 1999, the subsidiary banks may distribute to the parent company, in addition to their 1999 net income, approximately $38 million in dividends without written approval from bank regulatory agencies. The remaining net assets of subsidiary banks, approximating $1,075 million at December 31, 1998, are unavailable for transfer to the parent company without prior regulatory consent.

NOTE 23. RISK BASED CAPITAL

The Corporation and its subsidiary banks are subject to various regulatory capital requirements administered by federal and other banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a material effect on the Corporation's financial statements.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its subsidiary banks must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation and its subsidiary banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of core (Tier 1) capital, total capital and leverage ratios. Management believes, as of December 31, 1998, that the Corporation and its subsidiary banks meet all capital adequacy requirements to which it is subject.

In the most recent examinations by Federal and State regulatory agencies, the Corporation and its subsidiary banks were categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Corporation and its subsidiary banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Corporation's or its subsidiary banks' categories.

The following summarizes the Corporation's, and its subsidiary banks' regulatory capital ratios at December 31, 1998 and 1997:

                                                                                    To Be "Well
                                                                                   Capitalized"
                                                                                       Under
                                                                                      Prompt
                                                                 For Capital        Corrective
                                                                  Adequacy            Action
                                                Actual            Purposes          Provisions
                                            ---------------    ---------------    ---------------
(dollars in millions)                       Amount    Ratio    Amount    Ratio    Amount    Ratio
-------------------------------------------------------------------------------------------------
As of December 31, 1998:
Total Capital (to Risk Weighted Assets)
 Consolidated                              $1,342     11.40%    $942     8.00%   $1,178     10.00%
 Old Kent Bank                              1,247     10.89      916     8.00     1,146     10.00
 Old Kent Bank, N.A.                           10     10.64        8     8.00         9     10.00
Tier 1 Capital (to Risk Weighted Assets)
 Consolidated                               1,095      9.30      471     4.00       707      6.00
 Old Kent Bank                              1,104      9.64      458     4.00       687      6.00
 Old Kent Bank, N.A.                            9      9.39        4     4.00         6      6.00
Leverage Ratio (to Average Assets)
 Consolidated                               1,095      6.89      477     3.00       794      5.00
 Old Kent Bank                              1,104      7.03      471     3.00       785      5.00
 Old Kent Bank, N.A.                            9      7.71        3     3.00         6      5.00



As of December 31, 1997:
Total Capital (to Risk Weighted Assets)
 Consolidated                              $1,430     12.68%    $902     8.00%   $1,127     10.00%
 Old Kent Bank                              1,324     12.16      871     8.00     1,089     10.00
 Old Kent Bank, N.A.                            9     10.71        7     8.00         9     10.00
Tier 1 Capital (to Risk Weighted Assets)
 Consolidated                               1,194     10.60      451     4.00       676      6.00
 Old Kent Bank                              1,193     10.96      435     4.00       653      6.00
 Old Kent Bank, N.A.                            8      9.46        4     4.00         5      6.00
Leverage Ratio (to Average Assets)
 Consolidated                               1,194      7.72      464     3.00       774      5.00
 Old Kent Bank                              1,193      7.81      611     4.00       764      5.00
 Old Kent Bank, N.A.                            8      7.48        3     3.00         6      5.00

                              APPENDIX E

               Appendix E contains excerpts from Old Kent's Quarterly Report on Form 10-Q, for the quarter ended March 31, 1999.

ITEM 1.   FINANCIAL STATEMENTS

OLD KENT FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
---------------------------------------------------------------------------------------
                                                                MARCH 31,   DECEMBER 31,
(DOLLARS IN THOUSANDS)                                            1999         1998
---------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                        $   526,476  $   615,845
Federal funds sold and resale agreements                            13,740        9,230
                                                               -----------  -----------
Total cash and cash equivalents                                    540,216      625,075
Interest-earning deposits                                           14,155        5,044
Trading account securities                                             988      349,090
Mortgages held-for-sale                                          1,436,097    2,262,696
Securities available-for-sale:
  Collateralized mortgage obligations and other
    mortgage-backed securities                                   1,922,846    1,819,122
  Other securities                                                 976,154      947,574
                                                               -----------  -----------
Total securities available-for-sale (amortized cost of
  $2,887,142 and $2,735,301, respectively)                       2,899,000    2,766,696
Securities held-to-maturity:
  Collateralized mortgage obligations and other
    mortgage-backed securities                                     144,845      180,369
  Other securities                                                 630,307      623,376
                                                               -----------  -----------
Total securities held-to-maturity (market values of
  $789,840 and $823,610, respectively)                             775,152      803,745
Loans                                                            9,306,484    8,883,716
Allowance for credit losses                                       (168,621)    (167,665)
                                                               -----------  -----------
Net loans                                                        9,137,863    8,716,051
                                                               -----------  -----------
Premises and equipment                                             221,826      220,981
Other assets                                                       886,519      839,480
                                                               -----------  -----------
TOTAL ASSETS                                                   $15,911,816  $16,588,858
                                                               ===========  ===========

                                      E-1

LIABILITIES AND SHAREHOLDERS' EQUITY:

Liabilities:
Deposits:
  Non-interest-bearing                                         $ 1,862,138  $ 2,098,446
  Interest-bearing                                              10,580,804   10,700,895
  Foreign deposits -- interest-bearing                              47,702      140,077
                                                               -----------  -----------
    Total deposits                                              12,490,644   12,939,418
Other borrowed funds                                             1,786,655    2,061,142
Other liabilities                                                  335,521      253,188
Long term debt                                                     200,000      200,000
                                                               -----------  -----------
Total Liabilities                                               14,812,820   15,453,748

Shareholders' Equity:
Preferred stock: 25,000,000 shares authorized and unissued              --           --
Common stock, $1 par value: 300,000,000 shares authorized;
  103,208,097 and 104,498,649 shares issued and outstanding        103,208      104,499
Capital surplus                                                     80,194      139,736
Retained earnings                                                  908,242      870,468
Accumulated other comprehensive income                               7,352       20,407
                                                               -----------  -----------

Total Shareholders' Equity                                       1,098,996    1,135,110
                                                               -----------  -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $15,911,816  $16,588,858
                                                               ===========  ===========

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

OLD KENT FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
---------------------------------------------------------------------------------------
                                                                 FOR THE THREE MONTHS
                                                                     ENDED MARCH 31,
(IN THOUSANDS, EXCEPT PER SHARE DATA)                              1999         1998
---------------------------------------------------------------------------------------
Interest Income:
 Interest and fees on loans                                    $ 187,169      $ 201,768
 Interest on mortgages held-for-sale                              35,979         26,882
 Interest on securities available-for-sale                        43,953         36,589
 Interest on securities held-to-maturity:
   Taxable                                                         7,660         23,362
   Tax-exempt                                                      5,852          4,588
 Interest on deposits                                                180            175
 Interest on federal funds sold and resale agreements                196            923
 Interest on trading account securities                            1,610             12
                                                                --------      ---------
 Total interest income                                           282,599        294,299
                                                                --------      ---------
Interest Expense:
 Interest on domestic deposits                                   107,975        110,963
 Interest on foreign deposits                                        727            660
 Interest on other borrowed funds                                 22,071         31,294
 Interest on subordinated debt                                     3,208          3,366
                                                                --------      ---------
 Total interest expense                                          133,981        146,283
                                                                --------      ---------
Net Interest Income                                              148,618        148,016

Provision for credit losses                                        6,866         15,381
                                                                --------      ---------
 Net interest income after provision
   for credit losses                                             141,752        132,635
                                                                --------      ---------
Other Income:
 Mortgage banking revenues (net)                                  43,549         29,905
 Investment management and trust revenues                         17,520         14,217
 Deposit account revenues                                         14,332         13,860
 Insurance sales commissions                                       5,855          5,560
 ATM revenues                                                      1,802          1,602
 Brokerage commissions                                             1,179            557
 Securities gains                                                    123            838



                                      E-3

 Nonrecurring income/(expense)                                       (30)         5,713
 Other                                                            11,552         10,376
                                                                --------      ---------
 Total other income                                               95,882         82,628
                                                                --------      ---------
Other Expenses:
 Salaries and employee benefits                                   79,059         74,457
 Occupancy expense                                                11,413         10,209
 Equipment expense                                                 9,129          8,716
 Amortization of goodwill and intangibles                          3,548          3,578
 Advertising and promotion                                         2,517          2,328
 Other expenses                                                   43,155         36,933
                                                                --------      ---------
 Total other expenses                                            148,821        136,221
                                                                --------      ---------
Income Before Income Taxes                                        88,813         79,042
 Income taxes                                                     30,210         27,519
                                                                --------      ---------
Net Income                                                      $ 58,603      $  51,523
                                                                ========      =========
EARNINGS PER COMMON SHARE:
 BASIC                                                          $   0.56      $    0.47
 DILUTED                                                        $   0.56      $    0.47

DIVIDENDS PER COMMON SHARE                                     $   0.200       $  0.171

Average number of shares used to compute: (in thousands)
 Basic earnings per share                                        103,848        109,347
 Diluted earnings per share                                      104,822        110,266

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

OLD KENT FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
----------------------------------------------------------------------------------------------------
                                                                             FOR THE THREE MONTHS
                                                                                 ENDED MARCH 31,
(DOLLARS IN THOUSANDS)                                                        1999         1998
----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                              $    58,603    $    51,523
 Adjustments to reconcile net income
   to net cash provided by operating activities:
    Provision for credit losses                                                6,866         15,381
    Depreciation, amortization and accretion                                  11,521         12,725
    Net gains on sales of assets                                             (55,017)       (36,537)
    Net change in trading account securities                                 348,166         (1,062)
    Originations and acquisitions of mortgages held-for-sale              (3,632,802)    (3,009,976)
    Proceeds from sales and prepayments of mortgages held-for-sale         4,442,342      2,540,568
    Net change in other assets                                                19,642        (12,794)
    Net change in other liabilities                                           88,832         11,989
                                                                         -----------    -----------
 Net cash provided by (used for) operating activities                      1,288,153       (428,183)
                                                                         -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from maturities and prepayments of securities
   available-for-sale                                                        167,320         71,257
 Proceeds from sales of securities available-for-sale                        131,153        297,156
 Purchases of securities available-for-sale                                 (450,026)      (600,847)
 Proceeds from maturities and prepayments of securities
   held-to-maturity                                                           75,363        146,055
 Purchases of securities held-to-maturity                                    (46,181)      (100,754)
 Net change in interest-earning deposits                                      (9,111)        (8,819)
 Proceeds from sale of loans                                                   6,691        106,848
 Net change in loans                                                        (435,137)       128,703
 Purchases of leasehold improvements, premises and equipment, net             (8,688)        (4,286)
                                                                         -----------    -----------
 Net cash provided by (used for) investing activities                       (568,616)        35,313
                                                                         -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Change in time deposits                                                    (253,384)       (84,700)
 Change in demand and savings deposits                                      (195,406)       156,876
 Change in other borrowed funds                                             (274,486)       376,971
 Repurchases of common stock                                                 (66,989)       (58,074)




                                      E-5

 Proceeds from common stock issuances                                          6,697          5,733
 Dividends paid to shareholders                                              (20,828)       (24,623)
                                                                         -----------    -----------
 Net cash (used for) provided by financing activities                       (804,396)       372,183
                                                                         -----------    -----------
 Net change in cash and cash equivalents                                     (84,859)       (20,687)
 Cash and cash equivalents at beginning of year                              625,075        674,649
                                                                         -----------    -----------
 Cash and cash equivalents at March 31                                   $   540,216    $   653,962
                                                                         ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Interest paid on deposits, other borrowed funds and
   subordinated debt                                                     $   126,726    $   149,270
 Income taxes paid                                                               192          3,431

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

OLD KENT FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
March 31, 1999


NOTE A:  BASIS OF PRESENTATION
The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the consolidated financial statements and footnotes thereto included in the Corporation's annual report on Form 10-K for the year ended December 31, 1998.

Certain reclassifications have been made to prior periods' financial statements to place them on a basis comparable with the current periods' financial statements.

NOTE B: FINANCIAL INSTRUMENT ACCOUNTING POLICIES
Old Kent uses certain off-balance sheet derivative financial instruments, including interest rate swaps, Treasury futures and options, and interest rate caps and floors in connection with risk management activities. Provided these instruments meet specific criteria, they are considered hedges and accounted for under the accrual or deferral methods, as more fully discussed below.

Old Kent uses interest rate swaps to hedge interest rate risk on interest earning assets and interest bearing liabilities. Amounts receivable or payable under these agreements are included in net interest income. There is no recognition on the balance sheet for changes in the fair value of the hedging instrument. Gains or losses on terminated interest rate swaps are deferred and amortized to interest income or expense over the remaining life of the hedged item.

Old Kent uses forward sale agreements and options on forward sale agreements to protect the value of residential loan commitments, loans held for sale and related mortgage backed securities held in the trading account. The market value of the financial hedges associated with loan origination commitments and loans held for sale are included in the aggregate valuation of mortgages held for sale. Premiums paid for options are deferred as a component of other assets and amortized against gains on sale of loans over the contract term. Forward sale agreements associated

OLD KENT FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued (UNAUDITED)
March 31, 1999

with mortgage backed securities held in the trading account are considered when marking those securities to market, with the corresponding adjustment recorded to gains on sale of loans.

Old Kent uses Treasury futures and options on Treasury futures to help protect against market value changes in the mortgage servicing right ("MSR") portfolio. The fair value of the hedges are recorded as an adjustment to the carrying amount of the MSR with a corresponding adjustment to cash or other receivables or payables. If terminated, the realized gain or loss on the hedge is included in MSR amortization over the estimated life of the loan servicing that had been hedged. Option premiums paid or received are deferred as a component of other assets and amortized as MSR amortization over the contract term.

Derivative financial instruments, such as caps and floors, that do not meet the required criteria are carried on the balance sheet at fair value with realized and unrealized changes in that value recognized in earnings. If the hedged item is sold or its outstanding balance otherwise declines below that of the related hedging instrument, the derivative product (or applicable excess portion thereof) is marked-to-market and the resulting gain or loss is included in earnings.

NOTE C: ADOPTION OF FASB 133
In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

Statement 133 is effective beginning January 1, 2000. A company may also implement the Statement as of the beginning of any fiscal quarter after issuance. Statement 133 cannot be applied retroactively. Statement 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at Old Kent's election, those issued or acquired before January 1, 1998).

OLD KENT FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued (UNAUDITED)
March 31, 1999

Old Kent has not yet quantified the impacts of adopting Statement 133 on the consolidated financial statements and has not determined the timing of or method of adoption of Statement 133. However, the Statement could increase volatility in earnings and other comprehensive income.

NOTE D:  LOANS AND NONPERFORMING ASSETS
The following summarizes loans and nonperforming assets at the dates indicated (in thousands of dollars):

                                               MARCH 31,       DECEMBER 31,
                                                 1999              1998
                                               ---------       ------------
     LOANS:
      Commercial                             $  2,736,781    $   2,727,892
      Real estate  - Commercial                 1,947,824        1,920,107
      Real estate  - Construction                 766,561          693,958
      Real estate  - Residential mortgages      1,023,480        1,012,510
      Real estate  - Consumer home equity       1,352,674        1,031,312
      Consumer                                  1,309,777        1,334,374
      Lease financing                             169,387          163,563
                                             ------------    -------------
      Total Loans                            $  9,306,484    $   8,883,716
                                             ============    =============

                                               MARCH 31,     DECEMBER 31,
                                                 1999            1998
                                               ---------     -----------
      NONPERFORMING ASSETS:
      Nonaccrual loans                       $  58,050        $ 57,120
      Restructured loans                         2,467           2,664
                                             ---------        --------
      Impaired loans                            60,517          59,784
      Other real estate owned                    5,468           6,872
                                             ---------        --------
      Total nonperforming assets             $  65,985        $ 66,656
                                             =========        ========
      Loans past due 90 days or more         $   8,472        $ 15,083
                                             =========        ========

OLD KENT FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued (UNAUDITED)
March 31, 1999

At March 31, 1999, the Corporation's management has identified loans totaling approximately $20.9 million as potential problem loans. These loans are not included as nonperforming assets in the table above. While these loans were in compliance with repayment terms at March 31, 1999, other circumstances caused management to seriously doubt the ability of the borrowers to continue to remain in compliance with existing loan repayment terms.

NOTE E:  ALLOWANCE FOR CREDIT LOSSES AND NET CHARGE-OFFS
The following summarizes the changes in the allowance for credit losses, and net charge-offs (in thousands of dollars):

                                                                     FOR THE THREE MONTHS
                                                                         ENDED MARCH 31,
                                                                   -----------------------
                                                                      1999          1998
                                                                      ----          ----
      ALLOWANCE FOR CREDIT LOSSES
      Balance at January 1,                                        $   167,665   $ 160,952
      Changes in allowance due to acquisitions / divestitures
          / sales                                                          120        (475)
      Provision for credit losses                                        6,866      15,381
      Gross loans charged-off                                          (10,185)    (14,288)
      Gross recoveries of loans previously charged-off                   4,155       4,259
                                                                   -----------   ---------
      Balance at end of period                                     $   168,621   $ 165,829
                                                                   ===========   =========

OLD KENT FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued (UNAUDITED)
March 31, 1999

                                                                      FOR THE THREE MONTHS
                                                                         ENDED MARCH 31,
                                                                   -----------------------
                                                                      1999          1998
                                                                      ----          ----
      NET LOAN CHARGE-OFFS
      Commercial & Commercial Real Estate Loans                     $    2,419   $   3,947
      Consumer                                                           3,342       5,586
      Residential Mortgages                                                 --          41
      Leases                                                               269         455
                                                                   -----------   ---------
      Total Net Charge-Offs                                         $    6,030   $  10,029
                                                                   ===========   =========

NOTE F:  SECURITIES AVAILABLE-FOR-SALE
The following summarizes amortized costs and estimated market values of securities available-for-sale at the dates indicated (in thousands of dollars):

OLD KENT FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued (UNAUDITED)
March 31, 1999

                                                                                   CARRYING
                                                              GROSS      GROSS       VALUE
                                                  AMORTIZED UNREALIZED UNREALIZED  AT MARKET
 MARCH 31, 1999:                                    COST      GAINS      LOSSES      VALUE
 --------------                                     ----      -----      ------      -----
 U.S. Treasury and federal agency securities    $   799,658 $  9,331  $    837  $   808,152
 Collateralized mortgage obligations:
   U.S. Government issued                         1,355,027    1,424        --    1,356,451
   Privately issued                                 250,554    8,473     4,432      254,595
 Mortgage-backed pass-through securities            215,810      357     1,497      214,670
 Other securities                                   266,093    1,013     1,974      265,132
                                                ----------- --------  --------  -----------
 Total securities available-for-sale            $ 2,887,142 $ 20,598  $  8,740  $ 2,899,000
                                                =========== ========  ========  ===========
 DECEMBER 31, 1998:
 -----------------
 U.S. Treasury and federal agency securities    $   726,839 $ 21,576  $     42  $   748,373
 Collateralized mortgage obligations:
   U.S. Government issued                         1,301,667    8,661     1,817    1,308,511
   Privately issued                                 365,343    2,055       902      366,496
 Mortgage-backed pass-through securities            143,449    1,230       564      144,115
 Other securities                                   198,003    1,659       461      199,201
                                                ----------- --------  --------  -----------
 Total securities available-for-sale            $ 2,735,301 $ 35,181  $  3,786  $ 2,766,696
                                                =========== ========  ========  ===========

NOTE G:  SECURITIES HELD-TO-MATURITY
The following summarizes amortized costs and estimated market values of securities held-to-maturity at the dates indicated (in thousands of dollars):

OLD KENT FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued (UNAUDITED)
March 31, 1999

                                                               GROSS      GROSS
                                                  AMORTIZED  UNREALIZED UNREALIZED    MARKET
 MARCH 31, 1999:                                    COST       GAINS      LOSSES      VALUE
 --------------                                     ----       -----      ------      -----
 U.S. Treasury and federal agency securities      $   145,555 $  1,379     $   35   $ 146,899
 Collateralized mortgage obligations:
   U.S. Government issued                              65,413    1,013        174      66,252
   Privately issued                                        --       --         --          --
 Mortgage-backed pass-through securities               79,432    1,855        144      81,143
 State and political subdivisions                     483,817   15,031      4,237     494,611
 Other Securities                                         935       --         --         935
                                                  ----------- --------     ------   ---------
 Total securities held-to-maturity                $   775,152 $ 19,278     $4,590   $ 789,840
                                                  =========== ========     ======   =========
 DECEMBER 31, 1998:
 U.S. Treasury and federal agency securities      $   182,364 $  2,406     $   33   $ 184,737
 Collateralized mortgage obligations:
   U.S. Government issued                              65,647       77        240      65,484
   Privately issued                                    26,210       --        106      26,104
 Mortgage-backed pass-through securities               88,512    1,974         93      90,393
 State and political subdivisions                     440,077   16,347        467     455,957
 Other                                                    935       --         --         935
                                                  ----------- --------     ------   ---------
 Total securities held-to-maturity                $   803,745 $ 20,804     $  939   $ 823,610
                                                  =========== ========     ======   =========

NOTE H:  SHAREHOLDERS' EQUITY
In June, 1998, the Board of Directors of Old Kent Financial Corporation declared a 5% stock dividend payable July 17, 1998 to shareholders of record on June 26, 1998. All per share amounts included in this report have been adjusted to reflect this dividend.

At that same meeting, Old Kent's Directors authorized management, at its discretion, to purchase up to 6.0 million shares of the Corporation's common stock. It is anticipated that these shares will be purchased by the Corporation in a systematic program of open market or privately negotiated purchases. They will be reserved for later reissue in connection with potential future stock dividends, the dividend reinvestment plan, employee

OLD KENT FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued (UNAUDITED)
March 31, 1999

benefit plans, and other general corporate purposes.   As of March 31,
1999, repurchases of Old Kent Common Stock under this authorization totaled
4.9 million shares.

NOTE I: REPORTABLE OPERATING SEGMENTS
Under the provisions of "SFAS No. 131," Old Kent has six reportable operating segments: Corporate Banking, Retail Banking, Community Banking, Investment and Insurance Services, Mortgage Banking and Treasury. Old Kent's reportable segments are strategic business units that are managed separately because each business requires different technology and marketing strategies, and also differs in product emphasis.

The following table summarizes information about reportable operating segments' profit as of March 31, 1999 and 1998:

                                   NET INTEREST  NON INTEREST    NET
                                      INCOME   INCOME AND FEES  INCOME
                                      ------   ---------------  ------
MARCH 31, 1999
--------------
Corporate Banking                   $  34,874    $   3,773    $  15,418
Retail Banking                         60,360       13,792       13,484
Community Banking                      37,560        8,002       13,061
Investment & Insurance Services         3,996       25,415        6,766
Mortgage Banking                       12,379       44,218        6,535
Treasury                                 (551)         682        3,339
                                    ---------    ---------    ---------
Consolidated                        $ 148,618    $  95,882    $  58,603
                                    =========    =========    =========
MARCH 31, 1998
--------------
Corporate Banking                   $  35,430    $   3,758    $  14,530
Retail Banking                         59,335       13,842       12,467
Community Banking                      38,511       12,288       12,784
Investment & Insurance Services         3,380       21,295        3,944
Mortgage Banking                        6,078       29,901        2,207
Treasury                                5,282        1,544        5,591
                                    ---------    ---------    ---------
Consolidated                        $ 148,016    $  82,628    $  51,523
                                    =========    =========    =========

OLD KENT FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued (UNAUDITED)
March 31, 1999

NOTE J:  OTHER ASSETS
Other assets, as shown in the accompanying consolidated balance sheets, include the following (net of amortization):

                                   MARCH 31,  DECEMBER 31,
                                     1999         1998
                                     ----         ----
Goodwill                           $ 103,793 $  102,538
Core Deposit Intangibles              18,398     19,452
                                   --------- ----------
Total                              $ 122,191 $  121,990
                                   ========= ==========

Other assets, as shown in the accompanying consolidated balance sheets, include mortgage servicing rights ("MSR's") as follows:

                                                         MARCH 31,  DECEMBER 31,
                                                           1999        1998
                                                           ----        ----
MSR's (net of amortization)                              $ 264,261   $227,625
Less servicing impairment reserve                           (9,129)    (9,129)
                                                         ---------   --------
Carrying value of MSR's                                  $ 255,132   $218,496
                                                         =========   ========
Estimated aggregate fair value of capitalized MSR's      $ 296,000   $253,000
                                                         =========   ========

The following reflects changes in capitalized mortgage serving rights for the time periods indicated:

OLD KENT FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued (UNAUDITED)
March 31, 1999

                                              FOR THE THREE MONTHS
                                                 ENDED MARCH 31,
                                                 ---------------
                                               1999          1998
                                               ----          ----
Balance at beginning of period              $ 218,496    $  146,359
Additions                                      91,356        45,952
Sales                                         (38,525)      (9,867)
Amortization                                  (16,195)     (10,273)
Impairment provision                               --         (500)
                                            ---------    ---------
Balance at end of period                    $ 255,132    $ 171,671
                                            =========    =========

Old Kent Mortgage Company actively manages prepayment risks associated with mortgage servicing rights through its significant loan origination and replenishment capacity, customer retention initiatives, recurring bulk sales of mortgage servicing rights, and use of financial hedges. Old Kent Mortgage Company has entered into an agreement to sell mortgage serving rights associated with $4.5 to $9.0 billion of mortgage loans during 1999. This forward bulk servicing sale agreement provides for quarterly sales of newly originated conventional mortgage servicing rights.

NOTE K: EARNINGS PER SHARE
The following table reconciles the numerators and denominators used in the calculations of basic and diluted earnings per share:

OLD KENT FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued (UNAUDITED)
March 31, 1999

                                                             FOR THE THREE MONTHS
                                                                 ENDED MARCH 31,
                                                                 ---------------
                                                              1999          1998
                                                              ----          ----
Numerators: Numerator for both basic and diluted          $ 58,603,000   $51,523,000
 earnings per share, net income                           ============   ===========

Denominators:
Denominator for basic earnings per share, average          103,848,000   109,347,000
 outstanding common shares
Potential dilutive shares resulting from employee
 stock plans                                                   974,000       919,000
                                                          ------------   -----------
Denominator for diluted earnings per share                 104,822,000   110,266,000
                                                          ============   ===========

Earnings per share:
Basic                                                           $0.56          $0.47
Diluted                                                         $0.56          $0.47

NOTE L: COMPREHENSIVE INCOME
Comprehensive income reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For Old Kent, comprehensive income represents net income adjusted for the change in unrealized gains and losses on available-for-sale securities. Comprehensive income was approximately $46 million and $54 million for the quarters ended March 31, 1999 and 1998, respectively.

NOTE M: BUSINESS COMBINATIONS
On October 1, 1998, Old Kent completed the merger of First Evergreen Corporation ("First Evergreen") into Old Kent. When acquired, First Evergreen had assets of approximately $1.9 billion, deposits of approximately $1.7 billion and eight banking sites. The merger was accounted for as a pooling-of-interests. Old Kent exchanged 32.0312 shares of Old Kent common stock for each share of First Evergreen stock. The issuance totaled approximately 12.8 million shares. First Evergreen was the parent of First National Bank of Evergreen Park. Old Kent's unexpended

OLD KENT FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued (UNAUDITED)
March 31, 1999

reserves for merger related charges were substantially utilized by March
31, 1999.

On February 24, 1999, Old Kent entered into a definitive agreement for the merger of CFSB Bancorp, Inc.("CFSB") into Old Kent. The merger will be accounted for as a pooling-of-interests. Old Kent will exchange .6222 shares of Old Kent Common Stock for each outstanding share of CFSB Common Stock. Old Kent expects to issue approximately 5.4 million shares related to this transaction. CFSB is a holding company headquartered in Lansing, Michigan, with consolidated assets of approximately $889 million and consolidated deposits of approximately $580 million at March 31, 1999.
CFSB is the parent of Community First Bank. CFSB provides banking services through sixteen offices in Ingham, Clinton, Eaton and Ionia counties. The merger is subject to shareholder and regulatory approval and is expected to be completed in the third quarter of 1999.

On March 18, 1999, Old Kent entered into a definitive agreement for the merger of Pinnacle Banc Group, Inc. ("Pinnacle") into Old Kent. The merger will be accounted for as a pooling-of-interests. Old Kent will exchange
 .717 shares of Old Kent Common Stock for each outstanding share of Pinnacle Common Stock. Old Kent expects to issue approximately 5.4 million shares related to this transaction. Pinnacle is a bank holding company headquartered in the Chicago suburb of Oak Brook, Illinois, with consolidated assets of approximately $1,045 million and consolidated deposits of approximately $872 million at March 31, 1999. Pinnacle is the parent of Pinnacle Bank which operates thirteen branches in the Chicago metropolitan area and Pinnacle Bank of the Quad-Cities which operates three branches in western Illinois. The merger is subject to shareholder and regulatory approval and is expected to be completed in the third quarter of 1999.

NOTE N: LONG TERM DEBT
Long term debt, as shown in the accompanying consolidated balance sheets, consists of the following:

OLD KENT FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued (UNAUDITED)
March 31, 1999

                                                   MARCH 31,     DECEMBER 31,
                                                     1999           1998
                                                     ----           ----
Subordinated notes, 6 5/8% due November 15, 2005   $ 100,000      $ 100,000
Capital securities, as described below               100,000        100,000
                                                   ---------      ---------
Total long term debt                               $ 200,000      $ 200,000
                                                   =========      =========

On January 31, 1997, Old Kent issued a floating rate junior subordinated debenture (the "Debenture") having a principal amount of $103,092,784 to Old Kent Capital Trust I (the "Trust"). Cumulative interest on the principal sum of the Debenture accrues from January 31, 1997, and it is payable quarterly in arrears on the first day of February, May, August and November of each year at a variable rate per annum equal to LIBOR (London Interbank Offering Rate) plus .80% until paid. Interest is computed on the actual number of days elapsed in a year of twelve 30 day months. The Debentures rank subordinate and junior in right of payment to all indebtedness (as defined) of Old Kent. The Debenture matures on February 1, 2027, but may be redeemed in whole or in part beginning on February 1, 2007, or earlier upon the occurrence of certain special events defined in the Indenture governing the Debenture.

On January 31, 1997, the Trust sold Floating Rate Subordinated Capital Income Securities ("Preferred Securities") having an aggregate liquidation amount of $100 million to investors and issued Common Capital Securities ("Common Securities") having an aggregate liquidation amount of $3,092,784 to Old Kent. All of the proceeds from sale of Preferred Securities and Common Securities were invested in the Debenture. Preferred Securities and Common Securities represent undivided beneficial interests in the Debenture, which is the sole asset of the Trust. Holders of Preferred Securities and Common Securities are entitled to receive distributions from the Trust on terms which correspond to the interest and principal payments due on the Debenture. Payment of distributions by the Trust and payments on liquidation of the Trust or redemption of Preferred Securities are guaranteed by Old Kent to the extent the Trust has funds available (the "Guarantee"). Old Kent's obligations under the Guarantee, taken together with its obligations under the Debenture, the Indenture, the applicable Declaration of Trust and Old Kent's agreement to pay all fees and expenses related to the trust and all ongoing costs, expenses and liabilities of the

OLD KENT FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued (UNAUDITED)
March 31, 1999

Trust for so long as the trust holds the Debenture, constitute a full and unconditional guarantee of all of the Trust's obligations under the Preferred Securities issued by the Trust. Because the Common Securities held by Old Kent represent all of the outstanding voting securities of the Trust (in the absence of a default or other specified event), the Trust is considered to be a wholly owned subsidiary of Old Kent for reporting purposes and its accounts are reflected in the consolidated financial statements of Old Kent.

The Preferred Securities qualify as Tier I capital for regulatory capital purposes. Issuance of the Preferred Securities by the Trust had the effect of increasing Old Kent's regulatory capital. Proceeds from the sale of the Debenture to the Trust were available for general corporate purposes, including repurchase of shares.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management's discussion and analysis of certain significant factors which have affected Old Kent's financial condition and results of operations during the periods included in the consolidated financial statements included in this filing.

RESULTS OF OPERATIONS
Old Kent's net income was $58.6 million for the first quarter of 1999 compared to $51.5 million for the same period in 1998. First quarter diluted earnings per share was $.56, a 19.1% increase over $.47 for the same period last year.

Total assets were $15.9 billion at quarter-end compared to $16.6 billion at December 31, 1998. The decrease was primarily a result of a reduction in mortgages-held-for-sale. Return on average equity for the first quarter of 1999 was 21.11% compared to 17.54% for the first quarter of 1998. Return on average assets was 1.44% for the first quarter of 1999 compared to 1.30% for the first quarter of 1998.

Old Kent's net interest income for the first quarter of 1999 was $148.6 million, a .4% increase from the $148.0 million recorded in the same period of 1998. For the first quarter of 1999, the net interest margin was 4.12% compared to 4.14% a year ago. The decrease in the net interest margin was primarily due to reduced equity balances resulting from repurchases of common stock.

The provision for credit losses was $6.9 million in the first quarter of 1999 and $15.4 million in the first quarter of 1998. Net credit losses were $6.0 million or .27% of average loans for the first quarter of 1999 compared to $10.0 million or .45% of average loans for the same period a year ago. The decrease was primarily due to lower net charge offs in the consumer and commercial portfolios. This improvement was directly attributable to strong credit quality policies as well as emphasis in reducing loan balances with undesirable credit risk through sale transactions or through thoughtful exits of the credit relationship. The allowance for credit losses as a percent of loans and leases outstanding was 1.81% at March 31, 1999 and 1.89% at December 31, 1998. Impaired loans as a percent of total loans was .65% at March 31, 1999 and .67% at December 31, 1998.

Total other operating income, (other income, excluding securities transactions and other nonrecurring income) increased 25.9% or $19.7 million during the first quarter of 1999 over the same period a year ago. The mortgage banking business contributed $13.6 million of this increase, primarily as a result of growth and expansion of Old Kent Mortgage Company, along with a generally favorable economy and continued low interest rates.

Investment management and trust revenues increased 23.2% or $3.3 million as a result of focused sales initiatives and business development efforts. Service charges on deposits increased 3.4% or $.5 million. All other service charges and fees increased $2.3 million over the same period a year ago.

Old Kent sold approximately $4.3 billion of residential mortgage loans during the quarter. Old Kent's residential third party mortgage servicing portfolio was $14.7 billion at March 31, 1999, and $14.0 billion at December 31, 1998.

Total net securities gains for the first quarter of 1999 were $123,000, compared to gains of $838,000 for the same period of 1998.

Total operating expenses for the first quarter of 1999 increased $12.6 million, or 9.3%, over the same period in 1998. These increases are primarily attributable to the growth in Mortgage Banking. Old Kent Mortgage Company operated 160 branches in 32 states as of March 31, 1999 compared to 114 branches in 27 states as of March 31, 1998.

Salaries, wages and employee benefits increased $4.6 million or 6.2% for the first quarter of 1999 over the first quarter of 1998 largely as a result of increased staffing in the Mortgage Company. The number of full-time equivalent employees for the Corporation increased by 566 over a year ago, to 7,605 at March 31, 1999.

                                         MARCH 31,
                                       ------------
                                       1999    1998    CHANGE
                                       ----    ----    ------
FULL-TIME EQUIVALENT STAFF:
   Banking units                       4,540   4,881    (341)
   Mortgage banking                    2,760   1,840     920
   Insurance, leasing & brokerage        305     318     (13)
                                       -----   -----    ----
   Total                               7,605   7,039     566
                                       =====   =====    ====

During the first quarter of 1999 compared to the same period a year ago, occupancy expenses increased 11.8%, and equipment expenses increased 4.7%. Other operating expenses increased by 14.9% or $6.4 million over the prior year.

YEAR 2000 READINESS DISCLOSURE
The Corporation is currently in the process of addressing a significant issue facing all users of automated information systems. The problem is that many computer systems that process transactions based on two digits representing the year of transaction may recognize a date using "00" as the year 1900 rather than the year 2000. The problem could affect a wide variety of automated information systems such as mainframe applications, personal computers and communication systems, in the form of software failure, errors or miscalculations. By nature, the banking and financial services industries are highly dependent upon computer systems to process significant transaction volumes and because of a date dependency for interest measurements on financial instruments such as loans and deposits.

The Corporation initiated its Year 2000 analysis in early 1995. The assessment included an inventory of software applications, communications with third party vendors and suppliers, and certification of compliance from third party providers. The Corporation has a comprehensive written plan which is regularly updated and monitored by technical and non-technical management and personnel. Plan status is regularly reviewed by management of the Corporation and reported upon to the Board of Directors.

The Corporation utilizes vendor supplied software packages for its "mission critical" applications. All "mission critical" systems were Year 2000 ready with the current releases installed and tested for all applications and were in production on December 31, 1998. In addition, the Corporation has acquired testing tools to be used during a second phase of testing. During this phase, which will occur during the first half of 1999, system dates will be reset and validation will take place in an integrated event level testing environment.

In a worst case scenario, testing of the remediated systems could yield a failure when processing data beyond December 31, 1999. However, management believes this to be a remote possibility since initial testing has yielded no issues of significant consequence. In addition, the second phase of testing is expected to allow adequate time to address any issues which are identified. The Corporation is also updating its business resumption plans to include contingency actions for Year 2000 issues. With these measures in place, the Corporation expects no materially adverse failures in its data processing systems as a result of the century change.

Diagnosis, reprogramming and other remedies are expected to result in expenditures of approximately $16 million, over the four years ended December 31, 1999. As of March 31, 1999, approximately $13.2 million of these expenditures have been recognized as incurred by Old Kent since 1995. As of March 31, 1999, Old Kent was fully compliant on all "mission critical" computer systems and 85% compliant on non-critical applications. Management expects to be fully compliant on non-critical applications by mid-1999 and expects to expend the remaining $2.8 million during 1999.

In addition to reviewing its own computer operating systems and applications, the Corporation has initiated formal communications with its significant suppliers (operating risk) and large customers (credit risk) to determine the extent to which Old Kent is vulnerable to those third parties' failure to resolve their own Year 2000 issues. There is no assurance that the systems of other companies on which the Corporation's systems rely will be timely converted. If such modifications and conversions are not made, or are not completed in a timely manner, the Year 2000 issue could have an adverse impact on the operations of the Corporation. The Corporation's Year 2000 contingency plans for each line of business will address alternative processing methods for all critical functions including lending, transaction processing, liquidity and service delivery methods.

This Year 2000 Readiness Disclosure is based upon and partially repeats information provided by Old Kent's outside consultants, vendors and others regarding the Year 2000 readiness of Old Kent and its customers, vendors and other parties. Although management believes this information to be accurate, it has not in each case independently verified such information.

BALANCE SHEET CHANGES
Total interest-earning assets decreased 4.1% or $615 million from December 31, 1998. Loans increased $423 million or 4.8% since year end 1998. Total
securities increased $123 million since year-end 1998.   Mortgages held-
for-sale decreased 36.5% or $827 million. Other interest-earning assets, primarily representing securitized mortgages classified as trading account securities, decreased $334 million since year end 1998.

Total deposits decreased $448 million or 3.5% from year-end 1998;
noninterest-bearing deposits decreased 11.3% or $236 million and interest-bearing deposits decreased 2.0% or $212 million. Other borrowed funds decreased $275 million or 13.3% from December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES
The maintenance of an adequate level of liquidity is necessary to ensure that sufficient funds are available to meet customers' loan demand and deposit withdrawals. Old Kent Bank's liquidity sources consist of securities available-for-sale, maturing loans and securities held-to-maturity, and other short-term investments. Liquidity has also been obtained through liabilities such as customer-related core deposits, funds borrowed, certificates of deposit and public funds deposits.

Old Kent has filed a shelf registration to issue $250 million of common stock, preferred stock, depositary shares, debt securities and warrants and a shelf registration to issue an additional $200 million of trust preferred securities. Sales of securities under these registration statements could also be used as a source of liquidity and capital if and as needed.

At March 31, 1999, shareholders' equity was $1,099 million compared to $1,135 million at December 31, 1998. The changes in total shareholders' equity and book value per common share are summarized in the tables below.

                                        TOTAL SHARE-
                                       HOLDERS' EQUITY     BOOK VALUE PER
                                        (IN MILLIONS)       COMMON SHARE
                                       ---------------     --------------
Balance, December 31, 1998                $ 1,135.1            $ 10.86
Net income for the three months ended          58.6                .56
  March 31, 1999
Cash dividends paid                           (20.8)              (.20)
Change in other comprehensive income          (13.1)              (.13)
Stock repurchases (net of stock issued)       (60.8)              (.44)
                                          ---------             ------
Balance, March 31, 1999                   $ 1,099.0              10.65
                                          =========             ======

As shown in the table below, the Corporation repurchased approximately 1.5 million shares of its common stock during the three months ended March 31, 1999. These shares were repurchased pursuant to previously announced authorizations by Old Kent's board of directors. The repurchase of these shares had a beneficial effect on earnings per common share and return on average equity for the three month period ended March 31, 1999.

OLD KENT COMMON STOCK REPURCHASED AND RESERVED FOR FUTURE REISSUANCE IN CONNECTION WITH:

                                                             DIVIDEND
                                                           REINVESTMENT
                                                 STOCK     AND EMPLOYEE
                                     TOTAL     DIVIDENDS   STOCK PLANS
                                     -----     ---------   ------------
SHARES RESERVED AT 12/31/98         3,801,670   2,600,000     1,201,670
Shares repurchased                  1,504,968   1,300,000       204,968
Shares reissued                      (214,416)          0      (214,416)
                                    ---------   ---------     ---------
SHARES RESERVED AT 3/31/99          5,092,222   3,900,000     1,192,222
                                    =========   =========     =========

For a number of years, Old Kent has been authorized by its board of directors to repurchase shares in connection with the Corporation's

Dividend Reinvestment and Employee Stock Plans, and on a quarterly basis has systematically maintained a level of shares equivalent to permissible needs.

At March 31, 1999, Old Kent held 5,092,222 shares of its common stock reserved for reissuance as detailed in the table above. These shares were repurchased under June, 1998 and 1997 board of directors authorizations allowing management to repurchase up to 6 million shares (under each authorization) of Old Kent Common Stock intended for future reissuance in connection with stock dividends, dividend reinvestment and employee stock plans, and other corporate purposes. Under the most recent (June, 1998) authorization, approximately 5.2 million of the total 6.0 million shares authorized are intended for anticipated future stock dividends. Management anticipates that this number of shares will have been repurchased prior to July, 1999 in a systematic pattern (on a quarterly ratable basis) of open market and privately negotiated transactions. The remaining .8 million shares of the authorization are intended for reissue in connection with the Corporation's dividend reinvestment and employee stock plans, as well as other unspecified corporate purposes such as business acquisitions accounted for as purchases.

Total equity at March 31, 1999, was increased by an after-tax unrealized gain of $7.3 million on securities available-for-sale. Shareholders' equity as a percentage of total assets as of March 31, 1999, was 6.91%.

The following table represents the Registrant's consolidated regulatory capital position as of March 31, 1999:

REGULATORY CAPITAL AT MARCH 31, 1999
(IN MILLIONS)                                        TIER 1        TOTAL
                                      LEVERAGE     RISK-BASED    RISK-BASED
                                        RATIO       CAPITAL       CAPITAL
                                        -----       -------       -------
Actual capital                         $ 1073.1      $1073.1    $ 1,318.8
Required minimum regulatory capital       484.3        464.9        929.8
                                       --------      -------    ---------
Capital in excess of requirements      $  588.8      $ 608.2    $   389.0
                                       ========      =======    =========
Actual ratio                              6.65%        9.23%       11.35%
Regulatory Minimum Ratio                  3.00%        4.00%        8.00%
Ratio considered "well capitalized"
   by regulatory agencies                 5.00%        6.00%       10.00%

                                APPENDIX F

               ILLINOIS BUSINESS CORPORATION ACT OF 1983

        ARTICLE 11.  MERGER AND CONSOLIDATION -- DISSENTERS' RIGHTS


SEC. 11.65. RIGHT TO DISSENT.

(a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

     (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 [805 ILCS 5/11.20] or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30 [805 ILCS 5/11.30];

     (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

     (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

          (i)  alters or abolishes a preferential right of such shares;

          (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

          (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

     (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in
Section 11.70 [805 ILCS 5/11.70] or as may be otherwise provided in the articles, by-laws or resolution.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

(c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.


SEC. 11.70. PROCEDURE TO DISSENT.

(a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

(b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 [805 ILCS 5/11.30 or 805 ILCS 5/7.10] shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

(c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

(d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

(e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).
(f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

(g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

(h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

(i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

     (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

     (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure [735 ILCS 5/1-101 et seq.].

(j) As used in this Section:

     (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

     (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

            PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Under Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA"), directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines, and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

   Old Kent is obligated under its Restated Articles of Incorporation to indemnify its directors and executive officers to the full extent permitted under the MBCA. Old Kent may similarly indemnify persons who are not directors or executive officers to the extent authorized by Old Kent's Board of Directors.

   The MBCA provides for indemnification of directors and officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Old Kent or its shareholders (and, if a criminal proceeding, if they had no reasonable cause to believe their conduct was unlawful) against: (1) expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding (other than an action by or in the right of Old Kent) arising out of a position with Old Kent (or with some other entity at Old Kent's request); and (2) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding by or in the right of Old Kent, unless the director or officer is found liable to Old Kent, provided that an appropriate court could determine that he or she is nevertheless fairly and reasonably entitled to indemnity for reasonable expenses incurred. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit, or proceeding.

   The MBCA generally requires that the indemnification provided for in (1) and (2) above be made only on a determination that the director or officer met the applicable standard of conduct by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than two disinterested directors, by independent legal counsel, by all independent directors not parties or threatened to be made parties to the action, suit or proceeding, or by the shareholders. If the articles of incorporation include a provision eliminating or limiting the liability of a director, however, a corporation may indemnify a director for certain expenses and liabilities without a determination that the director met the applicable standards of conducts, unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA, or intentionally committed a criminal act. In connection with an action by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred. In connection with an action, suit, or proceeding other than an action, suit, or proceeding by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred, and for judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred.

   In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible or required, upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the applicable standard of conduct and an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director or officer to repay such amounts if it will ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

   Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under Old Kent's Restated Articles of Incorporation, Bylaws, or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director or executive officer.

   The MBCA permits Old Kent to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with Old Kent, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Old Kent maintains such insurance on behalf of its directors and officers.

   Old Kent has entered into indemnity agreements with each of its directors. The agreements provide that Old Kent will indemnify the director, subject to certain limitations, for expenses and costs, including the satisfaction of a judgment, fine or penalty incurred in, or in any amount paid in settlement of, any proceeding, including a proceeding brought by or in the name of Old Kent (such as a shareholder derivative suit), brought by reason of the fact that the indemnitee was serving as a director, officer, employee, agent or fiduciary of Old Kent or by reason of any action taken by the indemnitee while serving as a director, officer, employee, agent, or fiduciary of Old Kent, or by reason of the fact that the indemnitee was serving at the request of Old Kent in a similar capacity with another entity, if such expenses and costs may be indemnified under the MBCA. In accordance with Old Kent's Restated Articles and Bylaws, the agreements are designed to provide the maximum protection allowed under federal and Michigan law. Indemnification is dependent upon the director meeting the applicable standards of conduct set forth in the indemnity agreements.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   A. EXHIBITS. The following exhibits are filed as part of this Registration Statement:

       NUMBER              EXHIBIT

          2.1 AGREEMENT AND PLAN OF MERGER. Included as Appendix A to the prospectus and proxy statement.<F*>

          3.1  RESTATED ARTICLES OF INCORPORATION.  Previously filed as
               Exhibit 3.1 to Old Kent's Form S-4 Registration Statement (No. 333-56209) filed June 5, 1998. Here incorporated by reference.

          3.2 BYLAWS. Previously filed as Exhibit 3.2 to Old Kent's Form 8-K Current Report dated March 15, 1999. Here incorporated by reference.

          4.1 RIGHTS AGREEMENT. Previously filed as an exhibit to Old Kent's Form 8-A Registration Statement filed January 21, 1997. Here incorporated by reference.

          4.2 CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS OF SERIES C PREFERRED STOCK. Previously filed as Exhibit
               4.3 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

          4.3  FORM OF OLD KENT CAPITAL TRUST I FLOATING RATE
               SUBORDINATED CAPITAL INCOME SECURITIES (LIQUIDATION AMOUNT OF $1,000 PER CAPITAL SECURITY). Previously filed as Exhibit 4.7 to Old Kent's Form S-4 Registration
               Statement filed July 10, 1997. Here incorporated by reference.

          4.4 FORM OF OLD KENT FINANCIAL CORPORATION FLOATING RATE JUNIOR SUBORDINATED DEBENTURE DUE 2027. Previously filed as Exhibit 4.5 to Old Kent's Form S-4 Registration
               Statement filed July 10, 1997. Here incorporated by reference.

          4.5 AMENDED AND RESTATED DECLARATION OF TRUST, DATED AS OF JANUARY 31, 1997, AMONG OLD KENT; ALBERT T. POTAS, THOMAS
               E. POWELL, AND MARY E. TUUK, AS "REGULAR TRUSTEES" (AS DEFINED THEREIN); BANKERS TRUST COMPANY; AND BANKERS TRUST (DELAWARE). Previously filed as Exhibit 4.6 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

          4.6 GUARANTEE AGREEMENT, DATED AS OF AUGUST 21, 1997, BETWEEN OLD KENT AND BANKERS TRUST COMPANY. Previously filed as
               Exhibit 4.7 to Old Kent's Form 8-K filed March 4, 1998. Here incorporated by reference.

          4.7 INDENTURE, DATED AS OF JANUARY 31, 1997, BETWEEN OLD KENT AND BANKERS TRUST COMPANY. Previously filed as Exhibit
               4.8 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

          4.8 LONG-TERM DEBT. Old Kent has outstanding long-term debt that, at the time of this Registration Statement, does not exceed 10% of Old Kent's total consolidated assets. Old Kent agrees to furnish copies of the agreements defining the rights of holders of such long-term indebtedness to the Securities and Exchange Commission upon request.



          5.1  OPINION OF WARNER NORCROSS & JUDD LLP.<F**>



          8.1  OPINION OF WARNER NORCROSS & JUDD LLP AS TO TAX MATTERS.<F**>

          13   ANNUAL REPORT TO SHAREHOLDERS.  Previously filed as
               Exhibit 13 to Old Kent's Form 10-K Annual Report for the year ended December 31, 1998. This exhibit, except for those portions expressly incorporated by reference in this filing, is furnished for the information of the Commission and is not deemed "filed" as part of this filing.



        23.1   CONSENT OF OLD KENT'S INDEPENDENT PUBLIC ACCOUNTANTS.<F*>



        23.2   CONSENT OF PINNACLE'S INDEPENDENT PUBLIC ACCOUNTANTS.<F*>



        23.3   CONSENT OF PINNACLE'S FINANCIAL ADVISOR.<F*>



        23.4   CONSENT OF OLD KENT'S COUNSEL.  Included in Exhibit 5.1.<F**>



        23.5   COUNSEL OF OLD KENT'S COUNSEL.  Included in Exhibit 8.1.<F**>



          24   POWERS OF ATTORNEY.<F**>



        99.1 STOCK OPTION AGREEMENT. Included as Appendix B to the prospectus and proxy statement.<F*>



        99.2    CHIEF EXECUTIVE OFFICER'S LETTER TO PINNACLE
                STOCKHOLDERS.<F*>

        99.3    NOTICE OF SPECIAL MEETING OF PINNACLE STOCKHOLDERS.<F*>



        99.4    FORM OF PROXY FOR PINNACLE BANC GROUP, INC.<F*>
_____________________



<F*>  Filed with this Pre-Effective Amendment No. 1
<F**> Previously filed.



     B. FINANCIAL STATEMENTS AND SCHEDULES.

     All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission have been omitted because they either are not required under the related instructions or the required information has been included in the financial statements of Old Kent or notes thereto.

     C. OPINION OF FINANCIAL ADVISOR.

     The opinion of Donaldson, Lufkin & Jenrette Securities
Corporation is included as Appendix C to the prospectus and proxy statement.


ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant shall, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on June 25, 1999.

                        OLD KENT FINANCIAL CORPORATION


                        By: /S/MARY E. TUUK
                             Mary E. Tuuk
                             Its Senior Vice President and Secretary



  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


   June 25, 1999          */S/RICHARD L. ANTONINI
                           Richard L. Antonini
                           Director

   June 25, 1999          */S/JOHN D. BOYLES
                           John D. Boyles
                           Director

   June 25, 1999          */S/WILLIAM P. CRAWFORD
                           William P. Crawford
                           Director

   June 25, 1999          */S/RICHARD M. DEVOS, JR.
                           Richard M. DeVos, Jr.
                           Director

   June 25, 1999          */S/WILLIAM G. GONZALEZ
                           William G. Gonzalez
                           Director

   June 25, 1999          */S/JAMES P. HACKETT
                           James P. Hackett
                           Director

   June 25, 1999          */S/ERINA HANKA
                           Erina Hanka
                           Director

   June 25, 1999          */S/MICHAEL J. JANDERNOA
                           Michael J. Jandernoa
                           Director

   June 25, 1999          */S/KEVIN T. KABAT
                           Kevin T. Kabat
                           Vice Chairman of the Board and Director

   June 25, 1999          */S/FRED P. KELLER
                           Fred P. Keller
                           Director

   June 25, 1999          */S/JOHN P. KELLER
                           John P. Keller
                           Director

   June 25, 1999          */S/HENDRIK G. MEIJER
                           Hendrik G. Meijer
                           Director

   June 25, 1999          */S/PERCY A. PIERRE
                           Percy A. Pierre
                           Director

   June 25, 1999          */S/MARILYN J. SCHLACK
                           Marilyn J. Schlack
                           Director

   June 25, 1999          */S/PETER F. SECCHIA
                           Peter F. Secchia
                           Director

   June 25, 1999          */S/DAVID J. WAGNER
                           David J. Wagner
                           Chairman of the Board, President,
                           Chief Executive Officer, and Director
                           (Principal Executive Officer)

   June 25, 1999          */S/MARGARET SELLERS WALKER
                           Margaret Sellers Walker
                           Director

   June 25, 1999          */S/ROBERT H. WARRINGTON
                           Robert H. Warrington
                           Vice Chairman of the Board and Director
                           (Principal Financial and Accounting
                           Officer)

   June 25, 1999          */S/MARK F. FURLONG
                           Mark F. Furlong
                           Chief Financial Officer and
                           Executive Vice President (Principal
                           Financial and Accounting Officer)


   June 25, 1999      *By  /S/MARY E. TUUK
                           Mary E. Tuuk
                           Attorney-in-fact

                               EXHIHBIT INDEX

       NUMBER              EXHIBIT

          2.1 AGREEMENT AND PLAN OF MERGER. Included as Appendix A to the prospectus and proxy statement.<F*>

          3.1  RESTATED ARTICLES OF INCORPORATION.  Previously filed as
               Exhibit 3.1 to Old Kent's Form S-4 Registration Statement (No. 333-56209) filed June 5, 1998. Here incorporated by reference.

          3.2 BYLAWS. Previously filed as Exhibit 3.2 to Old Kent's Form 8-K Current Report dated March 15, 1999. Here incorporated by reference.

          4.1 RIGHTS AGREEMENT. Previously filed as an exhibit to Old Kent's Form 8-A Registration Statement filed January 21, 1997. Here incorporated by reference.

          4.2 CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS OF SERIES C PREFERRED STOCK. Previously filed as Exhibit
               4.3 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

          4.3  FORM OF OLD KENT CAPITAL TRUST I FLOATING RATE
               SUBORDINATED CAPITAL INCOME SECURITIES (LIQUIDATION AMOUNT OF $1,000 PER CAPITAL SECURITY). Previously filed as Exhibit 4.7 to Old Kent's Form S-4 Registration
               Statement filed July 10, 1997. Here incorporated by reference.

          4.4 FORM OF OLD KENT FINANCIAL CORPORATION FLOATING RATE JUNIOR SUBORDINATED DEBENTURE DUE 2027. Previously filed as Exhibit 4.5 to Old Kent's Form S-4 Registration
               Statement filed July 10, 1997. Here incorporated by reference.

          4.5 AMENDED AND RESTATED DECLARATION OF TRUST, DATED AS OF JANUARY 31, 1997, AMONG OLD KENT; ALBERT T. POTAS, THOMAS
               E. POWELL, AND MARY E. TUUK, AS "REGULAR TRUSTEES" (AS DEFINED THEREIN); BANKERS TRUST COMPANY; AND BANKERS TRUST (DELAWARE). Previously filed as Exhibit 4.6 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

          4.6 GUARANTEE AGREEMENT, DATED AS OF AUGUST 21, 1997, BETWEEN OLD KENT AND BANKERS TRUST COMPANY. Previously filed as
               Exhibit 4.7 to Old Kent's Form 8-K filed March 4, 1998. Here incorporated by reference.

          4.7 INDENTURE, DATED AS OF JANUARY 31, 1997, BETWEEN OLD KENT AND BANKERS TRUST COMPANY. Previously filed as Exhibit
               4.8 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

          4.8 LONG-TERM DEBT. Old Kent has outstanding long-term debt that, at the time of this Registration Statement, does not exceed 10% of Old Kent's total consolidated assets. Old Kent agrees to furnish copies of the agreements defining the rights of holders of such long-term indebtedness to the Securities and Exchange Commission upon request.



          5.1  OPINION OF WARNER NORCROSS & JUDD LLP.<F**>



          8.1  OPINION OF WARNER NORCROSS & JUDD LLP AS TO TAX MATTERS.<F**>

          13   ANNUAL REPORT TO SHAREHOLDERS.  Previously filed as
               Exhibit 13 to Old Kent's Form 10-K Annual Report for the year ended December 31, 1998. This exhibit, except for those portions expressly incorporated by reference in this filing, is furnished for the information of the Commission and is not deemed "filed" as part of this filing.



        23.1   CONSENT OF OLD KENT'S INDEPENDENT PUBLIC ACCOUNTANTS.<F*>



        23.2   CONSENT OF PINNACLE'S INDEPENDENT PUBLIC ACCOUNTANTS.<F*>



        23.3   CONSENT OF PINNACLE'S FINANCIAL ADVISOR.<F*>



        23.4   CONSENT OF OLD KENT'S COUNSEL.  Included in Exhibit 5.1.<F**>



        23.5   COUNSEL OF OLD KENT'S COUNSEL.  Included in Exhibit 8.1.<F**>



          24   POWERS OF ATTORNEY.<F**>



        99.1 STOCK OPTION AGREEMENT. Included as Appendix B to the prospectus and proxy statement.<F*>



        99.2    CHIEF EXECUTIVE OFFICER'S LETTER TO PINNACLE
                STOCKHOLDERS.<F*>

        99.3    NOTICE OF SPECIAL MEETING OF PINNACLE STOCKHOLDERS.<F*>



        99.4    FORM OF PROXY FOR PINNACLE BANC GROUP, INC.<F*>
_____________________



<F*>  Filed with this Pre-Effective Amendment No. 1
<F**> Previously filed.